As filed with the Securities and Exchange Commission on April 2, 2026

Registration No. 333-290108

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

IMAGENEBIO, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2836	81-1697316
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12526 High Bluff Drive, Suite 345

San Diego, CA 92130

(858) 345-6265

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Kristin Yarema, Ph.D.

Chief Executive Officer

12526 High Bluff Drive, Suite 345

San Diego, CA 92130

(858) 345-6265

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas A. Coll, Esq.

Asa M. Henin, Esq.

Dylan S. Kornbluth, Esq.

Brittany K. Wightman, Esq.

Cooley LLP

10265 Science Center Drive

San Diego, CA 92121

(858) 550-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This post-effective amendment will become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933, as amended.

Explanatory Note

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment No.  1”) to the Registration Statement on Form S-1 (File No. 333-290108) (the “Registration Statement”), as originally declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 15, 2025, is being filed to (i) include information contained in the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which was filed with the SEC on March 10, 2026 (the “Annual Report”) and (ii) update other certain information in the Registration Statement.

The information included in this filing amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement on September 8, 2025.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated April 2, 2026

PROSPECTUS

2,508,337 Shares of Common Stock

This prospectus relates to the resale by certain of the selling stockholders named in this prospectus (each, a “selling stockholder” and collectively, the “selling stockholders”) of 2,508,337 shares of common stock, par value $0.001 per share, issued in a private placement on July 25, 2025.

We are registering the offer and sale of these shares to satisfy certain registration rights we have granted. We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders. We will pay the expenses associated with registering the sales by the selling stockholders, as described in more detail in the section titled “Use of Proceeds” appearing elsewhere in this prospectus.

The selling stockholders may sell the common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their common stock in the section titled “Plan of Distribution” appearing elsewhere in this prospectus.

The selling stockholders may sell any, all or none of the shares and we do not know when or in what amount the selling stockholders may sell their common stock hereunder following the effective date of this registration statement.

Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “IMA.” On April 1, 2026, the last quoted sale price for our common stock as reported on Nasdaq was $5.05.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before making an investment decision, you should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is    , 2026.

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EXPLANATORY NOTE

On July 25, 2025 (the “Closing Date”), ImageneBio, Inc., a Delaware corporation (previously named Ikena Oncology, Inc.), consummated the previously announced merger pursuant to the terms of the Agreement and Plan of Merger, dated as of December 23, 2024 (the “Merger Agreement”), by and among Ikena Oncology, Inc. (“Ikena”), Insight Merger Sub I, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and a direct, wholly owned subsidiary of Ikena (“Merger Sub I”), Insight Merger Sub II, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and a direct, wholly owned subsidiary of Ikena (“Merger Sub II”), and Inmagene Biopharmaceuticals, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (“Legacy Inmagene”). Unless otherwise stated or the context otherwise requires, the references in this prospectus to the “Company,” “we,” “our,” or “us” refer to Inmagene Biopharmaceuticals together with its consolidated subsidiaries for periods prior to the Merger and to ImageneBio, Inc. together with its consolidated subsidiaries for periods following the Merger; references to “Ikena” refer to Ikena Oncology, Inc. for periods prior to the Merger; and references to “Legacy Inmagene” refer to Inmagene Biopharmaceuticals together with its consolidated subsidiaries for periods prior to the Merger.

Pursuant to the Merger Agreement, on the Closing Date, (i) Ikena effected a 1-for-12 reverse stock split of Ikena’s issued common stock (the “Reverse Stock Split”), (ii) Merger Sub I merged with and into Legacy Inmagene (the “First Merger”), with Legacy Inmagene surviving the First Merger as a wholly owned subsidiary of Ikena, (iii) immediately following the First Merger, Legacy Inmagene merged with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Merger”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of Ikena, and (iv) following the Second Merger, Ikena changed its name to “ImageneBio, Inc.”

Under the terms of the Merger Agreement, at the effective time of the First Merger (the “First Effective Time”), (a) each ordinary share and preferred share of Legacy Inmagene (each such share, a “Legacy Inmagene Share”) held as treasury shares immediately prior to the First Effective Time were canceled and ceased to exist, and no consideration was delivered in exchange therefor, (b) each then-outstanding Legacy Inmagene Share was converted into the right to receive 0.0030510 shares of Ikena common stock, par value $0.001 per share (“Ikena Common Stock”) (such ratio, the “Exchange Ratio”) and (c) each then-outstanding option to purchase Legacy Inmagene Shares was converted into an option to purchase Ikena Common Stock, subject to adjustment as set forth in the Merger Agreement.

Concurrently with the execution of the Merger Agreement, Ikena entered into a Subscription Agreement (the “Subscription Agreement”) with certain investors (each, a “PIPE Investor”), pursuant to which, following the closing of the Merger, the PIPE Investors subscribed for and purchased, and Ikena issued and sold to the PIPE Investors, an aggregate of 2,508,337 shares of Ikena Common Stock at a price of approximately $29.90 per share (the “PIPE Shares”), for aggregate gross proceeds of approximately $75.0 million (the “PIPE Financing”). Ikena granted the PIPE Investors certain registration rights in connection with the PIPE Financing. All references herein to the “Closing” refer to the closing of the transactions contemplated by the Merger Agreement, including the First Merger and Second Merger and the transactions contemplated by the Subscription Agreement (the “Transactions”).

As of the open of trading on July 28, 2025, the common stock of the Company began trading on the Nasdaq Capital Market (“Nasdaq”) under the symbol “IMA.”

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 (the “Registration Statement”) that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling stockholders hereunder may, from time to time, sell the shares of common stock offered by them described in this prospectus.

We have not authorized anyone to provide you with information other than the information that we have provided in this prospectus and your reliance on any unauthorized information or representation is at your own risk. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus and that any information in a supplement or amendment to this prospectus is accurate only as of the date of such supplement or amendment. Our business, financial condition, results of operations and prospects may have changed since those dates.

MARKET AND INDUSTRY DATA

This prospectus includes industry and market data that we have obtained from industry and general publications, third-party research, studies and surveys, filings of public companies in their respective industries and related industry and internal company surveys. These sources include government and industry sources, which generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. We do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein. Assumptions and estimates of future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

TRADEMARKS

We have proprietary rights to trademarks, trade names and service marks appearing in this prospectus that are important to our business. This prospectus may also contain trade names, trademarks and service marks belonging to other companies that are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks may appear in this prospectus without the ™ and ® symbols, but such references, or their failure to appear, should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights or the rights of the applicable licensors with respect thereto.

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our common stock. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections titled “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Our Company

Overview

We are a clinical-stage biopharmaceutical company developing therapeutics for patients with immunological, autoimmune and inflammatory diseases. Our lead asset, IMG-007, is a non-depleting anti-OX40 monoclonal antibody that binds specifically to OX40 receptor on activated T cells to block receptor binding to OX40 ligand (“OX40L”). IMG-007 is being developed to potentially treat multiple autoimmune and inflammatory diseases and disorders, with initial evaluation in atopic dermatitis (“AD”). IMG-007 includes several features that we believe are important, differentiating attributes. First, IMG-007 is receptor-targeting, rather than ligand-targeting. Second, IMG-007 is non-T cell depleting: activated T cell signaling is attenuated, however T cells are not killed and depleted. Finally, IMG-007’s half-life is approximately 5 weeks, which may allow for patient-and physician-friendly dosing schedules such as those currently being explored in our clinical program.

In our Phase 1b/2a clinical proof of concept (“POC”) trial, four-week treatment with IMG-007 resulted in marked clinical activity which was sustained up to 24 weeks based on multiple outcome measures. Results included 54% of patients achieving EASI-75 (75% reduction in eczema area and severity index) and 31% achieving EASI-90 (90% reduction in eczema area and severity index) by week 16. In addition, durable inhibition of serum inflammatory markers of diverse T helper (“Th”) cells, including Th1, Th2 and Th17 cells was observed. IMG-007 demonstrated a favorable emerging safety profile and was well-tolerated in this study and all other studies to date. Notably, no pyrexia, chills, aphthous or gastrointestinal ulcers and no serious adverse events were observed in any of the clinical studies of IMG-007 conducted to date.

OX40 signaling is thought to be important in driving the pathogenesis of a wide spectrum of immunological, autoimmune and inflammatory diseases beyond AD, including additional dermatological, respiratory, gastrointestinal, and rheumatic diseases. While IMG-007 is initially being developed for the treatment of AD, we believe it has the potential to grow into a “pipeline within a product” and we may explore additional indications with IMG-007 such as alopecia areata (“AA”), asthma, rheumatoid arthritis, and hidradenitis suppurativa, among others. A multi-country Phase 2b dose-finding AD study began in 2025. A protocol amendment has been submitted to the Food and Drug Administration (“FDA”) and Health Canada to enable dosing of patients with optimized dose exposures, with additional site expansion beyond North America expected. Topline data from the Phase 2b clinical trial is expected in 2027.

Corporate Information

Ikena was incorporated under the laws of the State of Delaware in February 2016. Ikena was the successor in interest to Kyn Therapeutics L.L.C., a limited liability company formed under the laws of the State of Texas in September 2014. In December 2019, Ikena changed its name from Kyn Therapeutics, Inc. to Ikena Oncology, Inc. (“Ikena”). On the Closing Date, the Merger closed, and the Delaware corporation formerly known as “Ikena Oncology, Inc.” completed its previously announced Merger with Legacy Inmagene in accordance with the terms of the Merger Agreement, pursuant to which (i) Ikena effected a 1-for-12 reverse stock split of its common stock, (ii) Merger Sub I merged with and into Legacy Inmagene, with Legacy Inmagene surviving the First Merger as a wholly-owned subsidiary of Ikena, (iii) immediately following the First Merger, Legacy Inmagene merged with and into Merger Sub II, with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of Ikena and (iv) following the Second Merger, Ikena changed its name to “ImageneBio, Inc.” As of the open of trading on July 28, 2025, our common stock began trading on Nasdaq under the symbol “IMA”.

Our principal executive offices are located at 12526 High Bluff Drive, Suite 345, San Diego, CA 92130, and our telephone number is (858) 345-6265.

Our website address is imagenebio.com. Textual references and the information contained on, or that can be accessed through, our website are not a part of this prospectus.

Summary Risk Factors

The following summarizes the principal factors that make an investment in our common stock speculative or risky, all of which are more fully described in the “Risk Factors” section of this prospectus. This summary should be read in conjunction with the entire Risk Factors section and should not be relied upon as an exhaustive summary of the material risks facing our business. The occurrence of any of these risks could harm our business, financial condition, results of operations and/or growth prospects or cause our actual results to differ materially from those contained in forward-looking statements we have made in this prospectus and those we may make from time to time. You should consider all the risk factors described in our public filings when evaluating our business.

•	We are a clinical-stage biopharmaceutical company with a limited operating history, which may make it difficult to evaluate our current business and predict our future performance;

•	We expect to incur significant losses for the foreseeable future and may never achieve or maintain profitability;

•

We will need to obtain substantial additional funding to complete the development and any commercialization of IMG-007 and any future product candidates, which may cause dilution to our stockholders. If we are unable to raise this capital when needed, we may be forced to delay, reduce or eliminate our research and development programs or other operations;

•	Our business is entirely dependent on the success of IMG-007 for the treatment of AD and for other potential indications;

•	Clinical trials are expensive, time-consuming, difficult to design and implement, and have an uncertain outcome. Further, we may encounter substantial delays in our clinical trials;

•	Our rights to develop and commercialize IMG-007 are subject, in part, to the terms and conditions of licenses granted to us by others;

•

We rely on third parties for the manufacture of IMG-007 for preclinical and clinical development and expect to continue to do so for the foreseeable future. Our current and anticipated future dependence upon third parties for the manufacture of IMG-007 or any future product candidates increases the risk that we will not have sufficient quantities of IMG-007 or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts and could impact future profit margins;

•

If we breach our current or future licenses or other intellectual property-related agreements for IMG-007 or any future product candidates or otherwise experience disruptions to our business relationships with our current or future licensors, we could lose the ability to continue the development and commercialization of our product candidates;

•	We face substantial competition from other pharmaceutical and biotechnology companies, and our operating results may suffer if we fail to compete effectively;

•

The regulatory approval process of the United States Food and Drug Administration (“FDA”) and comparable foreign regulatory authorities are lengthy, time-consuming and inherently unpredictable, and even if we complete the necessary clinical trials, we cannot predict when, or if, we will obtain regulatory approval for IMG-007 or any future product candidates, and any such regulatory approval may be for a more narrow indication than we seek;

•

Even if we receive regulatory approval of IMG-007 or any future product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with IMG-007 or any future product candidates;

•

If we are unable to obtain and maintain patent protection for IMG-007 or any future product candidates or if the scope of the patent protection obtained is not sufficiently broad, we may not be able to compete effectively in our markets;

•

We identified a material weakness in our internal control over financial reporting. If we fail to remediate this material weakness, or if we identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common stock;

•	The market price of our common stock is expected to be volatile;

•	We will incur costs and demands upon management as a result of complying with the laws, rules and regulations affecting public companies;

•

If we fail to attract and retain management and other key personnel, we may be unable to continue to successfully develop or commercialize our product candidates or otherwise implement our business plan;

•	We do not anticipate that we will pay any cash dividends in the foreseeable future;

•	An active trading market for our common stock may not develop and our stockholders may not be able to resell their shares of common stock for a profit, if at all;

•	Future sales of shares by existing stockholders could cause our stock price to decline; and

•	If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about us, our business or our market, our stock price and trading volume could decline.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.235 billion in annual revenues; the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of Ikena’s initial public offering (i.e., December 31, 2026).

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Section 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We will be a smaller reporting company and may continue to take advantage of the scaled-back disclosures available to smaller reporting companies for so long as (i) the market value of our common stock held by non-affiliates is less than $250.0 million measured on the last business day of our most recently completed second fiscal quarter or (ii) at the time of determination at the end of the fiscal year, (a) our annual revenue is less than $100.0 million during the most recently completed fiscal year for which audited financial statements are then-available and (b) the market value of our common stock held by non-affiliates is less than $700.0 million measured on the last business day of our most recently completed second fiscal quarter.

The Offering

Shares of Common Stock Offered Hereunder	We are registering the resale by the selling stockholders named in this prospectus, or their permitted transfers, of an aggregate of 2,508,337 shares of common stock issued in the PIPE Financing.

Use of Proceeds	We will not receive any proceeds from the sale of our shares of common stock offered by the selling stockholders under this prospectus. See the section titled “Use of Proceeds” appearing elsewhere in this prospectus for more information.

Risk Factors	See the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our common stock.

Nasdaq Symbol	“IMA”

RISK FACTORS

An investment in our common stock involves a high degree of risk. In addition to the risk and uncertainties described under the section titled “Cautionary Note Regarding Forward-Looking Statements,” you should consider carefully the risks and uncertainties described below, together with all of the other information contained in this prospectus, including our consolidated financial statements and related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, before deciding to invest in our common stock. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business or results of operations.

Risks Related to Our Limited Operating History, Financial Position and Need for Additional Capital

We are a clinical-stage biopharmaceutical company with a limited operating history, which may make it difficult to evaluate our current business and predict our future performance.

We are a clinical-stage biopharmaceutical company with a limited operating history. Our operations to date have focused on organizing and staffing our operations, business planning, raising capital, establishing our intellectual property portfolio and conducting preclinical studies and clinical trials of IMG-007. We have not yet demonstrated an ability to successfully manufacture, obtain marketing approvals for or commercialize IMG-007. We have no products approved for commercial sale and have not generated any revenue from product sales. Consequently, any predictions about our future success or viability may not be as accurate as they could be if we had a longer operating history.

We are focused on the discovery and development of innovative drugs for the treatment of various immunological, autoimmune and inflammatory diseases. Our limited operating history, particularly in light of the rapidly evolving drug research and development industry in which we operate and the changing regulatory and market environments we encounter, may make it difficult to evaluate our prospects for future performance. As a result, any assessment of our future performance or viability is subject to significant uncertainty. We will encounter risks and difficulties frequently experienced by early-stage companies in rapidly evolving fields as we seek to transition to a company capable of supporting commercial activities. If we do not address these risks and difficulties successfully, our business will suffer.

We expect to incur significant losses for the foreseeable future and may never achieve or maintain profitability.

Investment in biopharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and the significant risk that product candidates will fail to demonstrate adequate efficacy or an acceptable safety profile, gain regulatory approval or become commercially viable. For the year ended December 31, 2025 and the year ended December 31, 2024, our net losses were $45.3 million and $36.6 million, respectively. As of December 31, 2025, we had an accumulated deficit of $230.1 million. Substantially all of our losses have resulted from expenses incurred in connection with our research and development programs and from general and administrative costs associated with our operations.

We expect to continue to incur significant expenses and additional operating losses for the foreseeable future as we seek to advance IMG-007 through clinical development, expand our research and development activities, develop new product candidates, complete clinical trials, seek regulatory approval and, if we receive regulatory approval, commercialize our products. Furthermore, the costs of advancing product candidates into each succeeding clinical phase tend to increase substantially over time. The total costs to advance IMG-007 or any future product candidate to regulatory approval in even a single jurisdiction would be substantial. Because of the numerous risks and uncertainties associated with product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to generate any revenue from the commercialization of any approved products or achieve or maintain profitability. Our expenses will also increase substantially as we operate as a public company following the Merger and add clinical, scientific, operational, financial and management information systems and personnel, including personnel to support our product development and planned future commercialization efforts.

We cannot generate any revenue from product sales unless and until we obtain regulatory approvals for IMG-007 and any future product candidates in our desired jurisdictions, successfully manufacture IMG-007 and any future product candidates, and successfully build a commercial organization. These activities will require substantial investment and significant marketing efforts. Our expenses could increase beyond expectations if we are required by the FDA, the EMA, the competent authorities of individual EU Member States or comparable foreign regulatory authorities to perform additional preclinical studies and clinical trials and/or to modify any of our manufacturing processes or make other changes to IMG-007 or any future product candidates than those that we currently anticipate. As a result, we expect to continue to incur net losses and negative cash flows for the foreseeable future. These net losses and negative cash flows have had, and will continue to have, an adverse effect on our stockholders’ equity and working capital.

As we continue to build our business, we expect our financial condition and operating results may fluctuate significantly from quarter to quarter and year to year due to a variety of factors, many of which are beyond our control. Accordingly, you should not rely upon the results of any particular quarterly or annual period as indications of future operating performance. If we are unable to develop, obtain regulatory approval, and successfully commercialize IMG-007 or any future product candidate either alone or with collaborators, or if revenues from IMG-007 and any future product candidates that receive regulatory approval are insufficient, we will not achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability. If we are unable to achieve and then maintain profitability, the value of our securities will be adversely affected.

We will need to obtain substantial additional funding to complete the development and any commercialization of IMG-007 and any future product candidates, which may cause dilution to our stockholders. If we are unable to raise this capital when needed, we may be forced to delay, reduce or eliminate our research and development programs or other operations.

The development of biopharmaceutical product candidates is capital-intensive. We expect to spend substantial amounts to advance IMG-007 and any future product candidate into clinical development and to complete the clinical development of, seek regulatory approvals for and commercialize IMG-007 and any future product candidate, if approved. In addition, as IMG-007 progresses through development and toward commercialization, we will need to make certain milestone payments to HUTCHMED Limited (formerly known as Hutchinson Medipharma Limited) (“Hutchmed”) under a collaboration, option and license agreement with Hutchmed (as amended, the “Hutchmed Agreement”) and tiered royalties from commercial sales of IMG-007, if approved. We will require additional capital to support our product development efforts and operations, which we may raise through public or private equity or debt financings or other capital sources, which may include strategic collaborations and other strategic arrangements with third parties, to enable us to complete the development and potential commercialization of IMG-007 and any future product candidates. Adequate additional financing may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would have a negative effect on our financial condition and our ability to pursue our business strategy. In addition, attempting to secure additional financing may divert the time and attention of our management from day-to-day activities and harm our development efforts. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce or eliminate certain of our research and development programs.

Our operations have consumed significant amounts of cash since inception. As of December 31, 2025, our cash and cash equivalents and marketable securities were $135.3 million. Because the length of time and activities associated with successful development of IMG-007 and any future product candidates are highly uncertain, we are unable to estimate the actual funds we will require for development and any marketing and commercialization activities.

Our future funding requirements, both near- and long-term, will depend on many factors, including, but not limited to:

•	the type, number, scope, progress, expansions, results, costs and timing of, discovery, preclinical studies and clinical trials of IMG-007 and any future product candidates;

•	the costs and timing of manufacturing for IMG-007 and any future product candidates, including if we develop our own manufacturing capabilities;

•	the outcome, timing and cost of meeting regulatory requirements established by the FDA and comparable foreign regulatory authorities;

•	the cost of obtaining, maintaining and protecting our intellectual property portfolio, including filing, prosecuting, defending and enforcing our patent claims and other intellectual property rights;

•	the cost of establishing a sales, marketing and distribution infrastructure to commercialize IMG-007 and any future product candidates for which we may obtain regulatory approval;

•	the timing and amount of royalty, milestone or other payments made to our current or future suppliers, collaborators or licensors;

•	the timing and amount of the milestone or other payments made to us under our current or any future collaboration or licensing agreements;

•	costs associated with growing our workforce and retaining and motivating our employees;

•	the initiation, progress, timing and results of our commercialization of IMG-007 and any future product candidates, if approved for commercial sale;

•	costs associated with any products or technologies that we may in-license or acquire;

•	the costs associated with being a public company; and

•	our implementation of additional internal systems and infrastructure, including operational, financial and management information systems.

In addition, we may seek additional capital due to favorable market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a holder of our equity securities. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may be required to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Risks Related to the Discovery and Development of our Product Candidates

Our business is entirely dependent on the success of IMG-007 for the treatment of AD and for other potential indications.

On July 25, 2025, immediately prior to consummation of the Merger, Legacy Inmagene consummated the divestiture of the non-IMG-007 business related assets, business and operations (the “Non-OX40 Business”)

controlled by Legacy Inmagene immediately prior to the Merger. Accordingly, our business is entirely dependent on the success of IMG-007 for the treatment of AD and other potential indications. IMG-007 is currently in Phase 2 development for the treatment of moderate-to-severe AD. We may also develop IMG-007 for other immunological, autoimmune and inflammatory diseases such as AA, asthma rheumatoid arthritis, and hidradenitis suppurativa. We cannot give any assurance that we will generate preclinical, clinical or other data for IMG-007 for the treatment of AD or other immunological, autoimmune and inflammatory diseases sufficiently supportive to receive regulatory approval, which will be required before IMG-007 can be commercialized. We may, among other things, experience difficulties with patient recruitment, enrollment and retention, quality and provision of materials and supplies necessary to manufacture sufficient quantities of drug product to meet our current or future preclinical study and clinical trial needs on a timely basis, or safety signals or pharmacodynamic, pharmacokinetic or efficacy data that does not align with our target profile for IMG-007. IMG-007 will require significant further clinical development, regulatory review and approval, substantial investment, access to sufficient commercial manufacturing capacity, and significant marketing efforts before we can generate any revenue from product sales.

The success of our business, including our ability to finance our company and generate any revenue in the future, will primarily depend on the successful development, regulatory approval and commercialization of IMG-007, which may never occur. If we are unable to develop, or obtain regulatory approval for, or, if approved, successfully commercialize IMG-007, we may not be able to generate sufficient revenue to continue our business and our business would be materially harmed.

Interim, topline and preliminary data from our preclinical studies or clinical trials that we announce or publish from time to time may not be predictive of future results and may change as more patient data become available and are subject to audit and verification procedures, which could result in material changes to the final data.

From time to time, we may publicly disclose interim, topline or preliminary data from our preclinical studies, clinical trials or planned clinical trials, which is based on a preliminary analysis of then-available data. The results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the interim, topline or preliminary results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Interim, topline and preliminary data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, such data should be viewed with caution until the final data are available. From time to time, we may also disclose interim data from our clinical trials. Interim, topline, or preliminary data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse differences between interim, topline or preliminary data and final data could significantly harm our business prospects.

Further, others, including regulatory authorities, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value, approvability or commercialization of IMG-007 or any future product candidate, and our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is the material or otherwise appropriate information to include in our disclosure, and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular product, product candidate or our business. If the interim, topline or preliminary data that we report differ from actual results, or if others including comparable foreign regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, IMG-007 or any future product candidates may be harmed, which could harm our business, operating results, prospects or financial condition.

Moreover, results from previous preclinical studies or clinical trials are not necessarily predictive of future clinical trial results, and interim results of a clinical trial are not necessarily indicative of final results. IMG-007 or any future product candidates may fail to show the desired safety and efficacy in clinical development despite positive results in preclinical studies of such product candidates or having successfully advanced through initial clinical trials.

Clinical trials are expensive, time-consuming, difficult to design and implement, and have an uncertain outcome. Further, we may encounter substantial delays in our clinical trials.

The clinical trials and manufacturing of IMG-007 and any future product candidates are subject to extensive and rigorous review and regulation by numerous government authorities in the United States and in other countries where we intend to test and market IMG-007 and any future product candidates. Before obtaining regulatory approvals for the commercial sale of any of IMG-007 or any future product candidates, we must demonstrate through lengthy, complex and expensive preclinical testing and clinical trials that such product candidates are both safe and effective for use in each target indication. In particular, because IMG-007 is subject to regulation as a biological drug product, we will need to demonstrate that it is safe, pure and potent for use in its target indications. IMG-007 and each future product candidates must demonstrate an adequate risk versus benefit profile in its intended patient population and for its intended use.

Clinical testing is expensive and takes many years to complete, and is subject to uncertainty. Our planned clinical trials may not be conducted as planned or completed on schedule, if at all. Delays and failures can occur at any time during the clinical trial process. Even if our future clinical trials are completed as planned, their results may not support the safety and effectiveness of IMG-007 or any future product candidates for their targeted indications or support continued clinical development of such product candidates. Our future clinical trial results may not be successful.

In addition, even if our planned trials are successfully completed, the FDA or comparable foreign regulatory authorities may not interpret the results as we do, and more trials could be required before we submit IMG-007 or any future product candidates for approval. To the extent that the results of the trials are not satisfactory to the FDA or comparable foreign regulatory authorities for support of a marketing application, we may be required to expend significant resources, which may not be available to us, to conduct additional trials in support of potential approval of IMG-007 or any future product candidates.

To date, we have not completed any pivotal clinical trials required for the approval of IMG-007. We may experience delays in conducting any clinical trials, and we do not know whether our clinical trials will begin on time, will need to be redesigned, will recruit and enroll patients on time or have data readouts or be completed on schedule, or at all. Events that may prevent successful or timely commencement, readouts, and completion of clinical development and preclinical studies include:

•	inability to generate sufficient preclinical, toxicology, or other in vivo or in vitro data to support the initiation of clinical trials;

•	delays in sufficiently developing, characterizing or controlling a manufacturing process suitable for advanced clinical trials, or failure to do so;

•	delays in reaching agreement with the FDA, or other comparable foreign regulatory authorities as to the design or implementation of our clinical trials, or failure to do so;

•	delays in or failure to obtain regulatory approval to commence a clinical trial;

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delays in or failure to reach an agreement on acceptable terms with clinical trial sites or prospective CROs the terms of which can be subject to extensive negotiation and may vary significantly among different clinical trial sites;

•	delays in or failure to obtain IRB approval or positive ethics committee opinion at each site;

•	delays in or failure to recruit suitable patients to participate in a clinical trial;

•	delays in or failure to have patients complete a clinical trial or return for post-treatment follow-up;

•	clinical sites, CROs or other third parties deviating from trial protocol or dropping out of a trial;

•	failure to perform in accordance with the FDA’s GCP requirements, or applicable regulatory guidelines in other countries;

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delays or failure due to restrictions or other mandated requirements imposed by FDA or other regulatory bodies on the conduct of the clinical development program based on either internal or external data, such as emerging data with other molecules, either in development or approved, that target the same immunological pathway as IMG-007;

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the serious, life-threatening diseases of the patients enrolled in our clinical trials, who may die or suffer adverse medical events during the course of the trials for reasons that may not be related to IMG-007 or any future product candidates;

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failure in addressing patient safety concerns that arise during the course of a trial, including occurrence of adverse events associated with IMG-007 or any future product candidate that are viewed to outweigh its potential benefits;

•	failure to add a sufficient number of clinical trial sites; or

•	failure to manufacture sufficient quantities of IMG-007 or any future product candidates for use in clinical trials.

We may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent our ability to receive marketing approval or commercialize IMG-007 or any future product candidates or significantly increase the cost of such trials, including:

•	we may experience changes in regulatory requirements or guidance, or receive feedback from regulatory authorities that requires us to modify the design of our clinical trials;

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clinical trials of IMG-007 or any future product candidates may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or abandon development programs;

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the number of patients required for clinical trials of IMG-007 or any future product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate or participants may drop out of these clinical trials at a higher rate than we anticipate;

•	the ability to monitor patients adequately during or after treatment;

•	our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

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we or our investigators might have to suspend or terminate clinical trials of IMG-007 or any future product candidates for various reasons, including non-compliance with regulatory requirements, a finding that IMG-007 or any future product candidates have undesirable side effects or other unexpected characteristics, a finding that the participants are being exposed to unacceptable health risks;

•	adverse events suffered by clinical trial participants that may ultimately be determined to be unrelated to IMG-007 or any future product candidates;

•	the cost of clinical trials of IMG-007 or any future product candidates may be greater than we anticipate and we may elect not to cover the costs;

•	the supply or quality of IMG-007 or any future product candidates or other materials necessary to conduct clinical trials of IMG-007 or any future product candidates may be insufficient or inadequate;

•	regulators may revise the requirements for approving IMG-007 or any future product candidates, or such requirements may not be as we anticipate; and

•	any future collaborators that conduct clinical trials may face any of the above issues, and may conduct clinical trials in ways they view as advantageous to them but that are suboptimal for us.

If we are required to conduct additional clinical trials or other testing of IMG-007 or any future product candidates beyond those that we currently contemplate, if we are unable to successfully complete clinical trials of IMG-007 or any future product candidates or other testing, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we may:

•	incur unplanned costs;

•	be delayed in obtaining marketing approval for IMG-007 or any future product candidates or not obtain marketing approval at all;

•	obtain marketing approval in some countries and not in others;

•	obtain marketing approval for indications or patient populations that are not as broad as intended or desired;

•	obtain marketing approval with labeling that includes significant use or distribution restrictions or safety warnings, including boxed warnings;

•	be subject to additional post-marketing testing requirements; or

•	have the product removed from the market after obtaining marketing approval.

We could encounter delays if a clinical trial is suspended or terminated by us, by the IRBs or ethics committees of the institutions in which such trials are being conducted, by the Data Safety Monitoring Board (“DSMB”) for such trial or by the FDA or comparable foreign regulatory authorities. These authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or comparable foreign regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.

IMG-007 will require extensive clinical testing before we are prepared to submit a biologics license application (“BLA”) or marketing authorization application (“MAA”) for regulatory approval. We cannot predict with any certainty if or when we might complete the clinical development for IMG-007 or any future product candidates and submit a BLA or MAA for regulatory approval of IMG-007 or any future product candidates or whether any such BLA or MAA will be approved. We may also seek feedback from the FDA, or other comparable foreign regulatory authorities on our clinical development program, and the FDA or such other comparable foreign regulatory authorities may not provide such feedback on a timely basis, or such feedback may not be favorable, which could further delay our development of IMG-007 or any future product candidates.

We also cannot predict with any certainty whether or when we might complete a given clinical trial. If we experience delays in the commencement or completion of our clinical trials, or if we terminate a clinical trial prior to completion, the commercial prospects of IMG-007 or any future product candidates could be harmed, and our ability to generate revenues from IMG-007 or any future product candidates may be delayed. In addition, any delays in our clinical trials could increase our costs, slow down the development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may harm our business, financial condition and results of operations. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of IMG-007 or any future product candidates.

IMG-007 or any future product candidates may cause serious adverse events (“SAEs”) or undesirable side effects or have other properties that may delay or prevent regulatory approval, cause us to suspend or discontinue clinical trials, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

Manipulation of the immune system via therapeutic agents can result in a spectrum of immunosuppression depending on the target and the disease being treated. In general terms immunosuppression has been associated with increased risk of infection and, with long term immunosuppression, malignancies. The risk of these types of events is dependent both on the breadth of immunosuppression as well as the disease and population in which it is being used.

As with all protein-based therapies administered either intravenously or subcutaneously there is also the risk of injection site reactions and systemic hypersensitivity reactions, with cases of anaphylaxis reported with some such agents. The incidence and severity of these reactions vary depending on the characteristics of both the therapeutic agent, its target, and the vehicle solution in which the therapy is administered.

When considering other therapies that target the OX40-OX40L pathway, infections including serious infections, injection site reactions, chills and pyrexia, hypersensitivity reactions, oral and gastrointestinal ulceration, and malignancies including Kaposi Sarcoma have been reported. To date, a causal association between the therapies targeting the pathway and the events has not been established.

There may be undesirable side effects and adverse events associated with IMG-007 or any future product candidates. Undesirable side effects or adverse events that may be caused by IMG-007 or any future product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label than anticipated or the delay or denial of regulatory approval by the FDA or comparable foreign regulatory authorities. Results of our clinical trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics.

While the data reported to date from our Phase 1 and Phase 2a clinical trials indicate that IMG-007 was generally well tolerated, there remains a risk that clinical trial results could reveal high and unacceptable severity and prevalence of previously unreported side effects or unexpected characteristics. Any such findings could cause delays in completion or cancellation of our clinical trials or require us to abandon or limit our development of IMG-007.

If unacceptable treatment-related side effects or deaths arise in the development of IMG-007 or any future product candidates, we, the FDA, the IRBs or ethics committees at the institutions in which our studies are conducted, DSMB or comparable foreign regulatory authorities could suspend or terminate our clinical trials or the FDA or comparable foreign regulatory authorities could order us to cease clinical trials or deny approval of IMG-007 or any future product candidates for any or all targeted indications. Further undesirable side effects, dose-limiting toxicity events, or deaths in clinical trials with IMG-007 or any future product candidates may cause the FDA or comparable foreign regulatory authorities to place a clinical hold on the associated clinical trials, to require additional studies, dose de-escalation, or additional protocol amendments, or otherwise to delay or deny approval of IMG-007 or any future product candidates for any or all targeted indications. Treatment-related side effects could also affect site initiation, patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition and prospects significantly.

Enrollment and retention of patients in clinical trials is an expensive and time-consuming process subject to various external factors beyond our control that may cause delays or complications.

The timely completion of clinical trials in accordance with their protocols depends, among other things, on our ability to enroll a sufficient number of patients who remain in the trial until its conclusion. We may not be able to initiate or continue clinical trials for IMG-007 or any future product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials to such trials’ conclusion as required by the FDA or other comparable foreign regulatory authorities. We may experience difficulty in patient enrollment in our clinical trials for a number of reasons. The enrollment of patients depends on many factors, including:

•	the patient eligibility criteria defined in the protocol;

•	the size and nature of the patient population required for analysis of the trial’s endpoints;

•	the proximity of patients to study sites;

•	the design of the trial;

•	our ability to recruit clinical trial investigators with appropriate competencies and experience;

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clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including new products that may be approved for the indications we are investigating;

•	our ability to obtain and maintain patient consents for participation in our clinical trials; and

•	the risk that patients enrolled in clinical trials will not remain in the trial through the completion of evaluation.

Competing with numerous ongoing trials and established therapies poses a challenge in recruiting patients. Our clinical trials may also compete with other clinical trials of product candidates that are targeting the same indications as IMG-007 or any future product candidates, and this competition could reduce the number and types of patients available to us, because some patients who might have opted to enroll in our trials may instead opt to enroll in a trial being conducted by one of our competitors. Additionally, the number of qualified clinical investigators is limited, so we may conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of patients who are available for our clinical trials at such clinical trial site. Recent announcements of clinical trial plans by various companies targeting immunological, autoimmune and inflammatory diseases could intensify future competition for investigators and patients. Failure to enroll a sufficient number of patients promptly could lead to delays or failure in completing our trials, hindering the development and commercialization of IMG-007 or any future product candidates within certain patient subgroups or altogether.

We may not identify or discover other product candidates and may fail to capitalize on product candidates that may present a greater commercial opportunity or for which there is a greater likelihood of success.

Our business depends upon our ability to identify, develop and commercialize product candidates. A key element of our strategy is to develop IMG-007 for the treatment of AD and other potential indications targeting immunological, autoimmune and inflammatory diseases. We are seeking to do so through our internal research and development capabilities and may also explore additional strategic collaborations for the discovery of new product candidates. Research programs to identify product candidates require substantial technical, financial and human resources, whether or not any product candidates are ultimately identified. In addition, targets for different immunological, autoimmune and inflammatory diseases may require changes to the manufacturing processes of our CDMOs or require us to identify new CDMOs to manufacture our product candidates, which may slow down development of or make it impossible to manufacture our product candidates. Our research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for many reasons, including the following:

•	the research methodology or technology platform used may not be successful in identifying potential product candidates;

•	competitors may develop alternatives that render our product candidates obsolete or less attractive;

•	choosing to cease development if we determine that clinical results do not show promise;

•	product candidates we develop may nevertheless be covered by third parties’ patents or other exclusive rights;

•	a product candidate may be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria; and

•	a product candidate may not be accepted as safe and effective by patients, the medical community or third-party payors.

Because we have limited resources, we must choose to pursue and fund the development of specific types of treatment, or treatment for a specific type of immunological, autoimmune and inflammatory disease, and we may forego or delay pursuit of opportunities with certain product candidates or for indications that later prove to have greater commercial potential. Our estimates regarding the potential market for IMG-007 or any future product candidates could be inaccurate, and if we do not accurately evaluate the commercial potential for a particular product candidate, we may relinquish valuable rights to that product candidate through strategic collaboration, licensing or other arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate. Alternatively, we may allocate internal resources to a product candidate in a therapeutic area in which it would have been more advantageous to enter into a partnering arrangement.

If any of these events occur, we may be forced to abandon or delay our development efforts with respect to a particular product candidate or indication or fail to develop a potentially successful product candidate.

Our future preclinical programs may experience delays or may never advance to clinical trials, which would adversely affect our ability to obtain regulatory approvals or commercialize these programs on a timely basis or at all.

In order to obtain FDA or comparable foreign regulatory authority approval to market a new biological product we must demonstrate proof of safety, purity and potency, or efficacy, in humans. To meet these requirements, we will have to conduct adequate and well-controlled clinical trials. IMG-007 is our only product candidate in clinical development. Before we can commence clinical trials for any future product candidates, we must complete extensive preclinical testing and studies that support INDs in the United States and comparable applications outside the United States.

We cannot be certain of the timely completion or outcome of our preclinical testing and studies and cannot predict if the FDA or comparable foreign regulatory authorities will accept our proposed clinical programs or if the outcome of our preclinical testing and studies will ultimately support the further development of our programs. As a result, we may not submit INDs or similar applications for our preclinical programs within our anticipated timelines, if at all, and submission of INDs or similar applications may not result in the FDA or comparable foreign regulatory authorities allowing clinical trials to begin.

Conducting preclinical testing is a lengthy, time-consuming and expensive process. The length of time may vary substantially according to the type, complexity and novelty of the program, and often can be several years or more per program. Any delays in preclinical testing and studies conducted by us or potential future partners may cause us to incur additional operating expenses. The commencement and rate of completion of preclinical studies for a product candidate may be delayed by many factors, including, for example:

•	inability to generate sufficient preclinical or other in vivo or in vitro data to support the initiation of clinical trials;

•	delays in reaching a consensus with regulatory authorities on study design; and

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the FDA, or other comparable foreign regulatory authorities, not allowing us to rely on previous findings of safety and efficacy for other similar but approved products and published scientific literature.

Moreover, because standards for pre-clinical assessment are evolving and may change rapidly, even if we reach an agreement with the FDA on a pre-IND proposal for a future product candidate, the FDA may not accept the IND submissions as presented and thus, our clinical trial timelines could be delayed.

The affected populations for IMG-007 or any future product candidates may be smaller than we or third parties currently project, which may affect the addressable markets for IMG-007 or any future product candidates.

We select the indications for the development of IMG-007 and any future product candidates based on a number of factors, including the estimated patient populations where we believe there is a meaningful addressable market opportunity. However, our projections of the number of people who have the diseases we are seeking to treat, as well as the subset of people with these diseases who have the potential to benefit from treatment with IMG-007 or any future product candidates, are estimates based on our knowledge and understanding of these diseases. The total addressable market opportunity for IMG-007 or any future product candidates will ultimately depend upon a number of factors, including the diagnosis and treatment criteria included in the final label, if approved for sale in specified indications, acceptance by the medical community, patient access, alternative therapies and product pricing and reimbursement. For example, we intend to prioritize evaluation and seeking approval IMG-007 for the treatment of AD. Incidence and prevalence estimates are frequently based on information and assumptions that are not exact and may not be appropriate, and the methodology is forward-looking and speculative. The process we have used in developing an estimated incidence and prevalence range for the indications we are targeting has involved collating limited data from multiple sources. Accordingly, our incidence and prevalence estimates should be viewed with caution. Further, our data and statistical information, including estimates derived from them, may differ from information and estimates made by our competitors or from current or future studies conducted by independent sources.

Disruptions to the operations of the FDA, the SEC, other U.S. governmental agencies or comparable foreign regulatory authorities caused by funding shortages, leadership changes, staffing cuts or other staffing shortages, along with uncertainty regarding the potential for new initiatives, laws, regulations, policies and guidance affecting our product candidates or other aspects of our business, could materially and adversely affect our business.

The ability of the FDA or other comparable foreign regulatory authorities to review and approve new products or take action with respect to other regulatory matters can be affected by a variety of factors, including government budget and funding levels, leadership changes, the ability to hire and retain key personnel and accept payment of user fees, the availability of personnel and other resources, changes in statutes, regulations and policies that affect the FDA’s or comparable foreign regulatory authorities’ ability to perform routine functions, and other business disruptions. Average review times at the FDA and comparable foreign regulatory authorities have fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which our operations may rely, including those that fund research and development activities, is subject to the political process, which is inherently fluid and unpredictable.

Over the last several years, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA and the SEC, have had to furlough critical FDA, SEC and other government employees and stop critical activities. In addition, there have recently been terminations of large numbers of federal employees at various federal agencies, including the FDA. Changes and cuts in FDA staffing could result in delays in the FDA’s responsiveness or in its ability to review IND submissions or applications, issue regulations or guidance, or implement or enforce regulatory requirements in a timely fashion, or at all. If a government shutdown occurs and/or if the FDA or other federal agencies otherwise experience resource constraints, it could significantly impact the ability of the FDA or other federal agencies to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Further, any future government shutdowns and/or employee terminations or resignations at the SEC could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations.

There is substantial uncertainty as to whether and how the current administration will seek to modify or revise the requirements and policies of the FDA and other regulatory agencies with jurisdiction over our product candidates and any products for which we obtain approval. This uncertainty could present new challenges as we navigate development and approval of IMG-007 or any future product candidates. Some of these efforts have manifested to date in the form of personnel cuts and measures that could impact the FDA’s ability to hire and retain key personnel, which could result in delays or limitations on our ability to obtain guidance from the FDA on IMG-007 or any future product candidates we develop and obtain the requisite regulatory approvals in the future. There is uncertainty as to whether we will be materially and negatively impacted by governmental orders, regulations, policies or guidance, or disruptions to the normal operations of government agencies.

International trade policies, including tariffs, sanctions and trade barriers may adversely affect our business, financial condition, results of operations and prospects.

We operate in a global economy, which includes utilizing third-party suppliers in several countries outside the United States. There is inherent risk, based on the complex relationships among the U.S. and the countries in which we conduct our business, that political, diplomatic, and national security factors can lead to global trade restrictions and changes in trade policies and export regulations that may adversely affect our business and operations. The current international trade and regulatory environment is subject to significant ongoing uncertainty. The U.S. government has announced substantial new tariffs affecting a wide range of products and jurisdictions and has indicated an intention to continue developing new trade policies, including with respect to the pharmaceutical industry. In response, certain foreign governments have announced or implemented retaliatory tariffs and other protectionist measures. These developments have created a dynamic and unpredictable trade landscape, which may adversely impact our business, results of operations, financial condition and prospects. The Bureau of Industry and Security, U.S. Department of Commerce, has initiated an investigation to determine whether pharmaceutical ingredients, including finished drug product, manufactured outside the United States pose a national security risk and should be subject to additional tariffs.

We do not own or operate, and currently have no plans to establish, any manufacturing facilities. We currently rely, and expect to continue to rely, on third parties for the manufacture of our product candidates for clinical testing, as well as for manufacture of any products that we may commercialize, if approved. Currently, several of our suppliers are located outside of the United States. For example, the active pharmaceutical ingredients (“APIs”) and our IMG-007 product candidate are manufactured in China by a single manufacturer. The process uses proprietary know-how that would require expertise, expense and time to transfer, and we have no qualified backup. Our current supply is insufficient for the Phase 2b study, requiring additional manufacturing runs that may be delayed or more costly. We also rely on specialized laboratory equipment, supplies, materials, and precursor compounds, all or part of which we believe may be ultimately sourced from multiple countries outside the United States, to advance our research and development efforts. This dependence exposes us to geopolitical, trade, tariff, and sanctions risks, including actions that could disrupt or restrict work with Chinese entities. Any supply disruption, delay or cost increase could materially delay our trials and increase program costs.

Current or future tariffs will result in increased research and development expenses, including with respect to increased costs associated with APIs, raw materials, laboratory equipment and research materials and components. In addition, such tariffs will increase our supply chain complexity and could also potentially disrupt our existing supply chain. Unlike consumer goods, pharmaceuticals face unique regulatory constraints that make rapid supply chain adjustments particularly difficult and costly. Trade restrictions affecting the import of materials necessary for clinical trials could result in delays to our development timelines. Increased development costs and extended development timelines could place us at a competitive disadvantage compared to companies operating in regions with more favorable trade relationships and could reduce investor confidence, negatively impacting our ability to secure additional financing on favorable terms or at all. In addition, as we advance toward commercialization in the future, tariffs and trade restrictions could hinder our ability to establish cost-effective production capabilities, negatively impacting our growth prospects.

The complexity of announced or future tariffs may also increase the risk that we or our customers or suppliers may be subject to civil or criminal enforcement actions in the United States or foreign jurisdictions related to compliance with trade regulations. Foreign governments may also adopt non-tariff measures, such as procurement preferences or informal disincentives to engage with, purchase from or invest in U.S. entities, which may limit our ability to compete internationally and attract non-U.S. investment, employees, customers and suppliers. Foreign governments may also take other retaliatory actions against U.S. entities, such as decreased intellectual property protection, increased enforcement actions, or delays in regulatory approvals, which may result in heightened international legal and operational risks. In addition, the United States and other governments have imposed and may continue to impose additional sanctions, such as trade restrictions or trade barriers, which could restrict us from doing business directly or indirectly in or with certain countries or parties and may impose additional costs and complexity to our business.

Trade disputes, tariffs, restrictions and other political tensions between the United States and other countries may also exacerbate unfavorable macroeconomic conditions including inflationary pressures, foreign exchange volatility, financial market instability, and economic recessions or downturns. The ultimate impact of current or future tariffs and trade restrictions remains uncertain and could materially and adversely affect our business, financial condition, and prospects. While we actively monitor these risks, any prolonged economic downturn, escalation in trade tensions, or deterioration in international perception of U.S.-based companies could materially and adversely affect our business, ability to access the capital markets or other financing sources, results of operations, financial condition and prospects. In addition, tariffs and other trade developments have and may continue to heighten the risks related to the other risk factors described elsewhere in this prospectus.

Risks Related to Manufacturing and Our Reliance on Third Parties

If we breach our current or future licenses or other intellectual property-related agreements for IMG-007 or any future product candidates or otherwise experience disruptions to our business relationships with our current or future licensors, we could lose the ability to continue the development and commercialization of our product candidates.

Unless and until we acquire and identify any new product candidates, our business will rely solely on our ability to develop and commercialize IMG-007 for AD and other potential indications. We license rights to IMG-007 from Hutchmed pursuant to the Hutchmed Agreement and we also license certain rights from WuXi Biologics (Hong Kong) Limited (“WuXi Biologics”) to manufacture a component of IMG-007 pursuant to the license agreement (the “Cell Line License Agreement”) and may enter into future licenses or other intellectual property-related agreements for IMG-007 or any future product candidates. Our licenses may not cover all intellectual property rights owned or controlled by our licensors or other third parties and relevant to IMG-007 or any future product candidates. If we have not obtained a license to all intellectual property rights owned or controlled by our licensors or other third parties that are relevant to IMG-007 or any future product candidate, we may need to obtain additional licenses to such intellectual property rights which may not be available on an exclusive basis, on commercially reasonable terms or at all. In addition, if our licensors breach such agreements, we may not be able to enforce such agreements against our licensors or their parent entity or affiliates. Under our Hutchmed Agreement, in exchange for licensing to us the right to develop and commercialize IMG-007, Hutchmed will be eligible to receive from us certain milestone payments and tiered royalties from commercial sales of IMG-007, if approved. In addition, under our Cell Line License Agreement, if we manufacture all of our commercial supplies of certain therapeutic products produced through the use of the cell line licensed by WuXi

Biologics under the Cell Line License Agreement (the “WuXi Biologics Licensed Products”) with a manufacturer other than WuXi Biologics or its affiliates, we are required to make royalty payments to WuXi Biologics in an amount equal to a fraction of a single digit percentage of global net sales of WuXi Biologics Licensed Products manufactured by a third-party manufacturer. Our license agreements also require us to comply with other obligations, including development and diligence obligations, providing certain information regarding our activities with respect to IMG-007 and/or maintaining the confidentiality of information we receive from our licensors. For example, under our Hutchmed Agreement, we are required to use commercially reasonable efforts to conduct the clinical, regulatory and other activities necessary to develop and commercialize IMG-007 in the U.S., EU and mainland China, and Hutchmed may terminate the agreement if we materially breach these obligations or if we fail to conduct any material development or commercialization with respect to IMG-007 for a continuous period of longer than 24 months, subject to certain exceptions. Any future license or intellectual property-related agreements may also contain similar provisions.

If we fail to meet any of our obligations under our license agreements, our licensors may have the right to terminate our licenses and, upon the effective date of such termination, have the right to re-obtain the licensed technology and intellectual property. If any of our licensors terminates any of our licenses, we will lose the right to develop and commercialize our applicable product candidates and other third parties may be able to market product candidates similar or identical to ours. In such case, we may be required to provide a grant back license to the licensors of our own intellectual property with respect to the terminated products. For example, if our Hutchmed Agreement terminates for any reason, we are required to grant Hutchmed an exclusive license to certain of our intellectual property rights that cover inventions and know-how owned or controlled by us or are used or applied as of the date of such termination in our development, manufacture or commercialization of IMG-007 or any future product candidates incorporating a licensed compound. While we would expect to exercise all rights and remedies available to us, including seeking to cure any breach by us, and otherwise seek to preserve the intellectual property rights licensed to us, we may not be able to do so in a timely manner, at an acceptable cost or at all. In particular, some of the milestone payments are payable upon our product candidates reaching development milestones before we have commercialized, or received any revenue from, sales of such product candidate, and we cannot guarantee that we will have sufficient resources to make such milestone payments. Any uncured, material breach under the license agreements could result in our loss of exclusive rights and may lead to a complete termination of our rights to the applicable product candidate. Any of the foregoing could have a material adverse effect on our business, financial conditions, results of operations and prospects.

Our ability to generate revenue and achieve profitability from third party licensed product candidates also depends upon our ability to obtain and retain exclusivity on the licensed product candidates and related product candidates controlled by the licensor.

In addition, disputes may further arise regarding intellectual property subject to a license agreement, including, but not limited to:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	the extent to which our technology and processes infringe, misappropriate or otherwise violate intellectual property of the licensor that is not subject to the license agreement;

•	the sublicensing of patent and other rights under our collaborative development relationships;

•	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

•	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners; and

•	the priority of invention of patented technology.

Our licenses from Hutchmed and WuXi Biologics are limited to intellectual property rights owned or controlled by such licensors. To the extent any of our licensors lose ownership of or control over any of the intellectual property rights we license from them for any reason, we will no longer be licensed to such intellectual property rights to use, develop and otherwise commercialize our related product candidates. Any of the foregoing would have a material adverse effect on our business, financial conditions, results of operations and prospects.

In addition, the agreements under which we currently license intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations, and prospects. Moreover, if disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize IMG-007, or any other product candidates, which could have a material adverse effect on our business, financial conditions, results of operations and prospects.

If we experience disruptions to our business relationships with our licensors, we could lose the ability to continue to source, develop and commercialize IMG-007 or any future product candidates including ultimately losing our rights to such product candidates, which would have a material adverse effect on our business, financial conditions, results of operations and prospects.

We depend on our licensors or patent owners of our in-licensed patent rights to prosecute and maintain certain patents and patent applications that are material to our business. Any failure by our licensors or such patent owners to effectively protect these patent rights could adversely impact our business and operations.

We have licensed certain patent rights from for IMG-007 from Hutchmed and may in the future license other patent rights from third parties. As a licensee of third parties, we may rely on these third parties to file and prosecute patent applications and maintain patents and otherwise protect the licensed intellectual property under certain of our license agreements. In addition, we may not have primary control over these activities for certain of our patents or patent applications and other intellectual property rights that we may jointly own with certain of our licensors. We cannot be certain that these patents and patent applications have been or will be prepared, filed, prosecuted or maintained by such third parties in compliance with applicable laws and regulations, in a manner consistent with the best interests of our business, or in a manner that will result in valid and enforceable patents or other intellectual property rights that cover IMG-007 or other product candidates. If our licensors fail to prepare, prosecute or maintain such patent applications and patents, or lose rights to those patent applications or patents, the rights we have licensed may be reduced or eliminated, and our right to develop and commercialize IMG-007 or other product candidates could be adversely affected.

Pursuant to the terms of the license agreements with certain of our licensors, the licensors may have the right to control enforcement of our licensed patents or defense of any claims asserting the invalidity or unenforceability of these patents.

Even if we are permitted to pursue the enforcement or defense of our licensed patents, we will require the cooperation of our licensors and any applicable patent owners and such cooperation may not be provided to us. We cannot be certain that our licensors will allocate sufficient resources or prioritize their or our enforcement of such patents or defense of such claims to protect our interests in the licensed patents. Even if we are not a party to these legal actions, an adverse outcome could harm our business because it might prevent us from continuing to license intellectual property that we may need to operate our business. If we lose any of our licensed intellectual property, our right to develop and commercialize IMG-007 or other product candidates could be adversely affected.

Our rights to develop and commercialize IMG-007 are subject, in part, to the terms and conditions of licenses granted to us by others.

We rely on licenses to certain patent rights and other intellectual property from third parties that are important or necessary to the development of IMG-007. These and other licenses may not provide exclusive rights to use such intellectual property in all relevant fields of use and in all territories in which we may wish to develop or commercialize IMG-007. As a result, we may not be able to prevent competitors from developing and commercializing competitive product candidates in territories included in all our licenses.

In addition, our licensors may have relied on third-party consultants or collaborators or on funds from third parties such that our licensors are not the sole and exclusive owners of the patents we in-license. If other third parties have ownership rights or other rights to our in-licensed patents, they may be able to license such patents to our competitors, and our competitors could market competing products. Any of these events could have a material adverse effect on our competitive position, business, financial conditions, results of operations and prospects.

In spite of our best efforts, our licensors might conclude that we have materially breached our license agreements and might therefore terminate the license agreements, thereby removing our ability to develop and commercialize IMG-007. If such licenses are terminated, we may be required to seek alternative in-license arrangements, which may not be available on commercially reasonable terms or at all, or may be non-exclusive. If these in-licenses are terminated, or if the underlying patents fail to provide the intended exclusivity, we may need to modify or cease the development, manufacture and commercialization of IMG-007, and competitors would have the freedom to seek regulatory approval of and to market products identical to ours. In addition, we may seek to obtain additional licenses from our licensors and, in connection with obtaining such licenses, we may agree to amend our existing licenses in a manner that may be more favorable to the licensors, including by agreeing to terms that could enable third parties (potentially including our competitors) to receive licenses to a portion of the intellectual property that is subject to our existing licenses. Any of these events could have a material adverse effect on our competitive position, business, financial conditions, results of operations and prospects.

We rely on third parties for the manufacture of IMG-007 for preclinical and clinical development and expect to continue to do so for the foreseeable future. Our current and anticipated future dependence upon third parties for the manufacture of IMG-007 or any future product candidates increases the risk that we will not have sufficient quantities of IMG-007 or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts and could impact future profit margins.

We do not own or operate manufacturing facilities and have no plans to build our own clinical or commercial manufacturing capabilities. We rely, and expect to continue to rely, on third parties for the manufacture of IMG-007 and any future product candidates and related materials for preclinical and clinical development, as well as for commercial manufacture if IMG-007 or any future product candidates receives marketing approval. This reliance increases the risk that we will not have sufficient quantities of our product candidates or products, if approved, or such quantities at an acceptable cost or quality, which could delay, prevent or impair our development or commercialization efforts. Our active pharmaceutical ingredients and drug product for IMG-007 are currently provided by a single-source supplier, WuXi Biologics, and we expect to rely on this supplier for the foreseeable future. Contract manufacturing organizations may become subject to legislation, trade restrictions, sanctions, tariffs and other regulatory requirements by the U.S. government, which could restrict or even prohibit our ability to work with such entities or otherwise substantially increase our manufacturing costs, thereby potentially disrupting the supply of material to us or requiring us to scale back our manufacturing activities. For example, the United States has recently passed legislation, namely the BIOSECURE Act (the “BIOSECURE Act”), to prohibit U.S. federal executive agencies from procuring or obtaining any biotechnology equipment or service produced or provided by a “biotechnology company of concern” or entering into or renewing a contract, loan, or grant with an entity that uses such biotechnology equipment or services. Specifically, on December 18, 2025, the President signed the National Defense Authorization Act (“NDAA”) for fiscal year 2026 into law, which includes the BIOSECURE Act. The BIOSECURE Act prohibits the U.S. government from procuring or obtaining biotechnology equipment or services produced or provided by a “biotechnology company of concern” (“BCC”); entering into, extending, or renewing government contracts with an entity that directly or indirectly uses biotechnology equipment or services from a BCC in performance of that federal contract; and/or issuing grants or loans to purchase, obtain, or use biotechnology equipment or services produced by a BCC. The BIOSECURE Act also prohibits U.S. government loan and grant recipients from using federal loan or grant money to enter into contracts with entities that use equipment from BCCs in the performance of any federal prime contract or subcontract. Companies designated as a BCC include those that are identified on the U.S. Department of Defense’s annual List of Chinese Military Companies, also known as the 1260H List, and the U.S. Government also has the ability to designate entities as BCCs through a separate designation process. Given the BIOSECURE Act, we may be restricted in our ability to work with certain Chinese biotechnology companies to the extent we would contract with, or otherwise receive funding from, the U.S. government.

In addition, the current administration’s recent and evolving tariffs imposed on imports from China as well as China’s retaliatory tariffs on U.S. goods may significantly increase our manufacturing costs and may further disrupt our supply chain and reduce our competitiveness in the marketplace. Any additional U.S. executive action, legislative action or potential sanctions with China or increased tariffs imposed on Chinese imports could materially impact entities that work with Chinese biotechnology companies. U.S. executive agencies have the ability to designate entities and individuals on various governmental prohibited and restricted parties lists. Depending on the designation, potential consequences can range from a comprehensive prohibition on all transactions or dealings with designated parties, or a limited prohibition on certain types of activities, such as exports and financing activities, with designated parties. Such disruption could have adverse effects on the development of our product candidates.

Furthermore, we do not have complete control over all aspects of the manufacturing process and are dependent on our contract manufacturing partners for compliance with cGMP regulations for manufacturing both drug substances and finished drug product. Third-party manufacturers may not be able to comply with cGMP regulations or similar regulatory requirements outside of the United States. If our contract manufacturers do not successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA and others, they will not secure and/or maintain marketing approval for their manufacturing facilities. In addition, we do not have control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or an applicable foreign authority does not approve these facilities for the manufacture of our product candidates or if the FDA or applicable foreign authority, withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain marketing approval for or market IMG-007 or any future product candidates, if approved. Any replacement of our manufacturers could require significant effort and expertise because there may be a limited number of qualified replacements, and we may not be able to enter into new manufacturing arrangements on commercially reasonable terms or at all. In some cases, the technical skills or technology required to manufacture IMG-007 or any future product candidates may be unique or proprietary to the original manufacturer and we may have difficulty transferring such skills or technology to another third-party and a feasible alternative may not exist. These factors would increase our reliance on our third-party manufacturers or require us to obtain a license from such manufacturers in order to have another third-party manufacture IMG-007 or any future product candidates. If we are required to or voluntarily change manufacturers for any reason, we will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. We will also need to verify, such as through a manufacturing comparability study, that any product produced by the new manufacturer is equivalent to that produced in a prior facility. The delays associated with the verification of a new manufacturer and equivalent product could negatively affect our ability to develop product candidates in a timely manner or within budget.

Our or a third party’s failure to execute on our manufacturing requirements on commercially reasonable terms and timelines, or at all, and comply with cGMP requirements could adversely affect our business in a number of ways, including:

•	inability to meet our drug specifications and quality requirements consistently;

•	delay or inability to procure or expand sufficient manufacturing capacity;

•	issues related to scale-up of manufacturing;

•	costs and validation of new equipment and facilities required for scale-up;

•	failure to comply with cGMP or similar foreign standards;

•	inability to negotiate manufacturing agreements with third parties under commercially reasonable terms, if at all;

•	reliance on single source manufacturers for drug substances and drug products;

•	lack of qualified backup suppliers for those components that are currently purchased from a sole or single source supplier;

•	misappropriation of proprietary information, including our trade secrets and know-how;

•	the mislabeling of clinical supplies, potentially resulting in the wrong dose amounts being supplied or study drug or placebo not being properly identified;

•	clinical supplies not being delivered to clinical sites on time, leading to clinical trial interruptions;

•	operations of our third-party manufacturers or suppliers could be disrupted by conditions unrelated to our business or operations, including the bankruptcy of the manufacturer or supplier; and

•	carrier disruptions or increased costs that are beyond our control.

We do not have any long-term commitments or supply agreements with our third-party manufacturers and may be unable to establish any supply agreements with our third-party manufacturers or do so on acceptable terms, which increases the risk of timely obtaining sufficient quantities of our product candidates or such quantities at an acceptable cost, which may harm our business and results of operations.

In addition, under our Cell Line License Agreement with WuXi Biologics, if we manufacture all of our commercial supplies with a manufacturer other than WuXi Biologics or its affiliates, we are required to make royalty payments to WuXi Biologics in an amount equal to a fraction of a single digit percentage of global net sales manufactured by the manufacturer other than WuXi Biologics or its affiliates. Our failure, or the failure of our third- party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or drugs, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our product candidates or drugs and harm our business and results of operations.

Some of our suppliers may experience disruption to their respective supply chain due to the effects of macroeconomic conditions, which could delay, prevent or impair our development or commercialization efforts.

We obtain certain active pharmaceutical ingredients, drug product and certain other research materials in countries affected by macroeconomic events and conditions, including inflation, interest rate fluctuations, uncertainty with respect to the federal budget and debt ceiling and potential government shutdowns related thereto, increasing financial market volatility and uncertainty, the impact of war or military conflict, including regional conflicts around the world, and public health pandemics. Supply chain disruptions and delays as a result of any new tariff policies or trade restrictions could also negatively impact our cost of materials and production processes. If we are unable to obtain our active pharmaceutical ingredients, drug product or other certain research materials in sufficient quantity and in a timely manner due to disruptions in the global supply chain caused by macroeconomic events and conditions, the development, testing and clinical trials of that drug candidate may be delayed or infeasible, and regulatory approval or commercial launch of any resulting product may be delayed or not obtained, which could significantly harm our business.

We rely on third parties to conduct, supervise and monitor our discovery research, preclinical studies and clinical trials. If third parties do not satisfactorily carry out their contractual duties or fail to meet expected deadlines, the development of IMG-007 or any future product candidates may be delayed or subject to increased costs, each of which may have an adverse effect on our business and prospects.

We do not currently have the ability to independently conduct certain discovery research, preclinical studies and clinical trials for our IMG-007 or any future product candidates. We rely on CROs and clinical trial sites to ensure the proper and timely conduct of our preclinical studies and clinical trials, and we expect to have limited influence over their actual performance. We rely upon CROs to monitor and manage data for our clinical programs, as well as the execution of future nonclinical studies. We expect to control only certain aspects of our CROs’ activities. Nevertheless, we will be responsible for ensuring that each of our preclinical studies or clinical trials are conducted in accordance with the applicable protocol, legal, regulatory and scientific standards and our reliance on the CROs does not relieve us of our regulatory responsibilities.

We and our CROs will be required to comply with the good laboratory practices (“GLPs”) and GCPs, which are regulations and guidelines enforced by the FDA and applicable foreign authorities in the form of International Conference on Harmonization guidelines for any of our product candidates that are in preclinical and clinical development. The regulatory authorities enforce GCPs through periodic inspections of trial sponsors, principal investigators and clinical trial sites. Although we will rely on CROs to conduct GLP-compliant preclinical studies and GCP-compliant clinical trials, we remain responsible for ensuring that each of our GLP preclinical studies and clinical trials is conducted in accordance with its investigational plan and protocol and applicable laws and regulations, and our reliance on the CROs does not relieve us of our regulatory responsibilities. If we or our CROs fail to comply with GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or applicable foreign authorities may require us to perform additional clinical trials before approving our marketing applications. Accordingly, if our CROs fail to comply with these regulations or fail to recruit a sufficient number of participants or ensure the collection of requisite data by clinical sites, we may be required to enroll additional participants or repeat clinical trials, which would delay the marketing approval process.

While we will have agreements governing their activities, our CROs will not be our employees, and we will not control whether or not they devote sufficient time and resources to our future clinical and nonclinical programs. These CROs may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials, or other drug development activities which could harm our business. We face the risk of potential unauthorized disclosure or misappropriation of our intellectual property by CROs, which may reduce our trade secret protection and allow our potential competitors to access and exploit our proprietary technology. If our CROs do not successfully carry out their contractual duties or obligations, fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for any other reasons, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain marketing approval for, or successfully commercialize any product candidate that we develop. As a result, our financial results and the commercial prospects for any product candidate that we develop would be harmed, our costs could increase, and our ability to generate revenue could be delayed.

In addition, quarantines, shelter-in-place, and similar government orders, or the perception that such orders, shutdowns or other restrictions on the conduct of business operations could occur, which could disrupt our clinical timelines, which could have a material adverse impact on our business, prospects, financial condition, and results of operations. If our relationship with these CROs terminates, we may not be able to enter into arrangements with alternative CROs or do so on commercially reasonable terms. Switching or adding additional CROs involves substantial cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can negatively impact our ability to meet our desired clinical development timelines. Though we intend to carefully manage our relationships with our CROs, we may encounter challenges or delays in the future and we cannot assure you that these delays or challenges will not have a negative impact on our business, financial condition and prospects.

Moreover, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive compensation in connection with such services. Under certain circumstances, we may be required to report some of these relationships to the FDA or applicable foreign authorities. The FDA or applicable foreign authorities may conclude that a financial relationship between us and a principal investigator has created a conflict of interest or otherwise affected interpretation of the trial. The FDA or applicable foreign authorities may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, refusal to accept or rejection, of our marketing applications by the FDA or applicable foreign authorities and may ultimately lead to the denial of marketing approval of IMG-007 or any future product candidates.

We have entered into, and may in the future enter into, collaboration agreements and strategic alliances to maximize the potential of IMG-007 and any future product candidates, and we may not realize the anticipated benefits of such collaborations or alliances. We expect to continue to form collaborations in the future with respect to IMG-007 and any future product candidates, but may be unable to do so or to realize the potential benefits of such transactions, which may cause us to alter or delay our development and commercialization plans.

We entered into the Hutchmed Agreement pursuant to which we collaborated with Hutchmed with respect to certain research and development activities, including related to IMG-007. We may also form or seek further strategic alliances, create joint ventures or collaborations, or enter into additional licensing arrangements with third parties that we believe will complement or augment our development and commercialization efforts with respect to IMG-007 and any future product candidates that we may develop, including in territories outside the United States or for certain indications. These transactions can entail numerous operational and financial risks, including exposure to unknown liabilities, disruption of our business and diversion of our management’s time and attention in order to manage a collaboration or develop acquired products, product candidates or technologies, incurrence of substantial debt or dilutive issuances of equity securities to pay transaction consideration or costs, higher than expected collaboration, acquisition or integration costs, write-downs of assets or goodwill or impairment charges, increased amortization expenses, difficulty and cost in facilitating the collaboration or combining the operations and personnel of any acquired business, impairment of relationships with key suppliers, manufacturers or customers of any acquired business due to changes in management and ownership and the inability to retain key employees of any acquired business. As a result, if we enter into acquisition or license agreements or strategic partnerships, we may not be able to realize the benefit of such transactions if we are unable to successfully integrate them with our existing operations and company culture. We also cannot be certain that, following a strategic transaction or license, we will achieve the revenue or other anticipated benefits that led us to enter into the arrangement.

Research and development collaborations are subject to numerous risks, which may include the following:

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collaborators have significant discretion in determining the efforts and resources that they will apply to a collaboration, and may not commit sufficient efforts and resources, or may misapply those efforts and resources;

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collaborators may not pursue development and commercialization of IMG-007 or any future product candidates or may elect not to continue or renew development or commercialization of such product candidates based on clinical trial results or changes in their strategic focus;

•	collaborators may delay, provide insufficient resources to, or modify or stop clinical trials for IMG-007 or any future product candidates;

•	collaborators could develop or acquire products outside of the collaboration that compete directly or indirectly with IMG-007 or any future product candidates;

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collaborators may not properly maintain or defend our intellectual property rights or may use our intellectual property or proprietary information in a way that gives rise to actual or threatened litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential liability;

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disputes may arise between us and a collaborator that cause the delay or termination of the research, development or commercialization of IMG-007 or any future product candidates, or that result in costly litigation or arbitration that diverts management attention and resources;

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collaborations may be terminated and, if terminated, may result in a need for additional capital and personnel to pursue further development or commercialization of IMG-007 or any future product candidates; and

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collaborators may own or co-own intellectual property covering IMG-007 or any future product candidates that results from our collaborating with them, and in such cases, we may not have the exclusive right to commercialize such intellectual property.

In addition, we face significant competition in seeking appropriate strategic partners and the negotiation process is time-consuming and complex. We may not be successful in our efforts to establish a strategic partnership or other alternative arrangements for IMG-007 or any future product candidates because they may be deemed to be at too early of a stage of development for collaborative effort and third parties may not view IMG-007 or any future product candidates as having the requisite potential to demonstrate safety and efficacy. If and when we collaborate with a third party for development and commercialization of a product candidate, we can expect to relinquish some or all of the control over the future success of that product candidate to the third party. Our ability to reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of our technologies, product candidates and market opportunities. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidate. We may also be restricted under any license agreements from entering into agreements on certain terms or at all with potential collaborators. For example, under our Hutchmed Agreement, Hutchmed has a right of first negotiation with respect to certain commercialization activities for our licensed products thereunder in mainland China.

As a result of these risks, we may not be able to realize the benefit of our existing collaborations or any future collaborations or licensing agreements we may enter into. In addition, there have been a significant number of recent business combinations among large pharmaceutical and biomedical companies that have resulted in a reduced number of potential future collaborators and changes to the strategies of the Company. As a result, we may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. In addition, we may face regulatory obstacles in completing such transactions. If we are unable to do so, we may have to reduce or delay the development of IMG-007 or any future product candidate, delay the potential commercialization or reduce the scope of any planned sales or marketing activities for such product candidate, or increase our expenditures and undertake development, manufacturing or commercialization activities at our own expense. If we elect to increase our expenditures to fund development, manufacturing or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to further develop IMG-007 in one or more indications or any future product candidates or bring them to market and generate revenue.

Additionally, we may sometimes collaborate with academic institutions to accelerate our preclinical research or development under written agreements with these institutions. If collaborations occur, these institutions provide us with an option to negotiate a license to any of the institution’s rights in technology resulting from the collaboration. Regardless of such option, we may be unable to negotiate a license within the specified timeframe or under terms that are acceptable to us. If we are unable to do so, the institution may offer the intellectual property rights to other parties, potentially blocking our ability to pursue development of IMG-007 or any future product candidates. If we are unable to successfully obtain rights to required third-party intellectual property or to maintain the existing intellectual property rights we have, we may have to abandon development of such product candidates and our business and financial condition could suffer.

We may also seek to in-license third-party technologies to enhance IMG-007 or any future product candidates and we may be unable to in-license such rights at a reasonable cost, on reasonable terms or at all, which could harm our business. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In that event, we may be required to expend significant time and resources to develop or license replacement technology in order to establish or maintain our competitive position in the market. Any delays in entering into new collaborations or strategic partnership agreements related to IMG-007 or any future product candidates could delay the development and commercialization of such product candidates in certain geographies or indications or limit our ability to discover and develop new product candidates, which could harm our business prospects, financial condition, and results of operations.

Risks Related to Commercialization of Our Product Candidates

We face substantial competition from other pharmaceutical and biotechnology companies, and our operating results may suffer if we fail to compete effectively.

The development and commercialization of new drug products is highly competitive. If we successfully develop and commercialize IMG-007 or any future product candidate, we and any future collaborators will face significant competition from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. Many of the entities developing and marketing potentially competing products have significantly greater financial resources and expertise than we do in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and commercialization. Even if we are able to successfully develop and commercialize a product, our commercial opportunity will be reduced or eliminated if our competitors develop and commercialize products that are more effective, have fewer side effects, are more convenient or are less expensive than our product.

We are developing IMG-007 for the treatment of moderate-to-severe AD. The key competitive factors affecting the success of IMG-007, if approved, are likely to be efficacy, safety and tolerability, convenience, presentation, price, the level of generic competition and the availability of reimbursement from government and other third-party payors. There are several approved products for moderate-to-severe AD, such as DUPIXENT® (dupilumab), an IL-4Rα mAb marketed by Sanofi/Regeneron, ADBRY® (tralokinumab-ldrm), an IL-13 mAb marketed by Leo Pharmaceuticals, EBGLYSSTM (lebrikizumab-lbkz), an IL-13 mAb marketed by Eli Lilly and NEMLUVIO® (nemolizumab-ilto), an IL-31 mAb marketed by Galderma Laboratories, L.P. There are several approved treatments that target JAK1 and/or JAK2 to treat AD, including CIBINQO® (abrocitinib) marketed by Pfizer, RINVOQ® (upadacitinib) marketed by AbbVie and OLUMIANT® (baricitinib) marketed by Eli Lilly. These approved products have all demonstrated clinically significant efficacy results.

In addition, there are several other OX40/OX40L targeting agents in the pipelines of various companies. These include monotherapies, free- or fixed-dose combinations of multiple antibodies, and various bispecific constructs. Rocatinlimab, a receptor targeting anti-OX40 mAb previously in development by Amgen and Kyowa Kirin, is engineered in its Fc region for an enhanced ADCC intended to deplete OX40-expressing T cells. Recently, Amgen returned the rights to the program fully to Kyowa Kirin and in March 2026 Kyowa Kirin announced discontinuation of rocatinlimab development studies. Abcellera is developing ABCL575, an OX40L targeting mAb. Prior to the announcement of its acquisition by BioCryst, Astria was developing STAR-0310, a receptor targeting mAb. APG279 is a combination of zumilokibart (IL13 targeting) and APG990 (anti-OX40L mAb) being developed Apogee Therapeutics. Navigator Medicines, a private company, is developing NAV-240, an anti-OX40LxTNFα bispecific as well as other anti-OX40L bispecific. In addition to amlitelimab, Sanofi has several combinations and bispecifics in development with OX40 and OX40L, including brivekimig, an anti-OX40LxTNFα nanobody in development for hidradenitis suppurativa, and SAR446422, an OX40/CD28 bispecific antibody.

The enrollment and retention of patients in clinical trials for IMG-007 may be disrupted or delayed as a result of clinicians’ and patients’ perceptions as to the potential advantages of IMG-007 in relation to commercially available therapies and other programs in development, including approved products as well as any other new products that may be approved in the future, for the treatment of AD.

Our competitors may succeed in developing, acquiring or licensing technologies and drug products that are more effective, have fewer or more tolerable side effects, have more convenient dosing regimens, or are less costly than any product candidates that we may develop, which could render any future product candidates obsolete and noncompetitive.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we, or any future collaborators, may develop. Our competitors also may obtain FDA or other marketing approval for their products before we, or any future collaborators, are able to obtain approval for ours, which could result in our competitors establishing a strong market position before we, or any future collaborators, are able to enter the market.

Our potential future competitors may have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining marketing approvals and commercializing approved products than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies, or as a result of the development of drug products that have more convenient dosing regimens. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our development of IMG-007 and any future product candidates.

We currently have no marketing and sales organization and have no experience as a company in commercializing products, and we may have to invest significant resources to develop these capabilities. If we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell our products, we may not be able to generate product revenue.

We have no internal sales, marketing or distribution capabilities, nor have we commercialized a product. If IMG-007 or any of our future product candidates ultimately receives regulatory approval, we must build a marketing and sales organization with technical expertise and supporting distribution capabilities to commercialize each such product in major markets, which will be expensive and time consuming, or collaborate with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems. We have no prior experience as a company in the marketing, sale and distribution of biopharmaceutical products and there are significant risks involved in building and managing a sales organization, including our ability to hire, retain and incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel and effectively manage a geographically dispersed sales and marketing team. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of these products. We may not be able to enter into collaborations or hire consultants or external service providers to assist us in sales, marketing and distribution functions on acceptable financial terms, or at all. In addition, our product revenues and our profitability, if any, may be lower if we rely on third parties for these functions than if we were to market, sell and distribute any products that we develop ourselves. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we are not successful in commercializing our products, either on our own or through arrangements with one or more third parties, we may not be able to generate any future product revenue and we would incur significant additional losses.

Coverage and reimbursement may be limited or unavailable in certain market segments for IMG-007 or any future product candidates, which could make it difficult for us to sell for IMG-007 or any future product candidates, if approved, profitably.

Successful sales of our product candidates, if approved, depend on the availability of coverage and adequate reimbursement from third-party payors including governmental healthcare programs, such as Medicare and Medicaid, managed care organizations and commercial payors, among others. Significant uncertainty exists as to the coverage and reimbursement status of any product candidates for which we obtain regulatory approval. For products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may also be particularly difficult because of the higher prices often associated with such drugs. Patients who are provided medical treatment for their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Obtaining coverage and adequate reimbursement from third-party payors is critical to new product acceptance.

Third-party payors decide which drugs and treatments they will cover and the amount of reimbursement. Reimbursement by a third-party payor may depend upon a number of factors, including, but not limited to, the third-party payor’s determination that use of a product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

Obtaining coverage and reimbursement of a product from a government or other third-party payor is a time-consuming and costly process that could require us to provide to the payor supporting scientific, clinical and cost-effectiveness data for the use of our products. Even if we obtain coverage for a given product, if the resulting reimbursement rates are insufficient, hospitals may not approve our product for use in their facility or third-party payors may require co-payments that patients find unacceptably high. Patients are unlikely to use IMG-007 or any future product candidates unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of such product candidates. Separate reimbursement for the product itself may or may not be available. Instead, the hospital or administering physician may be reimbursed only for providing the treatment or procedure in which our product is used. Further, from time to time, the Centers for Medicare & Medicaid Services (“CMS”) revises the reimbursement systems used to reimburse healthcare providers, including the Medicare Physician Fee Schedule and Outpatient Prospective Payment System, which may result in reduced Medicare payments. In some cases, private third-party payors rely on all or portions of Medicare payment systems to determine payment rates. Changes to government healthcare programs that reduce payments under these programs may negatively impact payments from private third-party payors, and reduce the willingness of physicians to use IMG-007 or any future product candidates. In addition, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. For example, the U.S. Department of Health and Human Services (“HHS”) imposes rebates on many Medicare Part

B and Medicare Part D products to penalize price increases that outpace inflation on an annual basis. In addition, HHS has been empowered to negotiate the price of certain single-source biologics that have been on the market for at least 11 years covered under Medicare as part of the Medicare Drug Price Negotiation Program. Each year up to twenty (20) products will be selected by HHS for the Medicare Drug Price Negotiation Program. Products subject to the Medicare Drug Price Negotiation Program are expected to experience a significant reduction in reimbursement from the Medicare program on a per unit basis. If coverage and adequate reimbursement are not available, or are available only to limited levels, we may not be able to successfully commercialize our current and any future product candidates that we develop, which could have an adverse effect on our operating results and our overall financial condition.

In the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage for the product. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. Further, coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

We intend to seek approval to market our product candidates in both the United States and in selected foreign jurisdictions. If we obtain approval in one or more foreign jurisdictions for our product candidates, we will be subject to rules and regulations in those jurisdictions. Outside the United States, reimbursement and healthcare payment systems vary significantly by country, and many countries have instituted price ceilings on specific products and therapies. In some foreign countries, particularly those in Europe, the pricing of biologics is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after obtaining marketing approval of a product candidate. The EU provides options for EU Member States to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. An EU Member State may approve a specific price for the medicinal product, it may refuse to reimburse a product at the price set by the manufacturer or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. Many EU Member States also periodically review their reimbursement procedures for medicinal products, which could have an adverse impact on reimbursement status. Moreover, in order to obtain reimbursement for our products in some European countries, including some EU Member States, we may be required to compile additional data comparing the cost-effectiveness of our products to other available therapies. This Health Technology Assessment (“HTA”) of medicinal products is becoming an increasingly common part of the pricing and reimbursement procedures in some EU Member States, including those representing the larger markets. The HTA process is the procedure to assess therapeutic, economic and societal impact of a given medicinal product in the national healthcare systems of the individual country. The outcome of an HTA will often influence the pricing and reimbursement status granted to these medicinal products by the competent authorities of individual EU Member States. The extent to which pricing and reimbursement decisions are influenced by the HTA of the specific medicinal product currently varies between EU Member States. The downward pressure on healthcare costs has become very intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert a commercial pressure on pricing within a country. Even if a pharmaceutical product obtains a marketing authorization in the EU, there can be no assurance that reimbursement for such product will be secured on a timely basis or at all.

The marketability of IMG-007 or any future product candidates for which we receive regulatory approval for commercial sale may suffer if government and other third-party payors fail to provide coverage and adequate reimbursement. We expect downward pressure on pharmaceutical pricing to continue. Further, coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Clinical trial subject injury and product liability lawsuits against us could cause us to incur substantial liabilities and could limit commercialization of IMG-007 or any future product candidates that we may develop.

The use of IMG-007 or any future product candidates in clinical trials and the sale of any products for which we obtain marketing approval exposes us to the risk of clinical trial subject injury and product liability claims. Product liability claims might be brought against us by consumers, healthcare professionals, pharmaceutical companies or others selling or otherwise coming into contact with our products. On occasion, large judgments have been awarded in class action lawsuits based on products that had unanticipated adverse effects. If we cannot successfully defend against product liability claims, we could incur substantial liability and costs. In addition, regardless of merit or eventual outcome, product liability claims may result in:

•	impairment of our business reputation and significant negative media attention;

•	withdrawal of participants from our clinical trials;

•	significant costs to defend the related litigation;

•	distraction of management’s attention from our primary business;

•	substantial monetary awards to patients or other claimants;

•	inability to commercialize our IMG-007 or any future product candidates;

•	product recalls, withdrawals or labeling, marketing or promotional restrictions;

•	decreased demand for IMG-007 or any future product candidates, if approved for commercial sale; and

•	loss of revenue.

Risks Related to Government Regulation

The regulatory approval process of the FDA and comparable foreign regulatory authorities are lengthy, time-consuming and inherently unpredictable, and even if we complete the necessary clinical trials, we cannot predict when, or if, we will obtain regulatory approval for IMG-007 or any future product candidates, and any such regulatory approval may be for a more narrow indication than we seek.

The research, testing, manufacturing, labeling, approval, selling, import, export, marketing, and distribution of drug products, including biologics, are subject to extensive regulation by the FDA and comparable foreign regulatory authorities in and outside the United States. We are not permitted to market any biological drug product in the United States or outside the United States until we receive approval of a BLA from the FDA or similar approvals from comparable foreign regulatory authorities. We have not previously submitted a BLA to the FDA, or similar approval filings to comparable foreign authorities. A BLA and similar applications must include extensive preclinical and clinical data and supporting information to establish the product candidate’s safety and effectiveness for each desired indication. The BLA and similar applications must also include significant information regarding the chemistry, manufacturing and controls for the product, including with respect to chain of identity and chain of custody of the product.

IMG-007 or any future product candidates could fail to receive regulatory approval from the FDA or a comparable foreign regulatory authority for many reasons, including:

•	disagreement with the design or conduct of our clinical trials;

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failure to demonstrate to the satisfaction of regulatory authorities that IMG-007 or any future product candidates are safe and effective, or have a positive benefit/risk profile for its proposed indication;

•	failure of clinical trials to meet the level of statistical significance required for approval;

•	disagreement with our interpretation of data from preclinical studies or clinical trials;

•	the insufficiency of data collected from clinical trials of IMG-007 or any future product candidates to support the submission and filing of a BLA or other submission or to obtain regulatory approval;

•	failure to obtain approval of our manufacturing processes or facilities of third-party manufacturers with whom we contract for clinical and commercial supplies or our own manufacturing facility; or

•	changes in the approval policies or regulations that render our preclinical and clinical data insufficient for approval.

This lengthy approval process as well as the unpredictability of future clinical trial results may result in our failing to obtain regulatory approval to market IMG-007 or any future product candidates, which would significantly harm our business, results of operations and prospects. The FDA or a comparable foreign regulatory authority may require more information, including additional preclinical or clinical data to support approval, which may delay or prevent approval and our commercialization plans, or we may decide to abandon the development program. If we were to obtain approval, regulatory authorities may approve IMG-007 or any future product candidates for fewer or more limited indications than we request (including failing to approve the most commercially promising indications), may grant approval contingent on the performance of costly post-marketing clinical studies, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Even if IMG-007 or any future product candidates meet their safety and efficacy endpoints in clinical trials, the regulatory authorities may not complete their review processes in a timely manner, or we may not be able to obtain regulatory approval.

The FDA may also require a panel of experts, referred to as an “Advisory Committee,” to deliberate on the adequacy of the safety and efficacy data to support licensure. The opinion of the Advisory Committee, although not binding, may have a significant impact on our ability to obtain licensure of the product candidates based on the completed clinical trials, as the FDA often adheres to the Advisory Committee’s recommendations. Similar requirements may apply outside the United States.

In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action, or changes in regulatory authority policy during the period of product development, clinical trials and the review process. Accordingly, the regulatory approval pathway for IMG-007 or any future product candidates may be uncertain, complex, expensive and lengthy, and approval may not be obtained. For instance, the regulatory landscape related to clinical trials in the EU recently evolved. The EU Clinical Trials Regulation, (“CTR”), which was adopted in April 2014 and repeals the EU Clinical Trials Directive, became applicable on January 31, 2022. The CTR allows sponsors to make a single submission to both the competent authority and an ethics committee in each EU Member State, leading to a single decision for each EU Member State. The assessment procedure for the authorization of clinical trials has been harmonized as well, including a joint assessment by all EU Member States concerned, and a separate assessment by each EU Member State with respect to specific requirements related to its own territory, including ethics rules. Each EU Member State’s decision is communicated to the sponsor via the centralized EU portal. Once the clinical trial approved, clinical study development may proceed. The CTR foresees a three-year transition period. On January 31, 2025, all ongoing trials became subject to the provisions of the CTR. Compliance with the CTR requirements by us and our third-party service providers, such as CROs, may impact our developments plans.

In addition, the EU pharmaceutical legislation is currently the subject of proposals for a complete review, in the context of the Pharmaceutical Strategy for Europe initiative, launched by the European Commission in November 2020. On April 26, 2023, the European Commission adopted a proposal for a new Directive and Regulation to revise the existing pharmaceutical legislation. If adopted in the form proposed, the recent European Commission proposals to revise the existing EU laws governing authorization of medicinal products may result in a decrease in data and market exclusivity opportunities for our product candidates in the EU and make them open to generic or biosimilar competition earlier than is currently the case with a related reduction in reimbursement status. The proposed revisions remain to be agreed and adopted by the European Parliament and

European Council and the proposals may therefore be substantially revised before adoption, the date of which cannot currently be anticipated. The revisions may however have a significant impact on the pharmaceutical industry and our business in the long term.

Regulatory authorities also may approve a product candidate for more limited indications than requested or they may impose significant limitations in the form of narrow indications, warnings or a REMS or comparable foreign strategies. These regulatory authorities may require labeling that includes precautions or contra-indications with respect to conditions of use, or they may grant approval subject to the performance of costly post-marketing clinical trials. In addition, regulatory authorities may not approve the labeling claims that are necessary or desirable for the successful commercialization of our product candidates. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates and materially adversely affect our business, financial condition, results of operations and prospects.

We have conducted and intend to conduct certain of our clinical trials globally. However, the FDA and other foreign equivalents may not accept data from such trials, in which case our development plans may be delayed, which could materially harm our business.

We have conducted certain of our clinical trials globally including in Canada and Australia and intend to continue conducting certain of our clinical trials globally. The acceptance by the FDA or other regulatory authorities of data from clinical trials conducted outside of their respective jurisdictions may be subject to certain conditions or may not be accepted at all. In cases where data from foreign clinical trials are intended to serve as the sole basis for marketing approval in the United States, the FDA will generally not approve the application on the basis of foreign data alone unless (i) the data are applicable to the U.S. population and U.S. medical practice, (ii) the trials were performed by clinical investigators of recognized competence and pursuant to GCP regulations and (iii) the data may be considered valid without the need for an on-site inspection by the FDA, or if the FDA considers such inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means.

In addition, even where foreign clinical trial data are not intended to serve as the sole basis for approval, the FDA will not accept the data as support for an application for marketing approval unless the clinical trial is well-designed and well-conducted in accordance with GCP requirements and the FDA is able to validate the data from the trial through an onsite inspection if deemed necessary. Many foreign regulatory authorities have similar approval requirements. In addition, such foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA or any comparable foreign regulatory authority will accept data from trials conducted outside of the United States or the applicable jurisdiction. If the FDA or any comparable foreign regulatory authority does not accept such data, it could result in the need for additional trials, which could be costly and time-consuming, and which may result in IMG-007 or any future product candidates that we may develop not receiving approval for commercialization in the applicable jurisdiction.

Conducting clinical trials outside the United States also exposes us to additional risks, including risks associated with:

•	additional foreign regulatory requirements;

•	foreign exchange fluctuations;

•	compliance with foreign manufacturing, customs, shipment and storage requirements;

•	cultural differences in medical practices and clinical research;

•	diminished protection of intellectual property in some countries; and

•	interruptions or delays in our trials resulting from geopolitical events, such as war or terrorism.

We may seek special designations by the regulatory authorities to expedite regulatory approvals, but may not be successful in receiving these designations, and even if received, they may not benefit the development and regulatory approval process.

We may seek various designations by regulatory authorities, such as Fast Track Designation or PRIority MEdicine (“PRIME”) Designation from regulatory authorities, for IMG-007 or any future product candidates that we develop. If a drug is intended for the treatment of a serious or life-threatening condition or disease, and nonclinical or clinical data demonstrate the potential to address an unmet medical need, the product may qualify for Fast Track Designation, for which sponsors must apply. The FDA has broad discretion whether or not to grant this designation. If granted, fast track designation makes a drug eligible for more frequent interactions with FDA to discuss the development plan and clinical trial design, as well as rolling review of the application, which means that the company can submit completed sections of its marketing application for review prior to completion of the entire submission. Products with Fast Track designation may also be eligible for accelerated approval and priority review, if the relevant criteria are met.

Innovative products that target an unmet medical need and are expected to be of major public health interest may be eligible for a number of expedited development and review programs, such as the PRIME scheme, which provides incentives similar to the breakthrough therapy designation in the U.S. PRIME is a voluntary scheme aimed at enhancing the EMA’s support for the development of medicinal products that target unmet medical needs. Eligible products must target conditions for which there is an unmet medical need (there is no satisfactory method of diagnosis, prevention or treatment in the EU or, if there is, the new medicinal product will bring a major therapeutic advantage) and they must demonstrate the potential to address the unmet medical need by introducing new methods of therapy or improving existing ones. Benefits accrue to sponsors of product candidates with PRIME designation, including but not limited to, early and proactive regulatory dialogue with the EMA, frequent discussions on clinical trial designs and other development program elements, and potentially accelerated MAA assessment once a dossier has been submitted.

Seeking and obtaining these designations is dependent upon results of our clinical program, and we cannot guarantee whether and when we may have the data from our clinical program to support an application to obtain any such designation. The FDA and the EMA, as applicable, have broad discretion whether or not to grant any of these designations, so even if we believe a particular product candidate is eligible for one or more of these designations, the applicable regulatory authority may determine not to grant it. Even if we do receive the designations we may apply for, we may not experience a faster development process, review or approval compared to conventional FDA or EMA procedures, as applicable. The FDA or EU, as applicable, may rescind any granted designations if it believes that the designation is no longer supported by data from our clinical development program. Additionally, qualification for any expedited review procedure does not ensure that we will ultimately obtain regulatory approval for such product candidate.

Obtaining and maintaining regulatory approval of IMG-007 or any future product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of IMG-007 or any future product candidates in other jurisdictions.

Obtaining and maintaining regulatory approval of IMG-007 or any future product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction, while a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants marketing approval of a product candidate, comparable foreign regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional preclinical studies or clinical trials as clinical studies conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.

We may also submit marketing applications in other countries. Regulatory authorities in jurisdictions outside of the United States have requirements for approval of product candidates with which we must comply prior to marketing in those jurisdictions. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we fail to comply with the regulatory requirements in international markets and/or receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of IMG-007 and any future product candidates will be harmed.

Even if we receive regulatory approval of IMG-007 or any future product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with IMG-007 or any future product candidates.

Any regulatory approvals that we receive for IMG-007 or any future product candidates will require surveillance to monitor the safety and efficacy of such product candidate. The FDA may also require a REMS in order to approve IMG-007 or any future product candidates, which could entail requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. In addition, if the FDA or a comparable foreign regulatory authority approves IMG-007 or any future product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, import, export and recordkeeping for IMG-007 or any future product candidates will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMPs and GCPs for any clinical trials that we conduct post-approval. As such, we and our contract manufacturers will be subject to continual review and inspections to assess compliance with cGMP and adherence to commitments made in any BLA, other marketing application and previous responses to inspectional observations. Accordingly, we and others with whom we work must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control. In addition, the FDA or comparable foreign regulatory authorities could require us to conduct another study to obtain additional safety or biomarker information.

Further, we will be required to comply with FDA and comparable foreign regulatory authorities’ promotion and advertising rules, which include, among others, standards for direct-to-consumer advertising, restrictions on promoting products for uses or in patient populations that are not described in the product’s approved uses (known as “off-label use”), limitations on industry-sponsored scientific and educational activities and requirements for promotional activities involving the internet and social media. Although the FDA and comparable foreign regulatory authorities do not regulate a physician’s choice of drug treatment made in the physician’s independent medical judgment, they do restrict promotional communications from companies or their sales force with respect to off-label uses of products for which marketing clearance has not been issued. Later discovery of previously unknown problems with IMG-007 or any future product candidates, including adverse events of unanticipated severity or frequency, or with our third-party suppliers or manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS or similar foreign program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of IMG-007 or any future product candidates, withdrawal of the product from the market or voluntary or mandatory product recalls;

•	fines, untitled letters, warning letters or holds on clinical trials;

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the FDA or comparable foreign regulatory authority may require revisions to the labeling, including limitations on approved uses or the addition of additional warnings, contraindications or other safety information, including boxed warnings;

•	the FDA or comparable foreign regulatory authority may require the conduct of an additional post-market clinical trial or trials to assess the safety of the product;

•	refusal by the FDA or comparable foreign regulatory authority to approve pending applications or supplements to approved applications submitted by us or suspension or revocation of license approvals;

•	product seizure or detention, or refusal to permit the import or export of IMG-007 or any future product candidates; and

•	injunctions or the imposition of civil or criminal penalties.

FDA and comparable foreign regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of IMG-007 or any future product candidates. For example, the U.S. Supreme Court’s June 2024 decision in Loper Bright Enterprises v. Raimondo overturned the longstanding Chevron doctrine, under which courts were required to give deference to regulatory agencies’ reasonable interpretations of ambiguous federal statutes. The Loper decision could result in additional legal challenges to regulations and decisions issued by federal agencies, including the FDA, on which we rely. Any such legal challenges, if successful, could have a material impact on our business. Additionally, the Loper decision may result in increased regulatory uncertainty, inconsistent judicial interpretations, and other impacts to the agency rulemaking process, any of which could adversely impact our business and operations. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. Certain policies of any administration may impact our business and industry. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability.

We and any of our third-party manufacturers or suppliers may use potent chemical agents and hazardous materials, and any claims relating to improper handling, storage or disposal of these materials could be time consuming or costly.

We may and our third-party manufacturers or suppliers and current or potential future collaborators will use biological materials, potent chemical agents and may use hazardous materials, including chemicals and biological agents and compounds that could be dangerous to human health and safety of the environment. The operations of our third-party manufacturers and suppliers also produce, and our operations may produce, hazardous waste products. Federal, state and local laws and regulations govern the use, generation, manufacture, storage, handling and disposal of these materials and wastes. Compliance with applicable environmental laws and regulations may be expensive, and current or future environmental laws and regulations may impair our product development efforts. In addition, we cannot eliminate the risk of accidental injury or contamination from these materials or wastes. We do not carry specific biological or hazardous waste insurance coverage, and our property, casualty and general liability insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. In the event of contamination or injury, we could be held liable for damages or be penalized with fines in an amount exceeding our resources, and our clinical trials or regulatory approvals could be suspended. Although we maintain workers’ compensation insurance for certain costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials or other work-related injuries, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for toxic tort claims that may be asserted against us in connection with the storage or disposal of biologic, hazardous or radioactive materials.

In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations, which have tended to become more stringent over time. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions or liabilities, which could materially adversely affect our business, financial condition, results of operations and prospects.

Our relationships with customers, physicians, other healthcare professionals and third-party payors are subject, directly or indirectly, to federal, state, local and foreign healthcare fraud and abuse laws, false claims laws, transparency laws, health information privacy and security laws and other healthcare laws and regulations. If we or our employees, independent contractors, consultants, commercial partners and vendors violate these laws, we could face substantial penalties.

Healthcare professionals and third-party payors in the United States and elsewhere will play a primary role in the recommendation and prescription of IMG-007 or any future product candidates for which we obtain marketing approval. Our current and future arrangements with healthcare professionals, third-party payors, customers and others may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations. These laws may impact, among other things, our clinical research program, as well as our proposed and future sales, marketing and education programs. In particular, the promotion, sales and marketing of healthcare items and services is subject to extensive laws and regulations designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive and other business arrangements. We may also be subject to federal, state and foreign laws governing the privacy and security of identifiable patient information. The U.S. healthcare laws and regulations that may affect our ability to operate include, but are not limited to:

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the federal Anti-Kickback Statute, which prohibits, among other things, any person or entity from knowingly and willfully, offering, paying, soliciting or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, the purchasing, leasing, ordering or arranging for the purchase, lease, or order of any item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly and require strict compliance in order to offer protection. Practices that may be alleged to be intended to induce prescribing, purchases or recommendations, including any payments of more than fair market value, may be subject to scrutiny if they do not qualify for an exception or safe harbor. In addition, a person or entity does not need to have actual knowledge of this statute or specific intent to violate it in order to have committed a violation;

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federal civil and criminal false claims laws, including the federal civil False Claims Act (“FCA”) and civil monetary penalties laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid, or other federal government programs that are false or fraudulent or knowingly making a false statement to improperly avoid, decrease or conceal an obligation to pay money to the federal government, including federal healthcare programs. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA. Private individuals, commonly known as “whistleblowers,” can bring federal civil FCA qui tam actions, on behalf of the government and such individuals and may share in amounts paid by the entity to the government in recovery or settlement;

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the Health Insurance Portability and Accountability Act (“HIPAA”), which created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up by any trick, scheme or device, a material fact or making any materially false, fictitious or fraudulent statements in connection with the delivery of, or payment for, healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and their respective implementing regulations, which impose requirements on covered entities, including certain healthcare providers, health plans and healthcare clearinghouses, and their respective business associates that perform services for them that involve creating, receiving maintaining or transmitting protected health information (“PHI”) and their subcontractors that use, disclose, access, or otherwise process PHI, relating to the privacy, security and transmission of individually identifiable health information. Penalties for HIPAA violations can be significant. They vary greatly depending on the nature of violation, and could include civil monetary or criminal penalties. HIPAA also authorizes state attorneys general to file suit under HIPAA on behalf of state residents. Courts can award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for HIPAA violations, its standards have been used as the basis for a duty of care claim in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI;

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the federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to CMS information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), certain non-physician practitioners (physician assistants, nurse practitioners, clinical nurse specialists, certified registered nurse anesthetists and anesthesiologist assistants, and certified nurse midwives), and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members; and

•	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers.

Additionally, we may be subject to state, local and foreign equivalents of each of the healthcare laws described above, among others, some of which may be broader in scope. For example, in the EU, interactions between pharmaceutical companies and healthcare professionals and healthcare organizations are also governed by strict laws, regulations, industry self-regulation codes of conduct and physicians’ codes of professional conduct both at EU level and in the individual EU Member States. The provision of benefits or advantages to physicians to induce or encourage the prescription, recommendation, endorsement, purchase, supply, order or use of pharmaceutical products is prohibited in the EU. Relationships with healthcare professionals and associations are subject to stringent anti-gift statutes and anti-bribery laws, the scope of which differs across the EU. In addition, national “Sunshine Acts” may require pharmaceutical companies to report/publish transfers of value provided to healthcare professionals and associations on a regular (e.g., annual) basis.

Also, we may be subject to the following: state and foreign anti-kickback and false claims laws that may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental, third-party payors, including private insurers, or that apply regardless of payor; state and foreign laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government; state and local laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare professionals or marketing expenditures; state and foreign laws that require the reporting of information related to drug pricing; state and local laws requiring the registration of pharmaceutical sales representatives; and state and foreign laws governing the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and regulatory safe harbors available, it is possible that some of our business activities, could be subject to challenge under one or more of such laws. If we or our employees, independent contractors, consultants, commercial partners and vendors violate these laws, we may be subject to investigations, enforcement actions and/or significant penalties. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant civil, criminal and administrative penalties, damages, disgorgement, monetary fines, imprisonment, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, additional reporting requirements and/or oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations. In addition, the approval and commercialization of any of IMG-007 or any future product candidates outside the United States will also likely subject us to foreign equivalents of the healthcare laws mentioned above, among other foreign laws.

IMG-007 will be regulated as a biologic, and therefore they may be subject to competition sooner than anticipated.

The Biologics Price Competition and Innovation Act of 2009 (“BPCIA”) established an abbreviated pathway for the approval of biosimilar and interchangeable biological products. The regulatory pathway establishes legal authority for the FDA to review and approve biosimilar biologics, including the possible designation of a biosimilar as “interchangeable” based on its similarity to an approved biologic. Under the BPCIA, an application for a biosimilar product cannot be approved by the FDA until 12 years after the reference product was approved under a BLA.

We believe that any of the product candidates we develop that is approved in the United States under a BLA should qualify for the 12-year period of exclusivity. However, there is a risk that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider the subject product candidates to be reference products for competing products, potentially creating the opportunity for generic competition sooner than anticipated.

In the EU, there is a special regime for biosimilars, or biological medicinal products that are similar to a reference medicinal product but that do not meet the definition of a generic medicinal product.

For such products, the results of appropriate preclinical or clinical trials must be provided in support of an application for MA. Guidelines from the EMA detail the type of quantity of supplementary data to be provided for different types of biological product.

The approval of a biosimilar to one of our products could have a material adverse impact on our business as it may be significantly less costly to bring to market and may be priced significantly lower than our products.

Even if we obtain regulatory approval of IMG-007 or any future product candidates, the products may not gain market acceptance among physicians, patients, hospitals and others in the medical community.

The use of IMG-007 for the treatment of moderate-to-severe AD or other potential indications or any of our future product candidates may not become broadly accepted by physicians, patients, hospitals and others in the medical community. Factors that will influence whether IMG-007 or any future product candidates are accepted in the market include:

•	the clinical indications for which IMG-007 or any future product candidates are approved;

•	physicians, hospitals and patients considering IMG-007 or any future product candidates as a safe and effective treatment;

•	the potential and perceived advantages of IMG-007 or any future product candidates over alternative treatments;

•	the incidence and severity of any side effects;

•	product labeling or product insert requirements of the FDA or comparable foreign regulatory authorities;

•	limitations or warnings contained in the labeling approved by the FDA or comparable foreign regulatory authorities;

•	the timing of market introduction of IMG-007 or any future product candidates as well as competitive products;

•	the cost of treatment in relation to alternative treatments;

•	our pricing and the availability of coverage and adequate reimbursement by third-party payors, including government authorities;

•	the willingness of patients to pay out-of-pocket in the absence of coverage and adequate reimbursement by third-party payors, including government authorities;

•	relative convenience, frequency and ease of administration, including as compared to alternative treatments and competitive therapies; and

•	the effectiveness of our sales and marketing efforts.

If IMG-007 or any future product candidates are approved but fail to achieve market acceptance among physicians, patients, hospitals or others in the medical community, we will not be able to generate significant revenue. Even if our products achieve market acceptance, we may not be able to maintain that market acceptance over time if new products or technologies are introduced that are more favorably received than our products, are more cost effective or render our products obsolete.

The advancement of healthcare reform may negatively impact our ability to profitably sell IMG-007 or any future product candidates, if approved.

Third-party payors, whether domestic or foreign, or governmental or commercial, are developing increasingly sophisticated methods of controlling healthcare costs. In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the healthcare system that could impact our ability to profitably sell IMG-007 or any future product candidates, if approved. In particular, in 2010 the Affordable Care Act was enacted which, among other things, revised the methodology by which rebates owed by manufacturers to the state and federal government for covered outpatient drugs and certain biologics, including IMG-007, under the Medicaid drug rebate program are calculated, increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid drug rebate program, extended the Medicaid drug rebate program to utilization of prescriptions of individuals enrolled in Medicaid managed care organizations, subjected manufacturers to new annual fees and taxes for certain branded prescription drugs, and provided incentives to programs that increase the federal government’s comparative effectiveness research.

Since its enactment, there have been executive, judicial and political challenges and amendments to certain aspects of the Affordable Care Act. For example, on July 4, 2025, the One Big Beautiful Bill Act (the “OBBBA”) was signed into law, which narrowed access to ACA marketplace exchange enrollment and declined to extend the ACA enhanced advanced premium tax credits that expired at the end of 2025, which, among other provisions in the law, are anticipated to reduce the number of Americans with health insurance. The OBBBA also is expected to reduce Medicaid spending and enrollment by implementing work requirements for some beneficiaries, capping state-directed payments, reducing federal funding, and limiting provider taxes used to fund the program. Congress is considering proposed legislation intended to further reduce healthcare costs with alternatives to replace the expired ACA subsidies. It is unclear how other healthcare reform measures of the current administration, if any, will impact our business.

Other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. For example, aggregate reductions to Medicare payments to providers went into effect beginning on April 1, 2013 and due to subsequent legislative amendments to the statute will stay in effect through 2032, unless additional Congressional action is taken. In addition, Congress is considering health reform measures as part of other health reform initiatives.

There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our products. Such reforms could have an adverse effect on anticipated revenue from product candidates that we may successfully develop and for which we may obtain regulatory approval and may affect our overall financial condition and ability to develop product candidates.

The current administration is pursuing policies to reduce regulations and expenditures across government including at HHS, the FDA, CMS and related agencies. For example, the current administration announced agreements with several pharmaceutical companies that require the drug manufacturers to offer, through a direct-to-consumer platform, U.S. patients and Medicaid programs prescription drug Most-Favored Nation pricing equal to or lower than those paid in other developed nations, with additional mandates for direct-to-patient discounts and repatriation of foreign revenues. Other recent actions, presently directed by executive orders or memoranda from the Office of Management and Budget, may propose policy changes that create additional uncertainty for our business. These actions and proposals may, for example, include directives: (1) directing agencies to reduce agency workforce and cut programs; (2) directing HHS and other agencies to lower prescription drug costs through a variety of initiatives, including by improving upon the Medicare Drug Price Negotiation Program and establishing Most-Favored-Nation pricing for pharmaceutical products; (3) imposing tariffs on imported pharmaceutical products; and (4) as part of the Make America Healthy Again Commission’s recent Strategy Report, working across government agencies to increase enforcement on direct-to-consumer pharmaceutical advertising. Additionally, the current administration recently called on Congress to enact “The Great Healthcare Plan,” to codify and expand Most-Favored Nation pricing, lower government subsidies to private insurance companies, increase healthcare price transparency, expand pharmaceutical drugs available for over-the-counter purchase, and enact restrictions on pharmacy benefit manager payment methodologies, among other things. These actions and policies may significantly reduce U.S. drug prices, potentially impacting manufacturers’ global pricing strategies and profitability, while increasing their operational costs and compliance risks. In June 2024, the U.S. Supreme Court’s Loper Bright decision greatly reduced judicial deference to regulatory agencies, which could increase successful legal challenges to federal regulations affecting our operations. Congress may introduce and ultimately pass health care related legislation that could impact the drug approval process and make changes to the Medicare Drug Price Negotiation Program.

Individual states in the United States have also become increasingly active in passing legislation and implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures and, in some cases, designed to encourage importation from other countries and bulk purchasing.

In the EU, similar developments may affect our ability to profitably commercialize IMG-007 or any future product candidates, if approved. In addition to continuing pressure on prices and cost containment measures, legislative developments at the EU or Member State level may result in significant additional requirements or obstacles that may increase our operating costs. The delivery of healthcare in the EU, including the establishment and operation of health services and the pricing and reimbursement of medicinal products, is almost exclusively a matter for national, rather than EU, law and policy. National governments and health service providers have different priorities and approaches to the delivery of health care and the pricing and reimbursement of products in that context. In general, however, the healthcare budgetary constraints in most EU Member States have resulted in restrictions on the pricing and reimbursement of medicinal products by relevant health service providers. Coupled with ever-increasing EU and national regulatory burdens on those wishing to develop and market products, this could prevent or delay marketing approval of IMG-007 or any future product candidates, restrict or regulate post-approval activities and affect our ability to commercialize our product candidates, if approved. In markets outside of the United States and EU, reimbursement and healthcare payment systems vary significantly by country, and many countries have instituted price ceilings on specific products and therapies.

On December 13, 2021, Regulation No 2021/2282 on HTA amending Directive 2011/24/EU, was adopted in the EU. This Regulation, which entered into force in January 2022 and applies as of January 2025, is intended to boost cooperation among EU Member States in assessing health technologies, including new medicinal products, and providing the basis for cooperation at EU level for joint clinical assessments in these areas. The Regulation foresees a three-year transitional period and will permit EU Member States to use common HTA tools, methodologies and procedures across the EU, working together in four main areas, including joint clinical assessment of the innovative health technologies with the most potential impact for patients, joint scientific consultations whereby developers can seek advice from HTA authorities, identification of emerging health technologies to identify promising technologies early, and continuing voluntary cooperation in other areas. Individual EU Member States will continue to be responsible for assessing non-clinical (e.g., economic, social, ethical) aspects of health technologies, and making decisions on pricing and reimbursement. If we are unable to maintain favorable pricing and reimbursement status in EU Member States for product candidates that we may successfully develop and for which we may obtain regulatory approval, any anticipated revenue from and growth prospects for those products in the EU could be negatively affected.

We cannot predict the initiatives that may be adopted in the future. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:

•	the demand for IMG-007 or any future product candidates, if we obtain regulatory approval;

•	our ability to set a price that we believe is fair for our products;

•	our ability to generate revenue and achieve or maintain profitability;

•	the level of taxes that we are required to pay; and

•	the availability of capital.

Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors, which may adversely affect our future profitability.

We and the third parties with whom we work are subject to stringent and evolving U.S. and foreign laws, regulations, and rules, contractual obligations, industry standards, policies and other obligations related to data privacy and security. Our (or the third parties with whom we work) actual or perceived failure to comply with such obligations could lead to regulatory investigations or actions, litigation (including class claims) and mass arbitration demands, fines and penalties, disruptions of our business operations, reputational harm, loss of revenue or profits, and other adverse business consequences.

In the ordinary course of business, we collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect, secure, dispose of, transmit, and share (collectively, “process”) personal data and other sensitive information, including proprietary and confidential business data, trade secrets, intellectual property, data we collect about trial participants in connection with clinical trials, and sensitive third-party data. Our data processing activities subject us to numerous data privacy and security obligations, such as various laws, regulations, guidance, industry standards, external and internal privacy and security policies, contractual requirements and other obligations relating to data privacy and security, including in connection with clinical trials in the United States and abroad.

In the United States, federal state, and local governments have enacted numerous data privacy and security laws, including data breach notification laws, health information privacy laws, personal data privacy laws, consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), and other similar laws (e.g., wiretapping laws). For example, HIPAA imposes specific requirements relating to the privacy, security, and transmission of individually identifiable protected health information. In addition, we may obtain health information from third parties (including research institutions from which we obtain clinical trial data) which may be subject to privacy and security requirements under HIPAA. Depending on the facts and circumstances, we could be subject to significant penalties if we violate HIPAA.

Numerous U.S. states have enacted comprehensive privacy laws that impose certain obligations on covered businesses, including providing specific disclosures in privacy notices and affording residents with certain rights concerning their personal data. As applicable, such rights may include the right to access, correct, or delete certain personal data, and to opt-out of certain data processing activities, such as targeted advertising, profiling, and automated decision-making. The exercise of these rights may impact our business and ability to provide our products and services. Certain states also impose stricter requirements for processing certain personal data, including sensitive information, such as conducting data privacy impact assessments. These state laws allow for statutory fines for noncompliance. For example, the California Consumer Privacy Act of 2018 (“CCPA”) applies to personal data of consumers, business representatives, and employees who are California residents, and requires businesses to whom the CCPA applies to provide specific disclosures in privacy notices and honor requests of such individuals to exercise certain privacy rights. The CCPA provides for fines and allows private litigants affected by certain data breaches to recover significant statutory damages. The CCPA and other comprehensive U.S. state consumer privacy laws exempt some data processed in the context of clinical trials, but these developments further complicate compliance efforts, and increase legal risk and compliance costs for us, the third parties with whom we work (including our collaborators). Similar laws have passed and are being considered in several other states, as well as at the federal and local levels, and we expect more states to pass similar laws in the future. Regulators are also increasingly scrutinizing certain personal data transfers and have proposed and enacted certain data localization or transfer requirements. For example, the U.S. Department of Justice issued a rule entitled the Preventing Access to U.S. Sensitive Personal Data and Government-Related Data by Countries of Concern or Covered Persons, which places additional restriction on certain data transactions involving countries of concern (e.g., China, Russia, Iran) and covered persons (i.e., individuals and entities who are designated as such by the U.S. Attorney General or considered “foreign persons” and are majority owned by, organized under the laws of, a primary resident in, or a contractor of, a covered person or country of concern, as applicable) that impacts certain business activities such as vendor engagements, sale or sharing of data, employment of certain individuals, and investor agreements. Violations of the rule could lead to significant civil and criminal fines and penalties. The rule applies regardless of whether data is anonymized, key-coded, pseudonymized, de-identified or encrypted, which presents particular challenges for companies like ours that operate in the clinical trial space and impacts our ability to engage in transactions or agreements with certain third parties.

Outside the United States, an increasing number of laws, regulations, and industry standards govern data privacy and security. For example, the European Union’s General Data Protection Regulation (“EU GDPR”), the United Kingdom’s GDPR (“UK GDPR”) (collectively, “GDPR”), Brazil’s General Data Protection Law (Lei Geral de Proteção de Dados Pessoais, or “LGPD”) (Law No. 13,709/2018), Australia’s Privacy Act, and China’s Personal Information Protection Law (“PIPL”) impose strict requirements for processing personal data. For example, under the GDPR, in the event of non-compliance, companies face temporary or definitive bans on data processing and other corrective actions; fines of up to 20 million Euros under the EU GDPR, 17.5 million pounds sterling under the UK GDPR or, in each case, 4% of annual global revenue, whichever is greater; and private litigation related to processing of personal data brought by classes of data subjects and consumer protection organizations authorized at law to represent their interests.

In Canada, the Personal Information Protection and Electronic Documents Act (“PIPEDA”) and various related provincial laws, as well as Canada’s Anti-Spam Legislation (“CASL”), apply to our operations.

Australia’s Privacy Act also applies to our operations. We also conduct studies in Asia and are or may become subject to new and emerging data privacy regimes in Asia, including China’s PIPL and Korea’s Personal Information Protection Act (“PIPA”). For example, China’s PIPL imposes a set of specific obligations on covered businesses in connection with their processing and transfer of personal data and imposes fines of up to RMB 50 million or 5% of the prior year’s total annual revenue of the violator. India’s new privacy legislation, the Digital Personal Data Protection Act (“DPDP”), may also apply to our operations.

In the ordinary course of business, we transfer personal data from Europe and other jurisdictions to the United States and other countries. Europe and other jurisdictions have enacted laws requiring data to be localized or limiting the transfer of personal data to other countries. In particular, the European Economic Area (“EEA”) and the UK have significantly restricted the transfer of personal data to the United States and other countries whose privacy laws it generally believes are inadequate. Other jurisdictions may adopt or have already adopted similarly stringent data localization and cross-border data transfer laws.

Although there are currently various mechanisms that may be used to transfer personal data from the EEA and UK to the United States in compliance with law, such as the EEA standard contractual clauses, the UK’s International Data Transfer Agreement / Addendum, and the EU-U.S. Data Privacy Framework and the UK extension thereto (which allows for transfers to relevant U.S.-based organizations who self-certify compliance and participate in the Framework), these mechanisms are subject to legal challenges, and there is no assurance that we can satisfy or rely on these measures to lawfully transfer personal data to the United States.

If there is no lawful manner for us to transfer personal data from the EEA, the UK or other jurisdictions to the United States or other jurisdictions, or if the requirements for a legally-compliant transfer are too onerous, we could face significant adverse consequences, including the interruption or degradation of our operations, the need to relocate part of or all of our business or data processing activities to other jurisdictions (such as Europe) at significant expense, increased exposure to regulatory actions, substantial fines and penalties, the inability to transfer data and work with partners, vendors and other third parties, and injunctions against our processing or transferring of personal data necessary to operate our business. Additionally, companies that transfer personal data out of the EEA and UK to other jurisdictions, particularly to the United States, are subject to increased scrutiny from regulators, individual litigants, and activist groups. Some European regulators have ordered certain companies to suspend or permanently cease certain transfers out of Europe for allegedly violating the GDPR’s cross-border data transfer limitations.

In addition to data privacy and security laws, we are and may become contractually subject to industry standards adopted by industry groups. We are also bound by contractual obligations related to data privacy and security, and our efforts to comply with such obligations may not be successful. Moreover, clinical trial subjects about whom we or the third parties with whom we work obtain information may contractually limit our ability to use and disclose such information.

We publish privacy policies, marketing materials and other statements, concerning data privacy, and security. Regulators are increasingly scrutinizing these statements, and if these policies, materials or statements are found to be deficient, lacking in transparency, deceptive, unfair, misleading, or misrepresentative of our practices, we may be subject to investigation, enforcement actions by regulators or other adverse consequences.

Our personnel use generative artificial intelligence (“AI”) technologies to perform their work, and the disclosure and use of personal data in AI technologies is subject to various privacy laws and other privacy obligations. Governments have passed and are likely to pass additional laws and regulations regulating AI technologies. Our use of this technology could result in additional compliance costs, regulatory investigations and actions, and lawsuits. If we are unable to use AI and/or automated decision-making technologies, it could make our business less efficient and result in competitive disadvantages.

Obligations related to data privacy and security (and individuals’ data privacy expectations) are quickly changing, becoming increasingly stringent, and creating uncertainty. Additionally, these obligations may be subject to differing applications and interpretations, which may be inconsistent or conflict among jurisdictions. Preparing for and complying with these obligations requires us to devote significant resources, which may necessitate changes to our services, information technologies, systems and practices and to those of any third parties that process personal data on our behalf.

We may at times fail (or be perceived to have failed) in our efforts to comply with our data privacy and security obligations. Moreover, despite our efforts, our personnel or third parties with whom we work may fail to comply with such obligations, which could negatively impact our business operations. If we, or the third parties with whom we work (including our collaborators and third-party providers) fail, or are perceived to have failed, to address or comply with applicable data privacy and security obligations, we could face significant consequences, including but not limited to: government enforcement actions (e.g., investigations, fines, penalties, audits, inspections, and similar); litigation (including class-action claims) and mass arbitration demands; additional reporting requirements and/or oversight; bans or restrictions on processing personal data; orders to destroy or not use personal data; and imprisonment of company officials.

In particular, plaintiffs have become increasingly more active in bringing privacy-related claims against companies, including class claims and mass arbitration demands. Some of these claims allow for the recovery of statutory damages on a per violation basis, and, if viable, carry the potential for monumental statutory damages, depending on the volume of data and the number of violations.

Any of these events could have a material adverse effect on our reputation, business, or financial condition, including but not limited to: loss of customers; interruptions or stoppages in our business operations (including, our clinical trials); inability to process personal data or to operate in certain jurisdictions; limited ability to develop or commercialize our products; expenditure of time and resources to defend any claim or inquiry; adverse publicity; or substantial changes to our business model or operations.

Our business activities may be subject to the U.S. Foreign Corrupt Practices Act (“FCPA”) and similar anti-bribery and anti-corruption laws of other countries in which we operate, as well as U.S. and certain foreign export controls, trade sanctions and import laws and regulations. Compliance with these legal requirements could limit our ability to compete in foreign markets and subject us to liability if we violate them.

If we expand our operations outside of the United States, we must dedicate additional resources to comply with numerous laws and regulations in each jurisdiction in which we plan to operate. Our business activities may be subject to the FCPA and similar anti-bribery or anti-corruption laws, regulations or rules of other countries in which we operate. The FCPA generally prohibits companies and their employees and third party intermediaries from offering, promising, giving or authorizing the provision of anything of value, either directly or indirectly, to a non-U.S. government official in order to influence official action or otherwise obtain or retain business. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls.

Our business is heavily regulated and therefore involves significant interaction with public officials, including officials of non-U.S. governments. Additionally, in many other countries, hospitals owned and operated by the government, and doctors and other hospital employees would be considered foreign officials under the FCPA. There is no certainty that all of our employees, agents or contractors, or those of our affiliates, will comply with all applicable laws and regulations, particularly given the high level of complexity of these laws. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or our employees, disgorgement and other sanctions and remedial measures, and prohibitions on the conduct of our business. Any such violations could include prohibitions on our ability to offer our product in one or more countries and could materially damage our reputation, our brand, our international activities, our ability to attract and retain employees and our business.

In addition, our product and activities may be subject to U.S. and foreign export controls, trade sanctions and import laws and regulations. Governmental regulation of the import or export of our product, or our failure to obtain any required import or export authorization for our product, when applicable, could harm our international sales and adversely affect our revenue. Compliance with applicable regulatory requirements regarding the export of our product may create delays in the introduction of our product in international markets or, in some cases, prevent the export of our product to some countries altogether. Furthermore, U.S. export control laws and economic sanctions prohibit the shipment of certain products and services to countries, governments and persons targeted by U.S. sanctions. If we fail to comply with export and import regulations and such economic sanctions, penalties could be imposed, including fines and/or denial of certain export privileges. Moreover, any new export or import restrictions, new legislation or shifting approaches in the enforcement or scope of existing regulations, or in the countries, persons, or product targeted by such regulations, could result in decreased use of our product by, or in our decreased ability to export our product to existing or potential customers with international operations. Any decreased use of our product or limitation on our ability to export or sell access to our product would likely significantly harm our business, financial condition, results of operations and prospects.

Our activities may subject us to various laws relating to foreign and U.S. investments and other transactions, and our failure to comply with these laws could subject us to substantial fines and other penalties, which could adversely affect our business.

With respect to foreign investments, transactions in which we participate may be subject to U.S. laws that regulate foreign investments in and other transactions with U.S. businesses. These laws include Section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment Risk Review Modernization Act of 2018, and the implementing regulations thereof administered by the Committee on Foreign Investment in the United States (“CFIUS”) and codified at 31 C.F.R. Part 800 (the “CFIUS Regulations”).

The CFIUS Regulations authorize CFIUS to review certain foreign investments in and acquisitions of U.S. businesses, and to prohibit, modify, or unwind transactions subject to CFIUS jurisdiction in the event the transaction is determined to raise national security concerns.

With respect to U.S. investment transactions, certain of our activities may be subject to the Outbound Investment Security Program (“OISP”) implemented to effectuate Executive Order 14105, administered by the Department of the Treasury, and codified at 31 C.F.R. Part 850 (the “OISP Regulations”).

The OISP Regulations prohibit or require notification to the Department of the Treasury of certain transactions involving U.S. persons and persons with a qualifying nexus to China (including Hong Kong and Macau) that are engaged in specified activities in the semiconductors and microelectronics, quantum information technology, and artificial intelligence sectors.

Application of these laws may negatively impact our business in various ways, including by restricting our access to capital and markets; limiting mergers and acquisitions, investments, or collaborations we may pursue; increasing our costs and the time necessary to obtain required authorizations and to ensure compliance; and threatening monetary fines, government investigations, business disruption, reputation harm, and other penalties if we do not.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain patent protection for IMG-007 or any future product candidates or if the scope of the patent protection obtained is not sufficiently broad, we may not be able to compete effectively in our markets.

We rely, and will continue to rely, upon a combination of patents, trade secret protection and confidentiality agreements to protect the intellectual property related to IMG-007. Our success depends in large part on our ability to secure and maintain patent protection in the United States and other countries with respect to IMG-007 and any future product candidates we may develop. We seek to protect our proprietary position by filing or collaborating with our licensors to file patent applications in the United States and abroad related to IMG-007 or any future product candidates. The patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Moreover, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain.

Composition of matter patents for biological and pharmaceutical product candidates often provide a strong form of intellectual property protection for those types of products, as such patents provide protection without regard to any method of use. Although our licensing partner Hutchmed received a composition of matter patent in the U.S. and Taiwan for IMG-007, we cannot be certain that the claims in Hutchmed’s pending patent applications directed to composition of matter of IMG-007 will be considered patentable by patent offices in other foreign countries. Method of use patents protect the use of a product for the specified method. This type of patent does not prevent a competitor from making and marketing a product that is identical to our product for an indication that is outside the scope of the patented method.

It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. Therefore, these patents and patent applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. The patent applications that we own or in-license may fail to result in issued patents with claims that cover IMG-007 and any future product candidates we may develop in the United States or in other foreign countries, in whole or in part. Alternately, the existing patents that we own or in-license and any future patents we obtain may not be sufficiently broad to prevent others from developing competing products and technologies. It is possible that not all potentially relevant prior art relating to our patents and patent applications has been found, which can prevent a patent from issuing from a pending patent application or later invalidate or narrow the scope of an issued patent. For example, publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing or, in some cases, not at all. Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in our patents or pending patent applications, or that we were the first to file for patent protection of such inventions. Even if patents do successfully issue and even if such patents cover IMG-007 and any future product candidates we may develop, third parties may challenge their validity, ownership, enforceability or scope thereof, which may result in such patents being narrowed, invalidated, or held unenforceable or circumvented. Any successful challenge to these patents or any other patents owned by or licensed to us could deprive us of rights necessary for the successful commercialization of IMG-007 or any future product candidates. In addition, the issuance of a patent does not give us the right to practice the patented invention. Third parties may have blocking patents that could prevent us from marketing IMG-007 or any future product candidates, if approved, or practicing our own patented technology. Our competitors may be able to circumvent our patents by developing similar or alternative product candidates in a non-infringing manner. Further, if we encounter delays in regulatory approvals, the period of time during which we could market IMG-007 or any future product candidate under patent protection could be reduced. If any of our patents expire or are challenged, invalidated, circumvented or otherwise limited by third parties prior to the commercialization of IMG-007 or any future product candidates, and if we do not own or have exclusive rights to other enforceable patents protecting IMG-007 or any future product candidates, competitors and other third parties could market products and use processes that are substantially similar, or superior, to ours and our business would suffer.

If the patent applications we hold or have in-licensed with respect to IMG-007 or any future product candidates fail to issue, if their validity, breadth or strength of protection is threatened, or if they fail to provide meaningful exclusivity for any of IMG-007 or any future product candidates, it could dissuade companies from collaborating with us to develop product candidates, encourage competitors to develop competing products or technologies and threaten our ability to commercialize future product candidates. Any such outcome could harm our business.

We are a party to the Hutchmed Agreement which is important to our business, and we may enter into additional license agreements in the future. Our Hutchmed Agreement imposes, and we expect that future license agreements will impose, various diligence, milestone payments, royalties and other obligations on us. See Note 15 to our consolidated financial statements included elsewhere in this prospectus. If we fail to comply with our obligations under these agreements, or we are subject to a bankruptcy, or, in some cases, under other circumstances, the licensor may have the right to terminate the license, in which event we would not be able to market product candidate(s) covered by the license.

The patent position of biotechnology and pharmaceutical companies is generally highly uncertain, involves complex legal, scientific and factual questions, and is characterized by the existence of large numbers of patents and frequent litigation based on allegations of patent or other intellectual property infringement or violation. The standards that the USPTO and its foreign counterparts use to grant patents are not always applied predictably or uniformly. In addition, the laws of jurisdictions outside the United States may not protect our rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting and defending such rights in foreign jurisdictions. For example, European patent law restricts the patentability of methods of treatment of the human body more than United States law does. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection. Since patent applications in the United States and other jurisdictions are confidential for a period of time after filing, we cannot be certain that we were the first to file for patents covering our inventions. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our pending and future patent applications may not result in the issuance of patents, or may result in the issuance of patents which fail to protect IMG-007 or any future product candidates, in whole or in part, or which fail to effectively prevent others from commercializing competitive technologies and products.

The issuance of a patent is not conclusive as to its inventorship, ownership, scope, validity or enforceability and our owned and licensed patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and products. We may become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings challenging our owned or licensed patent rights. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology or products and compete directly with us, without payment to us. Thus, even if our patent applications issue as patents, they may not issue in a form that will provide us with meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage.

Moreover, patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after it is filed. Various extensions may be available; however, the life of a patent and the protection it affords, is limited. Without patent protection for IMG-007 or any future product candidates, we may be open to competition from biosimilar versions of such products. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

Third parties may assert claims against us alleging infringement of their patents and proprietary rights, or we may need to become involved in lawsuits to defend or enforce our patents, either of which could result in substantial costs or loss of productivity, delay or prevent the development and commercialization of IMG-007 or any future product candidates, prohibit our use of proprietary technology or sale of products or put our patents and other proprietary rights at risk.

Our commercial success depends, in part, upon our ability to develop, manufacture, market and sell IMG-007 and any future product candidates without alleged or actual infringement, misappropriation or other violation of the patents and proprietary rights of third parties. However, our research, development and commercialization activities may be subject to claims that we infringe or otherwise violate patents or other intellectual property rights owned or controlled by third parties. Litigation relating to infringement or misappropriation of patent and other intellectual property rights in the pharmaceutical and biotechnology industries is common, including patent infringement lawsuits, interferences, derivation and administrative law proceedings, inter partes review and post-grant review before the USPTO, as well as oppositions and similar processes in foreign jurisdictions. The various markets in which we plan to operate are subject to frequent and extensive litigation regarding patents and other intellectual property rights. Our competitors in both the United States and abroad, many of which have substantially greater resources and have made substantial investments in patent portfolios and competing technologies, may have applied for or obtained or may in the future apply for or obtain, patents that will prevent, limit or otherwise interfere with our ability to make, use and sell, if approved, IMG-007 or any future product candidates. In addition, many companies in intellectual property-dependent industries, including the biotechnology and pharmaceutical industries, have employed intellectual property litigation as a means to gain an advantage over their competitors. Numerous U.S., EU and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing IMG-007 or any future product candidates, and as the biotechnology and pharmaceutical industries expand and more patents are issued, and as we gain greater visibility and market exposure as a public company, the risk increases that IMG-007 or any future product candidates may be subject to claims of infringement of the intellectual property rights of third parties. Some claimants may have substantially greater resources than we do and may be able to sustain the costs of complex intellectual property litigation to a greater degree and for longer periods of time than we could. In addition, patent holding companies that focus solely on extracting royalties and settlements by enforcing patent rights may target us.

We may be subject to third-party claims including patent infringement, interference or derivation proceedings, post-grant review and inter partes review before the USPTO or similar adversarial proceedings or litigation in other jurisdictions. Even if such claims are without merit, a court of competent jurisdiction could hold that these third-party patents are valid, enforceable and infringed, and the holders of any such patents may be able to block our ability to commercialize the applicable product candidate unless we obtained a license under the applicable patents, or until such patents expire or are finally determined to be invalid or unenforceable. There may be third-party patents or patent applications with claims to compositions, formulations, or methods of treatment, prevention use, or manufacture of IMG-007 or any future product candidates or technologies. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that IMG-007 or any future product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover aspects of our compositions, formulations, or methods of treatment, prevention or use, the holders of any such patents may be able to prohibit our use of those compositions, formulations, methods of treatment, prevention or use or other technologies, effectively blocking our ability to progress the clinical development of or commercialize the applicable product candidate until such patent expires or is finally determined to be invalid or unenforceable or unless we obtained a license.

We also may be subject to third party claims arising from prior employment agreements and/or consulting agreements entered into by our officers, employees, independent contractors and/or consultants. Claims may include breach of nondisclosure, nonuse, noncompetition and non-solicitation provisions, intellectual property assignment and ownership, and misuse or misappropriation of intellectual property, trade secrets and other confidential information, among others. If a court of competent jurisdiction finds that we breached the provisions of third-party consulting agreements, we may be prohibited from using certain intellectual property, trade secrets and confidential information, effectively blocking our ability to seek patent protection for our inventions and halting the progress of our clinical development and commercialization efforts.

In addition, defending such claims would cause us to incur substantial expenses and, if successful, could cause us to pay substantial damages if we are found to be infringing a third party’s intellectual property rights.

These damages potentially include increased damages and attorneys’ fees if we are found to have infringed such rights willfully. Further, if a patent infringement suit is brought against us or our third-party service providers, our development, manufacturing or sales activities relating to the product or product candidate that is the subject of the suit may be delayed or terminated, as parties making claims against us may obtain injunctive or other equitable relief. As a result of patent infringement claims, or in order to avoid potential infringement claims, we may choose to seek, or be required to seek, a license from the third party, which may require payment of substantial royalties or fees, or require us to grant a cross-license under our intellectual property rights. These licenses may not be available on reasonable terms or at all. Even if a license can be obtained on reasonable terms, the rights may be nonexclusive, which would give our competitors access to the same intellectual property rights. If we are unable to enter into a license on acceptable terms, we could be prevented from commercializing IMG-007 or any future product candidates, or forced to modify such product candidates, or to cease some aspect of our business operations, which could harm our business significantly. We might also be forced to redesign or modify IMG-007 or any future product candidates so that we no longer infringe the third-party intellectual property rights, which may result in significant cost or delay to us, or which redesign or modification could be impossible or technically infeasible. Even if we were ultimately to prevail, any of these events could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business. Intellectual property litigation, regardless of its outcome, may cause negative publicity, adversely impact prospective customers, cause product shipment delays, or prohibit us from manufacturing, importing, marketing or otherwise commercializing our products, services and technology. In addition, if the breadth or strength of protection provided the patents and patent applications we own or in-license is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize IMG-007 or any future product candidates.

Competitors may infringe our patents or other intellectual property. If we or one of our licensors were to initiate legal proceedings against a third party to enforce a patent covering IMG-007 or any future product candidates, the defendant could counterclaim that our patent is invalid or unenforceable. In patent litigation in the United States and in Europe, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, for example, lack of novelty, obviousness lack of written description, or non-enablement. Third parties might allege unenforceability of our patents because during prosecution of the patent an individual connected with such prosecution withheld relevant information or made a misleading statement. Interference or derivation proceedings provoked by third parties or brought by us or declared by the USPTO may be necessary to determine the priority of inventions with respect to our patents or patent applications. The outcome of proceedings involving assertions of invalidity and unenforceability during patent litigation is unpredictable. With respect to the validity of patents, for example, we cannot be certain that there is no invalidating prior art of which we and the patent examiner were unaware during prosecution, but that an adverse third party may identify and submit in support of such assertions of invalidity. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on IMG-007 or any future product candidates. Our patents and other intellectual property rights also will not protect our technology if competitors design around our protected technology without infringing our patents or other intellectual property rights.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors view these announcements in a negative light, the price of our shares could be adversely affected. Such litigation or proceedings could substantially increase our operating losses and reduce our resources available for development activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have an adverse effect on our ability to compete in the marketplace.

We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect our ability to develop, manufacture and market IMG-007 or any future product candidates.

It is possible that our or our licensors’ patent searches or analyses, including but not limited to the identification of relevant patents, analysis of the scope of relevant patent claims or determination of the expiration of relevant patents, are not complete or thorough. It is also possible that we have not identified each and every third-party patent and pending application in the United States, Europe and elsewhere that is relevant to or necessary for the commercialization of IMG-007 or any future product candidates in any jurisdiction. Patent applications in the United States, the EU and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering IMG-007 or any future product candidates could be filed by others without our knowledge. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover IMG-007 or any future product candidates or the use of such product candidates. After issuance, the scope of patent claims remains subject to construction as determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect, which may negatively impact our ability to market IMG-007 or any future product candidates. We may incorrectly determine that IMG-007 or any future product candidates are not covered by a third-party patent or may incorrectly predict whether a third party’s pending application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States, the EU or elsewhere that we consider relevant may be incorrect, which may negatively impact our ability to develop and market IMG-007 or any future product candidates. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market IMG-007 or any future product candidates, if approved.

If we fail to identify or correctly interpret relevant patents, we may be subject to infringement claims. We cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims. If we fail in any such dispute, in addition to being forced to pay monetary damages, we may be temporarily or permanently prohibited from commercializing IMG-007 or any future product candidates. We might, if possible, also be forced to redesign IMG-007 or any future product candidates in a manner that no longer infringes third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business.

Changes in patent laws or patent jurisprudence could diminish the value of patents in general, thereby impairing our ability to protect IMG-007 or any future product candidates.

As is the case with other biotechnology companies, our success is heavily dependent on our intellectual property, particularly our patents. Obtaining and enforcing patents in the biotechnology industry involves both technological and legal complexity. Therefore, obtaining and enforcing biotechnology patents is costly, time-consuming and inherently uncertain. In addition, the Leahy-Smith America Invents Act (“AIA”) which was passed in September 2011, resulted in significant changes to the U.S. patent system.

An important change introduced by the AIA is that, as of March 16, 2013, the United States transitioned from a “first-to-invent” to a “first-to-file” system for deciding which party should be granted a patent when two or more patent applications are filed by different parties claiming the same invention. Under a “first-to-file” system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to a patent on the invention regardless of whether another inventor had made the invention earlier. A third party that files a patent application in the USPTO after that date but before us could therefore be awarded a patent covering an invention of ours even if we made the invention before it was made by the third party. This will require us to be cognizant going forward of the time from invention to filing of a patent application and be diligent in filing patent applications, but circumstances could prevent us from promptly filing patent applications on our inventions.

Among some of the other changes introduced by the AIA are changes that limit where a patentee may file a patent infringement suit and providing opportunities for third parties to challenge any issued patent in the USPTO. This applies to all of our U.S. patents, even those issued before March 16, 2013. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action.

Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. It is not clear what, if any, impact the AIA will have on the operation of our business. However, the AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of our or our licensors’ patent applications and the enforcement or defense of our or our licensors’ issued patents.

The U.S. Supreme Court has ruled on several patent cases in recent years either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations, and there are other open questions under patent law that courts have yet to decisively address. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways and could weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future. In addition, the European patent system is relatively stringent in the type of amendments that are allowed during prosecution, but, the complexity and uncertainty of European patent laws has also increased in recent years. Complying with these laws and regulations could limit our ability to obtain new patents in the future that may be important for our business.

Further, on June 1, 2023, the European Patent Package (“EU Patent Package”) regulations were implemented with the goal of providing a single pan-European Unitary Patent and a new European Unified Patent Court (“UPC”), for litigation involving European patents. Under the UPC, all European patents, including those issued prior to ratification of the European Patent Package, will by default automatically fall under the jurisdiction of the UPC. The UPC provides our competitors with a new forum to centrally revoke our European patents, and allows for the possibility of a competitor to obtain pan-European injunctions. It will be several years before we will understand the scope of patent rights that will be recognized and the strength of patent remedies provided by the UPC. As the UPC is a new court system, there is no precedent for the court, increasing the uncertainty of any litigation. We will have the right to opt our patents out of the UPC over the first seven years of the court’s existence, but doing so may preclude us from realizing the benefits, if any, of the new unified court.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The USPTO, European and other patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In addition, periodic maintenance and annuity fees on any issued patent are due to be paid to the USPTO, European and other patent agencies over the lifetime of the patent. While an inadvertent failure to make payment of such fees or to comply with such provisions can in many cases be cured by additional payment of a late fee or by other means in accordance with the applicable rules, there are situations in which non-compliance with such provisions will result in the abandonment or lapse of the patent or patent application, and the partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents within prescribed time limits. If we or our licensors fail to maintain the patents and patent applications covering IMG-007 or any future product candidates or if we or our licensors otherwise allow our patents or patent applications to be abandoned or lapse, it can create opportunities for competitors to enter the market, which would hurt our competitive position and could impair our ability to successfully progress clinical development of or commercialize IMG-007 or any future product candidates in any indication for which they may be approved.

We enjoy only limited geographical protection with respect to certain patents and we may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents covering IMG-007 or any future product candidates in all countries throughout the world would be prohibitively expensive, and even in countries where we have sought protection for our intellectual property, such protection can be less extensive than those in the United States. The requirements for patentability may differ in certain countries, particularly developing countries, and the breadth of patent claims allowed can be inconsistent. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. In-licensing patents covering IMG-007 or any future product candidates in all countries throughout the world may similarly be prohibitively expensive, if such opportunities are available at all. And in-licensing or filing, prosecuting and defending patents even in only those jurisdictions in which we develop or commercialize IMG-007 or any future product candidates may be prohibitively expensive or impractical. Competitors may use our and our licensors’ technologies in jurisdictions where we have not obtained patent protection or licensed patents to develop their own products and, further, may export otherwise infringing products to territories where we and our licensors have patent protection, but where enforcement is not as strong as that in the United States or the EU. These products may compete with IMG-007 or any future product candidates, and our or our licensors’ patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

In addition, we may decide to abandon national and regional patent applications while they are still pending. The grant proceeding of each national or regional patent is an independent proceeding which may lead to situations in which applications may be rejected by the relevant patent office, while substantively similar applications are granted by others. For example, relative to other countries, China has a heightened requirement for patentability with respect to written description and experimental data in support of a claimed drug or medical use. Furthermore, generic drug manufacturers or other competitors may challenge the scope, validity or enforceability of our or our licensors’ patents, requiring us or our licensors to engage in complex, lengthy and costly litigation or other proceedings. Generic drug manufacturers may develop, seek approval for and launch generic versions of our products. It is also quite common that depending on the country, the scope of patent protection may vary for the same product candidate or technology.

The laws of some jurisdictions do not protect intellectual property rights to the same extent as the laws or regulations in the United States and the EU and many companies have encountered significant difficulties in protecting and defending proprietary rights in such jurisdictions. Moreover, the legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets or other forms of intellectual property, particularly those relating to biotechnology products, which could make it difficult for us to prevent competitors in some jurisdictions from marketing competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, are likely to result in substantial costs and divert our efforts and attention from other aspects of our business, and additionally could put at risk our or our licensors’ patents of being invalidated or interpreted narrowly, could increase the risk of our or our licensors’ patent applications not issuing, or could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, while damages or other remedies may be awarded to the adverse party, which may be commercially significant. If we prevail, damages or other remedies awarded to us, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license. Furthermore, while we intend to protect our intellectual property rights in our expected significant markets, we cannot ensure that we will be able to initiate or maintain similar efforts in all jurisdictions in which we may wish to market IMG-007 or any future product candidates. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate, which may have an adverse effect on our ability to successfully commercialize IMG-007 or any future product candidates in all of our expected significant foreign markets. If we or our licensors encounter difficulties in protecting, or are otherwise precluded from effectively protecting, the intellectual property rights important for our business in such jurisdictions, the value of these rights may be diminished and we may face additional competition in those jurisdictions.

In some jurisdictions including EU countries, compulsory licensing laws compel patent owners to grant licenses to third parties. In addition, some countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors are forced to grant a license to third parties under patents relevant to our business, or if we or our licensors are prevented from enforcing patent rights against third parties, our competitive position may be substantially impaired in such jurisdictions.

If we do not obtain patent term extension in the United States under the Hatch-Waxman Act and in foreign countries under similar legislation, thereby potentially extending the term of marketing exclusivity for IMG-007 or any future product candidates, our business may be harmed.

In the United States, a patent that covers an FDA-approved drug or biologic may be eligible for a term extension designed to restore the period of the patent term that is lost during the premarket regulatory review process conducted by the FDA. Depending upon the timing, duration and conditions of FDA marketing approval of IMG-007 or any future product candidates, one or more of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984 (the “Hatch-Waxman Act”), which permits a patent term extension of up to five years for a patent covering an approved product as compensation for effective patent term lost during product development and the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, and only claims covering such approved drug product, a method for using it or a method for manufacturing it may be extended. In the EU, IMG-007 and any future product candidates may be eligible for term extensions based on similar legislation. In either jurisdiction, however, we may not receive an extension if we fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. Even if we are granted such extension, the duration of such extension may be less than our request. If we are unable to obtain a patent term extension, or if the term of any such extension is less than our request, the period during which we can enforce our patent rights for that product will be in effect shortened and our competitors may obtain approval to market competing products sooner. The resulting reduction of years of revenue from applicable products could be substantial.

Our proprietary rights may not adequately protect IMG-007 or any future product candidates, and do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. The following examples are illustrative:

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others may be able to make products that are the same as or similar to IMG-007 or any of our future product candidates but that are not covered by the claims of the patents that we own or have exclusively licensed;

•	others, including inventors or developers of our owned or in-licensed patented technologies who may become involved with competitors, may independently develop similar technologies that function as alternatives or replacements for any of our technologies without infringing our intellectual property rights;

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we or our licensors or our other collaboration partners might not have been the first to conceive and reduce to practice the inventions covered by the patents or patent applications that we own, license or will own or license;

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we or our licensors or our other collaboration partners might not have been the first to file patent applications covering certain of the patents or patent applications that we or they own or have obtained a license, or will own or will have obtained a license;

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we or our licensors may fail to meet obligations to the U.S. government with respect to in-licensed patents and patent applications funded by U.S. government grants, leading to the loss of patent rights;

•	it is possible that our or our licensors’ pending patent applications will not result in issued patents;

•	it is possible that there are prior public disclosures that could invalidate our or our licensors’ patents;

•	issued patents that we own or exclusively license may not provide us with any competitive advantage, or may be held invalid or unenforceable, as a result of legal challenges by our competitors;

•	we may not exclusively license our patents and, therefore, may not have a competitive advantage if such patents are licensed to others;

•

our competitors might conduct research and development activities in countries where we do not have patent rights, or in countries where research and development safe harbor laws exist, and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	ownership, validity or enforceability of our or our licensors’ patents or patent applications may be challenged by third parties; and

•	the patents of third parties or pending or future applications of third parties, if issued, may have an adverse effect on our business.

Our reliance on third parties may require us to share our trade secrets, which increases the possibility that our trade secrets will be misappropriated or disclosed, and confidentiality agreements with employees and third parties may not adequately prevent disclosure of trade secrets and protect other proprietary information.

We consider trade secrets and confidential know-how to be important to our business. We may rely on trade secrets and confidential know-how to protect our technology, especially where patent protection is believed by us to be of limited value. However, trade secrets and confidential know-how are difficult to protect, and we have limited control over the protection of trade secrets and confidential know-how used by our licensors, collaborators and suppliers. Because we rely on third parties to manufacture IMG-007, may continue to do so in the future and expect to collaborate with third parties on the development of IMG-007 or any future product candidates we develop, we may, at times, share trade secrets and confidential know-how with them. We also conduct joint research and development programs that may require us to share trade secrets and confidential know-how under the terms of our research and development partnerships or similar agreements. Under such circumstances, trade secrets and confidential know-how can be difficult to maintain as confidential.

To protect this type of information against disclosure or appropriation by competitors, our policy is to require our employees, consultants, contractors and advisors to enter into confidentiality agreements and, if applicable, material transfer agreements, consulting agreements or other similar agreements with us prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, including our trade secrets. However, current or former employees, consultants, contractors and advisers may unintentionally or willfully disclose our confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. The need to share trade secrets and other confidential know-how increases the risk that such trade secrets and confidential know-how become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our competitive position is based, in part, on our confidential know-how and trade secrets, a competitor’s discovery of our trade secrets and/or confidential know-how or other unauthorized use or disclosure would impair our competitive position and may have an adverse effect on our business and results of operations. Enforcing a claim that a third party obtained illegally and is using trade secrets and/or confidential know-how is expensive, time consuming and unpredictable, and the enforceability of confidentiality agreements may vary from jurisdiction to jurisdiction. Courts outside the United States are sometimes less willing to protect proprietary information, technology and know-how. Further, we may need to share our trade secrets and confidential know-how with future business partners, collaborators, contractors and others located in countries at heightened risk of theft of trade secrets, including through direct intrusion by private parties or foreign actors, and those affiliated with or controlled by state actors.

In addition, these agreements typically restrict the ability of our advisors, employees, third-party contractors and consultants to publish data potentially relating to our trade secrets or confidential know-how, although our agreements may contain certain limited publication rights. Despite our efforts to protect our trade secrets and confidential know-how, our competitors may discover them, either through breach of our agreements with third parties, independent development or publication of information by any of our third-party collaborators. A competitor’s discovery of our trade secrets and/or confidential know-how would impair our competitive position and have an adverse impact on our business.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our unregistered trademarks or trade names. Over the long term, if we are unable to successfully register our trademarks and trade names and establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely impact our financial condition or results of operations.

We may need to license additional intellectual property from third parties, and any such licenses may not be available or may not be available on commercially reasonable terms.

The growth of our business may depend in part on our ability to acquire or in-license additional proprietary rights. For example, IMG-007 or any future product candidates may require the use of additional proprietary rights held by third parties. IMG-007 or any future product candidates may also require specific formulations to work effectively and efficiently. These formulations may be covered by intellectual property rights held by others. We may develop products containing our compositions and pre-existing pharmaceutical compositions. These pharmaceutical products may be covered by intellectual property rights held by others. We may be unable to acquire or in-license any relevant third-party intellectual property rights that we identify as necessary or important to our business operations. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all, which would harm our business. We may need to cease use of the compositions or methods covered by such third-party intellectual property rights, and may need to seek to develop alternative approaches that do not infringe on such intellectual property rights which may entail additional costs and development delays, even if we were able to develop such alternatives, which may not be feasible. Even if we are able to obtain a license under such intellectual property rights, any such license may be non-exclusive, which may allow our competitors access to the same technologies licensed to us.

We may fail to obtain or enforce assignments of intellectual property rights from our employees and contractors.

While it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing an enforceable agreement with each party who in fact conceives or develops intellectual property that we regard as our own. Furthermore, our assignment agreements may not be self-executing or may be breached, and we may be forced to bring or defend claims to determine the ownership of what we regard as our intellectual property, and we may not be successful in such claims. If we fail in bringing or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights. Such an outcome could materially adversely affect our business, financial condition, results of operations and growth prospects. Even if we are successful in defending against such claims, litigation could result in substantial costs and distraction to management and other employees.

Confidentiality agreements with employees and third parties may not prevent unauthorized disclosure of trade secrets and other proprietary information.

In addition to the protection afforded by patents, we rely on trade secret protection and confidentiality agreements to protect trade secrets, confidential know-how, processes for which patents are difficult to enforce, and any other elements of our product discovery and development processes that involve proprietary information or technology that is not covered by patents. Trade secrets, however, may be difficult to protect. Although we require all of our employees to assign their inventions to us, and require all of our employees and key consultants who have access to our confidential know-how, information, or technology to enter into confidentiality agreements, we cannot be certain that our trade secrets and other confidential information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Furthermore, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent unauthorized material disclosure of our intellectual property to third parties, we will not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, operating results and financial condition.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of their former employers or other third parties.

We do and will continue to employ individuals who were previously employed at universities or other biotechnology or pharmaceutical companies, including our licensors, competitors or potential competitors. Although we seek to protect our ownership of intellectual property rights by ensuring that our agreements with our employees, consultants, collaborators, independent contractors and other third parties with whom we do business include provisions requiring such parties to assign rights in inventions to us and to not use the know-how or confidential information of their former employer or other third parties, we may be subject to claims that we or our employees, consultants, collaborators or independent contractors have inadvertently or otherwise used or disclosed know-how or confidential information of their former employers or other third parties. We may also be subject to claims that former employers or other third parties have an ownership interest in our patents.

Litigation may be necessary to defend against these claims. We may not be successful in defending these claims, and if we do fail in defending any such claims, in addition to paying monetary damages, we may lose valuable personnel or intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property, which could result in customers seeking other sources for the technology, or in ceasing from doing business with us. Any such intellectual property rights could be awarded to a third party, and we could be required to obtain a license from such third party to progress our clinical development programs or commercialize IMG-007 or any future product candidates. Such a license may not be available on commercially reasonable terms or at all. Even if we are successful, litigation could result in substantial cost and reputational loss and be a distraction to our management and other employees. Moreover, any such litigation or the threat thereof may adversely affect our reputation, our ability to form strategic alliances or sublicense our rights to collaborators, engage with scientific advisors or hire employees or consultants, each of which would have an adverse effect on our business, results of operations and financial condition.

Risks Related to our Industry and Business

We will need to expand our organization, and we may experience challenges in managing this growth as we build our capabilities, which could disrupt our operations.

As of December 31, 2025, we had 15 full-time employees. We will need to expand our organization, and we may have difficulty identifying, hiring and integrating new personnel. Future growth would impose significant additional responsibilities on our management, including the need to identify, recruit, maintain, motivate and integrate additional employees, consultants and contractors. Also, our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of IMG-007 or any future product candidates. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and/or grow revenues could be reduced, and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize IMG-007 or any future product candidates and compete effectively will depend, in part, on our ability to effectively manage any future growth.

Our future success depends on our ability to retain our key personnel and to attract, retain and motivate qualified personnel.

Our industry has experienced a high rate of turnover of management personnel in recent years. We are highly dependent on our executive officers, as well as the other members of our management, scientific and clinical teams. We do not have formal employment agreements with certain of our executive officers and any of our executive officers may terminate their employment with us at any time. In addition our executive officers are entitled to receive certain severance benefits in connection with their voluntary resignation of employment for good reason, as defined in their applicable employment or severance agreements.

If we lose one or more of our executive officers or key employees, our ability to implement our business strategy successfully could be seriously harmed. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of highly specialized skills and experience required to develop, gain regulatory approval of and commercialize our product candidates successfully. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate these additional key personnel on acceptable terms given the competition among numerous biopharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be engaged by entities other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. If we are unable to continue to attract and retain high quality personnel, our ability to advance the clinical development of and commercialize product candidates will be limited.

If our information technology systems or those third parties with whom we work or our data are or were compromised, we could experience adverse consequences resulting from such compromise, including, but not limited to, interruptions to our operations such as our clinical trials, claims that we breached our data protection obligations, harm to our reputation, regulatory investigations or actions, litigation, fines and penalties, disruptions of our business operations, reputational harm, loss of revenue or profits, and other adverse consequences.

In the ordinary course of our business, we and the third parties with whom we work process confidential and sensitive data, including intellectual property, pre-clinical and clinical trial data, trade secrets, proprietary business information and personal information of employees, business partners and service providers (collectively, “sensitive information”) necessary to conduct our business in our and the third parties’ with whom we work data centers and networks. The secure processing, maintenance and transmission of this sensitive information is critical to our operations. Cyber-attacks, malicious internet-based activity, online and offline fraud, and other similar activities threaten the confidentiality, integrity, and availability of our sensitive information and information technology systems, and those of the third parties with whom we work (including our current and future CROs). Such threats are prevalent, continue to rise, are increasingly difficult to detect and come from a variety of sources, including traditional computer “hackers,” threat actors, “hacktivists,” organized criminal threat actors, personnel, sophisticated nation states and nation-state supported actors, including via advanced persistent threat intrusions.

Some actors now engage and are expected to continue to engage in cyber-attacks, including without limitation nation-state actors for geopolitical reasons and in conjunction with military conflicts and defense activities. During times of war and other major conflicts, we, the third parties with whom we work, may be vulnerable to a heightened risk of these attacks, including retaliatory cyber-attacks, that could materially disrupt our systems and operations, supply chain, and ability to produce, sell and distribute our goods and services.

We, and the third parties with whom we work are subject to a variety of evolving threats, including but not limited to social engineering attacks (including through deep fakes, which are increasingly more difficult to identify as fake, and phishing attacks), malicious code (such as viruses and worms), malware (including as a result of advanced threat intrusions), ransomware attacks, supply-chain attacks, denial-of-service attacks, credential stuffing attacks, credential harvesting, server malfunction, personnel misconduct or error, software bugs, software and hardware failures, loss of data or other information technology assets, adware, attacks enhanced or facilitated by artificial intelligence (“AI”), natural disasters (such as earthquakes, fires, and floods), terrorism, war and telecommunication and electrical failures or other similar threats.

In particular, severe ransomware attacks are becoming increasingly prevalent and severe and can lead to significant interruptions, delays, or outages in our operations, loss of data (including sensitive information), loss of income, significant extra expenses to restore data or systems, reputational harm and the diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but we may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting such payments.

It may be difficult and/or costly to detect, investigate, mitigate, contain, and remediate a security incident. Our efforts to do so may not be successful. Actions taken by us or the third parties with whom we work to detect, investigate, mitigate, contain, and remediate a security incident could result in outages, data losses, and disruptions of our business. Threat actors may also gain access to other networks and systems after a compromise of our networks and systems. For example, threat actors may use an initial compromise of one part of our environment or those of third parties with whom we work to gain access to other parts of the relevant environments, or leverage a compromise of our networks or systems to gain access to the networks or systems of third parties with whom we work, such as through phishing or supply chain attacks. Remote work poses risks to our information technology systems and data, as our personnel utilize network connections, computers and devices outside our premises or network, including working at home, while in transit and in public locations.

Future or past business transactions (such as acquisitions or integrations) could expose us to additional cybersecurity risks and vulnerabilities, as our systems could be negatively affected by vulnerabilities present in acquired or integrated entities’ systems and technologies. Furthermore, we may discover security issues that were not found during due diligence of such acquired or integrated entities, and it may be difficult to integrate companies into our information technology environment and security program.

We rely on third parties to operate critical business systems to process sensitive information in a variety of contexts, including, without limitation, cloud-based infrastructure, data center facilities, encryption and authentication technology, email, clinical trials and other functions. Our ability to monitor these third parties’ information security practices is limited, and the third parties with whom we work may not have adequate information security measures in place. If these parties experience a security incident or other interruption, we could experience adverse consequences. While we may be entitled to damages if the third parties with whom we work fail to satisfy their data privacy or security-related obligations to us, any award may be insufficient to cover our damages, or we may be unable to recover such award. In addition, supply-chain attacks have increased in frequency and severity, and we cannot guarantee that third parties’ infrastructure in our supply chain or that of the third parties with whom we work have not been compromised.

While we have implemented security measures designed to protect against security incidents, there can be no assurance that these measures will be effective. We take steps designed to detect, mitigate and remediate vulnerabilities in our information technology systems (such as our hardware and/or software and those of third parties with whom we work). We have not, and may not in the future, however, detect and remediate all such vulnerabilities including on a timely basis. Further, we may experience delays in developing and deploying remedial measures and patches designed to address identified vulnerabilities. Vulnerabilities could be exploited and result in a security breach.

Certain of the previously identified or similar threats have in the past and may in the future cause a security incident or other interruption that could result in unauthorized, unlawful, or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure of, or access to our sensitive information or our information technology systems, or those of the third parties with whom we work. A security incident or other interruption could disrupt our ability (and that of third parties with whom we work) to provide our services.

We may expend significant resources or modify our business activities (including our clinical trial activities) to try to protect against security incidents. Certain data privacy and security obligations have required us to implement and maintain specific security measures or industry-standard or reasonable security measures designed to protect our information technology systems and sensitive information. Applicable data privacy and security obligations may require us, or we may voluntarily choose, to notify relevant stakeholders, including affected individuals, regulators and investors, of security incidents or to take other actions, such as providing credit monitoring and identity theft protection services. Such disclosures and related actions are costly, and the disclosure or the failure to comply with such applicable requirements could lead to adverse consequences.

If we (or the third parties with whom we work) experience a security incident or are perceived to have experienced a security incident, we could face adverse consequences, such as government enforcement actions (for example, investigations, fines, penalties, audits, and inspections), additional reporting requirements and/or oversight, restrictions on processing sensitive information (including personal data), litigation (including class claims), indemnification obligations, monetary fund diversions, diversion of management attention, negative publicity; reputational harm; financial loss, interruptions in our operations (including availability of data), disruptions to our operations; and a loss of confidence in us and our ability to conduct clinical trials. For example, the loss of preclinical study or clinical trial data from completed, ongoing or planned trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. Additionally, theft of our sensitive information could require substantial expenditures to remedy. To the extent that any disruption or security breach were to result in a loss of or damage to our data or applications, or inappropriate disclosure of sensitive information, we could incur liability, and the further development of IMG-007 or any future product candidates could be delayed. Further, our insurance coverage may not be sufficient to cover the financial, legal, arise from our privacy and security practices including any compromise of our data or information technology systems. We also cannot be sure that such coverage will continue to be available on commercially reasonable terms or at all, or that such coverage will pay future claims.

Our contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in our contracts are sufficient to protect us from liabilities, damages, or claims related to our data privacy and security obligations. In addition to experiencing a security incident, third parties may gather, collect, or infer sensitive information about us from public sources, data brokers, or other means that reveals competitively sensitive details about our organization and could be used to undermine our competitive advantage or market position. Additionally, our sensitive information could be leaked, disclosed, or revealed as a result of or in connection with our employees’, personnel’s, or vendors’ use of generative AI technologies.

Our business is subject to risks arising from pandemic and epidemic diseases.

The COVID-19 worldwide pandemic presented substantial public health and economic challenges and affected our employees, patients, physicians and other healthcare providers, communities and business operations, as well as the U.S. and global economies and financial markets. Any future pandemic or epidemic disease outbreaks could disrupt the supply chain and the manufacture or shipment of IMG-007 or any future product candidates for use in our clinical trials and research and preclinical studies and, delay, limit or prevent our employees and CROs from continuing research and development activities, impede our clinical trial initiation and recruitment and the ability of patients to continue in clinical trials, alter the results of the clinical trial due to disease progression in participants, impede testing, monitoring, data collection and analysis and other related activities, any of which could delay our preclinical studies and clinical trials and increase our development costs, and have a material adverse effect on our business, financial condition and results of operations. Any future pandemic or epidemic disease outbreak could also potentially further affect the business of the FDA or other comparable foreign regulatory authorities, which could result in delays in meetings related to our ongoing or planned clinical trials, as well have an adverse impact on global economic conditions, which could have an adverse effect on our business and financial condition, including impairing our ability to raise capital when needed.

We or the third parties upon whom we depend may be adversely affected by a fire and earthquake or other man-made or natural disasters and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Our principal executive offices are located in San Diego, California and are vulnerable to fires and earthquakes. Any unplanned event, such as a flood, fire, explosion, earthquake, extreme weather condition, epidemic or pandemic, power outage, telecommunications failure or other natural or manmade accidents or incidents that result in us being unable to fully utilize our facilities may have a material and adverse effect on our ability to operate our business, particularly on a daily basis, and have significant negative consequences on our financial and operating conditions. Any similar impacts of natural or man-made disasters on our third-party CMOs and CROs, could cause delays in our clinical trials and may have a material and adverse effect on our ability to operate our business and have significant negative consequences on our financial and operating conditions. If a natural disaster, power outage or other event occurred that prevented us from using our clinical sites, impacted clinical supply or the conduct of our clinical trials, that damaged critical infrastructure, such as the manufacturing facilities of our third-party CMOs, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. The disaster recovery and business continuity plans we and our CMOs and CROs have in place may prove inadequate in the event of a serious disaster or similar event. In the event of an accident or incident at these facilities, we cannot assure you that the amounts of insurance we currently carry will be sufficient to satisfy any damages and losses. If our facilities, or the manufacturing facilities of our CMOs or CROs, are unable to operate because of an accident or incident or for any other reason, even for a short period of time, any or all of our development programs may be harmed. Any business interruption could adversely affect our business, financial condition, results of operations and prospects.

Our insurance policies may be inadequate, may not cover all of our potential liabilities and may potentially expose us to unrecoverable risks.

We do not carry insurance for all categories of risk that our business may encounter. Some of the policies we currently maintain include property, general liability, employee benefits liability, workers’ compensation, clinical trials/products liability, cybersecurity liability, directors’ and officers’ and employment practices insurance. We do not know, however, if we will be able to maintain insurance with adequate levels of coverage. No assurance can be given that an insurance carrier will not seek to cancel or deny coverage after a claim has occurred. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our financial position and results of operations. We anticipate that we will need to increase our insurance coverage each time we commence a clinical trial and if we successfully commercialize any product candidate. Insurance availability, coverage terms and pricing continue to vary with market conditions. We endeavor to obtain appropriate insurance coverage for insurable risks that we identify. However, we may fail to correctly anticipate or quantify insurable risks, we may not be able to obtain appropriate insurance coverage and insurers may not respond as we intend to cover insurable events that may occur. Any significant uninsured liability may require us to pay substantial amounts, which would materially adversely affect our business, financial condition, results of operations and growth.

In addition, although we are dependent on certain key personnel, we do not have key person life insurance policies on any such individuals. Therefore, if any of our key personnel die or become disabled, the loss of such person could materially adversely affect our business, financial condition, results of operations and growth prospects.

Our business could be affected by litigation, government investigations, and enforcement actions.

We currently operate in a number of jurisdictions in a highly regulated industry, and we could be subject to litigation, government investigation and enforcement actions on a variety of matters in the United States or foreign jurisdictions, including, without limitation, intellectual property, regulatory, product liability, environmental, whistleblower, false claims, data privacy and security, anti-kickback, anti-bribery, securities, commercial, employment and other claims and legal proceedings that may arise from conducting our business. Any determination that our operations or activities are not in compliance with existing laws or regulations could result in the imposition of fines, civil and criminal penalties, equitable remedies, including disgorgement, injunctive relief and/or other sanctions against us, and remediation of any such findings could have an adverse effect on our business operations.

Legal proceedings, government investigations and enforcement actions can be expensive and time-consuming. An adverse outcome resulting from any such proceedings, investigations or enforcement actions could result in significant damages awards, fines, penalties, exclusion from the federal healthcare programs, healthcare debarment, injunctive relief, product recalls, reputational damage and modifications of our business practices, which could have a material adverse effect on our business and results of operations. Even if such a proceeding, investigation, or enforcement action is ultimately decided in our favor, the investigation and defense thereof could require substantial financial and management resources.

Our employees and independent contractors, including consultants, vendors and any third parties we may engage in connection with development and commercialization may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could harm our business.

Misconduct by our employees and independent contractors, including consultants, vendors and any third parties we may engage in connection with development and commercialization, could include intentional, reckless or negligent conduct or unauthorized activities that violate: (i) the laws and regulations of the FDA, EU and comparable foreign regulatory authorities, including those laws that require the reporting of true, complete and accurate information to such authorities; (ii) manufacturing standards; (iii) data privacy and security laws, and fraud and abuse and other healthcare laws and regulations; or (iv) other laws that require the reporting of true, complete and accurate financial information and data. Specifically, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Activities subject to these laws could also involve the improper use or misrepresentation of information obtained in the course of clinical trials, creation of fraudulent data in preclinical studies or clinical trials or illegal misappropriation of drug product, which could result in regulatory sanctions and cause serious harm to our reputation. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with such laws or regulations. Additionally, we are subject to the risk that a person or government could allege fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations, including the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgements, possible exclusion from participation in Medicare, Medicaid, other U.S. federal healthcare programs or healthcare programs in other jurisdictions, integrity oversight and reporting obligations to resolve allegations of non-compliance, imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings and curtailment of our operations.

Our ability to use net operating loss carryforwards and other tax attributes may be limited, including as a result of the Merger.

As of December 31, 2025, we had U.S. federal net operating loss (“NOL”) carryforwards and state NOL carryforwards of $267.0 million and $81.5 million, respectively. Under current law, U.S. federal NOL carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such NOL carryforwards is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to federal law.

In addition, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), federal NOL carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in ownership. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Our ability to utilize our NOL carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with the Merger or other transactions. Similar rules may apply under state tax laws. If we earn taxable income, such limitations could result in increased future income tax liability to us, and our future cash flows could be adversely affected.

Changes in tax laws or regulations that are applied adversely to us or our customers may have a material adverse effect on our business, cash flow, financial condition or results of operations.

New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, which could adversely affect our business operations and financial performance. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us. For example, legislation informally titled the Tax Cuts and Jobs Act, the Coronavirus Aid, Relief, and Economic Security Act, the IRA and OBBBA enacted many significant changes to the U.S. tax laws. Future guidance from the Internal Revenue Service and other tax authorities with respect to such legislation may affect us, and certain aspects of such legislation could be repealed or modified in future legislation. In addition, it is uncertain if and to what extent various states will conform to such legislation or any newly enacted federal tax legislation. Changes in corporate tax rates, the realization of net deferred tax assets relating to our operations, the taxation of foreign earnings and the deductibility of expenses or future reform legislation could have a material impact on the value of our deferred tax assets, could result in significant one-time charges and could increase our future U.S. tax expense.

Risks Related to Ownership of Our Common Stock

The market price of our common stock is expected to be volatile.

The market price of our common stock could be subject to significant fluctuations. Market prices for securities of early-stage pharmaceutical, biotechnology and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of our common stock to fluctuate include:

•	our ability to obtain regulatory approvals for IMG-007 and any future product candidates, and delays or failures to obtain such approvals;

•	failure of IMG-007 or any of our future product candidates, if approved, to achieve commercial success;

•	failure by us to maintain our existing third-party license and supply agreements;

•	failure by us or our licensors to prosecute, maintain, or enforce our intellectual property rights;

•	changes in laws or regulations applicable to IMG-007 or our future product candidates;

•	any inability to obtain adequate supply of IMG-007 or our future product candidates or the inability to do so at acceptable prices;

•	adverse regulatory authority decisions;

•	introduction of new products, services or technologies by our competitors;

•	failure to meet or exceed financial and development projections we may provide to the public;

•	failure to meet or exceed the financial and development projections of the investment community;

•	the perception of the pharmaceutical industry by the public, legislatures, regulators and the investment community;

•	announcements of significant acquisitions, strategic collaborations, joint ventures or capital commitments by us or our competitors;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters, and our ability to obtain patent protection for our technologies;

•	additions or departures of key personnel;

•	significant lawsuits, including patent or stockholder litigation;

•	if securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our business and stock;

•	changes in the market valuations of similar companies;

•	general market or macroeconomic conditions;

•	sales of our common stock by us or our stockholders in the future;

•	trading volume of our common stock;

•	failure to maintain compliance with the listing requirements of The Nasdaq Capital Market;

•	announcements by commercial partners or competitors of new commercial products, clinical progress or the lack thereof, significant contracts, commercial relationships or capital commitments;

•	adverse publicity generally, including with respect to other products and potential products in such markets;

•	the introduction of technological innovations or new therapies that compete with our potential products;

•	changes in the structure of health care payment systems; and

•	period-to-period fluctuations in our financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of our common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our profitability and reputation.

Additionally, a decrease in our stock price may cause our common stock to no longer satisfy the continued listing standards of Nasdaq. If we are not able to maintain the requirements for listing on Nasdaq, we could be delisted, which could have a materially adverse effect on our ability to raise additional funds as well as the price and liquidity of our common stock.

We will incur costs and demands upon management as a result of complying with the laws, rules and regulations affecting public companies.

We will incur significant legal, accounting and other expenses that Legacy Inmagene did not incur as a private company, including costs associated with public company reporting requirements.

We will also incur costs associated with corporate governance requirements, including requirements under the laws, rules and regulations of the SEC as well as the Nasdaq rules. These laws, rules and regulations are expected to increase our legal and financial compliance costs and to make some activities more time consuming and costly. For example, our management team includes executive officers, some of whom have not previously managed and operated a public company. These executive officers and other personnel will need to devote substantial time to gaining expertise regarding operations as a public company and compliance with applicable laws and regulations. These laws, rules and regulations also may make it difficult and expensive for us to obtain directors’ and officers’ liability insurance. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors (our “Board”) or as our executive officers, which may adversely affect investor confidence in us and could cause our business or stock price to suffer.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us more difficult and may prevent attempts by our stockholders to replace or remove our management.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws may delay or prevent an acquisition or a change in management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”), which prohibits stockholders owning in excess of 15% of our outstanding voting stock from merging or combining with us. Although we believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirors to negotiate with our Board, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of our Board, which is responsible for appointing the members of management.

Our amended and restated bylaws designate specific courts as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with the Company.

Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or our amended and restated certificate of incorporation or our amended and restated bylaws (including the interpretation, validity or enforceability thereof) or (iv) any action asserting a claim that is governed by the internal affairs doctrine, which is referred to as the “Delaware Forum Provision.” The Delaware Forum Provision will not apply to any causes of action arising under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act. Our amended and restated bylaws further provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, which is referred to as the “Federal Forum Provision.” In addition, our amended and restated bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the Delaware Forum Provision and the Federal Forum Provision; provided, however, that stockholders cannot and will not be deemed to have waived our compliance with the U.S. federal securities laws and the rules and regulations thereunder.

The Delaware Forum Provision and the Federal Forum Provision may impose additional litigation costs on stockholders in pursuing any such claims. Additionally, these forum selection clauses in our amended and restated bylaws may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of such lawsuits against us and our directors, officers and employees even though an action, if successful, might benefit our stockholders. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce the Federal Forum Provision. If the Federal Forum Provision is found to be unenforceable, we may incur additional costs associated with resolving such matters. The Federal Forum Provision may also impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid. The Court of Chancery of the State of Delaware and the federal district courts of the United States may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

An active trading market for our common stock may not develop and our stockholders may not be able to resell their shares of common stock for a profit, if at all.

Prior to the Merger, there had been no public market for the Legacy Inmagene shares. An active trading market for our shares of common stock may never develop or be sustained. If an active market for our common stock does not develop or is not sustained, it may be difficult for our stockholders to sell their shares at an attractive price or at all.

Substantial future sales of shares of our common stock could adversely affect the market price of such shares.

If existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market, or there is the perception that these sales could occur, this could adversely affect the market price of such shares and could materially impair our ability to raise capital through equity offerings in the future.

We cannot predict what effect, if any, sales of our shares in the public market or the availability of shares for sale would have on the market price of our common stock. However, future sales of substantial amounts of our common stock in the public market, including shares issued upon exercise of outstanding options, or the perception that such sales may occur, could adversely affect the market price of our common stock.

If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about us, our business or our market, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that equity research analysts publish about us and our business. Equity research analysts may elect not to provide research coverage of our common stock, and such lack of research coverage may adversely affect the market price of our common stock. In the event we do have equity research analyst coverage, we will not have any control over the analysts, or the content and opinions included in their reports. The price of our common stock could decline if one or more equity research analysts downgrade our stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of us or fails to publish reports on us regularly, demand for our common stock could decrease, which in turn could cause our stock price or trading volume to decline.

We identified a material weakness in our internal control over financial reporting. If we fail to remediate this material weakness, or if we identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

In connection with the preparation of Legacy Inmagene’s financial statements for the years ended December 31, 2024 and 2023, we identified a material weakness in our internal control over financial reporting, which had not been remediated as of December 31, 2025. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

We did not design and maintain effective controls related to the period-end financial reporting process to ensure adequate segregation of duties, including controls related to account reconciliations and journal entries. Specifically, certain personnel have incompatible duties including the ability to (i) create and post manual journal entries without an independent review and (ii) prepare and review account reconciliations. The material weakness did not result in a misstatement to our financial statements.

However, this material weakness could result in a misstatement of substantially all of our accounts or disclosures that would result in a material misstatement of our annual or interim financial statements that would not be prevented or detected.

To remediate the material weakness, we plan to design and implement control activities in response to the risks posed as a result of the lack of segregation of duties related to journal entries and account reconciliations, including general controls over information systems. The material weakness will not be considered remediated until management completes the design and implementation of the measures described above and the controls operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. The measures we have taken to date, and are continuing to design and implement, may not be sufficient to remediate the material weakness we have identified or avoid potential future material weaknesses. If the steps we take do not correct this material weakness in a timely manner, we will be unable to conclude that we maintain effective internal control over financial reporting. Accordingly, there could continue to be a reasonable possibility that a material misstatement of our financial statements would not be prevented or detected on a timely basis.

If we fail to remediate the existing material weakness or identify new material weaknesses in our internal control over financial reporting, if we are unable to comply with the disclosure and attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes Oxley Act”) in a timely manner, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and the market price of our common stock could be negatively affected. As a result, we could also become subject to investigations by Nasdaq, the SEC or other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm our reputation and financial condition or divert financial and management resources from our regular business activities.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud. If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired.

We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of Nasdaq. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting in our Annual Report on Form 10-K filing for that year, as required by Section 404 of the Sarbanes-Oxley Act. As a private company, Legacy Inmagene was never required to test its internal controls within a specified period. As a public company, we will need to incur substantial professional fees and internal costs to expand our accounting and finance functions and expend significant management efforts.

We may discover weaknesses in our system of internal financial and accounting controls and procedures that could result in a material misstatement of our financial statements. Our internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. The inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Because of these inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, or if we are unable to maintain proper and effective internal controls, we may not be able to produce timely and accurate financial statements. If that were to happen, the market price of our common stock could decline and we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.

The increasing use of social media platforms presents new risks and challenges.

Social media is increasingly being used to communicate about our clinical development program and the diseases IMG-007 is being developed to treat. We intend to utilize appropriate social media in connection with communicating about our development programs. Social media practices in the biopharmaceutical industry continue to evolve and regulations relating to such use are not always clear. This evolution creates uncertainty and risk of noncompliance with regulations applicable to our business. For example, patients may use social media channels to report an alleged adverse event during a clinical trial. When such disclosures occur, we may fail to monitor and comply with applicable adverse event reporting obligations, or we may not be able to defend our business or the public’s legitimate interests in the face of the political and market pressures generated by social media due to restrictions on what we may say about our investigational products. There is also a risk of inappropriate disclosure of sensitive information or negative or inaccurate posts or comments about us on any social networking website, or a risk that a post on a social networking website by any of our employees may be construed as inappropriate promotion. If any of these events were to occur or we otherwise fail to comply with applicable regulations, we could incur liability, face regulatory actions, or incur other harms to our business.

General Risk Factors

Unstable market and economic conditions, including any adverse macroeconomic conditions or geopolitical events, may have serious adverse consequences on our business, financial condition and stock price.

The global credit and financial markets have experienced extreme volatility and disruptions in the past several years, including severely diminished liquidity and credit availability, rising inflation and monetary supply shifts, rising interest rates, supply chain constraints, labor shortages, declines in consumer confidence, declines in economic growth, increases in unemployment rates, recession risks and uncertainty about economic stability. The financial markets and the global economy may also be adversely affected by the current or anticipated impact of public health crises, geopolitical conflicts (including military conflicts, threatened hostilities, and conflicts or heightened tension among alliance countries), terrorism or other geopolitical events. For example, the COVID-19 pandemic resulted in widespread unemployment, economic slowdown and extreme volatility in the capital markets. Sanctions imposed by the United States and other countries in response to military conflicts may also adversely impact the financial markets and the global economy, and any economic countermeasures by the affected countries or others could exacerbate market and economic instability. The extent of the impact of these conditions on our operational and financial performance, including our ability to execute our business strategies and initiatives in the expected timeframe, as well as that of third parties upon whom we rely, will depend on future developments which are uncertain and cannot be predicted. There can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. Events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. Our general business strategy may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or abandon clinical development plans. In addition, there is a risk that one or more of our current service providers, manufacturers and other partners may not survive an economic downturn, which could directly affect our ability to attain our operating goals on schedule and on budget.

We could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biopharmaceutical companies have experienced significant stock price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business. Additionally, the increase in the cost of directors’ and officers’ liability insurance may cause us to opt for lower overall policy limits or to forgo insurance that we may otherwise rely on to cover significant defense costs, settlements and damages awarded to plaintiffs.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “will,” or “would,” and or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain.

The forward-looking statements in this prospectus include, among other things, statements about:

•	our strategies, prospects, plans, expectations or objectives of management for our future operations;

•	the potential benefits of IMG-007, including as compared to our competitors’ products and product candidates;

•	our ability to maintain and protect our intellectual property rights;

•	legislative, regulatory, political and economic developments beyond our control and the potential impact on our business;

•	our plans and ability to raise significant additional capital to proceed with the development and commercialization of IMG-007 and any future product candidates and to fund our continued operations;

•	the initiation, timing and potential of planned or ongoing clinical trials for IMG-007, including the timing for data readouts;

•	our progress, scope or timing of the development of IMG-007, including our plans to develop IMG-007 for additional immunological and inflammatory indications;

•	expectations surrounding the potential safety, efficacy, and regulatory and clinical progress of IMG-007 and anticipated milestones and timing therefor;

•	our plans and expectations regarding our current or future collaborations;

•

our ability to successfully commercialize IMG-007, if approved, the rate and degree of market acceptance of IMG-007 and the favorability of pricing regulations, reimbursement practices from third-party payors or healthcare reform initiatives in the United States and abroad;

•	our ability to successfully identify and validate new product candidates or additional indications for IMG-007;

•	our planned use of cash and cash equivalents and the milestones we expect to fund with such proceeds;

•	the accuracy of our estimates regarding our cash runway, expenses, future revenues and capital requirements;

•	the sufficiency of our internal controls and procedures and our plans and ability to remediate any material weaknesses;

•	our expectations and plans regarding ongoing legal proceedings against us;

•	our ability to recognize the benefits that may be derived from the Merger, including the commercial or market opportunity of IMG-007;

•	developments and projections relating to our competitors, our industry or the market opportunities for IMG-007 or any future product candidates;

•	regulatory, political, environmental, economic and public health developments in the United States and foreign countries; and

•	other risks and uncertainties, including those under the caption “Risk Factors.”

You should refer to the “Risk Factors” section herein for a discussion of material factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

All of the securities offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from the sale of our common stock hereunder.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information and Holders

Our common stock is currently listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “IMA”. Prior to the consummation of the Merger, Ikena’s common stock was historically listed on The Nasdaq Global Market under the symbol “IKNA.”

As of March 2, 2026, there were 11,184,995 shares of common stock issued and outstanding held of record by 89 holders. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose shares of our common stock are held of record by banks, brokers and other financial institutions.

Dividend Policy

We have never paid or declared any cash dividends on our common stock. We anticipate that we will retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our Board and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, and restrictions imposed by applicable laws and other factors our Board deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our audited consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. In addition to historical financial information, this discussion and other parts of this report contain forward-looking statements that involve risks and uncertainties. You should carefully read the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. We do not intend, and undertake no obligation, to update these forward-looking statements, except as required by law. Unless otherwise stated or the context otherwise requires, the references to the “Company,” “we,” “our,” or “us” refer to Inmagene Biopharmaceuticals together with its consolidated subsidiaries prior to the Merger and to ImageneBio, Inc. together with its consolidated subsidiaries following the Merger, references to “Ikena” refer to Ikena Oncology, Inc. prior to the Merger, references to “Legacy Inmagene” refer to Inmagene Biopharmaceuticals together with its consolidated subsidiaries prior to the Merger and references to “common stock” refer to the Company’s voting common stock (unless specific reference is made to “non-voting” common stock or the context otherwise requires) for periods following the Merger and to Legacy Inmagene’s ordinary shares for periods prior to the Merger.

Overview

We are a clinical-stage biopharmaceutical company developing therapeutics for patients with immunological, autoimmune and inflammatory diseases. Our lead asset, IMG-007, is a non-depleting anti-OX40 monoclonal antibody that binds specifically to OX40 receptor on activated T cells to block receptor binding to OX40 ligand (“OX40L”). IMG-007 is being developed to potentially treat multiple autoimmune and inflammatory diseases and disorders, with initial evaluation in atopic dermatitis (“AD”). IMG-007 includes several features that we believe are important, differentiating attributes. First, IMG-007 is receptor-targeting, rather than ligand-targeting. Second, IMG-007 is non-T cell depleting: activated T cell signaling is attenuated, however T cells are not killed and depleted. Finally, IMG-007’s half-life is approximately 5 weeks, which may allow for patient-and physician-friendly dosing schedules such as those currently being explored in our clinical program.

In our Phase 1b/2a clinical proof of concept (“POC”) trial, four-week treatment with IMG-007 resulted in marked clinical activity which was sustained up to 24 weeks based on multiple outcome measures. Results included 54% of patients achieving EASI-75 (75% reduction in eczema area and severity index) and 31% achieving EASI-90 (90% reduction in eczema area and severity index) by week 16. In addition, durable inhibition of serum inflammatory markers of diverse T helper (“Th”) cells, including Th1, Th2 and Th17 cells was observed. IMG-007 demonstrated a favorable emerging safety profile and was well-tolerated in this study and all other studies to date. Notably, no pyrexia, chills, aphthous or gastrointestinal ulcers and no serious adverse events were observed in any of the clinical studies of IMG-007 conducted to date.

OX40 signaling is thought to be important in driving the pathogenesis of a wide spectrum of immunological, autoimmune and inflammatory diseases beyond AD, including additional dermatological, respiratory, gastrointestinal, and rheumatic diseases. While IMG-007 is initially being developed for the treatment of AD, we believe it has the potential to grow into a “pipeline within a product” and we may explore additional indications with IMG-007 such as alopecia areata (“AA”), asthma, rheumatoid arthritis, and hidradenitis suppurativa, among others. A multi-country Phase 2b dose-finding AD study began in 2025. A protocol amendment has been submitted to the Food and Drug Administration (“FDA”) and Health Canada to enable dosing of patients with optimized dose exposures, with additional site expansion beyond North America expected. Topline data from the Phase 2b clinical trial is expected in 2027.

Recent Developments

The Merger

On July 25, 2025 (the “Closing Date”), the Delaware corporation formerly known as “Ikena Oncology, Inc.” (“Ikena”) completed its previously announced merger with Inmagene Biopharmaceuticals, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (“Legacy Inmagene”), in accordance with the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 23, 2024, by and among Ikena, Insight Merger Sub I, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and a direct, wholly owned subsidiary of Ikena (“Merger Sub I”), Insight Merger Sub II, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and a direct, wholly owned subsidiary of Ikena (“Merger Sub II”), and Legacy Inmagene, providing for the merger of Merger Sub I with and into Legacy Inmagene, with Legacy Inmagene surviving as a wholly owned subsidiary of Ikena (such transaction, the “First Merger”), and the subsequent merger of the surviving entity of the First Merger with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of Ikena (with the “Second Merger” and, together with the First Merger, the “Merger”). Also on July 25, 2025, Ikena changed its name from “Ikena Oncology, Inc.” to “ImageneBio, Inc.”

At the effective time of the First Merger (the “First Effective Time”), (i) each ordinary share and preferred share of Legacy Inmagene (each such share, an “Legacy Inmagene Share”) held as treasury shares were canceled and ceased to exist and no consideration was delivered in exchange therefor, (ii) each then-outstanding Legacy Inmagene Share was converted into the right to receive 0.0030510 shares of Ikena common stock, par value $0.001 per share (“Ikena Common Stock”) (such ratio, the “Exchange Ratio”) and (iii) each then-outstanding option to purchase Legacy Inmagene Shares was converted into an option to purchase Ikena Common Stock, subject to adjustment as set forth in the Merger Agreement. In connection with the Merger, Ikena issued an aggregate of 4,601,375 shares of Ikena Common Stock to Legacy Inmagene shareholders. Following the Reverse Stock Split (as defined below), the Merger and the PIPE Financing (defined below) a total of 11,181,639 shares of common stock of the Company were outstanding.

The Merger was accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Under this method of accounting, Legacy Inmagene was deemed to be the accounting acquirer for financial reporting purposes. This determination was primarily due to: (i) the Legacy Inmagene stockholders receiving the largest portion of the voting rights in the Company following the First Merger, (ii) Legacy Inmagene’s largest shareholder retained the largest interest in the Company, (iii) Legacy Inmagene designated three of the six members to the Company’s Board of Directors on the closing of the Merger, and (iv) certain members of Legacy Inmagene’s executive management team became the management of the Company. Accordingly, for accounting purposes: (i) the Merger was treated as the equivalent of pre-Merger Legacy Inmagene issuing stock to acquire the net assets of Ikena, and (ii) the reported historical operating results of the Company prior to the Merger are those of Legacy Inmagene. Additional information regarding the Merger is included in Note 3 to the consolidated financial statements included elsewhere in this prospectus.

Reverse Stock Split

Immediately prior to the First Effective Time, Ikena effected a 1-for-12 reverse stock split of its issued Ikena Common Stock, which became effective on July 25, 2025 (the “Reverse Stock Split”). The shares of Ikena Common Stock traded on The Nasdaq Global Market through the close of business on Friday, July 25, 2025, under the ticker symbol “IKNA.” Following the Merger, the shares of the Company’s common stock commenced trading on The Nasdaq Capital Market on a post-Reverse Stock Split adjusted basis under the ticker symbol “IMA” on July 28, 2025.

All references to common stock, options to purchase common stock, outstanding common stock warrants, common stock and preferred share data, per share data, and related information contained in the consolidated financial statements have been retrospectively adjusted to reflect the effect of the Exchange Ratio for all periods presented, including the change from ordinary shares to common stock, unless otherwise specifically indicated or the context otherwise requires.

PIPE Financing

Concurrently with the execution of the Merger Agreement, Ikena entered into subscription agreements (the “Subscription Agreements”) with certain accredited investors (the “PIPE Investors”), pursuant to which, immediately following the closing of the Second Merger, the PIPE Investors subscribed for and purchased, and Ikena issued and sold, an aggregate of 2,508,337 shares of Ikena Common Stock in a private placement at a price of approximately $29.90 per share for aggregate gross proceeds of approximately $75.0 million (the “PIPE Financing”).

The Non-OX40 Divestiture

On July 25, 2025, immediately prior to consummation of the Merger, we consummated the divestiture of the non-IMG-007 business related assets, business and operations (the “Non-OX40 Business”) controlled us immediately prior to the Merger (the “Non-OX40 Divestiture”). Specifically, we sold and transferred (including via sublicense) all of the Non-OX40 Business to Miragene Inc, a newly formed private company and our wholly owned subsidiary (“Miragene”).

As part of the Non-OX40 Divestiture, Miragene Co, a newly formed private company (“BuyCo”) held by the holders of outstanding Legacy Inmagene Shares prior to the Merger, purchased from us all of the outstanding share capital of Miragene (holding the Non-OX40 Business) in exchange for a promissory note in the amount of $8.9 million issued by BuyCo to us. The promissory note accrues interest at an annual rate of 4.61%, with interest payments due monthly in arrears, unless BuyCo elects to capitalize the interest through payment-in-kind (“PIK”) treatment. The promissory note matures on the earlier of (i) the year 2035 or (ii) the date on which we declare the promissory note due and payable on or after the occurrence of an event of default. Additionally, in the event that BuyCo receives certain specified milestone or license payments, after the second anniversary of the promissory note, 50% of such proceeds must be used to prepay the outstanding balance of the promissory note. Any payments made under the promissory note from BuyCo to us will be distributed to Legacy Inmagene CVR holders as Legacy Inmagene CVR Payments.

As a result of the Non-OX40 Divestiture, IMG-007, a non-depleting anti-OX40 monoclonal antibody for the treatment of AD and other potential indications, became the only product candidate we have in clinical development.

Transition Services Agreement

In connection with the Non-OX40 Divestiture, we entered into a Transition Services Agreement (the “Transition Services Agreement”), dated July 25, 2025, with Miragene for the provision of certain transitional services related to the ongoing operations of our business with respect to the IMG-007 program, which may include services related to chemistry, manufacturing and controls, regulatory affairs, clinical trial support and operations, translational science research and support, bioanalytics and pharmacovigilance (collectively, the “Miragene Services”). The initial term of the Transition Services Agreement is six months (the “Initial Term”), which would have been automatically extended for an additional six months if we did not provide written notice to terminate within the first three months of the Initial Term. In addition, we may extend the Initial Term with respect to any or all of the Miragene Services for up to an additional 12 months upon a 60-day written notice prior to the end of the Initial Term. Upon the closing of the Merger, we paid Miragene $1.25 million as a prepayment for the services to be provided during the Initial Term. On October 23, 2025, we provided written notice to Miragene of our election to (i) not have the Transition Services Agreement automatically renew and (ii) extend the term for an additional six months following the end of the Initial Term of the Transition Services Agreement for certain Miragene Services for aggregate service fees in the amount of $0.2 million.

Impact of General Economic Risk Factors on the Company’s Operations

Uncertainty in the global economy presents significant risks to our business. We are subject to continuing risks and uncertainties in connection with the current macroeconomic environment, including elevated and fluctuating inflation, fluctuating interest rates, new or increased tariffs and other barriers to trade, changes to fiscal and monetary policy, changes in government regulatory policies, or government budget dynamics (particularly in the pharmaceutical and biotech areas), geopolitical factors, and supply chain disruptions. While we are closely monitoring the impact of the current macroeconomic and geopolitical conditions on all aspects of our business, including the impacts on participants in any future clinical trials and our employees, suppliers, vendors and business partners and our future access to capital, the ultimate extent of the impact on our business remains highly uncertain and will depend on future developments and factors that continue to evolve. Most of these developments and factors are outside of our control and could exist for an extended period of time. We will continue to evaluate the nature and extent of the potential impacts to our business, results of operations, liquidity and capital resources. For additional information, see the section titled “Risk Factors—Risks Related to Our Industry and Business”.

Components of Results of Operations

License Revenue

We have not generated any revenue from product sales. Our revenue has been derived from upfront license payments under collaboration and license agreements.

Operating Expenses

Our operating expenses consist of (i) research and development expenses and (ii) general and administrative expenses.

Research and Development

Research and development expenses consist primarily of costs incurred in connection with the research and development of our programs. These expenses include:

•

external research and development expenses incurred under arrangements with third parties, such as contract research organizations (“CROs”), consultants, members of our scientific and therapeutic advisory boards, and contract manufacturing organizations (“CMOs”);

•	employee-related expenses, including salaries, benefits, travel, and stock-based compensation;

•

facilities, depreciation and other allocated expenses, which include direct and allocated expenses for rent and maintenance of facilities, depreciation of leasehold improvements and equipment, and laboratory supplies;

•	license and sub-license fees; and

•	gains and losses on disposal of research and development property and equipment.

We expense research and development costs as incurred. Costs of certain activities are recognized based on an evaluation of the progress to completion of specific tasks. However, payments made prior to the receipt of goods or services that will be used or rendered for future research and development activities are deferred and capitalized as research and development prepaid expenses on our consolidated balance sheets. The capitalized amounts are recognized as expense as the goods are delivered or services are performed. The successful development of any future product candidates is highly uncertain. Therefore, we cannot reasonably estimate or know the nature, timing and estimated costs of the efforts that would be necessary to complete the potential development and commercialization of any future product candidates.

General and Administrative

General and administrative expenses consist primarily of personnel-related expenses, including salaries, bonuses, benefits and stock-based compensation, for individuals in our executive, finance, operations, human resources, business development and other administrative functions. Other significant general and administrative expenses include legal fees relating to corporate matters, including merger activities, and patent-related expenses, allocated facilities and other overhead costs, including insurance and information technology, and professional and consulting fees associated with accounting, audit, tax and investor and public relations.

Interest Income (Expense)

Interest income (expense) consists of interest earned on cash, cash equivalents, and invested cash balances, as well as accrued interest on the Term Loan Advances (as defined in Note 9 to our consolidated financial statements included elsewhere in this prospectus).

Other Income (Expense), Net

Other income (expense) consists of miscellaneous income (expense) unrelated to our core operations and gains and losses resulting from foreign currency transactions which are denominated in currencies other than the functional currency.

Income Taxes (Benefit) Provision

Income tax (benefit) provision is based on our estimate of taxable income, applicable income tax rates, net research and development tax credits, net operating loss carryforwards, changes in valuation allowance estimates and deferred income taxes.

Results of Operations

Comparison of the Years Ended December 31, 2025 and December 31, 2024

The following table summarizes our results of operations for the years ended December 31, 2025 and 2024 (dollars in thousands):

	Year Ended December 31,
	2025	2024	Change $	Change%
License revenue	$800	$3,500	$(2,700)	(77)%
Operating expenses:
Research and development	28,525	32,109	(3,584)	(11)%
General and administrative	20,726	8,391	12,335	147%

Total operating expenses	49,251	40,500	8,751	22%

Loss from operations	(48,451)	(37,000)	(11,451)	31%
Other income (expense):
Interest income	2,035	374	1,661	444%
Other income, net	717	71	646	910%

Total other income, net	2,752	445	2,307	518%

Loss before income taxes	(45,699)	(36,555)	(9,144)	25%
Income tax benefit (provision)	350	(13)	363	(2,792)%

Net loss	$(45,349)	$(36,568)	$(8,781)	24%

Licensing Revenue

Licensing revenue for the year ended December 31, 2025 was $0.8 million which resulted from a non-refundable payment from the IMG-008 Agreement (as defined in Note 15 to our consolidated financial statements included elsewhere in this prospectus). License revenue for the year ended December 31, 2024 was $3.5 million from a non-refundable payment from the IMG-013 Agreement (as defined in Note 15 to our consolidated financial statements included elsewhere in this prospectus).

Research and Development Expenses

Research and development expenses for the year ended December 31, 2025 were $28.5 million compared to $32.1 million for the year ended December 31, 2024. The decrease of $3.6 million is primarily due to a $14.0 million decrease in research and development expense related to the exercise of our option under the Hutchmed Agreement in the prior year, and $1.5 million of reimbursements of expenses incurred for agreed upon research and development activities from a related party, offset by an increase of $10.4 million in stock based compensation, $0.4 million in wages and benefits, and $1.1 million related to clinical program development.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2025 were $20.7 million compared with $8.4 million for the year ended December 31, 2024. The increase of $12.3 million was primarily due increases of $5.0 million in stock based compensation, $3.2 million in professional fees, $2.5 million in wages and benefits, $1.4 million in facility expense, and $0.6 million in insurance expense, which were offset by a $0.5 million decrease in depreciation expense.

Interest (Expense) Income

Interest income for the year ended December 31, 2025 was $2.0 million compared to interest income of $0.4 million for the year ended December 31, 2024. The increase of $1.6 million was primarily due to an increase of $2.2 million of interest income on cash and investments, partially offset by $0.5 million of interest expense recorded on Term Loan.

Other Income (Expense), Net

Other income, net for the year ended December 31, 2025 of $0.7 million was primarily related to sublease income. Other income, net of $0.1 million for the year ended December 31, 2024 was primarily related to foreign government assistance received by Legacy Inmagene for operations that were part of the Divestiture.

Income Taxes (Benefit) Provision

Income tax benefit for the year ended December 31, 2025 of $0.4 million was primarily driven by a $0.3 million uncertain tax provision write-off, as well as $0.1 million of tax refund.

Liquidity and Capital Resources

Sources of Liquidity

We have incurred recurring losses and negative cash flows from operations since our inception. For the year ended December 31, 2025, we incurred a net loss of $45.3 million and used $47.8 million of cash in operating activities. As of December 31, 2025, we had an accumulated deficit of $230.1 million and cash, cash equivalents and marketable securities of $135.3 million.

Since inception, we have devoted substantially all of our resources to advancing the development of our portfolio of programs, organizing and staffing, business planning, raising capital, and providing general and administrative support for these operations. Current and future programs will require significant research and development efforts, including preclinical and clinical trials, and regulatory approvals for commercialization. These efforts require significant amounts of additional capital, adequate personnel, and infrastructure. Even if our development efforts are successful, it is uncertain when, if ever, we will realize significant revenue from product sales. If we obtain regulatory approval for any of our product candidates and start to generate revenue, we expect to incur significant expenses related to developing our internal commercialization capability to support product sales, marketing, and distribution.

Concurrently with the execution of the Merger Agreement, Ikena entered into the Subscription Agreements with the PIPE Investors, pursuant to which, immediately following the closing of the Second Merger, the PIPE Investors subscribed for and purchased, and Ikena issued and sold, an aggregate of 2,508,337 shares of Ikena Common Stock in a private placement at a price of approximately $29.90 per share for aggregate gross proceeds of approximately $75.0 million. The net proceeds from the PIPE Financing are expected to be used to advance our discovery and clinical phase pipeline and for business development activities, working capital, and other general corporate purposes.

Concurrent with the execution of the Merger Agreement, Legacy Inmagene and Ikena entered into a Loan and Security Agreement (the “Loan Agreement”), pursuant to which Ikena agreed to lend up to $22.5 million in Term Loan Advances in increments of at least $7.5 million, subject to certain drawdown conditions, of which the first advance of $7.5 million was funded in December 2024. In April 2025, we received a second advance of $7.5 million and in May 2025, we received the third advance of $7.5 million. See Note 9 to our consolidated financial statements included elsewhere in this prospectus. The Term Loan Advances bore interest on the outstanding daily balance thereof at a rate equal to 6.0% per annum. The Term Loan Advances were secured by all assets of Legacy Inmagene and its subsidiaries in respect of anti-OX40 monoclonal antibody asset, IMG-007. Upon consummation of the Merger on July 25, 2025, all obligations under the Loan Agreement were automatically forgiven in accordance with provisions contained therein.

We believe that our existing cash, cash equivalents and marketable securities are sufficient to support operations through at least the next 12 months from the date of issuance date of the consolidated financial statements included elsewhere in this prospectus. We will need substantial additional funding to support our operating activities as we advance our potential product candidates through development, seek regulatory approval, and prepare for and, if any of our product candidates are approved, proceed to commercialization. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operating activities through a combination of equity offerings, government of private party grants, debt financings and license and collaboration agreements. Adequate funding may not be available to us on acceptable terms, or at all.

If we are unable to obtain additional funding, we will assess our capital resources and may be required to delay, reduce the scope of, or eliminate some or all of our planned operations, which may have a material adverse effect on our business, financial condition, results of operations, and ability to operate as a going concern.

Cash Flows

Comparison of the years ended December 31, 2025 and December 31, 2024

The following table sets forth a summary of the net cash flow activity for the years ended December 31, 2025 and December 31, 2024 (in thousands):

	Year Ended December 31,
	2025	2024
Net cash used in operating activities	$(47,844)	$(21,319)
Net cash (used in) provided by investing activities	(5,814)	11,123
Net cash provided by financing activities	135,468	6,906
Effects of exchange rates on cash and cash equivalents	604	87

Net increase (decrease) in cash and cash equivalents	$82,414	$(3,203)

Operating Activities

Net cash used in operating activities for the year ended December 31, 2025 was $47.8 million, consisting primarily of net loss incurred during the period of $45.3 million and a net change of $19.2 million in our operating assets and liabilities, partially offset by non-cash charges of $16.7 million. The non-cash charges included $15.4 million of stock-based compensation, $0.5 million in non-cash interest expense and $0.6 million of amortization of right-of-use assets. The net change in operating assets and liabilities primarily related to a $4.0 million increase in prepaid expenses and other current assets, a $1.2 million increase in other non-current assets, a $2.8 million decrease in accounts payable, a $9.1 million decrease in accrued expenses and other current liabilities, $1.2 million decrease in operating lease liabilities, a $0.7 million decrease in deferred revenue, and a $0.2 million decrease in other long-term liabilities.

Net cash used in operating activities for the year ended December 31, 2024, was $21.3 million, consisting primarily of net loss incurred during the period of $36.6 million and a net change of $1.5 million in our operating assets and liabilities, partially offset by $16.8 million in non-cash charges. The non-cash charges included $14.0 million of non-cash research and development expense for the commitment of common stock related to the Hutchmed Agreement, $1.1 million in depreciation and amortization, a loss on disposal of property and equipment of $1.3 million, and $0.4 million of amortization of right-of-use assets. The net change in operating assets and liabilities primarily related to a $1.1 million decrease in accrued expenses and other current liabilities, a $0.4 million decrease in operating lease liabilities, a $0.5 million decrease in accounts payable, and $0.1 million increase in prepaid expenses and other current assets, partially offset by a $0.5 million increase in deferred revenue and a $0.1 million decrease in other non-current assets.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2025 was $5.8 million resulting from payments of $5.2 million made in connection with the Non-OX40 Divestiture, maturities and sale of available-for-sale securities of $10.4 million offset by purchases of available-for-sale securities of $9.8 million.

Net cash provided by investing activities for the year ended December 31, 2024 was $11.1 million, primarily due to $10.1 million of cash proceeds from maturities and sales of available-for-sale securities, and $1.0 million of proceeds from sale of property and equipment.

Financing Activities

Net cash provided by financing activities for the year ended December 31, 2025 was $135.5 million, consisting primarily of $15.0 million of proceeds from the Term Loan, cash acquired of $54.6 million in connection with the Merger, net proceeds of $71.1 million from issuance of common stock for the PIPE Financing, offset by $5.3 million of transaction costs in connection with the Merger.

Net cash provided by financing activities for the year ended December 31, 2024 was $7.0 million, consisting of proceeds of $7.5 million from initial Term Loan Advance, and payment of $0.5 million for costs related to offering of our equity securities.

Funding and Material Cash Requirements

We will need to raise additional capital to continue to fund our future operations. Our future capital requirements will depend on many factors, including:

•	the costs and timing of any future product development efforts;

•	the costs associated with retaining key personnel and consultants and hiring additional personnel if needed;

•	the terms and timing of establishing and maintaining collaborations, licenses and other similar arrangements;

•	the timing and amount of the milestone or other payments we must make to any future licensors, if we enter into any license agreements;

•	the costs and timing of establishing or securing sales and marketing capabilities if a product candidate is approved;

•	our ability to achieve sufficient market acceptance, coverage and adequate reimbursement from third- party payors and adequate market share and revenue for any approved products;

•	patients’ ability and willingness to pay out-of-pocket costs for any approved products in the absence of coverage and/or adequate reimbursement from third-party payors; and

•	costs associated with any products or technologies that we may in-license or acquire.

There can be no assurance that we will be able to secure such additional financing on terms that are satisfactory to us, in an amount sufficient to meet our needs, or at all. In the event we are not successful in obtaining sufficient funding, we may be forced to delay, limit, reduce or terminate our research and development programs or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

We may finance our cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest in us will be diluted, and the terms of any additional securities may include liquidation or other preferences that adversely affect your rights as a stockholder. Debt financing, if available, may involve agreements that include covenants that further limit or restrict our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

For more information as to the risks associated with our future funding needs, see “Item 1.A.—Risk Factors—We will need to obtain substantial additional funding to complete the development and any commercialization of IMG-007 and any future product candidates, which may cause dilution to our stockholders. If we are unable to raise this capital when needed, we may be forced to delay, reduce or eliminate our research and development programs or other operations.”

Contractual Obligations and Other Commitments

We have entered into contracts in the normal course of business with suppliers, CROs, CMOs, and clinical trial sites. These agreements provide for termination at the request of either party generally with less than one-year notice and, therefore, we believe that our non-cancelable obligations under these agreements are not material. We do not currently expect any of these agreements to be terminated and did not have any non-cancelable obligations under these agreements as of the year ended December 31, 2025.

We have milestones, royalties and/or other payments due to third parties under our existing license and collaboration agreements and the Ikena CVR Agreement and Legacy Inmagene CVR Agreement (each as defined in Note 1 to our consolidated financial statements included elsewhere in this prospectus). See Notes 1 and 15 to our consolidated financial statements included elsewhere in this prospectus. We cannot estimate when such payments will be due, and none of these events were probable to occur as of December 31, 2025.

Lease Obligations

As of December 31, 2025, we had two existing leases for office facilities in the United States. These leases are classified as operating lease agreements that expire at various dates from May 2026 through April 2027. Our leases do not include options to terminate prior to the expiration date.

The lease agreements contain scheduled rent increases over the lease term. Under the terms of the lease agreements, we are responsible for certain property management fees, taxes, and common area maintenance expenses.

Future minimum commitments under these leases are $3.1 million as of December 31, 2025 of which $2.4 million is due in less than 12 months, and $0.7 million is due in greater than 12 months.

Critical Accounting Estimates

Our discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements which have been prepared in accordance with U.S. GAAP. Our significant accounting policies are more fully described in Note 2 to our consolidated financial statements included elsewhere in this prospectus. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, expenses and the related disclosures of contingent liabilities in our consolidated financial statements and accompanying notes. We base our estimates and assumptions on historical experience and other factors that we believe to be reasonable under the circumstances. We evaluate our estimates and judgments on an ongoing basis. Actual results may differ significantly from these estimates under different assumptions, judgments or conditions.

Revenue Recognition

We recognize revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”), which applies to all contracts with customers, except for elements of certain contracts that are within the scope of other standards, such as collaboration arrangements.

Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. A customer is a party that has contracted with an entity to obtain goods or services that are an output of the entity’s ordinary activities in exchange for consideration. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, we perform the following five steps:

(i)	Identify the contract(s) with a customer;

(ii)	Identify the performance obligations in the contract, including whether they are distinct;

(iii)	Determine the transaction price, including the constraint on variable consideration;

(iv)	Allocate the transaction price to the performance obligations in the contract; and

(v)	Recognize revenue when (or as) we satisfy each performance obligation.

We only apply the five-step model to contracts when it is probable that we will collect the consideration we are entitled to in exchange for the goods or services we transfer to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, we assess the goods or services promised within each contract and determine those that are performance obligations and assess whether each promised good or service is distinct. A performance obligation is a promise in an agreement to transfer a distinct good or service to the customer. If a promised good or service is not distinct, it is combined with other promised goods or services into a performance obligation.

The total consideration which we expect to collect in exchange for our goods or services is an estimate and may be fixed or variable. We constrain the estimated variable consideration when we assess it is probable that a significant reversal in the amount of cumulative revenue recognized may occur in future periods. The transaction price is re-evaluated, including the estimated variable consideration included in the transaction price and all constrained amounts, in each reporting period and as uncertain events are resolved or other changes in circumstances occur. Revenue is recognized when performance obligations in the contracts are satisfied, in the amount reflecting the expected consideration to be received from the goods or services transferred to the customers. Consideration received in advance is recorded as deferred revenue and is recognized when or as the related performance obligation is satisfied. The principal activities from which we generate revenue include licensing agreements and collaboration agreements. License revenue primarily represents amounts earned under agreements that license our intellectual property to other companies. Consideration under these contracts generally includes a nonrefundable upfront payment, development, regulatory and commercial milestones and royalties based on net sales of approved products. Collaboration revenue primarily represents amounts earned under strategic collaboration arrangements with third parties for research and other licenses, development, and commercialization of certain product candidates. Under such arrangements, consideration typically includes fixed consideration in the form of an upfront payment and variable consideration in the form of potential development, regulatory, and commercial milestone payments, license fees, funding of research and development services and preclinical and clinical material, and royalties on net sales of licensed products. See Note 15 to our consolidated financial statements included elsewhere in this prospectus.

Research and Development Expenses

Our research and development expenses include estimates of our expenses resulting from obligations under contracts with vendors, consultants and CROs in connection with conducting research and development activities. The financial terms of these contracts are subject to negotiations, which vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided under such contracts. We reflect research and development expenses in our consolidated financial statements by matching those expenses with the period in which services and efforts are expended. We account for these expenses according to the progress of the preclinical or clinical study as measured by the timing of various aspects of the study or related activities. We determine clinical trial cost estimates through review of the underlying contracts along with preparation of financial models taking into account discussions with research and other key personnel and outsider service providers as to the progress of studies or other services being conducted. During the course of a study, we adjust our rate of expense recognition if actual results differ from estimates on a cumulative catch-up basis.

Stock-Based Compensation

We measure stock-based compensation expense for all stock-based awards with service-based and performance-based vesting conditions at the grant date based on the fair value measurement of the award. Compensation expense for service-based awards is recognized over the requisite service period, which is generally the vesting period of the respective award. We use the straight-line method to record the expense of awards with service-based vesting conditions. We use the graded-vesting method to record the expense of awards with both service-based and performance-based vesting conditions, commencing when achievement of the performance condition becomes probable. Expense is adjusted for actual forfeitures of unvested awards as they occur. We calculate the fair value measurement of share options using the Black-Scholes-Merton option-pricing valuation model (“Black-Scholes model”). The Black-Scholes model requires the use of subjective and complex assumptions, which determine the fair value of stock-based awards, including the option’s expected term and the price volatility of the underlying shares. We calculate the fair value of options granted by using the Black-Scholes model with assumptions below.

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Fair value of common stock: Because Legacy Inmagene’s common stock was not publicly traded prior to the Merger, the fair value of our common stock prior to the Merger was determined on a periodic basis, as determined by the Legacy Inmagene board of directors, with the assistance of an independent third-party valuation expert. These valuations were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Technical Practice Aid (Valuation of Privately-Held-Company Equity Securities Issued as Compensation). The assumptions underlying these valuations represented management’s best estimates, which involved inherent uncertainties and the application of significant levels of management judgment. Management considered, among other things, our business, financial condition and results of operations, including related industry trends affecting our operations; the likelihood of achieving a liquidity event, such as an initial public offering, or sale, given prevailing market conditions; the lack of marketability of our common stock; the market performance of comparable publicly traded companies; and U.S. and global economic and capital market conditions. Subsequent to the Merger, our common stock is publicly traded and the fair value of our common stock is readily determinable.

•

Risk-free interest rate: We base the risk-free interest rate assumption on the U.S. Treasury’s rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued.

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Expected volatility: Prior to the Merger, the expected volatility assumption was based on volatilities of a peer group of similar companies whose share prices were publicly available. The peer group was developed based on companies in the clinical stage biopharmaceutical industry. We have continued to use the peer group to estimate the volatility because we did not have sufficient trading history for our common stock.

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Expected term: The expected term represents the period of time that options are expected to be outstanding. Because we do not have historical exercise behavior, it determines the expected term assumption using the simplified method, which is an average of the contractual term of the option and its vesting period.

•	Expected dividend yield: We base the expected dividend yield assumption on the fact that we have never paid cash dividends and have no present intention to pay cash dividends.

Recent Accounting Pronouncements

For this information, refer to Note 2 of our consolidated financial statements included elsewhere in this prospectus.

BUSINESS

Overview

We are a clinical-stage biopharmaceutical company developing therapeutics for patients with immunological, autoimmune and inflammatory diseases. Our lead asset, IMG-007, is a non-depleting anti-OX40 monoclonal antibody that binds specifically to OX40 receptor on activated T cells to block receptor binding to OX40 ligand (“OX40L”). IMG-007 is being developed to potentially treat multiple autoimmune and inflammatory diseases and disorders, with initial evaluation in atopic dermatitis (“AD”). IMG-007 includes several features that we believe are important, differentiating attributes. First, IMG-007 is receptor-targeting, rather than ligand-targeting. Second, IMG-007 is non-T cell depleting: activated T cell signaling is attenuated, however T cells are not killed and depleted. Finally, IMG-007’s half-life is approximately 5 weeks, which may allow for patient-and physician-friendly dosing schedules such as those currently being explored in our clinical program.

In our Phase 1b/2a clinical proof of concept (“POC”) trial, four-week treatment with IMG-007 resulted in marked clinical activity which was sustained up to 24 weeks based on multiple outcome measures. Results included 54% of patients achieving EASI-75 (75% reduction in eczema area and severity index) and 31% achieving EASI-90 (90% reduction in eczema area and severity index) by week 16. In addition, durable inhibition of serum inflammatory markers of diverse T helper (“Th”) cells, including Th1, Th2 and Th17 cells was observed. IMG-007 demonstrated a favorable emerging safety profile and was well-tolerated in this study and all other studies to date. Notably, no pyrexia, chills, aphthous or gastrointestinal ulcers and no serious adverse events were observed in any of the clinical studies of IMG-007 conducted to date.

OX40 signaling is thought to be important in driving the pathogenesis of a wide spectrum of immunological, autoimmune and inflammatory diseases beyond AD, including additional dermatological, respiratory, gastrointestinal, and rheumatic diseases. While IMG-007 is initially being developed for the treatment of AD, we believe it has the potential to grow into a “pipeline within a product” and we may explore additional indications with IMG-007 such as alopecia areata (“AA”), asthma, rheumatoid arthritis, and hidradenitis suppurativa, among others. A multi-country Phase 2b dose-finding AD study began in 2025. A protocol amendment has been submitted to the Food and Drug Administration (“FDA”) and Health Canada to enable dosing of patients with optimized dose exposures, with additional site expansion beyond North America expected. Topline data from the Phase 2b clinical trial is expected in 2027.

Our Strategy

We are focused on developing IMG-007 as a potential best-in-class therapeutic for immunological, autoimmune and inflammatory disease indications where high unmet needs remain for substantial populations of patients. Key elements include:

•	Continuing the advancement of the Phase 2b study of IMG-007 in AD

•

Using market insights and understanding of the current and future treatment landscape to tailor the IMG-007 clinical development program to deliver a novel therapeutic to address the needs of patients and physicians and to eventually support payor coverage and reimbursement

•	Expanding IMG-007’s application beyond AD into other indications.

IMG-007: Clinical stage anti-OX40 monoclonal antibody for immunological, autoimmune and inflammatory diseases and disorders

OX40 as an emerging molecular target for inflammatory diseases

OX40 (also known as CD134 and OX40 receptor) is a cell-surface receptor primarily expressed by activated T cells. It binds to OX40L expressed by antigen presenting cells and other immune cells mostly found in the tissue. OX40-OX40L signaling is important in T cell activation, expansion, and survival, playing an important role in the pathogenesis of various immunological, autoimmune, and inflammatory diseases.

During initial antigen recognition, professional antigen presenting cells (“APCs”) provide the OX40L signal to activate OX40-expressing T cells. The activated OX40-expressing T cells can migrate through circulation to peripheral tissues where they interact with various OX40L-expressing resident cells during the effector phase, such as B cells, NK cells, mast cells, endothelial cells, and smooth muscle cells, which results in a complex inflammatory milieu through OX40-OX40L signaling (Figure 1).

Figure 1: OX40 is a co-stimulatory receptor that amplifies tissue inflammation

The key function of OX40-OX40L signaling is to promote the expansion and prolong the survival of T cells (Figure 2). During the effector phase, activated T cells differentiate into various subtypes of T cells which include:

•	Th1, Th2, Th17 and Th22 cells which mediate Type 1, 2, and 3 inflammation;

•

Activated memory T cells, which are long-living and can provide faster and stronger immune responses upon re-exposure to antigens. Activated memory T cells are thought to be critical in driving disease chronicity; and

•	CD8+T cells which exhibit cytotoxic functions to eliminate infected or abnormal cells.

Figure 2: OX40-OX40L signaling dysregulates multiple subsets of T cells

Importantly, OX40-OX40L signaling attenuates regulatory T cells, which are protective T cells that help maintain immune tolerance and prevent autoimmunity. In addition to regulating the expansion of various T cell subtypes, OX40-OX40L signaling increases the production of proinflammatory cytokines, chemokines, alarmins, and other mediators, including those thought to sustain disease chronicity. Aberrant OX40-OX40L signaling can contribute to the development of autoimmune diseases by promoting excessive T cell activation and persistent tissue inflammation. Elevated OX40L and OX40 expressions have been observed in affected tissues across various immunological, autoimmune, and inflammatory diseases, including AD, AA, asthma and others.

Blocking OX40-OX40L signaling may restore and rebalance immune homeostasis via suppressing various effector (such as Th1, Th2, Th17, and Th22) and memory T-cells while restoring regulatory T cells (“Tregs”), potentially impeding escalation of inflammation and future disease flares. Inhibiting OX40-OX40L signaling suppresses multiple pathogenic pathways, allowing for the potential to treat a diverse range of clinical phenotypes of AD and other indications. The currently available biologic treatments primarily target the Th2 pathway, but AD is a heterogenous disease also driven by multiple other pathways, including Th1, Th17 and Th22 pathways. Despite the approval of DUPIXENT® (dupilumab), which inhibits the Th2 pathway, approximately 35% of patients treated with dupilumab are reported to be refractory or discontinue treatment due to adverse reactions, such as conjunctivitis, dry eyes, and dupilumab facial dermatitis.

In addition, inhibiting OX40-OX40L signaling using antagonistic monoclonal antibodies (“mAbs”) targeting OX40 or OX40L have shown, in early phase clinical trials, sustained clinical activity in some patients, lasting for months even after treatment cessation. Such results suggest a potential for disease modifying activity in addition to control of signs and symptoms with such agents. If successful, this OX40-directed treatment approach could have several potential advantages over the currently available biologic treatments, such as DUPIXENT® used to treat AD patients. For example, an OX40 antagonist like IMG-007 could be well-suited to treat a diverse range of clinical phenotypes, and/or be dosed less frequently at initiation of treatment and also in long-term maintenance treatment.

About Atopic Dermatitis

AD is the most common subtype of eczema that affects individuals of all ages, races and geographies, including 10-20% of children and 3% of adults worldwide. The prevalence of AD in adults in the U.S. is estimated to be approximately 7.3%, or approximately 19.3 million patients in 2025. Across the UK and Europe, prevalence is estimated at approximately 4.4%, or approximately 25 million AD adult patients in 2025. Approximately 35% of all AD patients have moderate-to-severe disease, eligible for biologic treatment.

AD usually begins in early childhood. The cardinal skin features of AD are intense itch and localized or disseminated erythema (skin redness) and induration/papulation (raised rash) that may be accompanied by excoriations (scratch marks), erosions (skin wound), or skin oozing. An itch scratch cycle is established which leads to aggravated and chronic lesions with lichenification (skin thickening with exaggerated skin lines) and dry scales. At a given time, all types of skin lesions can coexist. Most AD patients have a comorbidity or prior history of atopic inflammatory conditions, such as asthma and food allergies. AD is also associated with a spectrum of non-inflammatory comorbidities, such as vitiligo, cardiovascular and psychiatric disorders.

The etiologies of AD include epidermal barrier defects as well as dysregulation of the innate and adaptive immune systems, which result in a series of inflammatory responses involving complex cytokines and chemokines. Activated effector T cells are central to the acute and chronic inflammation in AD, including Th1, Th2, Th17 and Th22 cells and effector memory T cells. In addition, regulatory T cells are downregulated in AD lesions. These diverse subsets of T cells are all OX40 expressing cells, which would allow the OX40-OX40L antagonist class to target a broader range of pathways implicated in pathophysiology of AD as compared to primarily Th2-targeting therapies currently approved for patients.

Current atopic dermatitis treatment and development landscape

AD is currently managed through symptom control and flare prevention. Topical agents, such as corticosteroids and calcineurin inhibitors, are the pharmacological agents mostly commonly utilized for the management of mild-to-moderate AD. Many AD patients, especially those with moderate-to-severe AD, fail to show adequate clinical responses to topical agents or develop skin side effects that limit their further use.

Phototherapy, such as that with broadband ultra-violet (“UV”), narrow-band UVB, or UVA1, is a treatment option in adult or adolescent patients. However, modest efficacy, the need for multiple office visits, and potential long-term safety concerns associated with UV exposure limit the overall use of phototherapy and its use in younger patients.

Biologics can be used in moderate-to-severe AD patients, including in both adults and children. The global AD biologics market was estimated to be approximately $15 billion in 2025 and is growing year-over-year (compound annual growth rate (CAGR) estimated 10-15%). However, only 15% of biologics-eligible patients in the US are estimated to be receiving treatment with such a therapy. Several mAbs have been approved by the FDA for the treatment of moderate-to-severe AD, including DUPIXENT® (dupilumab), ADBRY®(tralokinumab-ldrm), EBGLYSS™ (lebrikizumab-lbkz) and NEMLUVIO® (nemolizumab-ilto). Beyond biologic agents, oral JAK inhibitors are also approved which include CIBINQO® (abrocitinib), RINVOQ® (upadacitinib) and, OLUMIANT® (baricitinib, ex-US. JAK inhibitors, however, have significant safety concerns (carrying black box warnings) and require routine safety monitoring.

Given the relatively high prevalence of moderate-to-severe AD and unmet medical need for additional options for patients, interest in novel therapies is high and a range of therapies are currently in development. Both increases in the percentage of patients treated with a biologic and the anticipated approval of new classes of biologics are expected to contribute to market growth of biologics in AD.

Rationale for targeting OX40-OX40L signaling for the treatment of AD

Dysregulated T cells, including Th1, Th2, Th17, Th22, effector memory T cells, and regulatory T cells, all of which express OX40, are key drivers of AD pathogenesis. The expression of OX40 by circulating activated skin-homing CD4+ T cells is increased in AD patients, and OX40+ and OX40L+ cells are co-located within the dermis, indicating local activity of OX40-OX40L signaling.

Blocking OX40-OX40L signaling is theorized to have two possible advantages over agents blocking the Th2 pathway alone by having the potential:

•	To address more diverse clinical phenotypes by blocking not only Th2, but also Th1, Th17, Th22, and activated memory T cells, and help restore regulatory T cells (Table 1).

•

To be disease-modifying, durably reducing disease activity to a low level or even possibly inducing remission in some patients by influencing immune system memory. Such effects could allow for less frequent dosing or possibly treatment-free intervals for patients. This disease-modifying potential contrasts with approved targeted therapeutics for AD, which act upon AD disease signs and symptoms alone.

Table 1: Potential advantages of blocking OX40-OX40L signaling versus blocking Th2 signaling only

Target pathway	Blocking OX40-OX40L signaling	Blocking Th2 signaling
Th1	✓	
Th2	✓	✓
Th17	✓	
Th22	✓	
Memory T	✓	
Regulatory T	✓

Monoclonal antibodies blocking OX40-OX40L signaling are emerging biologics targeting broad pathways for the potential treatment of moderate-to-severe AD. Investigational anti-OX40 (e.g., rocatinlimab) or anti- OX40L (e.g., amlitelimab) mAbs have shown durable clinical activity in some patients even after treatment discontinuation.

IMG-007 potently and specifically blocks OX40-OX40L signaling

IMG-007 is a novel, non-depleting anti-OX40 IgG1mAb bioengineered to abolish ADCC (Figure 3). IMG-007 has been designed to specifically bind to OX40 receptor and block the interaction between OX40 and OX40L, thereby blocking OX40-OX40L signaling.

In designing IMG-007, the Fc domain was engineered to silence the antibody-dependent cellular cytotoxicity (“ADCC”) function. ADCC is a cytotoxic effector mechanism by which an antibody binds to and kills its antigen expressing cells through engaging its Fc region with immune effector cells, primarily natural killer (“NK”) cells. The silenced ADCC function in IMG-007 enables binding to OX40 on activated T cells without killing (depleting) these T cells. A non-depleting OX40 antibody like IMG- 007 could help minimize potential safety and tolerability issues seen with other agents that are believed to result from ADCC and/or T cell depletion. Examples of these include symptoms of pyrexia, chills, or aphthous or gastrointestinal ulcers.

Figure 3: Schematic structure of IMG-007

Data supporting the differentiation of IMG-007 that we believe is a result of this engineering and its application in atopic dermatitis follows in this section. We have a robust collection of preclinical and clinical data. Our portfolio of preclinical studies of IMG-007 include:

•	The kinetics of IMG-007 binding to human OX40 were evaluated using surface plasmon resonance (“SPR”) on a Biacore 8K (Cytiva), demonstrating high-affinity binding (KD ~1.79 nM)

•

IMG-007’s binding capacity to OX40 and other tumor necrosis factor receptor superfamily (“TNFRSF”) members were evaluated by an enzyme linked immunosorbent assay (“ELISA”); the results demonstrate high specificity of IMG-007 for OX40, with no measurable off-target binding to other TNFRSF members relative to the isotype control.

•

IMG-007’s effect on OX40-OX40L interactions was assessed by ELISA. The inhibitory effect of IMG-007 on OX40L-induced NFkB activation in HEK293-OX40-Luc reporter cells was also measured. IMG-007 inhibited, in a dose-dependent manner, OX40-OX40L protein-protein interactions (Figure 4) and OX40L-induced NFkB activation in HEK293-OX40-Luc cells in vitro (Figure 5). In these assays, IMG-007 demonstrated greater potency in inhibiting OX40–OX40L interactions compared with the reference antibody, an analogue of telazorlimab. Notably, telazorlimab is a non–Fc-engineered IgG1 anti-OX40 monoclonal antibody that was previously evaluated in patients with moderate-to-severe AD.

Figure 4: IMG-007 inhibited OX40-OX40L protein-protein interaction

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Figure 5: IMG-007 inhibited OX40L-induced NFkB activation in HEK293-OX40-Luc cells

The acute xeno-GvHD model in NCG mice is a preclinical model which is relevant to immune-modulated, T cell driven diseases. We employed this model to evaluate the in vivo activity of IMG-007 on the disease activity and inhibitory effect on human T cell reconstitution and activation. In this study, IMG-007 demonstrated improvements in animal survival time (Figure 6A), body weight (Figure 6B), and clinical symptoms (Figure 6C) by suppressing T cell reconstitution (Figure 6D) and activation (Figure 6E) in vivo.

Figure 6. IMG-007 exhibited protective effect in an acute xeno-GvHD mouse model

A
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A-C. Animal survival time (A), body weight (B) and clinical GvHD symptoms (C) in the modeled acute xeno- GvHD mice. D-E. Human CD45+ cells (mainly T cell) reconstitution (D) and human IFNα level (E) in the blood of the modeled acute xeno-GvHD mice. N = 6 per group. Data are presented as mean ± SD in B and C, mean ± SEM in D and E.

TBI = total body irradiate, MST = medium survival time, ** p < 0.01 vs. TBI + hPBMC + Isotype group analyzed by Log-rank test in A and unpaired t test in D.

IMG-007 has been designed to silence the ADCC function to improve tolerability. We have conducted several studies to confirm that IMG-007’s ADCC function has been silenced as designed. IMG-007 exhibited minimal binding to Fcg receptors in vitro and did not induce cytokine release in preclinical studies designed to assess potential agonistic effects.

IMG-007’s ADCC effects were evaluated by measuring the cytotoxicity to HEK293T-Luc-OX40 cells by fluorescence-activated cell sorting. A non-OX40 targeting antibody with identical Fc portion to IMG-007 was included as an isotype (negative) control. The study results showed that IMG-007 did not induce any ADCC up to the highest concentration tested (20 µg/mL), whereas the GRB 830 (a wild type IgG1 which is ADCC competent) analogue exhibited dose-related ADCC effects (Figure 7).

Figure 7: IMG-007 did not exhibit T cell cytotoxicity in vitro

IMG-007
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An SPR assay was performed to test the binding affinities of IMG-007 to the recombinant human Fc gamma receptors (“FcgRs”). IMG-007 demonstrated minimal binding to FcgRIIA, FcgRIIIA, FcgRIIB/C, and FcgRIIIB, while binding to Fcg RI was approximately 64-fold lower than that of the non–Fc-silenced version of IMG-007. Importantly, the Fc modification did not affect FcRn binding, indicating preserved recycling capacity and that the N297A engineering achieved the intended reduction in Fcg receptor interactions (Figure 8). Results are shown as sensorgrams using the appropriate kinetic model; response unit (Y-axis) proportionally increases with the concentrations (shown in colors) indicates specific binding as shown for FcgRI.

Figure 8: IMG-007 exhibited minimal binding to Fcg receptors

FcγRI
FcγRIIA
FcγRIIIA(V176)
K_D = 60.9 nM
Low response
Low response
Response unit
FcγRIIIA(F176)
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The effect of IMG-007 on inducing cytokine release was tested in an in vitro system by using human peripheral blood mononuclear cells (“PBMCs”) from ten healthy human donors. Recovered PBMC were treated with three concentrations (5 nM, 100 nM, and 2000 nM) of the test article for six and 48 hours under both solid phase format (coating antibody on plate) and a solution format (soluble antibody in buffer). Test articles included IMG-007, isotype (a non-OX40 targeting antibody with identical Fc portion to IMG 007) as a negative control, a GBR 830 analogue as a reference, and OKT3 (an anti-CD3 targeting antibody which stimulates T-cells) as a positive control. The culture supernatants were collected and measured for levels of ten proinflammatory cytokines including IFN-g, IL-1ß, IL-2, IL-4, IL 6, IL-8, IL-10, IL-12p70, IL-13, and TNF-α.

As shown in Figure 9A (solid format) and Figure 9B (solution format), cells treated with the positive control OKT3 showed a high level of cytokine release versus low level for the isotype negative control, which reflected the basal level of these cytokines in the test system. IMG-007 showed a comparable level of cytokine release as the isotype negative control. The GBR 830 analogue exhibited some degree of dose dependent release of cytokine, which may represent a basal level of ADCC due to wild-type IgG1 antibody. The absence of cytokine release from IMG-007 treatment may be due to the Fc modifications in IMG-007 intended to abolish Fc effector function.

Figure 9: IMG-007 did not induce cytokine release in vitro

A: Cytokine release assay using a solid phase format from PBMCs of ten healthy human donors

B: Cytokine release assay using a solution format from PBMCs of ten healthy human donors

Results are shown as heat maps where the colors represent the percentile value of cytokine levels: high level in red and lower level in blue.

Pharmacokinetics in humans

IMG-007 has an extended half-life of approximately 31 days in IV formulation and approximately 34.7 days in subcutaneous formulation.

In the Phase 1 single IV dose study of IMG-007 (Study 1), a total of 30 participants received a single IV dose of IMG-007, ranging from 1 to 600 mg. IMG-007 exhibited target-mediated drug disposition with non-linear PK at lower doses (£ 30 mg) and linear PK at higher doses (100 mg to 600 mg) (Figure 10). Clearance was higher at lower doses but approached a constant value of 0.107 to 0.166 L/day at higher doses. A single dose of IMG-007 at projected therapeutic dose levels of 300 to 600 mg maintained the projected target level (1.2 µg/ml) needed for blocking OX40-OX40L signaling in circulation for the entire follow-up period of 18 weeks. At projected therapeutic dose levels (300-600 mg), IMG-007 IV demonstrated a mean terminal half-life of 31 days.

Figure 10: Serum concentration vs time profile of IMG-007 following single IV Dose (Semi-log Scale)

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Based on data from a Phase 1 study in healthy adults. N=2 for dose groups 1-10 mg, N=6 for dose groups 30-600 mg. The data show Mean ± Standard Deviation. EC90: The 90% maximal effective concentration for the inhibition of OX40-OX40L signaling is ~1.2 ug/mL based on in-vitro assays.

In the Phase 1 single SC dose study of IMG-007 (Study 2), a total of 16 adult healthy participants were enrolled, of whom 12 received a single SC dose of IMG-007 (150 mg or 600 mg). Serum concentrations were maintained above the projected target level (1.2 µg/ml) needed for blocking OX40-OX40L signaling in circulation for the entire follow-up period of 18 weeks (Figure 11). A single SC dose of 600 mg IMG-007 has demonstrated a mean terminal half-life of 34.7 days.

Figure 11: Concentration-time profile of a single SC dose of IMG-007

100000
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Based on data from a Phase 1 study in healthy adults. N=6 in each dose group. The data show Mean ± Standard Deviation 1. EC90: The 90% maximal effective concentration for the inhibition of OX40-OX40L signaling is ~1.2 ug/mL based on in-vitro assays.

IMG-007 Clinical development

In addition to our ongoing Phase 2b dose finding study of IMG-007 in patients with moderate-to-severe AD, we have performed four clinical trials with IMG-007:

•

Study 1 was a Phase 1 randomized, double-blind, placebo-controlled, single ascending dose study to assess the safety and pharmacokinetic (“PK”) profile of IMG-007 IV in healthy participants. The primary objective was to evaluate the safety and tolerability of single IV doses of IMG-007 in healthy participants as measured by treatment emergent adverse events (“TEAEs”), safety laboratory, vital sign, physical examination and electrocardiogram (“ECG”) parameters. The key secondary objective was to characterize the PK properties of a single dose of IMG-007 in healthy participants as measured by serum concentration profile and PK parameters. This study was conducted in Australia. In the study, 30 participants received a single IV infusion, ranging from 1 mg to 600 mg, and 14 participants received placebo. Participants were followed up for up to 18 weeks.

•

Study 2 was a Phase 1 randomized, double-blind, placebo-controlled, single ascending dose study to assess the safety and PK profile of IMG-007 SC in healthy participants. The primary objective was to evaluate the safety and tolerability of single SC doses of IMG-007 in healthy participants as measured by TEAEs, safety laboratory, vital sign, physical examination and ECG parameters. The key secondary objective was to characterize the PK properties of a single dose of IMG-007 in healthy participants as measured by serum concentration profile and PK parameters. This study was conducted in Australia. In the study, 16 participants received a single SC injection of 150 mg or 600 mg, and four participants received placebo. Participants were followed up for up to 18 weeks.

•

Study 3 was a Phase 1b/2a study to evaluate the safety, PK, efficacy and PD effect of multiple IV doses of IMG-007 in adult participants with moderate-to-severe AD. The primary objective was to evaluate the safety and tolerability of multiple IV doses of IMG-007 in adult participants with moderate-to-severe AD as measured by TEAEs, safety laboratory, vital sign, physical examination and ECG parameters. The key secondary objective was to assess clinical activity as measured by EASI at Week 12. Further evaluations of clinical activity included improvements of EASI, objective Scoring of Atopic Dermatitis (“O-SCORAD”) and Body Surface Area (“BSA”) scores by study visit up to Week 24. A total of 13 participants were enrolled from six centers in the U.S. and Canada. Participants received up to three IV infusions of 300 mg over four weeks and were followed up for up to 24 weeks.

•

Study 4 was a Phase 1b/2a study to evaluate the safety, PK, efficacy and PD effect of multiple IV doses of IMG-007 in adult participants with severe AA. The primary objective was to evaluate the safety and tolerability of multiple IV doses of IMG-007 in adult participants with severe AA as measured by TEAEs, safety laboratory, vital sign, physical examination and ECG parameters. The key secondary objective was to assess clinical activity as measured by the Severity of Alopecia Tool (“SALT”) at Week 16. Further evaluations of clinical activity included improvements of SALT score by study visit up to Week 36. The SALT score is a validated composite scoring system assessed by the investigator based on the percentage of terminal hair loss in each of the four scalp areas (top, back, right and left). The SALT score ranges from 0 to 100, with higher scores indicating more severe hair loss. A total of 29 participants were enrolled from 11 centers in the U.S. and Canada. Among the 29 enrolled, six participants received up to three IV infusions of 300 mg over four weeks (Cohort 1) and 23 patients received up to three IV infusions of 600 mg over four weeks (Cohort 2). Participants were followed up to Week 24. Sixteen patients in Cohort 2 also participated in an optional extended follow-up period up to Week 36.

Safety and tolerability

Including in the ongoing Phase 2b study in atopic dermatitis, over 150 subjects have participated in IMG-007 clinical trials. Based on the cumulative safety data so far, IMG-007 has been generally well-tolerated. There have been no reports of pyrexia or chills, or aphthous or gastrointestinal ulcers, and no evidence of hypersensitivity reactions, which may be due to the silenced ADCC function in IMG-007, in these early studies. Pyrexia and chills are common symptoms of cytokine releases due to cytotoxicity. Additionally, there have been no known cases or signs of malignancies, including Kaposi sarcoma, in any IMG-007 treated subjects or patients to date.

A blinded safety review of the ongoing ADAPTIVE trial was conducted in March 2026. A total of two serious adverse events, both deemed unrelated to IMG-007, were reported. Consistent with previous studies, no cases of drug administration associated pyrexia, or chills, aphthous or gastrointestinal ulcers, serious infections or malignancies have been observed with IMG-007 treatment, including no cases of Kaposi’s sarcoma. Moreover, across all IMG-007 studies using the subcutaneous formulation, as of March 8, 2026 the rate of injection site reactions has been less than 0.10% with all reported events being mild and transitory.

A review of the safety and tolerability results in the four previously completed IMG-007 studies is described below.

In the Phase 1 single IV dose study (Study 1), a total of 33 of 44 (77.3%) participants reported at least one TEAE, including 73.3% participants in the combined IMG-007 group and 85.7% participants in the placebo group. No SAEs were reported. All TEAEs were mild or moderate. There were no reports of pyrexia or chills. The TEAEs by preferred term (“PT”) occurring in two or more participants in the combined IMG-007 group versus the placebo group are presented in Table 2. There were no TEAEs occurring more frequently in IMG-007 than the placebo group, except for isolated COVID-19 cases (16.7% in the IMG-007 versus 0% in the placebo group) with no dose-related trend or clinically significant changes in levels of total leukocytes or lymphocytes among participants who contracted COVID-19. It was observed that 64.3% of participants in the placebo group versus 46.7% of participants in the IMG-007 group had a prior history of COVID-19. Separately, there were no increased incidences of other infection types observed in the IMG-007 groups compared to the placebo group. There were no clinically significant trends over time in the safety laboratory results, vital signs, physical examination, or ECG findings in the IMG-007 versus the placebo group.

Table 2: TEAEs occurring in two or more participants (Study 1)

	Placebo (N=14) n(%)	All IMG-007 (N=30) n(%)	Total (N=44) n(%)

Preferred Term (PT)
Dermatitis contact	3 (21.4)	6 (20.0)	9 (20.5)
COVID-19	0 (0.0)	5 (16.7)	5 (11.4)
Headache	4 (28.6)	3 (10.0)	7 (15.9)
Myalgia	1 (7.1)	2 (6.7)	3 (6.8)
Upper respiratory tract infection	1 (7.1)	2 (6.7)	3 (6.8)

In this study, cytokine (TNF-α, IL-6, IFN-α) test was collected at six hours, Days two, four, six and eight post doses. Overall, there were no meaningful differences in the mean cytokine levels between the IMG-007 and placebo group.

In the Phase 1 single SC dose study (Study 2), 16 participants received a single SC injection of IMG-007, 150 mg or 600 mg, and four participants received placebo. In total, 93.8% participants reported at least one TEAE, including 91.7% participants in the combined IMG-007 group and 100% of participants in the placebo group. There were no SAEs. All TEAEs were mild or moderate except for one participant in the 150 mg group who had a TEAE of Grade 3 (severe) “liver function test abnormal” according to common terminology criteria for adverse events Version 5.0, in the absence of a concurrent increase in total bilirubin or any clinical symptoms. Injection site reactions (“ISRs”), including injection site erythema, pain and pruritus, were the most commonly reported AEs and occurred more frequently in the placebo group (75%) than the IMG-007 group (25%). All reported ISRs were mild. Other than ISRs, TEAEs by PT that occurred in two or more participants in the combined IMG-007 group versus the placebo group are presented in Table 3. There were no TEAEs occurring more frequently in IMG-007 than the placebo group, except for TEAEs of acne and pruritus, which showed no dose related trend. No clinically significant trends over time in the safety laboratory results, vital signs, physical examination, or ECG findings in the IMG-007 versus the placebo group were observed.

Table 3: TEAEs occurring in two or more participants (Study 2)

	Placebo (N=4) n(%)	All IMG-007 (N=12) n(%)	Total (N=16) n(%)

Preferred Term (PT)
Headache	3 (75.0)	4 (33.3)	7 (43.8)
Upper respiratory tract infection	1 (25.0)	3 (25.0)	4 (25.0)
Acne	0 (0.0)	3 (25.0)	3 (18.8)
Back pain	1 (25.0)	2 (16.7)	3 (18.8)
Pruritus	0 (0.0)	2 (16.7)	2 (12.5)
Respiratory tract infection	1 (25.0)	1 (8.3)	2 (12.5)

In the Phase 1b/2a multiple dose study (Study 3) in participants with AD who received up to three IV doses of IMG-007 300 mg over four weeks, nine of 13 (69.2%) participants reported at least one TEAE. There were no SAEs. All TEAEs were mild or moderate except for one severe AE of AD flare (PT of dermatitis atopic) in a participant with erythrodermic AD. TEAEs by PT occurring in at least two participants were dermatitis atopic (four of 13 (30.8%) participants), urticaria (two of 13 (15.4%) participants), and hypertension (two of 13 (15.4%) participants). There were no clinically significant trends over time in the safety laboratory results, vital signs, physical examination, or ECG findings in the IMG-007 versus the placebo group.

The Phase 1b/2a multiple dose study in AA (Study 4) enrolled a total of 29 participants, among which six participants received up to three IV infusions of IMG-007 300 mg over four weeks and 23 patients received up to three IV infusions of IMG-007 600 mg over four weeks. Twenty-two of 29 enrolled participants (75.9%) reported at least one TEAE, including three of six participants (50.0%) in the IMG-007 300 mg group and 19 of 23 participants (82.6%) in the 600 mg group. No SAEs were reported in any treatment group. All TEAEs were of mild or moderate intensity. TEAEs by PT occurring in at least two participants in any treatment group were headache (four (13.8%)), hypertension (two (6.9%)), nasopharyngitis (three (10.3%)), and streptococcal infection (two (6.9%)). There were no clinically significant trends over time in safety laboratory results, vital signs, physical examinations, or ECG findings.

IMG-007 clinical activity in atopic dermatitis

IMG-007 showed early signs of durable clinical activity in adults with moderate-to-severe AD in our Phase 1b/2a POC study. The open-label Phase 1b/2a study (Study 3) evaluated the safety, PK and efficacy of multiple IV doses of IMG-007 in adults with moderate-to-severe AD. A total of 13 participants were enrolled from six centers in the U.S. and Canada. Baseline key disease characteristics included mean EASI score of 29.5, mean BSA of 52.0%, and 61.5% of patients had Investigator’s Global Assessments (“IGA”) score of 3 (moderate) and 38.5% had IGA score of 4 (severe).

Administration of three doses of IMG-007 at week zero, two, and four resulted in rapid disease symptom improvement which was maintained after the last dose at week four as measured by percent changes in the EASI score (Figure 12a), O-SCORAD (Figure 12b) and BSA scores (Figure 12c). At Week 20, mean percent change from baseline in EASI score was 87% and at Week 24 74%. The proportion of participants who achieved ³ 75% reduction from baseline in EASI (“EASI-75”) or ³ 90% reduction from baseline in EASI (“EASI-90”) is presented in Figure 13. 54% of patients achieved EASI-75 by Week 16 and maintained at Week 20.

Figure 12a: Percent (%) change from baseline in EASI over time in IMG-007 Phase 1b/2a study in adults with moderate-to-severe AD

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Figure 12b: Percent (%) change from baseline in O-SCORAD over time in IMG-007 Phase 1b/2a study in adults with moderate-to-severe AD

% change from baseline in O-SCORAD score
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Figure 12c: Percent (%) change from baseline in BSA over time in IMG-007 Phase 1b/2a study in adults with moderate-to-severe AD

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The above charts show Mean ± Standard Error. N=13. Mixed-effect model with repeated measures (MMRM) were utilized for the analysis. EASI: Eczema Area and Severity Index; EASI is a composite scoring system used in clinical trials to measure the extent (area) and severity of atopic eczema (dermatitis). SCORAD: SCORing Atopic Dermatitis; O-SCOARD: Objective SCOARD. SCORAD and O-SCORAD are composite scoring systems used in clinical trials to measure the extent and severity of AD. BSA: Body Surface Area; BSA is a tool used in clinical trials to measure the extent of AD. Source: Company data on file. Shen Y et al. Revolutionizing Atopic Dermatitis (RAD) annual conference 2024; Shen Y et al, the European Academy of Dermatology and Venereology (EADV) annual conference 2024.

Figure 13: Proportion of participants who achieved EASI-75 or EASI-90 response in IMG-007 Phase 1b/2a study in adults with moderate-to-severe AD

Proportion of patients achieving response (%)
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N=13; Patients who received rescue therapies were counted as “non-responders.” Last observation carried forward (LOCF) imputation was used for missing data, except for missing data that arises following study discontinuation with reason ‘lack of efficacy’ (none in the study).

IMG-007 has also demonstrated marked and durable inhibition of inflammatory biomarkers in adults with moderate-to-severe AD in a Phase 1b/2a trial. In the IMG-007 Phase 1b/2a study, durable inhibitions of serum inflammatory markers of diverse Th cells, including Th1, Th2 and Th17 cells, were observed for up to 24 weeks (Figure 14).

Figure 14: Th1, Th2, Th17 biomarkers were reduced to healthy ranges by IMG-007 treatment in Phase 1b/2a POC study

AD: Atopic dermatitis

Two-way ANOVA with Dunnett’s multiple comparisons test; SEM: standard error of the mean

n numbers at baseline, wk16, and 24 were 13, 6 and 6, respectively

Post-systemic rescue treatment results were censored from the analysis

The observed clinical activity and biomarker data that resulted from a short 4-week treatment, as well as the generally well-tolerated profile, suggest that the ADCC silencing of IMG-007 has retained the desired biological activity of OX40 blockade while improving the tolerability.

Ongoing IMG-007 Phase 2b AD study

We have initiated a Phase 2b dose-finding study (the ADAPTIVE trial) evaluating the efficacy and safety of various monotherapy dose regimens of IMG-007 SC formulation in adult participants with active moderate-to-severe AD who have had inadequate response to and/or who are intolerant of topical AD therapy, inclusive of patients who have received advanced systemic therapies, such as biologics and JAK inhibitors. A protocol amendment has been submitted to the FDA that expands the range of therapeutic exposures being evaluated in the context of this dose-finding study.

The study is intended to establish Phase 3 dosing with a primary objective of evaluating the effect of different dose regimens of IMG-007, compared to placebo, on disease activity, as measured by percent change in EASI from baseline. Secondary and exploratory objectives include further evaluating the safety profile and PK profiles of different regimens of IMG-007, as well as evaluating the effect of different dose regimens of IMG-007, compared to placebo, on disease activity, as measured by EASI scores, vIGA-AD scale in AD participants, and other measures. Topline data from the Phase 2b clinical trial is expected in 2027.

IMG-007 potential expansion into additional indications

Since OX40-OX40L signaling is important in the pathogenesis of a spectrum of autoimmune and inflammatory diseases, IMG-007 has the potential to treat not only AD, but also other inflammatory diseases, such as AA, asthma, rheumatoid arthritis, hidradenitis suppurativa, and other immune and inflammatory indications.

Alopecia Areata

AA is an autoimmune disease characterized by hair loss involving the scalp, face, and/or body. Approximately 2% of the human population have the risk of the disease during their lifetime, most commonly starting before the age of 30.

The typical lesion is a non-scarring, hairless, circular patch on the scalp, evolving to multiple patches, but extensive forms can progress to a total loss of scalp or body hair.

Table 4: On-label clinical safety of FDA approved JAK inhibitors for the treatment of severe AA

	OLUMIANT® (Baricitinib)1	LITFULO® (Ritlecitinib)2	LEQSELVI® (Deuroxolitinib)3
Adverse reactions rep orted in clinical trials (≥1%)	Upper respiratory tract infections, headache, acne, hyperlipidemia, creatine phosphokinase increase, urinary tract infection, liver enzyme elevations, folliculitis, fatigue, lower respiratory tract infections, nausea, genital Candida infections, anemia, neutropenia, abdominal pain, herpes zoster, and weight increase	Headache, diarrhea, acne, rash, urticaria, folliculitis, pyrexia, atopic dermatitis, dizziness, blood creatine phosphokinase increased, herpes zoster, red blood cell count decreased, and stomatitis	Headache, acne, nasopharyngitis, blood creatine phosphokinase increased, hyperlipidemia, fatigue, weight increased, lymphopenia, thrombocytosis, anemia, skin and soft tissue infections, neutropenia, and herpes.

Boxed Warning	Serious infections, mortality, malignancy, major adverse cardiovascular events (MACE), and thrombosis	Serious infections, mortality, malignancy, major adverse cardiovascular events (MACE), and thrombosis	Serious infections, mortality, malignancy, major adverse cardiovascular events (MACE), and thrombosis.

1.	OLUMIANT Prescribing information. 2. LITFULO Prescribing information. 3. LEQSELVI Prescribing information.

There remains a significant unmet need for safe and effective novel targeted systemic therapies for long-term treatment of AA. Currently, there are no biologics approved for the treatment of AA. IMG-007 is the first anti-OX40-OX40L mAb that has been evaluated in a clinical trial for the treatment of AA.

IMG-007 clinical activity in alopecia areata

Our Phase 1b/2a POC study in AA (Study 4) evaluated the safety, PK and efficacy of IV doses of IMG-007 in adults with severe AA. A total of 29 patients were enrolled from 11 centers in the U.S. and Canada, including 6 patients in Cohort 1 who received up to three IV doses of 300 mg over four weeks (Baseline, Week 2 and 4) and 23 patients in Cohort 2 who received up to three IV doses of 600 mg over four weeks. Patients were followed up to Week 24. Sixteen patients in Cohort 2 also participated in an optional extended follow-up period up to Week 36.

Key disease characteristics at baseline included a mean duration of current AA episode of 3.0 years and a mean SALT score of 80.4. Nine of 29 (31%) enrolled patients had baseline SALT scores of 95 or greater.

A 4-week treatment with IMG-007 resulted in a dose-related clinical activity of hair regrowth. Patients in Cohort 1 did not show a meaningful reduction from baseline (a mean of 1.1%) in SALT score at Week 24.

Patients in Cohort 2 showed a mean reduction from baseline in SALT score of 14.3% at Week 24 and 21.7% at Week 36, continued to improve beyond Week 36 without plateau, approximately eight months after the last dose. At Week 36, 25% of patients in Cohort 2 achieved 30% or greater reduction from baseline in SALT score (“SALT30”). A preliminary clinical activity signal was observed in Cohort 2. Further, in Cohort 2, patients who had a baseline SALT score of 50 to less than 95 showed a 30% mean change in SALT score at week 36.

Figure 15: Improvement in SALT score after 4-week treatment with IMG-007 in Phase 1b/2a study in adults with severe AA

All assessments after the start date of prohibited medication were set to missing. All the collected data available after treatment discontinuation were included in the analysis.

Non-responder imputation was performed for all scheduled visits following patient discontinuation from the study with the reason “lack of efficacy”.

LOCF approach was used for all missing visits, except for missing data that arises following study discontinuation with reason “lack of efficacy”.

The number of participants in the 600 mg group was 23 at weeks 16 and 24, and 16 at week 36.

Figure 16: Select patients in the 600mg dose Cohort showed marked hair regrowth in photographic data

In addition, IMG-007 treatment showed marked and durable inhibition of inflammatory markers in adults with severe AA in a Phase 1b/2a trial. In the Phase 1b/2a AA study, scalp biopsy samples were collected at Baseline and Week 16 for the evaluation of inflammatory biomarkers. At baseline, patients showed activations of inflammatory markers of Th1, Th2, and CD8+ T cells in the AA lesional scalp, compared to the non-lesional scalp. A four-week treatment with three doses of 600 mg IMG-007 resulted in a marked inhibition of inflammatory markers of Th1, Th2 and CD8+ T cells at Week 16, approximately three months after the last dose (Figure 17).

Figure 17: Inhibition of inflammatory markers of Th1, Th2 and CD8+ T cells in the scalp after 4-week treatment with IMG-007 (Cohort 2) in adult AA patients in Phase 2a POC study

1.	Kim M, et al. Allergy, 2024, 79(12): 3401-3414; Guttman-Yassky E, et al. JACI, 2022, 149(4): 1318-1328; Fuentes-Duculan J, et al. Experimental Dermatology, 2016, 25(4): 282-286.
2.	Data from 4 participants who used prohibited medications have been censored (after the start of the prohibited use).
*	p<0.05, ** p<0.01, unpaired T-test; SEM: standard error of the mean

For lesional scalp expression results (600mg), Ns at Baseline and wk16 were 23 and 17, respectively. Non-lesional scalp gene expression levels were measured in the corresponding non-lesional tissues, n=14.

Bulk RNAseq was used to measure gene expression levels in Th1 (CXCL9, CXCL10, CXCL11, CXCR3, IFNG, IL12RB1, CCL3, CCL4), Th2 (IL13, CCL13, CCL26, CCL17, IL4, CCL19, CCL8, CCL2, OSM, IL13RA2) and CD8+ T cells (GZMB, GZMA, CD8A, PRF1, KLRC1, CCL5, CXCR6)

Competition

The biotechnology and biopharmaceutical industries are characterized by continuing technological advancement and significant competition. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future. Many of the companies with which we are currently competing or will compete against in the future have significantly greater resources than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industry may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific, clinical and management personnel, establishing clinical trial sites, patient enrollment for clinical trials as well as in acquiring technologies complementary to, or necessary for, our programs. Key competitive factors affecting the success of all our product candidates that we develop, if approved, are likely to be efficacy, safety, convenience, presentation, price, the level of generic competition and the availability of reimbursement from government and other third-party payors. Our competitors may also obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market.

There are several approved products for moderate-to-severe AD, such as DUPIXENT® (dupilumab), an IL-4Ra mAb marketed by Sanofi/Regeneron, ADBRY® (tralokinumab-ldrm), an IL-13 mAb marketed by Leo Pharmaceuticals, and EBGLYSS™ (lebrikizumab-lbkz), an IL-13 mAb marketed by Eli Lilly and NEMLUVIO® (nemolizumab-ilto), an IL-31 mAb marketed by Galderma Laboratories, L.P. There are several approved treatments that target JAK1 and/or JAK2 to treat AD, including CIBINQO® (abrocitinib) marketed by Pfizer, RINVOQ® (upadacitinib) marketed by AbbVie and OLUMIANT® (baricitinib) marketed by Eli Lilly. These approved products have all demonstrated clinically significant efficacy results, but unmet need remains, with only an estimated 15% of moderate to severe patients receiving advanced therapy.

With the wide unmet need in AD and other inflammatory diseases, the development landscape is rich with mechanisms being explored as systemic therapies, including OX40, additional IL-13, IL-4Rα, IL-2, PEGylated IL-2, STAT6, ITK, TSLP, IRAK4, IL-31, and bispecific antibodies of these various targets. We believe competitors in development outside of the OX40-OX40L targeting field include, but are not limited to: rezpegaldesleukin (PEGylated IL-2 being developed by Nektar Therapeutics), zumilokibart (IL-13 antibody, APG777 being developed by Apogee Therapeutics), KT-621 (oral STAT6 inhibitor being developed by Kymera Therapeutics), bosakiutag (ATI-045, a TSLP mAb being developed by Aclaris Therapeutics), ATI-2138 (ITK/JAK3 inhibitor being developed by Aclaris Therapeutics), soquelitinib (ITK inhibitor being developed by Corvus Pharma), the multi-specific antibody (IL-13 and IL-17) being developed by UCB Pharma, and others.

The most advanced OX40-O40L targeting agent in development is amlitelimab (Sanofi), an anti-OX40L mAb.

In addition, there are several other OX40/OX40L targeting agents in the pipelines of various companies. These include monotherapies, free- or fixed-dose combinations of multiple antibodies, and various bispecific constructs. Rocatinlimab, a receptor targeting anti-OX40 mAb previously in development by Amgen and Kyowa Kirin, is engineered in its Fc region for an enhanced ADCC intended to deplete OX40-expressing T cells. Recently, Amgen returned the rights to the program fully to Kyowa Kirin and in March 2026 Kyowa Kirin announced discontinuation of rocatinlimab development studies. Abcellera is developing ABCL575, an OX40L targeting mAb. Prior to the announcement of its acquisition by BioCryst, Astria was developing STAR-0310, a receptor targeting mAb. APG279 is a combination of zumilokibart (IL13 targeting) and APG990 (anti-OX40L mAb) being developed Apogee Therapeutics. Navigator Medicines, a private company, is developing NAV-240, an anti-OX40LxTNFα bispecific as well as other anti-OX40L bispecific. In addition to amlitelimab, Sanofi has several combinations and bispecifics in development with OX40 and OX40L, including brivekimig, an anti-OX40LxTNFα nanobody in development for hidradenitis suppurativa, and SAR446422, an OX40/CD28 bispecific antibody.

IP Overview

Our future commercial success depends in part on our ability to obtain, maintain and protect intellectual property and other proprietary rights for our current and future product candidates, to operate without infringing, misappropriating or otherwise violating the intellectual property and proprietary rights of others, and to prevent others from infringing, misappropriating or otherwise violating our intellectual property and proprietary rights. We seek to protect our proprietary position by, among other methods, filing or exclusively in-licensing patent applications related to our technology, inventions and improvements that are important to the development and implementation of our business. We also rely on trade secrets, know-how, continuing technological innovation and potential future in-licensing of intellectual property to develop and maintain our position.

As for the therapeutic product candidate we are developing and seeking to commercialize, we have pursued composition-of-matter and therapeutic method of use patents, formulation patents, and therapeutic use patents on novel indications. Our therapeutic product candidate is a biologic, and more particularly a monoclonal antibody, so we intended to seek protection for amino acid and nucleotide sequences encoding the monoclonal antibody, and other claims conventionally used to protect aspects of therapeutic biological agents. We may also seek future patent protection, either alone or jointly with our collaborators, as our collaboration agreement may dictate.

Our patent portfolio related to IMG-007 as of December 31, 2025 includes four patent families. The first patent family, exclusively licensed from Hutchmed under the Hutchmed Agreement, is directed to the composition-of-matter of the monoclonal antibody IMG-007. This patent family includes one priority patent application, together with one Taiwan patent application, one Argentina patent application, and one international patent application filed under the Patent Cooperation Treaty (PCT), each claiming priority to the priority patent application under the Paris Convention for the Protection of Industrial Property (Paris Convention). Furthermore, the PCT application has been effectively nationalized in various PCT member countries, including national stage patent applications filed in United States, Australia, Brazil, Canada, Chile, China, Eurasia, Europe, Indonesia, Israel, India, Japan, Korea, Mexico, Malaysia, New Zealand, Peru, Philippines, Singapore, South Africa, and Hong Kong. The United States and Taiwan patents have been granted in 2024. We would expect these patents to expire in 2041, without considering any possible patent term adjustments or extensions. If the remaining patent applications mature into one or more issued patents, we expect those patents to expire in 2041, without considering any possible patent term adjustments or extensions.

The second patent family is owned by us and is directed to intravenous formulations of IMG-007. This patent family includes two priority patent applications together with one Taiwan patent application and one PCT application, both claiming priority to the two priority applications under the Paris Convention. Furthermore, The PCT application has been effectively nationalized in various PCT member countries, including national stage patent applications filed in United States, Australia, Brazil, Canada, China, Israel, Japan, Mexico, Chile, Peru, Singapore, Malaysia, Philippines, New Zealand, Europe, India, Indonesia, Korea, South Africa, Eurasia, and

Hong Kong. If these patent applications mature into one or more issued patents, we would expect those patents to expire in 2042, without considering any possible patent term adjustments or extensions.

The third patent family is owned by us and is directed to methods of using IMG-007. This patent family includes one priority patent application together with one PCT application claiming priority to the priority patent application. Furthermore, the PCT application has been effectively nationalized in various PCT member countries, including national stage patent applications filed in United States, Australia, Canada, Europe, Japan, Brazil, Korea and Israel. If these patent applications mature into one or more issued patents, we would expect those patents to expire in 2044, without considering any possible patent term adjustments or extensions.

The fourth patent family is also owned by us and is directed to subcutaneous formulation of IMG-007. This patent family includes one priority patent application together with one Taiwan patent application and one PCT application, both claiming priority to the priority patent application under the Paris Convention. Furthermore, the international application can be effectively nationalized in multiple PCT member countries by filing national stage patent applications in those countries before September 2026. If these patent applications mature into one or more issued patents, we would expect these patents to expire in 2045, without considering any possible patent term adjustments or extensions.

Provisional patent application is not eligible to become an issued patent until, among other things, we file one or more national patent applications and/or one or more PCT applications within 12 months of filing of such priority patent application. Moreover, a PCT application is not eligible to become an issued patent until, among other things, we file one or more national stage patent applications within, depending on the country, 30 to 32 months of the PCT application’s priority date in the countries in which we seek patent protection. If we do not timely file any national patent applications or PCT applications, we may lose our priority date with respect to our priority patent applications. Furthermore, if we do not timely file any national patent applications in non-PCT countries within the, we may lose our opportunity and right to patent subject matter disclosed in a priority application in those countries. Additionally, if we do not timely file any national stage patent applications, we may lose our opportunity and right to patent subject matter disclosed in a PCT application in those countries. While we intend to timely file all of our patent applications, we cannot predict whether any such patent applications will result in the issuance of patents that provide us with any competitive advantage.

Individual issued patents extend for varying periods depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, utility patents issued for applications filed in the United States are granted a term of 20 years from the earliest effective filing date of a non-provisional U.S. patent application or a PCT application designating the U.S.. The term of a patent, and the protection it affords, is therefore limited and once the patent term of our issued patents have expired, we may face competition, including other competing technologies. Because of the extensive time required for clinical development and regulatory review of a drug we may develop, it is possible that, before any of our product candidates can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thereby reducing any advantage of any such patent.

In addition, in certain instances, a U.S. patent term can be extended to recapture a portion of the term effectively lost as a result of FDA regulatory review period or delay by the United States Patent and Trademark Office (“USPTO”) in issuing the patent. However, with respect to patent term extensions granted as a result of the FDA regulatory review period, the restoration period cannot be longer than five years, the total patent term including the restoration period must not exceed 14 years following FDA approval, only one patent applicable to each regulatory review period may be extended and only those claims covering the approved drug or a method for using it may be extended. We may not receive an extension if we fail to exercise due diligence during the testing phase or regulatory review process, fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. Moreover, the length of the extension could be less than we request. There can be no assurance that we will benefit from any patent term extension or favorable adjustment to the term of any of our patents.

The duration of foreign patents varies in accordance with provisions of applicable local law but typically is also 20 years from the earliest effective filing date. However, the actual protection afforded by a patent varies on a product-by-product basis, from country to country, and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

If we do not adequately protect our intellectual property, third parties, including our competitors, may be able to use our technologies to produce and market drugs or diagnostic and/or prognostic products in direct competition with us and erode our competitive advantage. The patent positions of biotechnology and pharmaceutical products and processes like those we may develop and commercialize are generally uncertain and involve complex legal and factual questions that may diminish our ability to protect our intellectual property. For more information regarding risks related to our intellectual property, see “Risk Factors—Risks Related to Our Intellectual Property.”

Rapidly evolving patent laws in the United States and elsewhere make it difficult to predict the breadth of claims that may be allowed or enforced in our patents. Moreover, patent offices in general can require that patent applications concerning pharmaceutical and/or biotechnology-related inventions be limited or narrowed substantially to cover only the specific innovations exemplified in the patent application, thereby limiting the scope of protection against competitive challenges. Thus, even if we are able to obtain patents, the patents may be substantially narrower than anticipated.

Our ability to maintain and defend our intellectual property and proprietary position for our products, product candidates and other technologies will depend on our success in obtaining effective claims and enforcing those claims once granted. We do not know whether any of the patent applications that we may file or license from third parties will result in the issuance of any patents. The issued patents that we own or license may receive in the future, or license from third parties may be challenged, invalidated, held unenforceable, narrowed or circumvented, and the rights granted under any issued patents may not provide us with proprietary protection or competitive advantages against third parties, including our competitors, with similar technology. Furthermore, third parties, including our competitors, may be able to independently develop and commercialize similar drugs or products, or duplicate our technology, business model or strategy without infringing our patents.

Trade Secrets

We also rely upon unpatented trade secrets and know-how and continuing technological innovation to develop, protect and maintain our competitive position and aspects of our business that are not amenable to, or that we do not presently consider appropriate for, patent protection and prevent competitors from reverse engineering or copying our technologies. However, the foregoing rights are difficult to protect. We seek to protect our proprietary information, in part, using confidentiality agreements with our commercial partners, collaborators, employees and consultants and invention assignment agreements with our employees. We also have confidentiality agreements or invention assignment agreements with our commercial partners and selected consultants. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with a third party. These agreements may be breached, and we may not have adequate remedies for any breach. There can be no assurance that these agreements will provide meaningful protection for our trade secrets or other intellectual property or proprietary information. In addition, our trade secrets may otherwise become known or be independently discovered by third parties, including our competitors. To the extent that our partners, collaborators, employees and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. For more information regarding risks related to our trade secrets, see “Risk Factors—Risks Related to Our Intellectual Property.”

Data privacy and security

In the ordinary course of our business, we and the third parties with whom we work process personal and sensitive data. Accordingly, we are subject to numerous data privacy and security obligations, including federal, state, local, and foreign laws, regulations, guidance, and industry standards related to data privacy and security. For example, the EU GDPR (as defined below), the UK GDPR (as defined below), Australia’s Privacy Act, and China’s PIPL (as defined below) impose strict requirements for processing personal data. Obligations related to data privacy and security (and individuals’ data privacy expectations) are quickly changing, becoming increasingly stringent, and creating uncertainty. Additionally, these obligations may be subject to differing applications and interpretations, which may be inconsistent or conflict among jurisdictions. Cyber-attacks, malicious internet-based activity, online and offline fraud, and other similar activities threaten the confidentiality, integrity, and availability of our sensitive information and information technology systems, and those of the third parties with whom we work (including our current and future contract research organizations (“CROs”). Such threats are prevalent, continue to rise, are increasingly difficult to detect and come from a variety of sources, including traditional computer “hackers,” threat actors, “hacktivists,” organized criminal threat actors, personnel (such as through theft or misuse), sophisticated nation states and nation-state supported actors, including via advanced persistent threat intrusions. If we (or the third parties with whom we work) experience a security incident or are perceived to have experienced a security incident, we could face adverse consequences.

See the sections titled “Risk Factors—Risks Related to Government Regulation” and “Risk Factors—Risks Related to our Industry and Business” for additional information about the privacy and security obligations to which we are and may become subject and about the risks to our business associated with such obligations.

Manufacturing

We do not own or operate and currently have no plans to establish any manufacturing facilities. We rely on and expect to continue to rely on third-party contract development and manufacturing organizations (“CDMOs”) for the manufacturing of our product candidate and related raw materials for clinical development, as well as for the commercial manufacturing of any of our product candidate that receive marketing approval in the future. We currently solely rely on Wuxi Biologics to provide biological development and manufacturing services. We believe there are multiple sources for all of the materials required for the manufacturing of our product candidate and development program and may in the future engage additional CDMOs to provide biological development and manufacturing services. As our product candidate advances through development, we expect to enter into longer-term commercial supply agreements with key suppliers and manufacturers to fulfill and secure our production needs. If our current CDMO becomes unavailable to us for any reason, we believe that there are a number of potential replacements, and we will need to identify and qualify such replacements.

We also rely on CDMOs to perform all chemistry, manufacturing, and controls activities. Our agreements with CDMOs may obligate them to develop or transfer upstream and downstream processes, develop or transfer drug product manufacturing processes, develop or transfer suitable analytical methods for release and stability testing and qualify these methods for use with our product candidates, produce drug substance for preclinical testing, and produce drug substance or drug product under current Good Manufacturing Practice (“cGMP”) for use in clinical trials among other activities. In addition, we rely on CDMOs to operate facilities that meet regulatory requirements for production and testing of clinical and commercial products and to work closely with us to validate manufacturing processes prior to commercial launch. We qualify CDMOs prior to initiation of cGMP regulated activities and periodically thereafter as part of the supplier qualification program. We oversee CDMOs by performing technical and quality assurance review and/or approval of cGMP documentation, establishing quality agreements to define responsibilities and expectations for goods and services, and observing production and testing activities as a person-in-plant, among other activities.

Sales and Marketing

As our product candidate advances through development, we expect to establish a commercial strategy which will be focused on maximizing the value of our product by either entering into collaborations with commercial stage pharmaceutical companies or building an in-house commercial organization and retaining commercialization rights to our product candidate in full or in certain therapeutics indications or geographies.

Summary of License and Collaboration Agreements

Hutchmed Collaboration, Option and License Agreement

In January 2021, we entered into the Hutchmed Agreement (as defined below), pursuant to which Hutchmed granted us the exclusive option to the worldwide license with the right to sublicense to develop, manufacture and commercialize several licensed compounds including humanized antagonistic OX40 receptor mAb (IMG-007) (the “Licensed Compounds”) for the treatment or prevention of all diseases and conditions except oncology. The exclusive option was granted on a Licensed Compound-by-Licensed Compound basis, exercisable at our sole discretion upon payment of an option exercise fee in cash or the issuance of our ordinary shares.

On February 2, 2024, we exercised the option under the Hutchmed Agreement by entering into a share subscription agreement to issue 429,082 shares of our common stock to Hutchmed and obtained an exclusive, worldwide, royalty-bearing license with the right to sublicense through multiple tiers, under certain patents and know-how controlled by Hutchmed and Hutchmed’s right, title and interest in the joint intellectual property to develop, manufacture and commercialize any product that contains, incorporates, or otherwise includes the humanized OX40 antagonistic monoclonal antibody (anti-OX40 mAb) (“Licensed Product”).

Under the Hutchmed Agreement, we are required to pay an aggregate of up to $92.5 million for each Licensed Product upon the achievement of various development, regulatory and commercialization milestones with respect to such Licensed Product, $20.0 million of which would be due prior to the first approval of a Licensed Product in the United States, and an aggregate of up to $135.0 million for each Licensed Compound upon the achievement of various worldwide aggregate cumulative annual net sales milestones for the Licensed Products that contain such Licensed Compound. We are also obligated to pay tiered royalty rates in the high single-digit to low tens percentages to Hutchmed on a Licensed Compound-by-Licensed Compound basis for net sales of such Licensed Compounds worldwide, subject to reduction in certain circumstances. Royalties will be payable on a Licensed Product-by-Licensed Product and country-by-country basis for a period commencing upon the first commercial sale of the Licensed Product in such country and continuing until the later of (a) the expiration of all valid patent claims or regulatory exclusivity covering the Licensed Product in such country and (b) 10 years after such first commercial sale.

The Hutchmed Agreement will remain in effect until the expiration of all royalty payment obligations on a country-by-country and Licensed Product-by-Licensed Product basis, and may be earlier terminated by either party for the other party’s uncured material breach or insolvency. In addition, Hutchmed may terminate the Hutchmed Agreement if we challenge any of the licensed patents, or terminate the Hutchmed Agreement with respect to a particular Licensed Compound if we do not conduct any material development or commercialization activities for a specified period of time after we exercise the applicable exclusive option, and we have the right to terminate the Hutchmed Agreement for convenience upon advance notice to Hutchmed. For more information on the patent family licensed from Hutchmed under the Hutchmed Agreement, see the section titled “—IP Overview.”

Cell Line License Agreement with WuXi Biologics

In February 2021, we and WuXi Biologics (Hong Kong) Limited (“WuXi Biologics”) entered into a Cell Line License Agreement (the “Cell Line License Agreement”). Under the Cell Line License Agreement, we received a non-exclusive, worldwide, conditionally sublicensable license to certain of WuXi Biologics’ know-how, cell line, biological materials and media and feeds (the “WuXi Biologics Licensed Technology”) to make, have made, use, sell and import certain therapeutic products produced through the use of the cell line licensed by WuXi Biologics under the Cell Line License Agreement (the “WuXi Biologics Licensed Products”).

Specifically, the WuXi Biologics Licensed Technology is used to manufacture a component of our IMG-007 program. In consideration of the license, we agreed to pay WuXi Biologics a non-refundable license fee of $150,000. Additionally, if we manufacture all of our commercial supplies of WuXi Biologics Licensed Products with a manufacturer other than WuXi Biologics or its affiliates, we are required to make royalty payments to WuXi Biologics in an amount equal a fraction of a single digit percentage of global net sales of WuXi Biologics Licensed Products manufactured by a third-party manufacturer. The Cell Line License Agreement will continue indefinitely unless terminated (i) by us upon a certain time period’s prior written notice and our payment of all undisputed amounts due to WuXi Biologics through the effective date of termination, (ii) by either party for a material breach by the other party that remains uncured for certain a period of time after written notice, or (iii) by WuXi Biologics if we fail to make a payment and such failure continues for a certain period of time after receiving notice of such failure.

Relevant law and regulations

U.S. Biologic Development Process

In the United States, the FDA regulates biologics under the federal Food, Drug, and Cosmetic Act, the Public Health Service Act (“PHSA”) and their implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. The process required by the FDA before a biologic may be marketed in the United States generally involves the following:

•	completion of preclinical laboratory tests, animal studies and formulation studies in accordance with FDA’s GLP (as defined below) requirements and other applicable regulations;

•	submission to the FDA of an Investigational New Drug (“IND”) application which must become effective before human clinical trials may begin;

•	approval by an independent institutional review board (“IRB”) or ethics committee at each clinical site before each trial may be initiated;

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performance of adequate and well-controlled human clinical trials in accordance with good clinical practices (“GCPs”) to establish the safety, purity and potency of the proposed biologic for its intended use;

•	preparation of and submission to the FDA of a BLA (as defined below) after completion of all pivotal trials;

•	a determination by the FDA within 60 days of its receipt of a BLA to file the application for review;

•	satisfactory completion of an FDA advisory committee review, if applicable;

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satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity, and of selected clinical investigation sites to assess compliance with GCPs; and

•	FDA review and approval of the BLA to permit commercial marketing of the product for particular indications for use in the United States.

The preclinical developmental stage generally involves laboratory evaluations of chemistry, formulation and stability, as well as studies to evaluate the product candidate’s toxicity in animals, in an effort to support subsequent clinical testing. The conduct of preclinical studies is subject to federal regulations and requirements, including GLP regulations.

Prior to beginning the first clinical trial with a product candidate in the United States, the trial sponsor must submit an IND to the FDA. An IND is a request for authorization from the FDA to administer an investigational drug to humans. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical trials. The IND also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology and PD characteristics of the product candidate, chemistry, manufacturing and controls information, and any available human data or literature to support the use of the product candidate. An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control, in accordance with GCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring subject safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. While the IND is active, progress reports summarizing the results of the clinical trials and pre-clinical studies performed since the last progress report, among other information, must be submitted at least annually to the FDA, and written IND safety reports must be submitted to the FDA and investigators for serious and unexpected suspected adverse events, findings from other studies suggesting a significant risk to humans exposed to the same or similar drugs, findings from animal or in vitro testing suggesting a significant risk to humans, and any clinically important increased incidence of a serious suspected adverse reaction compared to that listed in the protocol or investigator brochure.

Furthermore, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and its informed consent form before the clinical trial begins at that site and must monitor the study until completed. Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some studies also include oversight by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board, which provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study, and may halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There are also requirements governing the reporting of ongoing clinical trials and clinical trial results to public registries, including clinicaltrials.gov.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

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Phase 1: The product candidate is initially introduced into healthy human subjects or patients with the target disease or condition. These studies are designed to test the safety, tolerability, absorption, metabolism, distribution and clearance of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness.

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Phase 2: The product candidate is administered to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal doses, dose administration schedules and to identify and characterize treatment emergent signs and symptoms and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

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Phase 3: The product candidate is administered to an expanded patient population to further evaluate dose, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval.

In some cases, the FDA may require, or sponsors may voluntarily pursue, additional clinical trials after a product is approved to gain more information about the product. These so-called Phase 4 studies, may be conducted after initial marketing approval, and may be used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of a BLA.

Concurrently with clinical trials, companies usually complete additional pre-clinical studies and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final drug. In addition, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

In addition, during the development of a new drug, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to submission of an IND, at the end of Phase 2, and before a BLA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the FDA to provide advice, and for the sponsor and the FDA to reach agreement on the next phase of development. Sponsors typically use the meetings at the end of the Phase 2 trial to discuss Phase 2 clinical results and present plans for the pivotal Phase 3 clinical trials that they believe will support approval of the product candidate.

FDA Review & Approval Process

Following successful completion of clinical trials, data are analyzed to assess whether the investigational product is safe and effective for the proposed indicated use or uses. The results of pre-clinical studies and clinical trials for a particular product candidate are then submitted to the FDA as part of a BLA, along with proposed labeling, chemistry and manufacturing information to ensure product quality and other relevant data. A BLA is a request for approval to market the biologic for one or more specified indications and must contain proof of safety, purity and potency. An application may include both negative and ambiguous results of pre-clinical studies and clinical trials, as well as positive findings. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product’s use or from a number of alternative sources, including trials initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety, purity and potency of an investigational product to the satisfaction of the FDA. FDA approval of a BLA must be obtained before a biologic may be marketed in the United States.

Under the Prescription Drug User Fee Act (“PDUFA”), a BLA must be accompanied by a user fee. The FDA adjusts the PDUFA user fees on an annual basis. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business.

The FDA reviews all submitted BLAs before it accepts them for filing, and may request additional information rather than accepting the BLA for filing. The FDA must make a decision on accepting a BLA for filing within 60 days of receipt, and such decision could include a refusal to file by the FDA. Once and if the submission is accepted for filing, the FDA begins an in-depth review of the BLA. Under the goals and policies agreed to by the FDA under PDUFA, the FDA targets ten months, from the filing date, in which to complete its initial review of an original BLA and respond to the applicant, and six months from the filing date of an original BLA designated for priority review. The FDA does not always meet its PDUFA goal dates for standard and priority BLAs, and the review process is often extended by FDA requests for additional information or clarification. Before approving a BLA, the FDA will conduct a pre-approval inspection of the manufacturing facilities for the new product to determine whether they comply with cGMP requirements. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. The FDA also may audit data from clinical trials to ensure compliance with GCP requirements and confirm such data are intended to evaluate the integrity of clinical data. Additionally, the FDA may refer applications for novel products or products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions, if any. The FDA is not bound by recommendations of an advisory committee, but it considers such recommendations when making decisions on approval. The FDA likely will reanalyze the clinical trial data, which could result in extensive discussions between the FDA and the applicant during the review process. After the FDA evaluates a BLA, it will issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A Complete Response Letter indicates that the review cycle of the application is complete, and the application will not be approved in its present form. A Complete Response Letter usually describes all of the specific deficiencies in the BLA identified by the FDA. The Complete Response Letter may require the applicant to obtain additional clinical data, including the potential requirement to conduct additional pivotal Phase 3 clinical trial(s) and to complete other significant and time-consuming requirements related to clinical trials, or to conduct additional pre-clinical studies or manufacturing activities. If a Complete Response Letter is issued, the applicant may either resubmit the BLA, addressing all of the deficiencies identified in the letter, or withdraw the application or request an opportunity for a hearing. Even if such requested data and information are submitted, the FDA may decide that the BLA does not satisfy the criteria for approval.

Expedited Development and Review Programs

A sponsor may seek to develop and obtain approval of its product candidates under programs designed to accelerate the development, FDA review and approval of product candidates that meet certain criteria. For example, the FDA has a Fast Track program that is intended to expedite or facilitate the process for reviewing new drugs and biologics that are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the condition. Fast Track designation applies to both the product and the specific indication for which it is being studied. For a Fast Track-designated biological product, the FDA may consider sections of the BLA for review on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the application, the FDA agrees to accept sections of the application and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the application. The sponsor can request the FDA to designate the product for Fast Track status any time before receiving BLA approval, but ideally no later than the pre-BLA meeting.

A product submitted to the FDA for marketing authorization, including under a Fast Track program, may be eligible for other types of FDA programs intended to expedite development or review, such as priority review. Priority review means that, for an original BLA, the FDA sets a target date for FDA action on the marketing application at six months after accepting the application for filing as opposed to ten months. A product is eligible for priority review if it is designed to treat a serious or life-threatening disease condition and, if approved, would provide a significant improvement in safety and effectiveness compared to available therapies. If criteria are not met for priority review, the application for an original BLA is subject to the standard FDA review period of ten months after FDA accepts the application for filing. Priority review designation does not change the scientific/ medical standard for approval or the quality of evidence necessary to support approval.

Additionally, a biologic may be eligible for designation as a breakthrough therapy if the product candidate is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening condition and preliminary clinical evidence indicates that the product candidate may demonstrate substantial improvement over currently approved therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. If the FDA designates a breakthrough therapy, it may take actions appropriate to expedite the development and review of the application, which may include holding meetings with the sponsor and the review team throughout the development of the therapy; providing timely advice to, and interactive communication with, the sponsor regarding the development of the product candidate to ensure that the development program to gather the preclinical and clinical data necessary for approval is as efficient as practicable; assigning a cross disciplinary project lead for the FDA review team to facilitate an efficient review of the development program and to serve as a scientific liaison between the review team and the sponsor; and considering alternative clinical trial designs when scientifically appropriate, which may result in smaller trials or more efficient trials that require less time to complete and may minimize the number of patients exposed to a potentially less efficacious treatment. Breakthrough therapy designation comes with the benefits of Fast Track designation, which means that the sponsor may file sections of the BLA for review on a rolling basis if certain conditions described above are satisfied.

Even if a product candidate qualifies for one or more of these programs, the FDA may later decide that the product candidate no longer meets the conditions for qualification or the time period for FDA review or approval may not be shortened. Furthermore, Fast Track designation, priority review, and breakthrough therapy designation do not change the standards for approval.

Pediatric Information and Pediatric Exclusivity

Under the Pediatric Research Equity Act (“PREA”), certain BLAs and certain supplements to a BLA must contain data to assess the safety and efficacy of the product candidate for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product candidate is safe and effective. The FDA may grant deferrals for submission of pediatric data or full or partial waivers. A sponsor who is planning to submit a marketing application for a biologic that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration must submit an initial Pediatric Study Plan (“PSP”), within 60 days of an end-of-Phase 2 meeting or, if there is no such meeting, as early as practicable before the initiation of the Phase 3 or Phase 2/3 trial. The initial PSP must include an outline of the pediatric trial or studies that the sponsor plans to conduct, including trial objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric studies along with supporting information. The FDA and the sponsor must reach an agreement on the PSP. A sponsor can submit amendments to an agreed-upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from pre-clinical studies, early phase clinical trials and other clinical development programs.

A biologic product can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.

Post-Marketing Requirements

Following approval of a new product, the manufacturer and the approved product are subject to continuing regulation by the FDA, including, among other things, monitoring and record-keeping activities, reporting of adverse experiences, complying with promotion and advertising requirements, which include restrictions on promoting products for unapproved uses or patient populations (known as “off-label use”) and limitations on industry sponsored scientific and educational activities. Although physicians may prescribe legally available products for off-label uses, manufacturers may not market or promote such uses. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including investigation by federal and state authorities. Prescription drug promotional materials must be submitted to the FDA in conjunction with their first use or first publication. Further, if there are any modifications to the product, including changes in indications, labeling or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new BLA or BLA supplement, which may require the development of additional data or pre-clinical studies and clinical trials.

The FDA may also place other conditions on approvals including the requirement for a risk evaluation and mitigation strategy (“REMS”), to assure the safe use of the product. If the FDA concludes a REMS is needed, the FDA will not approve the BLA without the sponsor’s submission of a proposed REMS, and FDA approval thereof. REMS could include medication guides, physician communication plans or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of products. Product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following initial marketing.

FDA regulations require that products be manufactured in specific approved facilities and in accordance with cGMP regulations. We rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of our products in accordance with cGMP regulations. These manufacturers must comply with cGMP regulations that require, among other things, quality control and quality assurance, the maintenance of records and documentation and the obligation to investigate and correct any deviations from cGMP. Manufacturers and other entities involved in the manufacture and distribution of approved biologics are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP requirements and other laws. Manufacturers and other parties involved in the drug supply chain for prescription drug products must also comply with product tracking and tracing requirements and for notifying the FDA of counterfeit, diverted, stolen and intentionally adulterated products or products that are otherwise unfit for distribution in the United States. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance. The discovery of violative conditions, including failure to conform to cGMP regulations, could result in enforcement actions, and the discovery of problems with a product after approval may result in restrictions on a product, manufacturer or holder of an approved BLA, including recall.

Once an approval is granted, the FDA may issue enforcement letters or revoke the approval of the product if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Corrective action could delay product distribution and require significant time and financial expenditures. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among others:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•	fines, warning letters, or untitled letters;

•	clinical holds (partial or full) on clinical trials;

•	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product approvals;

•	product seizure or detention, or refusal to permit the import or export of products;

•	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

•	mandated modification of promotional materials and labeling and the issuance of corrective information;

•	the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

•	injunctions or the imposition of civil or criminal penalties.

Biosimilars and Exclusivity

An abbreviated approval pathway for biological products shown to be similar to, or interchangeable with, an FDA-licensed reference biological product was created by the Biologics Price Competition and Innovation Act of 2009. This amendment to the PHSA, in part, attempts to minimize duplicative testing. Biosimilarity, which requires that the biological product be highly similar to the reference product notwithstanding minor differences in clinically inactive components and that there be no clinically meaningful differences between the product and the reference product in terms of safety, purity and potency, can be shown through analytical studies, animal studies and a clinical trial or trials. Interchangeability requires that a biological product be biosimilar to the reference product and that the product can be expected to produce the same clinical results as the reference product in any given patient and, for products administered multiple times to an individual, that the product and the reference product may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biological product without such alternation or switch.

The FDA will not accept an application for a biosimilar or interchangeable product based on the reference biological product until four years after the date of first licensure of the reference product, and the FDA will not approve an application for a biosimilar or interchangeable product based on the reference biological product until 12 years after the date of first licensure of the reference product. “First licensure” typically means the initial date the particular product at issue was licensed in the United States. Date of first licensure does not include the date of licensure of (and a new period of exclusivity is not available for) a biological product if the licensure is for a supplement for the biological product or for a subsequent application by the same sponsor or manufacturer of the biological product (or licensor, predecessor in interest, or other related entity) for a change (not including a modification to the structure of the biological product) that results in a new indication, route of administration, dosing schedule, dosage form, delivery system, delivery device or strength, or for a modification to the structure of the biological product that does not result in a change in safety, purity, or potency. Therefore, one must determine whether a new product includes a modification to the structure of a previously licensed product that results in a change in safety, purity, or potency to assess whether the licensure of the new product is a first licensure that triggers its own period of exclusivity. Whether a subsequent application, if approved, warrants exclusivity as the “first licensure” of a biological product is determined on a case-by-case basis with data submitted by the sponsor.

Other United States Healthcare Laws

Healthcare providers and third-party payors in the United States and elsewhere play a primary role in the recommendation and prescription of pharmaceutical products. Arrangements with third-party payors and customers can expose pharmaceutical supply to broadly applicable fraud and abuse and other healthcare laws and regulations, including, without limitation:

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The federal Anti-Kickback Statute, which prohibits, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, either the referral of an individual, or the purchase, lease, order or recommendation of any good, facility, item or service for which payment may be made, in whole or in part, under the Medicare and Medicaid programs, or other federal healthcare programs. A person or entity can be found guilty of violating the statute without actual knowledge of the statute or specific intent to violate it. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act

(“FCA”). The Anti- Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers, and formulary managers on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, but such exceptions and safe harbors are drawn narrowly and require strict compliance in order to offer protection;

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The federal civil and criminal false claims laws, including the FCA, and civil monetary penalty laws, which prohibit any person or entity from, among other things, knowingly presenting, or causing to be presented, a false, fictitious or fraudulent claim for payment to, or approval by, the federal government or knowingly making, using or causing to be made or used a false record or statement, including providing inaccurate billing or coding information to customers or promoting a product off-label, material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the federal government. In addition, manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. The FCA also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery;

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the Health Insurance Portability and Accountability Act (“HIPAA”), which created federal criminal statutes that prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity can be found guilty of violating HIPAA without actual knowledge of the statute or specific intent to violate it;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and their respective implementing regulations, which impose, among other things, specified requirements relating to the privacy, security and transmission of individually identifiable health information held by covered entities and their business associates as well as their covered subcontractors. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions;

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The federal legislation commonly referred to as the Physician Payments Sunshine Act, created under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “ACA”), and its implementing regulations, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the Centers for Medicare & Medicaid Services (“CMS”), information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists, and chiropractors) and certain other practitioners, including physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, and certified nurse midwives, and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members.

•	Federal government price reporting laws, which require us to calculate and report complex pricing metrics in an accurate and timely manner to government programs;

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Analogous state laws and regulations, including: state anti-kickback and false claims laws, which may apply to our business practices, including, but not limited to, research, distribution, sales and marketing arrangements and claims involving healthcare items or services reimbursed by any third-party payor, including private insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the U.S. federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state and local laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; state laws that require the reporting of information related to drug pricing; state and local laws requiring the registration of pharmaceutical sales representatives; and state laws governing the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts; and

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The distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive record-keeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

The failure to comply with any of these laws or regulatory requirements subjects companies to possible legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, possible exclusion from participation in federal and state funded healthcare programs, contractual damages and the curtailment or restricting of our operations, as well as additional reporting obligations and oversight if a company becomes subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws. Any action for violation of these laws, even if successfully defended, could cause a pharmaceutical company to incur significant legal expenses and divert management’s attention from the operation of the business.

Health Reform

In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs. For example, in March 2010, the ACA was passed, which substantially changed the way healthcare is financed by both governmental and private insurers, and continues to significantly impact the U.S. pharmaceutical industry. Since its enactment, there have been judicial, congressional and executive challenges to the ACA. In addition, there have been a number of health reform initiatives that have impacted the ACA. For example, on July 4, 2025, the One Big Beautiful Bill Act, was signed into law (“OBBBA”), which narrowed access to ACA marketplace exchange enrollment and declined to extend the ACA enhanced advanced premium tax credits that expired at the end of 2025, which, among other provisions in the law, are anticipated to reduce the number of Americans with health insurance. The OBBBA also is expected to reduce Medicaid spending and enrollment by implementing work requirements for some beneficiaries, capping state-directed payments, reducing federal funding, and limiting provider taxes used to fund the program. Congress is considering proposed legislation intended to further reduce healthcare costs with alternatives to replace the expired ACA subsidies. It is unclear how the healthcare reform initiatives of the current administration or other efforts, if any, to challenge, repeal or replace the ACA will impact the pharmaceutical industry and our business.

The current administration is pursuing policies to reduce regulations and expenditures across government including at the U.S. Department of Health and Human Services (“HHS”), the FDA, CMS and related agencies. For example, the current administration announced agreements with several pharmaceutical companies that require the drug manufacturers to offer, through a direct-to-consumer platform, U.S. patients and Medicaid programs prescription drug Most-Favored Nation pricing equal to or lower than those paid in other developed nations, with additional mandates for direct-to-patient discounts and repatriation of foreign revenues. Other recent actions, presently directed by executive orders or memoranda from the Office of Management and Budget, may propose policy changes that create additional uncertainty for our business. These actions and proposals may, for example, include directives: (1) directing agencies to reduce agency workforce and cut programs;

(2) directing HHS and other agencies to lower prescription drug costs through a variety of initiatives, including by improving upon the Medicare Drug Price Negotiation Program and establishing Most-Favored-Nation pricing for pharmaceutical products; (3) imposing tariffs on imported pharmaceutical products; and (4) as part of the Make America Healthy Again Commission’s recent Strategy Report, working across government agencies to increase enforcement on direct-to-consumer pharmaceutical advertising. Additionally, the current administration recently called on Congress to enact “The Great Healthcare Plan,” to codify and expand Most-Favored Nation pricing, lower government subsidies to private insurance companies, increase healthcare price transparency, expand pharmaceutical drugs available for over-the-counter purchase, and enact restrictions on pharmacy benefit manager payment methodologies, among other things. These actions and policies may significantly reduce U.S. drug prices, potentially impacting manufacturers’ global pricing strategies and profitability, while increasing their operational costs and compliance risks. In June 2024, the U.S. Supreme Court’s Loper Bright decision greatly reduced judicial deference to regulatory agencies, which could increase successful legal challenges to federal regulations affecting our operations. Congress may introduce and ultimately pass health care related legislation that could impact the drug approval process and make changes to the Medicare Drug Price Negotiation Program.

At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. This could reduce the ultimate demand for a particular product or put pressure on product pricing, which could negatively affect a company’s business, financial condition, results of operations and prospects.

Coverage and Reimbursement

Sales of our products, when and if approved, will depend, in part, on the extent to which our products will be covered by third-party payors, such as federal, state, and foreign government health programs, commercial insurance and managed healthcare organizations. In the United States, no uniform policy of coverage and reimbursement for drug or biological products exists, and coverage and reimbursement can differ significantly from payor to payor. Accordingly, decisions for any of our products, if approved, will be made on a payor-by-payor basis, and factors payors consider in determining the extent of coverage and amount of reimbursement are based on whether the product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

In the United States, for example, principal decisions about reimbursement for new products are typically made by CMS, which decides whether and to what extent a new product will be covered and reimbursed under Medicare. Private third-party payors often follow CMS’s decisions regarding coverage and reimbursement to a substantial degree. However, one third-party payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage for the product As a result, coverage determination is often a time-consuming and costly process that will require a company to provide scientific and clinical support for the use of its products to each payor separately, with no assurance that coverage and adequate reimbursement will be obtained.

The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost containment programs to limit the growth of government-paid health care costs, including price-controls, restrictions on reimbursement and requirements for substitution of biosimilars for branded prescription drugs. For example, there has been increasing legislative and enforcement interest in the U.S. with respect to specialty drug pricing practices. For example, HHS imposes rebates on many Medicare Part B and Medicare Part D products to penalize price increases that outpace inflation on an annual basis. In addition, HHS has been empowered to negotiate the price of certain single-source biologics that have been on the market for at least eleven (11) years covered under Medicare as part of the Medicare Drug Price Negotiation Program. Each year up to twenty (20) products will be selected by HHS for the Medicare Drug Price Negotiation Program. Products subject to the Medicare Drug Price Negotiation Program are expected to experience a significant reduction in reimbursement from the Medicare program on a per unit basis. Adoption of general controls and measures, coupled with the tightening of restrictive policies in jurisdictions with existing controls and measures, could limit payments for pharmaceutical drugs.

Assuming coverage is obtained for a given product by a third-party payor, the resulting reimbursement payment rates may not be adequate or may require co-payments that patients find unacceptably high. Further, coverage policies and third-party payor reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained, less favorable coverage policies and reimbursement rates may be implemented in the future. Patients who are prescribed medications for the treatment of their conditions, and their prescribing physicians, generally rely on third-party payors to reimburse all or part of the costs associated with their prescription drugs. Patients are unlikely to use products unless coverage is provided, and reimbursement is adequate to cover all or a significant portion of the cost of prescribed products.

In addition, in most foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing and reimbursement vary widely from country to country. For example, the EU provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product, or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. Historically, products launched in the EU do not follow price structures of the United States and generally prices tend to be substantially lower.

Human Resources

As of December 31, 2025, we had fifteen (15) full-time employees, eight (8) of which are engaged in research and development. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We consider our relationship with our employees to be good. We are committed to recruiting talents necessary for our long-term success, including but not limited to, clinical, scientific, development, technical operations, regulatory, finance, and other functions.

Corporate Information

Ikena was incorporated under the laws of the State of Delaware in February 2016. Ikena was the successor in interest to Kyn Therapeutics L.L.C., a limited liability company formed under the laws of the State of Texas in September 2014. In December 2019, Ikena changed its name from Kyn Therapeutics, Inc. to Ikena Oncology, Inc.(“Ikena”). On the Closing Date, the Merger closed, and the Delaware corporation formerly known as “Ikena Oncology, Inc.” completed its previously announced Merger with Legacy Inmagene in accordance with the terms of the Merger Agreement, pursuant to which (i) Ikena effected a 1-for-12 reverse stock split of its common stock, (ii) Merger Sub I merged with and into Legacy Inmagene, with Legacy Inmagene surviving the First Merger as a wholly-owned subsidiary of Ikena, (iii) immediately following the First Merger, Legacy Inmagene merged with and into Merger Sub II, with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of Ikena and (iv) following the Second Merger, Ikena changed its name to “ImageneBio, Inc.”

Our principal executive offices are located at 12526 High Bluff Drive, Suite 345, San Diego, CA 92130, and our telephone number is (858) 345-6265.

Our website address is imagenebio.com. Textual references and the information contained on, or that can be accessed through, our website are not a part of this prospectus. All brand names or trademarks appearing in this prospectus are the property of their respective holders. Use or display by us of other parties’ trademarks, trade dress, or products in this prospectus not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

Available Information

Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Sections 13(a) or 15(d) of the Exchange Act are available on our website, free of charge, as soon as reasonably practicable after the reports are electronically filed or furnished to the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information that we file with the SEC electronically. We intend to announce material information to the public through filings with the SEC, the investor relations page on our website, which is located at www.imagenebio.com, press releases, public conference calls, and public webcasts.

The information disclosed through the foregoing channels could be deemed to be material information. As such, we encourage investors, the media, and others to follow the channels listed above and to review the information disclosed through such channels. The information we post through these channels is not a part of this prospectus. Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names and positions of our current executive officers and members of our Board, as well as their ages as of March 31, 2026:

Name	Age	Position
Executive Officers:
Kristin Yarema, Ph.D.	55	Chief Executive Officer and Director
Benjamin Porter-Brown	53	Chief Medical Officer
Non-Employee Directors:
Jonathan Jian Wang, Ph.D., MBA	58	Chair of the Board
David P. Bonita, M.D.	50	Lead Independent Director
Joseph Slattery	61	Director
Otello Stampacchia, Ph.D.	56	Director
Weiguo Su, Ph.D.	68	Director

Executive Officers

Kristin Yarema, Ph.D. Dr. Yarema has served as our Chief Executive Officer and a member of our Board since July 2025. Dr. Yarema brings over two decades of leadership experience in human therapeutics to the Company. Dr. Yarema most recently served as President and Chief Executive Officer of Poseida Therapeutics, Inc. (formerly Nasdaq: PSTX) from January 2024 through June 2025, continuing in her leadership role following the company’s acquisition of the oncology, autoimmune, and rare disease company by Roche in January 2025. She also served as a member of Poseida’s Board of Directors from January 2024 until the acquisition in January 2025. She previously held the position of President, Cell Therapy at Poseida from April 2023 to December 2023. Prior to Poseida, Dr. Yarema served as Chief Commercial Officer at Atara Biotherapeutics, Inc., a publicly held oncology and autoimmune T-cell immunotherapy company, from February 2020 to November 2022. She also held numerous senior positions at Amgen, including Vice President and Therapeutic Area Head roles in Inflammation (autoimmune), Bone, Nephrology, Hematology, Cardiovascular, Metabolism, and Neuroscience along with various other U.S. and global commercial leadership positions of increasing responsibility from 2013 to 2020, including U.S. commercial responsibilities for dermatology and rheumatology. Earlier in her career, Dr. Yarema held various clinical development and commercial leadership roles in at Novartis from 2007 to 2013, including Global Program Head for multiple therapeutics, and Global Head, Global Strategic Marketing. She began her industry career at management consultancy McKinsey & Company, where she provided strategic advice to many healthcare companies from 2000 to 2007, ultimately as Associate Principal. Dr. Yarema currently serves on the boards of directors of the Celiac Disease Foundation, a global patient advocacy group, and previously served on the Alliance for Regenerative Medicine, a cell and gene therapy industry association. She holds a B.S. in Chemical Engineering and B.A. in English from Stanford University, and a Ph.D. in Chemical Engineering from the University of California, Berkeley. We believe Dr. Yarema is qualified to serve as a member of our Board because of her extensive scientific background and leadership positions at multiple biopharmaceutical companies and her strong academic background.

Benjamin Porter-Brown, M.D. Dr Porter-Brown has served as our Chief Medical Officer since February 2026. He served as Chief Medical Officer of Bicept Biologics Ltd. from May 2025 to January 2026 and as a member of the board of directors from May 2025 to February 2026. Dr. Porter-Brown served as Chief Medical Officer of MoonLake Immunotherapeutics, leading development of sonelokimab in a variety of immune mediated diseases from August 2023 to August 2025. Previously, he served as Vice President, Clinical Development at Kymab Ltd. from January 2017 to August 2023 where he led the development of amlitelimab that lead to the acquisition by Sanofi in 2021, where he continued to lead its development in a variety of immune mediated diseases. Dr. Porter-Brown previously worked as a general physician in the UK NHS before joining

Roche Pharmaceuticals where he held a variety of clinical development roles over 16 years with his last post being Global Head of Infectious Diseases. He received a BSc (Hons) in Pharmacology with Basic Medical Sciences from the University of London and Medical Degree from Imperial College of London.

Non-Employee Directors

Jonathan Jian Wang, Ph.D., MBA. Dr. Wang has served as Chair of our Board since July 2025 and previously was the founder of Legacy Inmagene and served as its Chairman of the Board of Directors and Chief Executive Officer from July 2019 to July 2025. Dr. Wang currently serves as the chairman and chief executive officer of Miragene. Additionally, Dr. Wang currently serves as an advisor to the Stock Exchange of Hong Kong Limited. Dr. Wang has more than 30 years of healthcare and life sciences experience, spanning entrepreneurship, investment, and research. Previously, he was a healthcare investor for 22 years. For 12 years, Dr. Wang was a Partner at OrbiMed and a co-founder at OrbiMed Asia, where he worked with his partners to establish and manage US$1.1 billion of private equity and venture capital funds. Dr. Wang previously served as a member of the board of directors of Apollomics, Inc. Dr. Wang is a co-founder and former Chairman of the BayHelix Group and has authored two philosophy of science books. Under the supervision of Eric Kandel, a Nobel laureate, Dr. Wang obtained his Ph.D. in Neurobiology from Columbia University where he was rewarded the Howard Hughes Medical Institute Research Fellowship. Dr. Wang has also obtained an MBA from Stanford University and a B.S. in Biology from Wuhan University in China. We believe that Dr. Wang is qualified to serve as a member of our Board because of his extensive experience in the healthcare and life sciences sectors, including his experience as Legacy Inmagene’s former Chief Executive Officer, his proven track record in entrepreneurship and investment, and his strong academic background.

David P. Bonita, M.D. Dr. Bonita has served as a member of our Board and as our Lead Independent Director since July 2025. Dr. Bonita previously served on the board of directors of Ikena from March 2016 to July 2025. Dr. Bonita is a member of OrbiMed Advisors LLC, an investment firm. Dr. Bonita currently serves on the boards of directors of Acutus Medical Inc. (Nasdaq: AFIB), Prelude Therapeutics, Inc. (Nasdaq: PRLD), and, as well as several private companies. Dr. Bonita also previously served on the board of directors of IMARA, Inc. (Nasdaq: IMRA), Repare Therapeutics, Inc. (Nasdaq: RPTX) and Tricida, Inc. (Nasdaq: TCDA). Prior to OrbiMed, Dr. Bonita worked as a corporate finance analyst in the healthcare investment banking groups of Morgan Stanley and UBS. He received his B.A. in biology from Harvard University and his joint M.D./M.B.A. from Columbia University. We believe that Dr. Bonita is qualified to serve on our Board based on his roles on several public and private boards of directors as well as his extensive experience in investing in healthcare companies.

Joseph Slattery Mr. Slattery has served as a member of our Board since November 2025. He has served on the board of directors of Replimune Group, Inc. (Nasdaq: REPL) since October 2017, where he serves as the chair of the audit committee and a member of the compensation committee. Mr. Slattery has served on the board of directors of CVRx Inc. (Nasdaq: CVRX) since October 2008, where he serves on its audit committee and compensation committee. Mr. Slattery served as Executive Vice President and Chief Financial Officer of Asensus Surgical, Inc. from October 2013 through December 2019. From 2010 to 2013, Mr. Slattery served as Executive Vice President and Chief Financial Officer at Baxano Surgical, Inc. Previously, from 1996 to 2007, Mr. Slattery served in various roles of increasing responsibility at Digene Corporation, including as Chief Financial Officer and Senior Vice President of Finance and Information Systems from 2006 to 2007. Previously, he served as a director of Morphic Therapeutic, Inc. from May 2019 to August 2024, Omega Alpha SPAC from January 2021 to January 2023, Exosome Diagnostics, Inc. from July 2013 to July 2018 and Micromet, Inc. from November 2007 to March 2012. Mr. Slattery received a B.S. in Accounting from Bentley University and is a certified public accountant. We believe that Mr. Slattery is qualified to serve on our Board based on his roles on several public and private company boards and his prior experience as a public company executive.

Otello Stampacchia, Ph.D. Dr. Stampacchia has served as a member of our Board since July 2025. Dr. Stampacchia previously served on the board of directors of Ikena from December 2020 to July 2025. Dr. Stampacchia is founder, managing director and member of the investment committee at Omega Fund Management, LLC. Dr. Stampacchia currently serves on the boards of directors of several private companies.

Dr. Stampacchia previously served on the board of directors of Kronos Bio, Inc. (Nasdaq: KRON), Median Technologies, Inc., Nuvation Bio, Inc. (NYSE: NUVB) and Replimune Group, Inc. (Nasdaq: REPL). Prior to founding Omega in January 2004, Dr. Stampacchia was a Partner at AlpInvest Partners (now part of The Carlyle Group). Before AlpInvest Partners, he was the portfolio manager of the Lombard Odier Immunology Fund, an investment vehicle in Geneva, Switzerland, investing in public and private healthcare companies worldwide. Previously, Dr. Stampacchia was a member of the HealthCare corporate finance and M&A team at Goldman Sachs. Before Goldman Sachs, he helped co-found the healthcare investment activities at Index Securities (now Index Ventures). Dr. Stampacchia received a Masters of Science in Plant Genetics from the University of Pavia, a Masters of Science in Molecular Biology, a Doctorate of Philosophy in Molecular Biology from the University of Geneva and a Doctorate of Philosophy in Biotechnology from European Union Strasbourg. We believe Dr. Stampacchia is qualified to serve on our Board because of his venture capital experience in the life sciences industry and his service on the boards of directors of other public and private life sciences companies.

Weiguo Su, Ph.D. Dr. Su has served as a member of our Board since July 2025. Dr. Su has served as the Executive Director, Chief Executive Officer and Chief Scientific Officer of HUTCHMED (China) Limited (“HUTCHMED (China)”), a commercial stage biopharmaceutical company listed on The Stock Exchange of Hong Kong Limited, AIM market of the London Stock Exchange and in the form of American depositary shares on the Nasdaq Global Select Market, since 2022, its Chief Scientific Officer since 2012, and as one of its executive directors since 2017. Dr. Su has headed all drug discovery and research since he joined HUTCHMED (China), including master-minding the scientific strategy of the company, being a key leader of its Oncology/Immunology operations, and being responsible for the discovery of each and every small molecule drug candidate in its pipeline. Prior to joining HUTCHMED (China) in 2005, Dr. Su worked with the U.S. research and development department of Pfizer, Inc. In 2017, Dr. Su was granted the prestigious award by the China Pharmaceutical Innovation and Research Development Association as one of the Most Influential Drug R&D Leaders in China. Dr. Su received a Bachelor of Science degree in Chemistry from Fudan University in Shanghai and completed a Ph.D. and Post-Doctoral Fellowship in Chemistry at Harvard University under the guidance of Nobel Laureate Professor E. J. Corey. We believe that Dr. Su is qualified to serve as a member of our Board because of his extensive experience in the healthcare and life sciences sector, proven executive leadership, and strong academic background.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Involvement in Certain Legal Proceedings

There are no material legal proceedings to which any of our executive officers is a party adverse to us or any of our subsidiaries or in which any such person has a material interest adverse to us or our subsidiaries.

Board of Directors

Our business and affairs are organized under the direction of our Board. Our Board currently consists of six directors divided into three staggered classes, with one class to be elected at each annual meeting to serve for a three-year term. Jonathan Jian Wang, Ph.D., MBA serves as Chair of our Board. The primary responsibilities of our Board are to provide oversight, strategic guidance, counseling and direction to our management. David P. Bonita, M.D. serves as our Lead Independent Director. Our Board will meet on a regular basis and additionally as required.

In accordance with the terms of our amended and restated certificate of incorporation and amended and restated bylaws, our Board is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. The members of the classes are divided as follows:

•	the Class I directors are Otello Stampacchia, Ph.D. and Jonathan Jian Wang, Ph.D., MBA, and their terms will expire at the annual meeting of stockholders to be held in 2028;

•	the Class II directors are David P. Bonita, M.D. and Joseph Slattery, whose terms will expire at the annual meeting of stockholders to be held in 2026; and

•	the Class III directors are Weiguo Su, Ph.D. and Kristin Yarema, Ph.D., and their terms will expire at the annual meeting of stockholders to be held in 2027.

Independence of Our Board of Directors

Other than Dr. Yarema, our Chief Executive Officer, and Dr. Wang, our Chair of our Board, Legacy Inmagene’s former chairman of the board of directors and chief executive officer and the chairman and chief executive officer of Miragene, all members of our Board are independent, and all members of committees of our Board are independent. To determine independence, our Board reviewed all relevant identified transactions or relationships between each director, or any of such director’s family members, and us, our senior management and our independent auditors. Our Board has affirmatively determined that the following four current directors are independent directors within the meaning of the applicable Nasdaq listing standards: Otello Stampacchia, Ph.D., David P. Bonita, M.D., Joseph Slattery and Weiguo Su, Ph.D. In making this determination, our Board found that none of these directors had a material or other disqualifying relationship with the Company. Dr. Yarema and Dr. Wang were determined as not being independent by virtue of their current or prior executive leadership role with us and, with respect to Dr. Wang, his current role as the chief executive officer of Miragene.

Accordingly, a majority of our directors are independent, as required under applicable Nasdaq rules. In making this determination, our Board considered the applicable Nasdaq rules and the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including their beneficial ownership of our capital stock.

Committees of our Board of Directors

Our Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates pursuant to a charter, which is available at imagenebio.com. Our Board may establish other committees from time to time.

Audit Committee

The primary purpose of our audit committee is to discharge the responsibilities of our Board with respect to our accounting, financial, and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of the audit committee include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing and evaluating our internal audit functions;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

•

reviewing and discussing with management and the independent registered public accounting firm the annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

recommending, based upon the audit committee’s review and discussions with management and our independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements and accounting matters;

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions;

•	overseeing our risk assessment processes and procedures, and discussing risk exposures and associated mitigation plans; and

•	reviewing quarterly earnings releases.

The members of the audit committee are Joseph Slattery, David P. Bonita, M.D. and Otello Stampacchia, Ph.D. Mr. Slattery is the chair of the audit committee, and Mr. Slattery and Dr. Bonita are financial experts under the rules of the SEC. To qualify as independent to serve on the audit committee, listing standards of Nasdaq and the applicable SEC rules require that a director not accept any consulting, advisory or other compensatory fee from us other than for service as a director, or be an affiliated person of us. The composition of the audit committee complies with the applicable requirements of the rules and regulations of Nasdaq and the SEC.

Compensation Committee

The primary purpose of our compensation committee is to discharge the responsibilities of our Board to oversee our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate.

Specific responsibilities of the compensation committee include:

•	annually reviewing and approving the corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•

evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and, based on such evaluation, recommending to our Board the compensation of our Chief Executive Officer;

•	determining and approving the compensation of our other executive officers;

•	overseeing and administering our compensation and similar plans;

•

reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters and evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq rules;

•	retaining and approving the compensation of any compensation advisors;

•	reviewing and approving the grant of equity-based awards;

•	reviewing and recommending to our Board the compensation of our directors; and

•	preparing the compensation committee report required by SEC rules, if and when required, to be included in our annual proxy statement.

The members of the compensation committee are David P. Bonita, M.D., Joseph Slattery and Otello Stampacchia, Ph.D. Dr. Bonita is the chair of the compensation committee. Each member of our compensation committee is a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and independent within the meaning of the independent director guidelines of Nasdaq. The composition of the compensation committee complies with the applicable requirements of the rules and regulations of Nasdaq.

Nominating and Corporate Governance Committee

The primary purpose of our nominating and corporate governance committee is to discharge the responsibilities of our Board with respect to board composition, oversight of our corporate governance guidelines, and the annual evaluation of the board, its committees, and management. Specific responsibilities of the nominating and corporate governance committee include:

•	developing and recommending to our Board criteria for Board and committee membership;

•	establishing procedures for identifying and evaluating director candidates, including nominees recommended by stockholders;

•	reviewing the composition of our Board to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

•	identifying individuals qualified to become members of our Board;

•	recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;

•	reviewing and recommending to our Board appropriate corporate governance guidelines;

•	overseeing the evaluation of our Board and its committees, including each director and our management; and

•	reviewing and discussing with our Board corporate succession plans for our Chief Executive Officer and other key officers.

The members of the nominating and corporate governance committee are Otello Stampacchia, Ph.D. and David P. Bonita, M.D. Dr. Stampacchia is the chair of the nominating and corporate governance committee. The composition of the nominating and corporate governance committee meets the requirements for independence under, and complies with, any applicable requirements of the rules and regulations of Nasdaq.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

We have a Code of Business Conduct and Ethics (the “Code of Conduct”) that is applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at imagenebio.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. Our Board and audit committee of our Board are responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. We intend to promptly disclose on our website (i) the nature of any amendment to the Code of Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (ii) the nature of any waiver, including an implicit waiver, from a provision of the Code of Conduct that is granted to one of these specified individuals, the name of such person who is granted the waiver and the date of the waiver, to the extent any such waiver is required to be disclosed pursuant to the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure set forth information about the compensation provided to our named executive officers during the years ended December 31, 2025 and 2024. These executive officers, who include the individuals who served as our principal executive officer in 2025 and the two most highly compensated executive officers (other than our principal executive officer) who were serving as executive officers at the end of the fiscal year ended December 31, 2025 and up to two additional individuals who would have been named executive officers but for the fact that they were not serving as executive officers at the end of the fiscal year ended December 31, 2025, were.

•	Kristin Yarema, Ph.D., Chief Executive Officer;

•	Mark Manfredi, Ph.D., former President and Chief Executive Officer;

•	Yufang Lu, former Chief Medical Officer; and

•	Jotin Marango, former Chief Financial Officer.

We refer to these individuals as our named executive officers. As of the fiscal year ended December 31, 2025, Dr. Yarema was the sole executive officer of the Company.

Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2025 and 2024, compensation awarded to or paid to, or earned by, the named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)(5)	Total ($)
Kristin Yarema, Ph.D.(6) Chief Executive Officer	2025	274,615	291,918	1,312,468	6,148,382	—	138,082	5,733	8,171,198
Mark Manfredi, Ph.D.(7) Former President and Chief Executive Officer	2025	338,745	890,000	—	—		—	1,483,072	2,711,817
	2024	569,000		—	334,016		284,500	14,694	1,202,210
YuFang Lu, M.D., Ph.D.(8) Former Chief Medical Officer	2025	452,011	—	—	—		—	195,842	647,852
Jotin Marango, M.D., Ph.D.(9)	2025	392,607	905,000	—	—		—	271,631	1,569,237
Former Chief Financial Officer	2024	456,133	165,000	—	701,248		188,000	813	1,511,194

(1)

With respect to Dr. Manfredi, the amount represents (i) a one-time transaction bonus of $590,000 paid on August 1, 2025, which was subject to any reduction required under the best net after-tax cutback provision in the Manfredi Agreement, and (ii) the Manfredi Retention Award of $300,000 pursuant to the Manfredi Retention Award Agreement paid on July 30, 2025. With respect to Dr. Yarema, the amount reflects (i) a sign-on bonus pursuant to the terms of Dr. Yarema’s offer letter and (ii) a discretionary cash bonus earned in 2025, which was approved by our compensation committee in recognition of Dr. Yarema’s exceptional effort and work to the Company following the Merger. With respect to Dr. Marango, the 2025 amount represents (i) retention bonuses he received in 2025, in an amount equal to (a) $85,000 paid on July 30, 2025 and (b) $70,000 paid on July 30, 2025 and (ii) a one-time transaction bonus of $750,000 paid on August 1, 2025, which was subject to any reduction required under the best net after-tax cutback provision in the Marango Agreement.

(2)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the restricted stock units granted in fiscal year 2025. The amount included has been computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are described in Note 13 to our audited consolidated financial statements for the year ended December 31, 2025. This amount does not reflect the actual economic value that will be realized by our named executive officer upon the vesting of the restricted stock units or the sale of the common stock underlying such restricted stock units.

(3)

The amounts reported represent the aggregate grant date fair value of the stock option awards granted to the named executive officers during fiscal years 2025 and 2024, calculated in accordance with ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair values of the awards reported in this column are described in Note 13 to our audited consolidated financial statements for the year ended December 31, 2025. The amounts reported in this column reflect the accounting cost for the stock options and do not correspond to the actual economic value that may be received upon exercise of the stock option or any sale of any of the underlying shares of common stock.

(4)

Represents performance-based cash bonuses earned in the applicable fiscal year and paid in the following fiscal year. See “—Non-Equity Incentive Plan Compensation” below for a description of the material terms of the program pursuant to which this compensation was awarded.

(5)

Amounts represent matching contributions under our 401(k) plan, life insurance premiums paid, change in control or termination payments and the dollar value of dividends or earnings paid on stock or option awards, if not factored into grant date fair values. For calendar year 2025, the following amounts represent contributions under our 401(k) plan: $5,265 for Dr. Yarema, $14,000 for Dr. Manfredi and $13,496 for Dr. Lu. For calendar year 2025, the following amounts represent paid life insurance premiums: $468 for Dr. Yarema, $868 for Dr. Manfredi, $745 for Dr. Lu and $914 for Dr. Marango. For calendar year 2025, the following amounts represent change in control or termination payments: $1,183,520 for Dr. Manfredi and $181,600 for Dr. Lu. For calendar year 2025 the following amounts represent the dollar value of the shares of the Company’s voting common stock received by Dr. Manfredi and Mr. Marango for their in the money Ikena options held at the time of the Merger: $284,684 for Dr. Manfredi and $270,716 for Dr. Marango.

(6)

Dr. Yarema was appointed as Chief Executive Officer upon the closing of the Merger. All compensation reported for 2025 in this table reflects compensation paid by us or earned in the period following the Merger through December 31, 2025.

(7)	Upon the closing of the Merger, Dr. Manfredi resigned from all positions held at Ikena and its subsidiaries.
(8)

Dr. Lu was appointed as Chief Medical Officer upon the closing of the Merger. Dr. Lu resigned as our Chief Medical Officer, effective as of December 31, 2025. All compensation reported for 2025 in this table reflects compensation paid by us in 2025, which, in light of the Merger, reflects payments made by Ikena from January 1, 2025 through the date of the Merger and compensation paid by ImageneBio or earned in the period following the Merger through December 31, 2025.

(9)

Upon the closing of the Merger, Dr. Marango became our Chief Financial Officer and Corporate Secretary. Dr. Marango resigned from all of his positions with the Company, effective as of October 20, 2025.

Narrative Disclosure to Summary Compensation Table

Our compensation committee determines our executive officers’ compensation in accordance with the terms of our compensation committee’s written charter, and will review and discuss management’s proposed compensation with our chief executive officer for all executives other than our chief executive officer. Our compensation committee generally reviews compensation annually for all employees, including our named executive officers, and will consider compensation for comparable positions in the market, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders and a long-term commitment to our Company.

Annual Base Salary

Our named executive officers each receive a base salary to compensate them for services rendered to us. The base salary payable to each named executive officer was intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Base salaries are reviewed annually, typically in connection with our annual performance review process, approved by our board of directors or our compensation committee, and were adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, and experience.

The 2025 annual base salaries for our named executive officers are set forth in the table below:

Name	Base Salary ($)
Kristin Yarema, Ph.D.(1)	630,000
Mark Manfredi, Ph.D.	591,760
Yufang Lu, M.D., Ph.D.	453,859
Jotin Marango, M.D., Ph.D.	488,800

(1)	In March 2026, the Board approved an increase in Dr. Yarema’s base salary to $680,000, effective January 1, 2026.

Non-Equity Incentive Plan Compensation

In addition to base salaries, our named executive officers are eligible to receive annual performance-based cash bonuses, which were designed to provide appropriate incentives to our executives to achieve defined annual corporate goals and to reward its executives for individual achievement towards these goals. The performance-based bonus generally is based on the extent to which the Company achieved the specified corporate goals that its board of directors established. After the end of the year, our Board reviews the Company’s performance against the established corporate goals and approves the extent to which the Company achieved such goals.

The annual performance-based bonus opportunities are based on personal performance and the extent to which the Company achieved corporate goals relating to capital raising, partner and grant funding and progress with clinical development for the fiscal year ended December 31, 2025. The corporate goals were established so that target attainment is not assured. Instead, our executives were required to demonstrate significant effort, dedication, and achievement to attain payment for performance at target or above.

The target annual bonus for each of Dr. Yarema, Dr. Manfredi, Dr. Lu and Dr. Marango, for the fiscal year ended December 31, 2025 were 50%, 50%, 30% and 40% of annual base salary, respectively. With respect to the fiscal year ended December 31, 2025, our compensation committee approved a bonus for Dr. Yarema of $250,000 (the “Yarema 2025 Bonus”) and determined that the Company achieved its corporate goals at 100%. Based on the contractual terms of Dr. Yarema’s offer letter, the non-equity compensation portion of the Yarema 2025 Bonus was $138,082 (100% of target with a 50% target bonus, prorated to the number of days Dr. Yarema was employed by the Company in 2025). The remaining $111,918 is deemed a discretionary bonus and is addressed below under the “Bonuses.” Dr. Manfredi, Dr. Lu, and Dr. Marango were no longer employed as officers and were ineligible to receive annual discretionary cash bonuses. In March 2026, the Board approved a target annual bonus for Dr. Yarema for the fiscal year ending December 31, 2026 of 60%. These amounts are listed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Bonuses

In July 2024, Ikena entered into retention agreements (“Retention Agreements”) with each of its named executive officers. Pursuant to his Retention Agreement, Dr. Manfredi received a one-time discretionary bonus of $300,000 paid in July 2025 following the closing of the Merger. Dr. Marango’s Retention Agreement provided for payment of his retention bonus in three installments, with $82,500 paid on July 15, 2024, $82,500 paid at the time of the signing of the Merger Agreement, and a final payment of $85,000 that was paid upon the closing of the Merger.

In July 2025, we approved certain one-time transaction bonuses payments to certain service providers of the Company in connection with the closing of the Merger, including $590,000 for Dr. Manfredi and $750,000 for Dr. Marango.

In February 2026, our compensation committee approved the Yarema 2025 Bonus. As discussed above, $111,918 of the Yarema 2025 Bonus was deemed to be a one-time discretionary bonus to Dr. Yarema awarded in recognition of her exceptional effort and work to the Company following the Merger.

Equity-Based Incentive Awards

Ikena’s equity grant program was intended to align the interests of its named executive officers with those of its stockholders and to motivate them to make important contributions to Ikena’s performance. Ikena believed that equity grants provided its executives with a strong link to its long-term performance, created an ownership culture and helped to align the interests of Ikena’s executives and its stockholders. These equity awards were a key aspect of Ikena’s compensation philosophy and served to align the interests of Ikena’s executive officers with its stockholders, as they were tied to future increases in the value of Ikena’s stock. Further, Ikena believed that equity awards with a time-based vesting feature promoted retention because this feature incentivized Ikena’s named executive officers to remain in Ikena’s employment during the vesting period. In 2024, Ikena granted stock options to each of Ikena’s named executive officers, as reflected in the “Outstanding Equity Awards as of December 31, 2025” below.

Following the Merger, our equity-based incentive awards granted to our named executive officers are designed to align the interests of our named executive officers with those of our stockholders. Vesting of equity awards is or is expected to be generally tied to each officer’s continuous service with us and serves or will serve as an additional retention measure. Executives generally will be awarded an initial new hire grant upon commencement of employment and thereafter on an annual basis. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance. Unless and until our Board provides otherwise, all equity awards will be granted pursuant to our 2025 Equity Incentive Plan, the terms of which plan are described below under “—Equity Benefit Plans—2025 Equity Incentive Plan.”

Outstanding Equity Awards as of December 31, 2025

The following table provides information regarding outstanding equity awards held by our named executive officers as of December 31, 2025.

	Option Awards							Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares of units or stock that have not vested ($)(1)
Kristin Yarema	7/25/2025	—		24,435	(2)	16.37	7/27/2035

	7/25/2025			436,080	(3)	16.37	7/27/2035	—

	7/25/2025							153,505	(4)	1,059,185
Mark Manfredi, Ph.D.	—	—		—		—	—	—
Yufang Lu, M.D., Ph.D.(5)	2/27/2023	27,013	(6)	11,124		28.71	2/26/2033	—
	7/14/2023	18,369	(7)	9,090		4.59	7/13/2033	—
	3/21/2024	2,008	(8)	2,583		4.59	3/20/2034	—
	6/14/2024	2,287	(9)	3,815		4.59	6/13/2034	—
Jotin Marango, M.D., Ph.D.	—	—		—		—	—	—

(1)	The market value is based on the closing price of our common stock as of December 31, 2025 of $6.90 per share.
(2)

This option was granted under our 2025 Plan. One-fourth of the shares subject to each option vests on the first anniversary of July 25, 2025, and 1/48th of the shares subject to each option vest monthly thereafter, subject to Dr. Yarema’s continuous service with us as of such vesting date.

(3)

This option was granted under our 2025 Inducement Plan. One-fourth of the shares subject to each option vests on the first anniversary of July 25, 2025, and 1/48th of the shares subject to each option vest monthly thereafter, subject to Dr. Yarema’s continuous service with us as of such vesting date.

(4)

Represents a restricted stock unit (RSU) award for 153,505 shares of our common stock granted under our 2025 Inducement Plan on November 12, 2025. One-fourth of the shares subject to the RSU award shall vest on the first anniversary of July 25, 2025, and 1/16th of the shares subject to the RSU award shall vest quarterly thereafter with the first such quarterly vesting date as of September 15, 2026, subject to Dr. Yarema’s continuous service with us as of such vesting date.

(5)	Each of Dr. Lu’s options were granted pursuant to the terms of our 2019 Plan (defined below).
(6)

One-fourth of the shares subject to the option vested on the one year anniversary of the vesting commencement date and the balance of the shares vested or will vest in a series of thirty-six (36) successive equal monthly installments measured from the first anniversary of the vesting commencement date.

(7)

(i) 15,255 shares subject to the option vest as follows: 25% of such shares vested on the one year anniversary of the vesting commencement date and the balance of such shares will vest in a series of thirty-six (36) successive equal monthly installments measured from the first anniversary of the vesting commencement date and (ii) 12,204 shares subject to the option vest as follows: (a) 3,051 of such shares will vest at the end of the first anniversary of grantee’s qualified move to San Diego (“QMSD”) and (b) 9,153 of such shares will vest in equal annual installments over the following three (3) years measured from the first anniversary of the QMSD, subject to grantee’s QMSD not being terminated.

(8)

25% of the shares subject to the option vested on the one year anniversary of the vesting commencement date and the balance of the shares vested or will vest in a series of thirty-six (36) successive equal monthly installments measured from the first anniversary of the vesting commencement date.

(9)

25% of the shares subject to the option vested on the one year anniversary of the vesting commencement date and the balance of the shares vested or will vest in a series of thirty-six (36) successive equal monthly installments measured from the first anniversary of the vesting commencement date.

Employment Agreements

Below are descriptions of our employment arrangements with our named executive officers. The employment of each of our named executive officers was “at will” and was terminable at any time. Regardless of the manner in which a named executive officer’s service terminates, each named executive officer is entitled to receive amounts earned during his term of service, including unpaid salary. Dr. Lu’s share options granted prior to the Merger are subject to the terms of the 2019 Plan; a description of the termination and change in control provisions in the 2019 Plan and options granted thereunder is provided below under “—Equity Benefit Plans—2019 Stock Incentive Plan.”

Kristin Yarema, Ph.D.

In July 2025, we entered into an offer letter, dated July 23, 2025, with Dr. Yarema (the “Yarema Offer Letter”), which provides for the following compensation: (i) an initial annual base salary of $630,000, (ii) a one-time signing bonus of $180,000 payable within 30 days of the Closing Date, and (iii) eligibility to receive an annual discretionary performance bonus, with a target bonus percentage of 50% of her base salary, pro-rated in case of a partial calendar year. In addition, pursuant to the Yarema Offer Letter, Dr. Yarema is entitled to the stock options and RSU described above under “—Equity-Based Incentive Awards.”

Under the terms of the Yarema Offer Letter, if Dr. Yarema’s employment is terminated by us without cause or by Dr. Yarema for good reason not in connection with a change of control, and subject to the execution of a release of claims in favor of us, she is entitled to receive (i) payments aggregating to twelve months of her base salary for the year in which the termination occurs, which shall be paid ratably in accordance with our payroll procedures over twelve months and (ii) reimbursement for COBRA premiums for up to twelve months following the date of termination. Such severance benefits may not be aggregated with any other severance benefits made available by us pursuant to any written agreement, plan or policy.

Additionally, under the terms of the Yarema Offer Letter, if Dr. Yarema’s employment is terminated without cause or by Dr. Yarema for good reason in connection with a change of control and subject to the execution of a release of claims in favor of us, she is entitled to receive (i) payments aggregating to eighteen months of her base salary for the year in which the termination occurs, which shall be paid ratably in accordance with our payroll procedures over eighteen months, provided that if such change of control also qualifies as a Section 409A change in control, then such amount will be paid in a lump sum on the first regularly-scheduled payroll date following the sixtieth (60th) day after such termination; (ii) reimbursement for COBRA premiums for up to eighteen months following the date of termination; (iii) a lump sum payment equal to her target cash bonus for the bonus year in which such termination occurs; and (iv) accelerated vesting of outstanding time-based equity awards. Such severance benefits may not be aggregated with any other severance benefits made available by us pursuant to any written agreement, plan or policy.

Mark Manfredi, Ph.D.

In March 2021, Ikena entered into an employment agreement with Dr. Manfredi (the “Manfredi Agreement”), which provided that, in the event that Dr. Manfredi’s service with Ikena was terminated without “cause” or for “good reason” (in each case, as defined in the Manfredi Agreement), on or within 12 months after the closing of a “change in control” (as defined in the Manfredi Agreement), Dr. Manfredi was entitled to the following severance benefits, subject to Dr. Manfredi executing a separation agreement and it becoming effective, (i) a lump-sum payment equal to 1.5 times the sum of (a) Dr. Manfredi’s then-current base salary or the base salary in effect immediately prior to the change in control, if higher, plus (b) Dr. Manfredi’s annual target bonus for the then-current year; (ii) immediate acceleration of all time-based stock options and other stock-based awards subject to time-based vesting held by Dr. Manfredi, effective as of the later of the date of termination or the effective date of the separation agreement and release; and (iii) up to 18 months of the employer portion of COBRA premium payments (collectively, the “Change-in-Control Benefits”).

In the event that Dr. Manfredi’s service with Ikena was terminated without “cause” or for “good reason” (in each case, as defined in the Manfredi Agreement), other than in connection with a “change in control,” Dr. Manfredi was entitled to the following severance benefits, subject to Dr. Manfredi executing a separation agreement and release and it becoming effective: (i) payments equal to 12 months of Dr. Manfredi’s then-current base salary and (ii) up to 12 months of the employer portion of COBRA premium payments.

In addition, Ikena entered into a retention award agreement with Dr. Manfredi (“Manfredi Retention Award Agreement”) in July 2024 (the “Manfredi Retention Award”) which provided for a one-time retention bonus of $300,000 paid within two business days of the closing of the Merger.

On January 10, 2025, Ikena’s board of directors approved an amendment to the Manfredi Agreement which provided for certain additional benefits to Dr. Manfredi upon termination in the event that his employment was terminated without “cause” or he resigned for any reason during the “change in control period” (in each case, as defined in the Manfredi Agreement). Under such circumstances, all time-based stock options and awards held by Dr. Manfredi would accelerate as of the later of the date of his termination or a “change in control” (the “Manfredi Accelerated Vesting Date”). The termination or forfeiture of any unvested stock options or awards would also be delayed until the Manfredi Accelerated Vesting Date if such awards do not otherwise vest pursuant to a separation agreement and release.

On July 25, 2025, effective upon the closing of the Merger, Dr. Manfredi resigned from all positions held at Ikena and its subsidiaries. In accordance with the Manfredi Agreement, effective upon Dr. Manfredi’s separation of employment with Ikena and his execution of a separation agreement with Ikena, Dr. Manfredi became entitled to the Change in Control Benefits and received the Change in Control Benefit Payment of $1,183,520 paid on August 6, 2025. In addition, following the Merger, Dr. Manfredi received a one-time transaction bonus of $590,000 paid on August 1, 2025, which was subject to any reduction required under the best net after-tax cutback provision in the Manfredi Agreement, the Manfredi Retention Award of $300,000 pursuant to the Manfredi Retention Award Agreement paid on July 30, 2025.

Yufang Lu, M.D., Ph.D.

On December 11, 2022, Legacy Inmagene and Dr. Lu entered into an offer letter, pursuant to which she was entitled to an initial base salary of $432,000 and an annual target performance bonus of 30% of her annual base salary based on achievement of certain performance objectives. In addition, Dr. Lu was granted an option to purchase 38,137 Legacy Inmagene ordinary shares under the 2019 Plan which vest over a period of four years with 25% of the shares underlying the option vesting on the one-year anniversary of the vesting commencement date and 1/48th of the shares underlying the option vesting on a monthly basis thereafter, subject to continued service through each vesting date.

On October 8, 2024, Legacy Inmagene and Dr. Lu entered into a severance rights agreement. Under the terms of the agreement, if Dr. Lu is terminated without cause or resigns for good reason (in each case as defined in the agreement), then she will be entitled to severance payments equal to six months of continued base salary, employer paid medical benefits for up to six months following termination, and additionally, if such termination or resignation occurs upon or within 12 months of a change in control, full acceleration of her equity awards, provided that in either case, she executes an effective release of claims.

On December 18, 2025, we entered into a separation agreement with Dr. Lu, who will provide consulting services to the Company until March 31, 2026. Under the separation agreement, we agreed to pay Dr. Lu her potential 2025 annual bonus award of $181,600. As compensation for any such consulting services under the separation agreement, we have agreed to pay Dr. Lu a monthly retainer of $5,000 for up to ten hours a month and at a rate of $500 per hour for any consulting services in excess of ten hours per month. Additionally, if Dr. Lu remains a consultant through March 31, 2026, under the terms of the severance agreement, all vested options as of the date her continuous services ceases will remain exercisable until the earlier of (i) the date that is six months after March 31, 2026 and (ii) the original expiration date of the equity awards.

Jotin Marango, M.D., Ph.D.

In April 2022, Ikena entered into an employment agreement with Dr. Marango (the “Marango Agreement”). In the event that Dr. Marango’s service with Ikena is terminated “without cause” or for “good reason” (in each case, as defined in the Marango Agreement), on or within 45 days immediately preceding or 12 months after the closing of a “change in control” (as defined in the Marango Agreement), Dr. Marango will be entitled to the following severance benefits, subject to Dr. Marango executing a separation agreement and it becoming effective, (i) a lump-sum payment equal to the sum of (a) Dr. Marango’s then-current base salary or the base salary in effect immediately prior to the “change in control,” if higher, plus (b) Dr. Marango’s annual target bonus for the then-current year or the target bonus in effect immediately prior to the “change in control,” if higher; and (ii) up to 12 months of the employer portion of COBRA premium payments.

In the event that Dr. Marango’s service with Ikena is terminated without “cause” or for “good reason” (in each case, as defined in the Marango Agreement), other than in connection with a “change in control” (as defined in the Marango Agreement), Dr. Marango will be entitled to the following severance benefits, subject to Dr. Marango executing a separation agreement and release and it becoming effective: (i) a lump-sum payment equal to nine months of Dr. Marango’s then-current base salary and (ii) up to 9 months of the employer portion of COBRA premium payments.

On January 10, 2025, Ikena’s board of directors approved an amendment to the Marango Agreement which provides for certain additional benefits to Dr. Marango upon termination in the event that his employment is terminated by us without “cause” or Dr. Marango resigns for any reason during the “change in control period” (in each case, as defined in the Marango Agreement). Under such circumstances, all time-based stock options and awards held by Dr. Marango will accelerate as of the Marango Accelerated Vesting Date. The termination or forfeiture of any unvested stock options or awards will also be delayed until the Marango Accelerated Vesting Date if such awards do not otherwise vest pursuant to a separation agreement and release. We have paid Dr. Marango $10,001 of COBRA premium payments as of March 31, 2026.

In addition, Ikena entered into a retention award agreement with Dr. Marango in July 2024, and approved an amendment of such agreement on January 10, 2025 (the “Marango 2024 Retention Award”) which generally provided for payment of his retention bonus in three installments, with $82,500 paid on July 15, 2024, $82,500 paid at the time of the signing of the Merger Agreement, and $85,000 paid on July 30, 2025. Additionally, Ikena also approved a retention bonus agreement with Dr. Marango in February 2025 (the “Marango 2025 Retention Award” and together with the Marango 2024 Retention Award, the “Marango Retention Awards”) which generally provided for the payment of a one-time discretionary bonus of $70,000, paid on July 30, 2025. In addition, following the Merger, Dr. Marango received a one-time transaction bonus of $750,000 paid on August 1, 2025 (the “Transaction Bonus”), which was subject to any reduction required under the best net after-tax cutback provision in the Marango Agreement. The Transaction Bonus was intended to be paid in lieu of the potential severance payments available under the Marango Agreement in the event of Dr. Marango’s resignation.

Retirement Benefits

We maintain a tax-qualified 401(k) retirement plan that provides eligible U.S. employees, including the named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Pursuant to the terms of such 401(k) plan, each participant may contribute a portion of his or her eligible compensation or the statutory limit, which was $23,500 for calendar year 2025. Participants who are 50 years old or older can also make “catch-up” contributions, which in calendar year 2025 was up to an additional $7,500, above the statutory limit. Participant contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee. During 2025, we provided matching contributions of $5,265 to Dr. Yarema and $13,496 to Dr. Lu.

We do not maintain, and none of our named executive officers were eligible to participate in, any defined benefit pension plan or nonqualified deferred compensation plan.

Ikena maintained a 401(k) retirement savings plan for our employees, including Ikena’s named executive officers, who satisfied certain eligibility requirements. Ikena made a 401(k) employer matching contribution of 4% of an employee’s elective deferral up to 6% of the employees eligible compensation up to a maximum matching contribution of $14,000 per year. Prior to the closing of the Merger, Drs. Manfredi and Marango were eligible to participate in the 401(k) plan on the same terms as other full-time employees. Ikena’s 401(k) plan is intended to qualify for favorable tax treatment under Section 401(a) of the Code, and contained a cash or deferred feature that was intended to meet the requirements of Section 401(k) of the Code. Ikena believed that providing a vehicle for tax-deferred retirement savings through its 401(k) plan added to the overall desirability of Ikena’s executive compensation package and further incentivized Ikena’s employees, including our named executive officers, in accordance with Ikena’s compensation policies.

Other Compensation and Benefits

All of our named executive officers are eligible to participate in our employee benefit plans, in each case on the same basis as all of our other employees. These employee benefit plans include medical, dental, vision, short- and long-term disability and life and accidental dismemberment insurance plans. We paid the premiums for the life and accidental dismemberment insurance plans for certain of our named executive officers. We otherwise generally do not provide perquisites or personal benefits to our named executive officers.

Equity Benefit Plans

2025 Equity Incentive Plan

Our Board and stockholders adopted the 2025 Equity Incentive Plan (the “2025 Plan”) in connection with the Merger, which became effective on the date immediately following the consummation of the Merger and following the Reverse Stock Split. The following summary does not contain all of the terms and conditions of the 2025 Plan and is qualified in its entirety by reference to the 2025 Plan included as an exhibit to the registration statement of which this prospectus forms a part. The 2025 Plan is a successor to and continuation of Ikena’s 2021 Stock Option and Incentive Plan, as amended from time to time, which is referred to herein as the “2021 Plan.” Since the 2025 Plan is effective, no further grants will be made under the 2021 Plan.

Eligibility. Any individual who is an employee of us or any of our affiliates, or any person who provides services to us or our affiliates, including consultants and members of our Board, is eligible to receive awards under the 2025 Plan at the discretion of the administrator.

Types of Awards. The 2025 Plan provides for the grant of incentive stock options (“ISOs”) to our employees, including employees of any parent or subsidiary of us, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock awards, restricted stock unit awards, performance awards and other forms of stock awards to our employees, directors, and consultants, including employees and consultants of affiliates.

Authorized Shares. Initially, the maximum number of shares of common stock that may be issued under the 2025 Plan will equal the sum of (i) new shares of common stock in an amount equal to 10% of the total number of shares of our capital stock outstanding on the effective date of the 2025 Plan, which was equal to 1,118,167, plus (ii) the shares of common stock subject to outstanding stock awards granted under the 2021 Plan that, on or after the 2025 Plan became effective, (A) expire or otherwise terminate prior to exercise or settlement; (B) are not issued because the stock award or any portion thereof is settled in cash; (C) are forfeited or repurchased because of the failure to vest; or (D) are reacquired or withheld to satisfy a tax withholding obligation or the purchase or exercise price if any, as such shares becomes available from time to time. In addition, the number of shares of common stock reserved for issuance under the 2025 Plan will automatically increase on January 1 of each calendar year, starting on January 1, 2026 through January 1, 2035, in an amount equal to 5% of the total number of shares of our capital stock outstanding on the last day of the calendar month before the date of each automatic increase, or a lesser number of shares determined by our Board. The maximum number of shares of common stock that may be issued on the exercise of ISOs under the 2025 Plan is 3,419,172. Shares subject to stock awards granted under the 2025 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, do not reduce the number of shares available for issuance under the 2025 Plan. Additionally, shares become available for future grant under the 2025 Plan if they were issued stock awards under the 2025 Plan and we repurchase them or they are forfeited. This includes shares used to pay the exercise price of a stock award or to satisfy the tax withholding obligations related to a stock award.

Plan Administration. The Board, or a duly authorized committee of the Board, will administer the 2025 Plan. We sometimes refer to our Board, or the applicable committee with the power to administer our equity incentive plans, as the administrator. The administrator may also delegate to one or more persons or bodies the authority to (i) designate employees (other than officers) to receive specified awards, and (ii) determine the number of shares subject to such awards. Such persons or bodies may not grant a stock award to themselves and neither the Board nor any committee may delegate authority to any person or body (who is not a member of the Board or such body that is not comprised solely of members of the Board) the authority to determine the fair market value of our common stock for purposes of the 2025 Plan.

The administrator has the authority to determine the terms of awards, including recipients, the exercise, purchase or strike price of awards, if any, the number of shares subject to each award, the fair market value of a share of common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of consideration, if any, payable upon exercise or settlement of the award and the terms of the award agreements for use under the 2025 Plan.

In addition, subject to the terms of the 2025 Plan, the administrator also has the power to modify outstanding awards under the 2025 Plan, including the authority to reprice any outstanding option or stock appreciation right, cancel and re-grant any outstanding option or stock appreciation right in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any materially adversely affected participant.

Stock Options. ISOs and NSOs are granted under stock option agreements adopted by the administrator. The administrator determines the exercise price for stock options, within the terms and conditions of the 2025 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of common stock on the date of grant. Options granted under the 2025 Plan vest at the rate specified in the stock option agreement as determined by the administrator.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant; and (ii) the option is not exercisable after the expiration of five years from the date of grant.

Restricted Stock Unit Awards. Restricted stock units are granted under restricted stock unit award agreements adopted by the administrator. Restricted stock units may be granted in consideration for the participant’s services to us. If any consideration is to be paid at the time of grant of the restricted stock units, as determined by our Board, any form of legal consideration that may be acceptable to our Board and permissible under applicable law will be permissible. A restricted stock unit may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the administrator, or in any other form of consideration set forth in the restricted stock unit agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past services to us, or any other form of legal consideration that may be acceptable to our Board and permissible under applicable law. The administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, any or all of the shares of our common stock held by the participant that have not vested as of the date the participant terminates service with us may be received by us through a forfeiture condition or a repurchase right.

SARs. SARs are granted under stock appreciation grant agreements adopted by the administrator. The administrator determines the purchase price or strike price for a SAR, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. A SAR granted under the 2025 Plan vests at the rate specified in the stock appreciation right agreement as determined by the administrator.

Performance Awards. The 2025 Plan permits the grant of performance-based stock and cash awards. The administrator may structure awards so that the shares of our stock, cash, or other property will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. The performance criteria that will be used to establish such performance goals may be based on any one of, or combination of, the following as determined by the administrator: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales, annual recurring revenue or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholder’s equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the U.S. Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the administrator.

The performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the goals are established, our Board will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, our Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of the goals. The performance goals may differ from participant to participant and from award to award.

Other Stock Awards. The administrator may grant other awards based in whole or in part by reference to our common stock. The administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year that begins on or after the effective date of this offering, including stock awards granted and cash fees paid by us to such non-employee director, will not exceed $750,000 in total value, or in the event such non-employee director is first appointed or elected to the Board during such calendar year, $1 million in total value (in each case, calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes).

Changes to Capital Structure. In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (i) the class and maximum number of shares reserved for issuance under the 2025 Plan, (ii) the class and maximum number of shares by which the share reserve may increase automatically each year, (iii) the class and maximum number of shares that may be issued on the exercise of ISOs, and (iv) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. The following applies to stock awards under the 2025 Plan in the event of a corporate transaction, unless otherwise provided in a participant’s stock award agreement or other written agreement us or one of its affiliates or unless otherwise expressly provided by the administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the 2025 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full to a date prior to the effective time of the transaction (contingent upon the effectiveness of the transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the transaction). With respect to performance awards with multiple vesting levels depending on performance level, unless otherwise provided by an award agreement or by the administrator, the award will accelerate at 100% of target. If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then with respect to any such stock awards that are held by persons other than current participants, such awards will terminate if not exercised (if applicable) prior to the effective time of the transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the transaction. The administrator is not obligated to treat all stock awards or portions of stock awards in the same manner and is not obligated to take the same actions with respect to all participants.

In the event a stock award will terminate if not exercised prior to the effective time of a transaction, the administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the value of the property the participant would have received upon the exercise of the stock award over (ii) any exercise price payable by such holder in connection with such exercise.

Under the 2025 Plan, a corporate transaction is defined to include the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) a sale or disposition of all or substantially all of our and our subsidiaries’ consolidated assets; (ii) a sale or disposition of more than 50% of our outstanding securities; (iii) a merger, consolidation or similar transaction where we do not survive the transaction; and (iv) a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding before such transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control. In the event of a change in control, as defined under the 2025 Plan, awards granted under the 2025 Plan will not receive automatic acceleration of vesting and exercisability, although this treatment may be provided for in an award agreement.

Under the 2025 Plan, a change in control is defined to include: (i) the acquisition by any person or company of more than 50% of the combined voting power of our then outstanding stock; (ii) a consummated merger, consolidation or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity); (iii) a consummated sale, lease, exclusive license or other disposition of all or substantially all of our and our subsidiaries’ consolidated assets other than to an entity more than 50% of the combined voting power of which is owned by our stockholders; and (iv) an unapproved change in the majority of our Board.

Transferability. A participant may not transfer stock awards under the 2025 Plan other than by will, the laws of descent and distribution, or as otherwise provided under the 2025 Plan.

Plan Amendment or Termination. Our Board has the authority to amend, suspend, or terminate the 2025 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our Board adopted the 2025 Plan. No stock awards may be granted under the 2025 Plan while it is suspended or after it is terminated.

2025 Employee Stock Purchase Plan

Our Board and stockholders adopted the 2025 Employee Stock Purchase Plan (the “ESPP”) in connection with the Merger, which became effective on the date immediately following the consummation of the Merger and following the Reverse Stock Split, but no offering has yet commenced under the ESPP. The following summary does not contain all of the terms and conditions of the ESPP and is qualified in its entirety by reference to the ESPP included as an exhibit to the registration statement of which this prospectus forms a part.

Purpose. The purpose of the ESPP is to provide a means by which our eligible employees and eligible employees of certain designated companies may be given an opportunity to purchase shares of our common stock following the closing of the Merger.

The ESPP will include two components. One component is designed to allow eligible U.S. employees to purchase ordinary shares in a manner that may qualify for favorable tax treatment under Section 423 of the Code. The other component permits the grant of purchase rights that do not qualify for such favorable tax treatment in order to allow deviations necessary to permit participation by eligible employees who are foreign nationals or employed outside of the U.S. while complying with applicable foreign laws.

Share Reserve. The ESPP authorizes the issuance of shares of our common stock under purchase rights granted to employees or to employees of any of our designated affiliates. The number of shares of common stock reserved for issuance equals to 1% of the total number of shares of our capital stock outstanding on the effective date of the ESPP, which was equal to 111,816 shares, and will automatically increase on January 1 of each calendar year, beginning on January 1, 2026 through January 1, 2035, by the lesser of (i) 1% of the total number of shares of our capital stock outstanding on the last day of the calendar month before the date of the automatic increase, and (ii) 227,944 shares; provided that before the date of any such increase, the Board may determine that such increase will be less than the amount set forth in clauses (i) and (ii).

Administration. The Board, or a duly authorized committee thereof, will administer the ESPP. The Board may delegate concurrent authority to administer the ESPP to a committee of the Board. The ESPP is implemented through a series of offerings under which eligible employees are granted purchase rights to purchase shares of common stock on specified dates during such offerings. Under the ESPP, we may specify offerings with durations of not more than 27 months and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of common stock will be purchased for employees participating in the offering. An offering under the ESPP may be terminated under certain circumstances.

Payroll Deductions. Generally, all regular employees, including executive officers, employed by us or by any designated affiliates, will be eligible to participate in the ESPP and to contribute, normally through payroll deductions, up to a maximum percentage of their earnings (as defined in the ESPP) or up to a set dollar amount for the purchase of common stock under the ESPP. Unless otherwise determined by our Board, common stock will be purchased for the accounts of employees participating in the ESPP at a price per share that is at least the lesser of (i) 85% of the fair market value of a share of common stock on the first date of an offering; or (ii) 85% of the fair market value of a share of common stock on the date of purchase.

Limitations. Employees may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the Board, including: (i) customary employment with us or an affiliate for more than 20 hours per week and more than five months per calendar year; or (ii) continuous employment with us or an affiliate for a minimum period of time (not to exceed two years). No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of common stock based on the fair market value per share of common stock at the beginning of an offering for each year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value under Section 424(d) of the Code.

Changes to Capital Structure. In the event that there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or similar transaction, the Board will make appropriate adjustments to: (i) the number of shares reserved under the ESPP; (ii) the maximum number of shares by which the share reserve may increase automatically each year; (iii) the number of shares and purchase price of all outstanding purchase rights; and (iv) the number of shares that are subject to purchase limits under ongoing offerings.

Corporate Transactions. In the event of certain significant corporate transactions, including the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) a sale of all or substantially all of our assets; (ii) a sale or disposition of more than 50% of our outstanding securities; (iii) a merger or consolidation where we do not survive the transaction; and (iv) a merger or consolidation where we do survive the transaction but our shares of common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue, or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within ten business days before such corporate transaction, and such purchase rights will terminate immediately after such purchase.

ESPP Amendment or Termination. The Board has the authority to amend or terminate the ESPP, provided that except in certain circumstances such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to the ESPP as required by applicable law or listing requirements.

2025 Inducement Plan

In July 2025, upon the recommendation of the Compensation Committee of the Board, the Board adopted and approved our 2025 Inducement Plan (the “Inducement Plan”) to reserve 589,585 shares of our common stock to be used exclusively for grants of equity awards to individuals that were not previously our employees or directors (or who are returning to employment following a bona fide period of non-employment), as an inducement material to the individual’s entry into employment with us, pursuant to Nasdaq Listing Rule 5635(c)(4). The Inducement Plan was adopted and approved without stockholder approval pursuant to Nasdaq Listing Rule 5635(c)(4). In December 2025, the Board approved an increase to the Inducement Plan reserve of 1,000,000 shares of our common stock.

The terms and conditions of the Inducement Plan are substantially similar to our 2025 Plan. See the section titled “—2025 Equity Incentive Plan” for a description of these terms.

2019 Stock Incentive Plan

We assumed, effective as of the closing of the Merger, the Legacy Inmagene 2019 Stock Incentive Plan (the “2019 Plan”), as well as the outstanding awards granted thereunder, the award agreements evidencing the grants of such awards and the remaining shares available under the 2019 Plan, including any awards granted to Legacy Inmagene’s named executive officers, in each case subject to applicable adjustments in the manner set forth in the Merger Agreement to such awards.

Types of Awards. The 2019 Plan provides for the grant of options, SARs, dividend equivalent rights, sales or bonuses of restricted shares, restricted share units or similar rights to employees, directors, and consultants. Employees who are U.S. taxpayers may also be granted ISOs.

Plan Administration. Our chief executive officer will administer the 2019 Plan, and we sometimes refer to the chief executive officer as the administrator. The administrator will determine, among other things, whether and to what extent awards will be granted, the type and number of awards to be granted to each participant, the fair market value of an ordinary share, and the terms and conditions of each award granted including, but not limited to, vesting schedule, purchase provisions, rights of first refusal, forfeiture provisions, form of payment upon settlement, payment contingencies, and satisfaction of performance criteria.

In addition, subject to the terms of the 2019 Plan, the administrator also has the power to modify outstanding awards under the 2019 Plan without consent, provided that any such modification does not adversely affect a grantee’s rights in any material respect without such grantee’s written consent.

Award Agreement. Awards granted under the 2019 Plan are evidenced by an award agreement that sets forth terms, conditions and limitations for each award, which may include the term of an award and the provisions applicable in the event that the grantee’s employment or service terminates.

Stock Options and SARs. The administrator determines the exercise price for options and SARs, within the terms and conditions of the 2019 Plan, provided that, for U.S. taxpayers, the exercise price of an option or SAR generally cannot be less than 100% of the fair market value per share on the date of grant. Options and SARs granted under the 2019 Plan vest at the rate specified in the applicable award agreement as determined by the administrator.

U.S. Tax Limitations on ISOs. For U.S. taxpayers, no ISO may be granted to any person who, at the time of the grant, owns or is deemed to own shares possessing more than 10% of our total combined voting power or that of any of our subsidiaries or affiliates unless the option exercise price is at least 110% of the fair market value per share on the date of grant.

Consideration. Awards may be granted in consideration for any form of legal consideration that may be acceptable to the administrator. Acceptable consideration includes, but is not limited to, (i) cash, (ii) check, (iii) in the event of the first to occur of an initial public offering or a corporate transaction if the same class of securities of the successor corporation issuable in such corporate transaction will have been sold to the public pursuant to registration statement under the Securities Act on or prior to the date of such corporate transaction, (A) the surrender of shares or delivery of a form of attestation of ownership of shares or (B) in the case of options, payment through a broker-dealer or (iv) any combination of the foregoing.

Exercisability. Awards granted under the 2019 Plan shall be exercisable at such times and under such conditions as determined by the administrator and set forth in the award agreement. The administrator may determine that the award shall not be exercised prior to the occurrence of, among other things, an initial public offering of Legacy Inmagene’s securities on an international recognized securities exchange or a corporate transaction or change in control (as defined below). Additionally, the administrator may include in the award agreement a provision whereby the grantee may elect to exercise a portion or all of the award prior to full vesting of the award, subject to approval by the administrator. No option shall be exercisable after the expiration of ten years after the effective date of grant of such option.

Transfer Restrictions. Subject to applicable laws, awards granted under the 2019 Plan shall be transferrable by will and by the laws of descent and distribution and during the lifetime of the grantee, only to the extent and in the manner approved by the administrator.

Corporate Transactions. The following applies to awards under the 2019 Plan in the event of a corporate transaction (including a corporate transaction which is also a change in control), unless otherwise provided in a grantee’s award agreement or other written agreement with Legacy Inmagene.

In the event of a corporate transaction, to the extent approved by the administrator, any stock awards outstanding under the 2019 Plan may be assumed or replaced by any successor entity (or its parent company) immediately prior to the date of the corporate transaction. For the portion of each award that is not assumed or replaced, then such portion will become automatically fully vested and exercisable and released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value), subject to grantee’s continuous service with Legacy Inmagene through the effective date of the corporate transaction. Any portion of the award that is not assumed or replaced will be terminated to the extent not exercised prior to the consummation of the corporate transaction. If the successor entity (or its parent company) does not assume or replace any awards, all outstanding awards will terminate.

Under the 2019 Plan, a corporate transaction is defined to include: (i) a merger, amalgamation, consolidation or other business combination of us in which we are not the surviving entity, or any other transaction or series of transactions, as a result of which our stockholders immediately prior to such transaction or series of transactions will cease to own a majority of the voting power of the surviving entity immediately after consummation of such transaction or series of transactions, except for a transaction the principal purpose of which is to change the state in which we are incorporated; (ii) the sale, transfer, exclusive license or other disposition of all or substantially all of our or any of our subsidiaries’ or affiliates’ assets; (iii) our complete liquidation or dissolution; (iv) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which we are the surviving entity but (A) the shares of common stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, but excluding any such transaction or series of related transactions that the administrator determines shall not be a corporate transaction; and (v) an acquisition in a single or series of related transactions by any person or related group of persons (other than us or by an employee benefit plan that we sponsor) of beneficial ownership of securities possessing more than 50% of the total combined voting power of our outstanding securities, but excluding any such transaction or series of related transactions that the administrator determines shall not be a corporate transaction.

Change in Control. Unless otherwise provided in a grantee’s award agreement or other written agreement with us, upon a change in control, to the extent approved by the administrator, each outstanding award will automatically become fully vested and exercisable and released from any repurchase or forfeiture rights (other than repurchase right exercisable at fair market value), subject to grantee’s continuous service with us through the effective date of the change in control.

Under the 2019 Plan, a change in control is defined to include: (i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by Legacy Inmagene or by an employee benefit plan sponsored by us or by an affiliate of us) of beneficial ownership of securities, together with the securities held by such person(s), constituting more than 50% of the total combined voting power of our outstanding securities pursuant to a tender or exchange offer made directly to our stockholders; or (ii) the entry into, amendment of or termination of any contract or a series of contracts which shall result in the same change-of-control effect described in the foregoing subsection (i). For the avoidance of doubt, a transaction will not constitute a change in control if: (i) its sole purpose is to change the jurisdiction of our incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held our securities immediately before such transaction.

Termination and Amendment. Unless terminated earlier or extended by the Board, the 2019 Plan has a term of ten years. Unless otherwise determined by the administrator in good faith, the suspension or termination of the 2019 Plan shall not materially adversely affect any rights under the awards already granted pursuant to the 2019 Plan.

Non-Employee Director Compensation

The following table presents the total compensation for each person who served as a non-employee member of (i) Ikena’s board of directors and received compensation for such service from January 1, 2025 until the closing of the Merger and (ii) our board of directors and received compensation for such service from the closing of the Merger until December 31, 2025. Other than as set forth in the table below, Ikena did not pay any compensation, make any additional equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of Ikena board of directors in fiscal year 2025. As Chair of the Ikena Board, Mr. Hughes was awarded a transaction bonus of $350,000 in connection with the Merger. Other than as set forth in the table below, we did not pay any compensation, make any additional equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our board of directors in fiscal year 2025. Directors who also served as employees received no additional compensation for their service as directors. During fiscal year 2025, (i) Mark Manfredi, Ph.D., Ikena’s President and Chief

Executive Officer, was a member of Ikena’s board of directors, as well as an employee and (ii) Kristin Yarema, Ph.D., our Chief Executive Officer, was a member of our board of directors, as well as an employee, and each received no additional compensation for his or her services as a director. See “—Summary Compensation Table” above.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
David Bonita, M.D.	30,514		30,514
Iain Dukes, D.Phil.	26,409		26,409
Jean-François Formela, M.D.	26,977		26,977
Otello Stampacchia, Ph.D.	27,010		27,010
Maria Koehler, M.D., Ph.D.	19,878		19,878
Richard Wooster, Ph.D.	19,878		19,878
Owen Hughes	398,274		48,274
Jonathan Jian Wang	1,534	156,256	157,790
Weiguo Su	1,534	156,256	157,790
Stephen Hui Wang	1,534	156,256	157,790
Joseph Slattery	2,589	156,256	158,845

(1)

The amounts reflect the grant date fair value of stock options granted in 2025 in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification Topic 718, Compensation-Stock Compensation, or ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the notes to our audited consolidated financial statements appearing elsewhere in this prospectus. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by our non-employee directors upon the exercise of such options.

(2)	Non-employee directors who served on our board of directors during 2025 had the following stock options outstanding as of December 31, 2025 and held no shares of restricted stock.

Name	Aggregate Number of Shares Subject to Stock Options
David Bonita, M.D.
Iain Dukes, D.Phil.
Jean-François Formela, M.D.
Otello Stampacchia, Ph.D.
Maria Koehler, M.D., Ph.D.
Richard Wooster, Ph.D.
Owen Hughes
Jonathan Jian Wang, Ph.D.(1)	31,200
Weiguo Su, Ph.D.(1)	31,200
Stephen Hui Wang(1)	31,200
Joseph Slattery(1)	31,200

(1)

In December 2025, in connection with the adoption of our non-employee director plan (as described below), the Board approved Initial Grants (as defined below) to Dr. Su, Dr. Wang, Mr. Wang and Mr. Slattery as contemplated by the non-employee director policy. The vesting commencement date of each option is the date each director was appointed to the Board. Each option vests in equal monthly installments over three years from the vesting commencement date.

Prior to the Merger, Ikena paid its non-employee directors a cash retainer for service on the Ikena board and for service on each committee on which the director is a member. The chairman of each committee received a higher retainer for such service. These fees were paid in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment was prorated for any portion of such quarter that the director was not serving on the Ikena board. The fees paid to non-employee directors for service on the board and for service on each committee of the Ikena board on which the director is a member were as follows:

Board of Directors:	Annual Retainer
Members (other than chair)	$35,000
Additional retainer for chair	$30,000
Audit Committee:
Members (other than chair)	$7,500
Retainer for chair	$15,000
Compensation Committee:
Members (other than chair)	$5,000
Retainer for chair	$10,000
Nominating and Corporate Governance Committee:
Members (other than chair)	$4,000
Retainer for chair	$8,000

Ikena also reimbursed its non-employee directors for reasonable out-of-pocket expenses incurred by directors in connection with their attendance at meetings of the Ikena board or any committee thereof.

In addition, each new non-employee director elected to the Ikena board was granted an option to purchase 35,040 shares of Ikena’s common stock on the date of such director’s election or appointment to the board of directors, which would vest in the following manner, subject to the director’s continued service on the Ikena board through such vesting date: in equal monthly installments over three years from the grant date. On the date of each Ikena annual meeting, each non-employee director was granted an additional option to purchase 17,520 shares of Ikena’s common stock, which would vest in the following manner, subject to the director’s continued service on the Ikena board through such vesting date: in full upon the earlier to occur of the first anniversary of the date of grant or the date of the next annual meeting, unless otherwise determined by the Ikena board.

On July 25, 2025, effective upon the closing of the Merger, our Board terminated Ikena’s non-employee director compensation policy.

In December 2025, our Board approved a non-employee director compensation policy, pursuant to which, we will pay our non-employee directors a cash retainer for service on our board and for service on each committee on which the director is a member. The chairman of each committee will receive a higher retainer for such service. These fees are payable in arrears in four equal quarterly installments on the last day of each quarter, in which the service occurred, provided that the amount of such payment was prorated for any portion of such quarter that the director was not serving on our Board. The fees payable to non-employee directors for service on our Board and for service on each committee of our Board on which the director is a member are as follows:

Board of Directors:	Annual Retainer
Members (other than chair)	$40,000
Audit Committee:
Additional Retainer for Members (other than chair)	$10,000
Additional Retainer for chair	$20,000
Compensation Committee:
Additional Retainer for Members (other than chair)	$7,500
Additional Retainer for chair	$15,000
Nominating and Corporate Governance Committee:
Additional Retainer for Members (other than chair)	$5,000
Additional Retainer for chair	$10,000

We will also reimburse our non-employee directors for ordinary, necessary and reasonable out-of-pocket expenses incurred by directors in connection with their attendance at meetings of the Board or any committee thereof.

In addition, each new non-employee director elected to our Board will be granted an option to purchase 31,200 shares of common stock on the date of such director’s election or appointment to the Board (“Initial Grant”), which would vest in the following manner, subject to the director’s continued service on the Board through such vesting date: in equal monthly installments over three years from the grant date. On the date of each annual meeting, each non-employee director will be granted an additional option to purchase 15,600 shares of common stock, which would vest in the following manner, subject to the director’s continued service on the Board through such vesting date: in full upon the earlier to occur of the first anniversary of the date of grant, the date of the next annual meeting or a change of control as defined in the 2025 Plan, unless otherwise determined by the Board.

CERTAIN RELATIONSHIPS, RELATED PARTY AND OTHER TRANSACTIONS

Described below are any transactions occurring since January 1, 2023 and any currently proposed transactions, other than equity and other compensation, termination, change in control and other arrangements which are described in the section titled “Executive Compensation” or which are not required to be disclosed pursuant to the instructions to Item 404 of Regulation S-K, to which we, Legacy Inmagene or Ikena was a party and in which:

•

the amounts involved exceeded or will exceed the lesser of $120,000 and 1% of the average of our, Ikena’s or Legacy Inmagene’s total assets at year-end for the last two completed fiscal years, as applicable; and

•

any of our, Ikena’s or Legacy Inmagene’s directors, executive officers or holders of more than 5% of our, Ikena’s capital stock or Legacy Inmagene’s shares, or an affiliate or immediate family member of the foregoing persons, had or will have a direct or indirect material interest.

PIPE Financing

On December 23, 2024, Ikena entered into the Subscription Agreement with certain existing Ikena stockholders and accredited investors related to the PIPE Financing. Pursuant to the Subscription Agreement, the PIPE Investors purchased an aggregate of 2,508,337 shares of our common stock, after giving effect to the Reverse Stock Split, at a price of approximately $29.90 per share for aggregate gross proceeds of approximately $75.0 million. The closing on the PIPE Financing occurred on July 25, 2025 in connection with the closing of the Merger. The table below sets forth the number of shares of our common stock purchased by related party holders in the PIPE Financing:

Participant	Shares of Common Stock	Total Purchase Price ($)
Entities affiliated with Blue Owl Capital Holdings LP(1)	217,389	6,500,000
Entities affiliated with Biotechnology Value Fund, L.P.(2)	468,223	14,000,000
Entities affiliated with Deep Track Capital, LP(3)	668,890	20,000,000
Omega Fund VI, L.P.(4)	267,556	8,000,000
Entities affiliated with OrbiMed Advisors LLC(5)	83,611	2,500,000

(1)

Blue Owl Capital Holdings LP (“Blue Owl”) held more than five percent of Ikena’s voting common stock prior to the Merger. Blue Owl Healthcare Opportunities IV Public Investments LP (“Blue Owl Healthcare”), an affiliate of Blue Owl, purchased 217,389 shares of common stock in the PIPE Financing for a total purchase price of $6,500,000.

(2)

Entities affiliated with Biotechnology Value Fund, L.P. (“BVF”), held more than five percent of Ikena’s voting common stock prior to the Merger and holds more than five percent of our outstanding voting common stock.

(3)

Deep Track Capital, LP (“Deep Track”) held more than five percent of Ikena’s voting common stock prior to the Merger. Deep Track Biotechnology Master Fund, LTD., an affiliate of Deep Track purchased 668,890 shares of common stock in the PIPE Financing for a total purchase price of $20,000,000. Entities affiliated with Deep Track hold more than five percent of our outstanding voting common stock.

(4)

Dr. Stampacchia, a member of the Ikena board of directors and a member of our Board, is the founder, managing director and member of the investment committee at Omega Fund Management, LLC. Omega Fund VI, L.P., an affiliate of Omega Fund Management, LLC, held more than five percent of Ikena’s voting common stock prior to the Merger.

(5)

Iain D. Dukes served as a member of the Ikena board of directors. Dr. Bonita served as a member of the Ikena board of directors and is a member of our Board. Dr. Dukes is a venture partner at OrbiMed Advisors LLC (“OrbiMed Advisors”), and Dr. Bonita is a member of OrbiMed Advisors. Entities affiliated with

OrbiMed Advisors held more than five percent of Ikena’s voting common stock prior to the Merger, and hold more than five percent of our outstanding voting common stock. OrbiMed Private Investments VI, LP purchased 83,611 shares of common stock in the PIPE Financing for a total purchase price of $2,500,000.

At the closing of the PIPE Financing, in connection with the Subscription Agreement, we entered into the registration rights agreement (the “Registration Rights Agreement”) with the PIPE Investors, pursuant to which, among other things, we agreed to prepare and file a resale registration statement with the SEC within 45 calendar days following the closing of the PIPE Financing for purposes of registering the resale of the shares issued in the PIPE Financing. We also agreed, among other things, that we will indemnify the PIPE Investors, their officers, directors, members, employees and agents, successors and assigns under the Subscription Agreement from certain liabilities and pay all fees and expenses (excluding any legal fees of the selling holder(s), and any underwriting discounts and selling commissions) incident to our obligations under the Registration Rights Agreement.

Support Agreements Under the Merger Agreement

Concurrently and in connection with the execution of the Merger Agreement, (i) certain stockholders of Legacy Inmagene holding approximately 76.14% of the outstanding Legacy Inmagene Shares, including certain of Legacy Inmagene’s greater than 5% stockholders and entities affiliated with Dr. Wang and Mr. Yu, members of Legacy Inmagene’s board of directors, entered into support agreements with Ikena and Legacy Inmagene to vote all of their Legacy Inmagene Shares in favor of the adoption and approval of the Merger Agreement and the contemplated transactions and against any alternative acquisition proposals, and (ii) certain stockholders of Ikena holding approximately 25.80% of the outstanding shares of Ikena common stock, entered into Ikena support agreements with Ikena and to vote all of their shares of Ikena common stock in favor of (i) the issuance of shares of Ikena common stock that represent (or are convertible into) more than 20% of the shares of Ikena common stock outstanding immediately prior to the Merger to the securityholders of Legacy Inmagene in connection with the contemplated transactions, pursuant to the Nasdaq rules, (ii) the change of control of Ikena resulting from the Merger pursuant to the Nasdaq rules, (iii) the approval and adoption of the 2025 Plan and the ESPP, and (iv) if deemed necessary or appropriate by the parties or as otherwise required by applicable law, an amendment to Ikena’s certificate of incorporation to effect the reverse stock split or to approve an increase in the number of authorized shares of Ikena common stock, and against any alternative acquisition proposals. The support agreements terminated automatically upon the First Effective Time.

Lock-Up Agreements

Effective as of the closing of the Merger, certain executive officers, directors and their affiliates, and greater than 5% stockholders of Legacy Inmagene and certain directors of Ikena that remained on our Board following the closing of the Merger, entered into lock-up agreements pursuant to which, and subject to specified exceptions, they have agreed not to transfer this shares of our common stock for the 180-day period following the closing of the Merger.

CVR Agreements

Ikena CVR Agreement

On July 25, 2025, immediately prior to the First Effective Time, Ikena and Computershare Trust Company, N.A., the designated rights agent, entered into a Contingent Value Rights Agreement (the “Ikena CVR Agreement”), pursuant to which Ikena stockholders of record as of the close of business on July 24, 2025 received one contingent value right (each, an “Ikena CVR”) for each outstanding share of Ikena Common Stock held by such stockholder on such date.

Pursuant to the Ikena CVR Agreement, each Ikena CVR holder will be entitled to certain rights to receive (i) 100% of the net proceeds, if any, received by Ikena as a result of contingent payments (“Ikena CVR Payments”)

made to Ikena, such as milestone, royalty or earnout payments, received under any disposition agreements related to Ikena’s pre-Merger assets, including but not limited to IK-595 (the “Ikena CVR Assets”), including pursuant to any out-license agreements, entered into prior to the closing of the Merger and (ii) 90% of the net proceeds, if any, received by Ikena as a result of Ikena CVR Payments received under any disposition agreements related to the Ikena CVR Assets entered into after the closing date of the Merger and prior to the first anniversary of the closing of the Merger (the “Disposition Period”). Such proceeds are subject to certain permitted deductions, including for applicable tax payments, certain expenses incurred by Ikena or its affiliates, and losses incurred or reasonably expected to be incurred by Ikena or its affiliates due to a third-party proceeding in connection with a disposition and certain wind-down costs.

During and following the Disposition Period, we have no obligation to attempt to sell or dispose of the Ikena CVR Assets.

The Ikena CVR Payments, if any, will become payable to Computershare Trust Company, N.A. for subsequent distribution to the Ikena CVR holders. In the event that no such proceeds are received during the CVR Term (as defined in the Ikena CVR Agreement), holders of the Ikena CVRs will not receive any payment pursuant to the Ikena CVR Agreement. There can be no assurance that any Ikena CVR holders will receive any Ikena CVR Payments.

The right to the contingent payments contemplated by the Ikena CVR Agreement is a contractual right only and is not transferable, except in the limited circumstances specified in the Ikena CVR Agreement. The Ikena CVRs are not evidenced by a certificate or any other instrument and are not registered with the SEC. The Ikena CVRs do not have any voting or dividend rights and do not represent any equity or ownership interest in the Company or any of its affiliates. No interest will accrue on any amounts payable in respect of the Ikena CVRs.

Legacy Inmagene CVR Agreement

On July 25, 2025, immediately prior to the First Effective Time, Ikena, Legacy Inmagene and Computershare Trust Company, N.A., the designated rights agent, entered into a Contingent Value Rights Agreement (the “Legacy Inmagene CVR Agreement”), pursuant to which Legacy Inmagene shareholders of record as of immediately prior to the First Effective Time received one contingent value right (each, a “Legacy Inmagene CVR”) for each outstanding Legacy Inmagene share held by such shareholder on such date.

Pursuant to the Legacy Inmagene CVR Agreement, each Legacy Inmagene CVR holder will be entitled to certain rights to receive (i) 100% of the net proceeds, if any, received by Ikena as a result of contingent payments (“Legacy Inmagene CVR Payments”) made to Ikena under any disposition agreement related to the programs and projects controlled by Legacy Inmagene any time prior to the closing date of the Merger (other than its anti-OX40 monoclonal antibody asset, IMG-007) (the “Legacy Inmagene CVR Assets”), which agreement is entered into prior to the closing of the Merger and (ii) 90% of the net proceeds, if any, received by Ikena as a result of Legacy Inmagene CVR Payments received under any disposition agreement related to the Legacy Inmagene CVR Assets entered into during the Disposition Period. Such proceeds are subject to certain permitted deductions, including for applicable tax payments, certain expenses incurred by Ikena or its affiliates, and losses incurred or reasonably expected to be incurred by Ikena or its affiliates due to a third-party proceeding in connection with a disposition.

During and following the Disposition Period, we have no obligation to attempt to sell or dispose of the Legacy Inmagene CVR Assets.

The Legacy Inmagene CVR Payments, if any, will become payable to Computershare Trust Company, N.A. for subsequent distribution to the Legacy Inmagene CVR holders. In the event that no such proceeds are received during the CVR Term, holders of Legacy Inmagene CVRs will not receive any payment pursuant to the Legacy Inmagene CVR Agreement. There can be no assurance that any Legacy Inmagene CVR holders will receive any Legacy Inmagene CVR Payments.

The right to the contingent payments contemplated by the Legacy Inmagene CVR Agreement is a contractual right only and is not transferable, except in the limited circumstances specified in the Legacy

Inmagene CVR Agreement. The Legacy Inmagene CVRs are not evidenced by a certificate or any other instrument and are not registered with SEC. The Legacy Inmagene CVRs do not have any voting or dividend rights and do not represent any equity or ownership interest in the Company or any of its affiliates. No interest will accrue on any amounts payable in respect of the Legacy Inmagene CVRs.

2023 Pionyr Acquisition

In August 2023, Ikena acquired Pionyr Immunotherapeutics, Inc. (“Pionyr”) in accordance with the terms of the Agreement and Plan of Merger (the “Pionyr Merger Agreement”), dated August 4, 2023 (the “Pionyr Acquisition”). Under the terms of the Pionyr Merger Agreement, at the closing of the Pionyr Acquisition, Ikena acquired all of Pionyr’s assets, including approximately $48.0 million in net cash at the time of closing, and Ikena issued the holders of Pionyr common stock a total of 150,054 shares of Ikena common stock (including 12,760 shares of Ikena’s non-voting common stock) at the purchase price of $85.80 per share and 4,153,439 shares of Ikena Series A preferred stock, also at the purchase price of $7.15 per share, each share of which was subsequently converted into 0.083 (rounded to the nearest one thousandth) shares of Ikena common stock at a special meeting of Ikena stockholders held on October 11, 2023 (the “2023 Ikena Special Meeting”).

OrbiMed, a five percent holder of Ikena’s common stock and a related party of Ikena, was previously a stockholder of Pionyr. In connection with the Pionyr Acquisition, OrbiMed was allocated 12,760 shares of Ikena non-voting common stock and 353,192 shares of Ikena Series A preferred stock, which converted to shares of Ikena common stock pursuant to stockholder approval obtained at the 2023 Ikena Special Meeting.

Agreements with Stockholders

In connection with Ikena’s Series B convertible preferred stock financing, Ikena entered into investors’ rights, voting and right of first refusal and co-sale agreements containing registration rights, information rights, voting rights and rights of first refusal, among other things, with certain holders of Ikena preferred stock and certain holders of Ikena common stock. These stockholder agreements terminated upon the closing of Ikena’s initial public offering in March 2021, except for the registration rights granted under the investors’ rights agreement.

Indemnification Agreements

We entered into agreements to indemnify its directors and executive officers. These agreements, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on our behalf or that person’s status as a member of our Board to the maximum extent allowed under Delaware law.

Hutchmed Agreements

Collaboration, Option and License Agreement

In January 2021, we entered into a collaboration, option and license agreement with Hutchmed, which was subsequently amended in April 2023 and December 2023, pursuant to which Hutchmed granted us the exclusive option to the worldwide license with the right to sublicense to develop, manufacture and commercialize several licensed compounds including humanized antagonistic OX40 receptor mAb (IMG-007) for the treatment or prevention of all diseases and conditions except oncology. The exclusive option was granted on a Licensed Compound-by-Licensed Compound basis, exercisable at our sole discretion upon payment of an option exercise fee in cash or the issuance of our ordinary shares.

On February 2, 2024, we exercised the option under the Hutchmed Agreement by entering into a share subscription agreement to issue 140,636,592 of our ordinary shares to Hutchmed and obtained an exclusive, worldwide, royalty-bearing license with the right to sublicense through multiple tiers, under certain patents and know-how controlled by Hutchmed and Hutchmed’s right, title and interest in the joint intellectual property to develop, manufacture and commercialize any product that contains, incorporates, or otherwise includes the humanized OX40 antagonistic monoclonal antibody (anti-OX40 mAb).

Under the Hutchmed Agreement, we are required to pay an aggregate of up to $92.5 million for each Licensed Product upon the achievement of various development, regulatory and commercialization milestones with respect to such Licensed Product, $20.0 million of which would be due prior to the first approval of a Licensed Product in the United States, and an aggregate of up to $135.0 million for each Licensed Compound upon the achievement of various worldwide aggregate cumulative annual net sales milestones for the Licensed Products that contain such Licensed Compound. We are also obligated to pay high single-digit to low double-digit royalties to Hutchmed on a Licensed Compound-by-Licensed Compound basis for net sales of such Licensed Compounds worldwide, subject to reduction in certain circumstances. Royalties will be payable on a Licensed Product-by-Licensed Product and country-by-country basis.

The Hutchmed Agreement will remain in effect until the expiration of all royalty payment obligations on a country-by-country and Licensed Product-by-Licensed Product basis, and may be earlier terminated by either party for the other party’s uncured material breach or insolvency. In addition, Hutchmed may terminate the Hutchmed Agreement if we challenge any of the licensed patents, or terminate the Hutchmed Agreement with respect to a particular Licensed Compound if we do not conduct any material development or commercialization activities for a specified period of time after we exercise the applicable exclusive option, and we have the right to terminate the Hutchmed Agreement for convenience upon advance notice to Hutchmed.

Subscription Agreement

On February 2, 2024, Legacy Inmagene entered into a share subscription agreement (the “Hutchmed subscription agreement”) with Hutchmed, pursuant to which Hutchmed was issued 140,636,592 Legacy Inmagene ordinary shares upon exercise of the option granted to Hutchmed pursuant to the Hutchmed Agreement. Pursuant to the Hutchmed subscription agreement, Hutchmed was granted the right to appoint one observer to the Legacy Inmagene board and was granted certain rights under the Legacy Inmagene SHA, including pre-emptive rights, rights of first refusal, co-sale rights and registration rights. The rights granted to Hutchmed under the Hutchmed subscription agreement terminated upon completion of the Merger.

Miragene Agreements

The Non-OX40 Divestiture

On July 25, 2025, immediately prior to consummation of the Merger, we sold and transferred (including via sublicense) our Non-OX40 Business to SellCo.

As part of the Legacy Asset Transaction, Miragene purchased from Legacy Inmagene all of the outstanding share capital of SellCo in exchange for a promissory note in the amount of $8.9 million issued by Miragene to Legacy Inmagene. Any payments made under the promissory note from Miragene to us will be distributed to Legacy Inmagene CVR holders as Legacy Inmagene CVR Payments.

The legacy shareholders of Legacy Inmagene own and control SellCo in the same proportions as their previous ownership interests in Legacy Inmagene, including each of Legacy Inmagene’s greater than 5% shareholders prior to the Merger, an entity affiliated with Guoliang Yu, and one of Legacy Inmagene’s former directors, Jonathan Jian Wang, Ph.D., MBA, who is SellCo’s current Chief Executive Officer and Legacy Inmagene’s former Chief Executive Officer and Chairman, as well as a current member of our Board.

Transition Services Agreement

In connection with the Legacy Asset Transaction, on July 25, 2025, we entered into the Transition Services Agreement with SellCo for the provision by Miragene of certain transitional services related to the ongoing operations of our business with respect to our IMG-007 program, which may include services related to chemistry, manufacturing and controls, regulatory affairs, clinical trial support and operations, translational science research and support, bioanalysis and pharmacovigilance (collectively, the “Miragene Services”).

The initial term of the Transition Services Agreement is six months (the “Initial Term”), which shall be automatically extended for an additional six months unless during the first three months of the Initial Term, we provide written notice to terminate the Transition Services Agreement. In addition, we may extend the Initial Term with respect to any or all of the Miragene Services for up to an additional 12 months upon 60 days’ prior written notice prior to the end of the Initial Term.

Upon the closing of the Merger, we paid SellCo $1.25 million as pre-payment for the Miragene Services to be provided during the Initial Term, of which $1.0 million has been recognized as operating expense for the period ended December 31, 2025. An additional $1.25 million may be payable if the Initial Term is automatically extended for the Miragene Services to be provided during such period.

The Transition Services Agreement may be terminated after the Initial Term by either party upon 60 days’ prior written notice or by SellCo after the completion by us of the sale or other disposition of any portion of our business, assets or properties constituting all or a majority of the IMG-007 Business (as defined in the Transition Services Agreement).

On October 23, 2025, the Company provided written notice to SellCo of its election to (i) not have the Transition Services Agreement automatically renew and (ii) extend the term for an additional six months following the end of the initial term for a subset of the Miragene Services, including services related to chemistry, manufacturing and controls, transnational sciences research and support, for total service fees payable of $0.2 million.

PRINCIPAL SECURITYHOLDERS

The following table and the related notes present certain information with respect to the beneficial ownership of our common stock by: (i) each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock; (ii) each of our directors; (iii) our named executive officers; and (iv) all of our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if such person possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that such person has the right to acquire, such as through the exercise of stock options, within 60 days of March 2, 2026. The following table lists applicable percentage ownership based on 11,184,995 shares of our common stock outstanding on March 2, 2026. Shares of our common stock that may be acquired by an individual or group within 60 days of March 2, 2026, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of our common stock of any other person shown in the table. Unless otherwise indicated in the footnotes to this table, we believe that each of the persons named in this table have sole voting and investment power with respect to the shares indicated as beneficially owned.

Unless otherwise indicated, the address for the following stockholders is: c/o ImageneBio, Inc., 12526 High Bluff Drive, Suite 345, San Diego, CA 92130.

Name of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percentage of Shares Beneficially Owned (%)
Greater than 5% Holders:
Engene Inc.(1)	971,173	8.68%
Entities affiliated with OrbiMed(2)	909,649	8.13%
Entities affiliated with Blue Owl Capital (3)	823,785	7.37%
Entities affiliated with BVF(4)	802,102	7.17%
Funicular Funds, LP(5)	643,933	5.76
Directors and Named Executive Officers:
Kristin Yarema, Ph.D.	—	—
Mark Manfredi(6)	11,721	*
Jotin Marango, M.D., Ph.D.(7)	11,146	*
Yufang Lu, M.D., Ph.D.(8)	53,683	*
Jonathan Jian Wang, Ph.D., MBA(9)	151,632	1.35%
David P. Bonita, M.D.	—	—
Joseph Slattery(10)	21,200	*
Otello Stampacchia, Ph.D.(11)	379	*
Weiguo Su, Ph.D.(12)	7,800	*
All current directors and executive officers as a group (7 persons)(13)	181,011	1.62%

*	Represents beneficial ownership of less than 1%.
(1)

Engene Inc.’s sole shareholder is YJH Trust of which Trident Trust Company (HK) Limited serves as trustee. Dr. Wang’s spouse and daughter are the sole beneficiaries of YJH Trust. The registered address of Engene Inc. is Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands.

(2)

Represents (i) 83,611 shares of common stock issued to OrbiMed Private Investments VI, LP (“OPI VI”) upon the closing of the PIPE Financing, (ii) 825,659 shares of common stock beneficially owned prior to the Merger and (iii) 379 shares of common stock held by David P. Bonita, M.D. OrbiMed Advisors LLC (“OrbiMed Advisors”) has shared voting and dispositive power over 211,858 voting shares of common stock, comprised of: (a) 204,274 voting shares of common stock held by OPI VI, of which 29,432 shares were acquired in connection with Ikena’s acquisition of Pionyr, and over which OrbiMed Capital VI LLC (“OrbiMed GP”) has shared voting and dispositive power, and (b) 7,584 voting shares of common stock held by OrbiMed Genesis Master Fund, L.P. (“OrbiMed Genesis”), over which OrbiMed Genesis GP LLC (“OrbiMed Genesis GP”) has shared voting and dispositive power. Worldwide Healthcare Trust PLC (“WWH”) holds 83,087 voting shares of common stock, which may be deemed to be beneficially owned by OrbiMed Capital LLC (“OrbiMed Capital”). Additionally, OPI VI holds 465,178 shares of non-voting common stock, OrbiMed Genesis holds 13,107 shares of non-voting common stock, and WWH holds 52,429 shares of non-voting common stock. Furthermore, pursuant to an agreement between Dr. Bonita and OPI VI, OPI VI, has sole voting and dispositive power over any shares of common stock held by Dr. Bonita. OrbiMed GP is the general partner of OPI VI, pursuant to the terms of the limited partnership agreement of OPI VI, and OrbiMed Advisors is the managing member of OrbiMed GP, pursuant to the terms of the limited liability company agreement of OrbiMed GP. As a result, OrbiMed Advisors and OrbiMed GP share power to direct the vote and disposition of the shares held by OPI VI and may be deemed directly or indirectly, including by reason of their mutual affiliation, to be the beneficial owners of the shares held by OPI VI. OrbiMed Advisors exercises this investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho, and W. Carter Neild, each of whom disclaims beneficial ownership of the shares held by OPI VI. OrbiMed Genesis GP is the general partner of OrbiMed Genesis, pursuant to the terms of the limited partnership agreement of OrbiMed Genesis, and OrbiMed Advisors is the managing member of OrbiMed Genesis GP, pursuant to the terms of the limited liability company agreement of OrbiMed Genesis GP. As a result, OrbiMed Advisors and OrbiMed Genesis GP share power to direct the vote and disposition of the shares held by OrbiMed Genesis and may be deemed, directly or indirectly, including by reason of their mutual affiliation, to be the beneficial owners of the shares held by OrbiMed Genesis. OrbiMed Advisors exercises this investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho, and W. Carter Neild, each of whom disclaims beneficial ownership of the shares held by OrbiMed Genesis. OrbiMed Capital is the investment advisor of WWH. As a result, OrbiMed Capital has the power to direct the vote and disposition of the shares held by WWH and may be deemed directly or indirectly, including by reason of mutual affiliation, to be the beneficial owner of the shares held by WWH. OrbiMed Capital exercises this investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho, and W. Carter Neild, each of whom disclaims beneficial ownership of the shares held by WWH. OrbiMed Capital is a relying advisor of OrbiMed Advisors. The principal business address of each of these entities and individuals is c/o OrbiMed Advisors LLC, 601 Lexington Avenue 54th Floor, New York, NY 10022.
(3)

Represents 823,785 shares of common stock held by Blue Owl Capital Holdings LP (“Blue Owl”). The principal business address of Blue Owl is 399 Park Avenue, New York, New York 10022. This information is based on its Schedule 13G filed with the SEC on February 12, 2026.

(4)

Represents (i) an aggregate of 415,765 shares of common stock beneficially owned by Biotechnology Value Fund, L.P. (“BVF”), (ii) 325,596 shares of common stock beneficially owned by Biotechnology Value Fund II, L.P. (“BVF2”); and (iii) 44,578 shares of common stock beneficially owned by Biotechnology Value Trading Fund OS LP (“Trading Fund OS”). BVF I GP LLC (“BVF GP”), as the general partner of BVF, may be deemed to beneficially own the 415,765 shares beneficially owned by BVF. BVF II GP LLC (“BVF2 GP”), as the general partner of BVF2, may be deemed to beneficially own the 325,596 shares beneficially owned by BVF2. BVF Partners OS Ltd. (“Partners OS”), as the general partner of Trading Fund OS, may be deemed to beneficially own the 44,578 shares beneficially owned by Trading Fund OS. BVF GP Holdings LLC (“BVF GPH”), as the sole member of each of BVF GP and BVF2 GP, may be deemed to beneficially own the 741,361 shares beneficially owned in the aggregate by BVF and BVF2. BVF Partners L.P. (“Partners”), as the investment manager of BVF, BVF2 and Trading Fund OS, and the sole member of Partner OS, may be deemed to beneficially own the 802,102 shares beneficially owned in the aggregate by BVF, BVF2 and Trading Fund OS and held in a certain Partners managed account (the “Partners Managed Account”), including 16,163 shares held in the Partners Managed Account. BVF Inc., as the general partner of Partners, may be deemed to beneficially own the 802,102 shares beneficially owned by Partners. Mark N. Lampert, as a director and officer of BVF Inc., may be deemed to beneficially own the 802,102 shares beneficially owned by BVF Inc. BVF GP disclaims beneficial ownership of the shares beneficially owned by BVF. BVF2 GP disclaims beneficial ownership of the shares beneficially owned by BVF2. Partners OS disclaims beneficial ownership of the shares beneficially owned by Trading Fund OS. BVF GPH disclaims beneficial ownership of the shares beneficially owned by BVF and BVF2. Each of Partners, BVF Inc. and Mr. Lampert disclaims beneficial ownership of the shares beneficially owned by BVF, BVF2 and Trading Fund OS and held in the Partners Managed Account. The address of the principal business office of BVF, BVF GP, BVF2, BVF2 GP, BVF GPH and Partners is 44 Montgomery St., 40th Floor, San Francisco, California 94104 and the address of the principal business office of Trading Fund OS and Partners OS is PO Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands. This information is based on its Schedule 13G/A filed with the SEC on November 14, 2025.
(5)

Represents 643,933 shares of common stock held by Funicular Funds, LP (“Funicular”). Cable Car Capital, LP (“Cable Car”), as the general partner of Funicular, and Jacob Ma-Weaver, as the managing member of Cable Car, may each be deemed the beneficial owner of the shares held by Funicular. The principal business address of Funicular, Cable Car and Mr. Ma-Weaver is 601 California Street, Suite 1151, San Francisco, California 94108. This information is based on its Schedule 13G filed with the SEC on January 6, 2026.

(6)	Consists of 11,721 shares of common stock.
(7)	Consists of 11,146 shares of common stock.
(8)

Dr. Lu resigned as Chief Medical Officer effective December 31, 2025 and is continuing to provide consulting services. Consists of 53,683 shares of common stock that are issuable upon the exercise of stock options within 60 days of March 2, 2026.

(9)	Consists of (i) 143,832 shares of common stock and (ii) 7,800 shares of common stock that are issuable upon the exercise of stock options within 60 days of March 2, 2026.
(10)	Consists of (i) 16,000 shares of common stock and (ii) 5,200 shares of common stock that are issuable upon the exercise of stock options within 60 days of March 2, 2026.
(11)	Consists of 379 shares of common stock.
(12)	Consists of 7,800 shares of common stock that are issuable upon the exercise of stock options within 60 days of March 2, 2026.
(13)	Consists of the shares listed in footnotes (9)-(12) above.

SELLING STOCKHOLDERS

The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the shares. The shares covered hereby may be offered from time to time by the selling stockholders. As a result, we cannot estimate the number of shares of common stock each of the selling stockholders will beneficially own after termination of sales under this prospectus. In addition, each of the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of its shares of common stock since the date on which it provided information for the table below.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days.

The information in the table below and the footnotes thereto regarding shares of common stock to be beneficially owned after the offering assumes the sale of all shares being offered by the selling stockholders under this prospectus. This information has been obtained from the selling stockholders. The percentage of shares owned after the offering is based on 11,181,676 shares outstanding as of July 25, 2025, after giving effect to the Reverse Stock Split, the Merger and the PIPE Financing.

Name of Selling stockholder	Common Stock Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered	Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold
			Number	Percent
Entities affiliated with Blue Owl(1)	558,315	217,389	340,926	3.05%
Entities affiliated with BVF(2)	802,102	468,223	333,879	2.99%
Entities affiliated with Deep Track(3)	878,516	668,890	209,626	1.87%
Foresite Capital Fund VI LP(4)	—	468,223	—	—
Omega Fund VI, L.P.(5)	455,361	267,556	187,805	1.68%
Entities affiliated with OrbiMed Advisors LLC(6)	909,649	83,611	826,038	7.39%
Entities affiliated with RTW Master Fund, Ltd.(7)	—	334,445	—	—
Total Shares		2,508,337

*	Less than 1%
(1)

Shares of our common stock beneficially owned prior to the offering represents (i) 217,389 shares of common stock purchased by Blue Owl Healthcare in the PIPE Financing and (ii) 340,926 shares of common stock held by Blue Owl. Shares of our common stock beneficially owned after the offering represents the shares described in (ii). Blue Owl Healthcare Opportunities Advisors LLC is the investment manager of Blue Owl Healthcare and has voting and investment power over the securities held by Blue Owl Healthcare. Blue Owl Healthcare Opportunities Advisors LLC exercises voting and investment power through an investment committee comprised of Kevin Raidy, Timothy Anderson, Sandip Agarwala, and Brandyn Itzkowitz, who each disclaims beneficial ownership over these securities. The address for Blue Owl Healthcare Advisers LLC is c/o 399 Park Avenue, 38th Floor, New York, NY 10022.

(2)

Shares of our common stock beneficially owned prior to the offering represents (i) an aggregate of 468,223 shares of common stock issued to entities affiliated with Biotechnology Value Fund, L.P. (“BVF”) upon the closing of the PIPE Financing, of which 243,528 were issued to BVF, 186,504 were issued Biotechnology Value Fund II, L.P. (“BVF2”), 27,181 were issued to Biotechnology Value Trading Fund OS LP (“Trading Fund OS”) and 11,010 were issued to MSI BVF SPV, LLC (“MSI”), and (ii) 333,879 shares of common stock beneficially owned by the entities described below. Shares of our common stock beneficially owned after the offering represents the shares described in (ii). BVF I GP LLC (“BVF GP”), as the general partner of BVF, may be deemed to beneficially own the 172,237 shares beneficially owned by BVF. BVF II GP LLC (“BVF2 GP”), as the general partner of BVF2, may be deemed to beneficially own the 139,092 shares beneficially owned by BVF2. Partners OS, as the general partner of Trading Fund OS, may be deemed to beneficially own the 17,397 shares beneficially owned by Trading Fund OS. BVF GPH, as the sole member of each of BVF GP and BVF2 GP, may be deemed to beneficially own the 311,329 shares beneficially owned in the aggregate by BVF and BVF2. Partners, as the investment manager of BVF, BVF2, Trading Fund 0S and MSI, beneficially own the 333,879 shares beneficially owned in the aggregate by BVF, BVF2 and Trading Fund OS and held in the Partners Managed Account, including 5,153 shares held in the Partners Managed Account, and any shares held by MSI upon the closing of the PIPE Financing. BVF Inc., as the general partner of Partners, may be deemed to beneficially own the 333,879 shares beneficially owned by Partners. Mark N. Lampert, as a director and officer of BVF Inc., may be deemed to beneficially own the 333,879 shares beneficially owned by BVF Inc. BVF GP disclaims beneficial ownership of the shares beneficially owned by BVF. BVF2 GP disclaims beneficial ownership of the shares beneficially owned by BVF2. Partners OS disclaims beneficial ownership of the shares beneficially owned by Trading Fund OS. BVF GPH disclaims beneficial ownership of the shares beneficially owned by BVF and BVF2. Each of Partners, BVF Inc. and Mr. Lampert disclaims beneficial ownership of the shares beneficially owned by BVF, BVF2 and Trading Fund OS and held in the Partners Managed Account. The address of the principal business office of BVF, BVF GP, BVF2, BVF2 GP, BVF GPH, MSI and Partners is 44 Montgomery St., 40th Floor, San Francisco, California 94104 and the address of the principal business office of Trading Fund OS and Partners OS is PO Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
(3)

Shares of our common stock beneficially owned prior to the offering represents (i) 668,890 shares of common stock issued to Deep Track Master Fund upon the closing of the PIPE Financing and (ii) 209,626 shares of common stock held by Deep Track Master Fund. Shares of our common stock beneficially owned after the offering represents the shares described in (ii). Deep Track, Deep Track Master Fund and David Kroin each have shared voting and shared dispositive power with respect to the 898,786 shares. David Kroin is the managing member of Deep Track Capital GP, LLC, the general partner of Deep Track, Deep Track is the Investment Manager of Deep Track Master Fund and may be considered a control person of Deep Track. The address of Deep Track is 200 Greenwich Ave, 3rd Floor, Greenwich, CT 06830. The address of Deep Track Master Fund is c/o Walkers Corporate Limited, 190 Elgin Ave, George Town, KY1-9001, Cayman Islands. The address of David Kroin is c/o Deep Track Capital, LP, 200 Greenwich Ave, 3rd Floor, Greenwich, CT 06830.

(4)

These shares are held of record by Foresite Capital Fund VI LP (“Foresite Capital”). The general partner of Fund VI is Foresite Capital Management VI LLC (“Management VI”). James B. Tananbaum is the sole managing member of Management VI and may therefore be deemed to have sole voting and investment power over shares held by Fund VI. Mr. Tananbaum disclaims beneficial ownership of these shares except to the extent of his pecuniary interests therein. The principal business address of Foresite Capital is 900 Larkspur Landing Circle, Suite 150, Larkspur, CA 94939.

(5)

Shares of our common stock beneficially owned prior to the offering represents (i) 267,556 shares of common stock issued to Omega Fund VI, L.P. (“Omega Fund”) upon the closing of the PIPE Financing; (ii) 187,426 shares of common stock held by Omega Fund prior to the PIPE Financing; and (iii) 379 shares of common stock held by Dr. Stampacchia, a member of our Board. Shares of our common stock beneficially owned after the offering represents the shares described in (ii) and (iii). Omega Fund VI GP Manager, Ltd. (“Omega Ltd.”) is the sole general partner of Omega Fund VI GP, L.P. (“Omega GP”), which is the sole general partner of Omega Fund; and each of Omega Ltd. and Omega GP may be deemed to own beneficially the shares held by Omega Fund. Claudio Nessi, Francesco Draetta and Dr. Stampacchia are the directors of Omega Ltd. and, as a result, may be deemed to share voting and investment power over the shares held directly by Omega Fund. Omega Fund has sole voting and dispositive power over the shares held by Dr. Stampacchia. Each of Dr. Nessi, Mr. Draetta, Dr. Stampacchia, Omega Ltd. and Omega GP disclaim beneficial ownership of the shares held by Omega Fund and Dr. Stampacchia except to the extent of their pecuniary interest therein. The principal business address of Omega Fund is 888 Boylston Street, Suite 1111, Boston, MA 02199.

(6)

Shares of our common stock beneficially owned prior to the offering represents (i) 83,611 shares of common stock issued to OrbiMed Private Investments VI, LP (“OPI VI”), upon the closing of the PIPE Financing, (ii) 825,659 shares of common stock beneficially owned prior to the PIPE Financing by the entities described below and (iii) 379 shares of common stock held by Dr. Bonita, a member of our Board. Shares of our common stock beneficially owned after the offering represents the shares described in (ii) and (iii). OrbiMed Advisors LLC (“OrbiMed Advisors”) has shared voting and dispositive power over 211,858 voting shares of common stock, comprised of: (a) 204,274 voting shares of common stock held by OPI VI, of which 29,432 shares were acquired in connection with Ikena’s acquisition of Pionyr, and over which OrbiMed Capital VI LLC (“OrbiMed GP”) has shared voting and dispositive power, and (b) 7,584 voting shares of common stock held by OrbiMed Genesis Master Fund, L.P. (“OrbiMed Genesis”), over which OrbiMed Genesis GP LLC (“OrbiMed Genesis GP”) has shared voting and dispositive power. Worldwide Healthcare Trust PLC (“WWH”) holds 83,087 voting shares of common stock, which may be deemed to be beneficially owned by OrbiMed Capital LLC (“OrbiMed Capital”). Additionally, OPI VI holds 465,178 shares of non-voting common stock, OrbiMed Genesis holds 13,107 shares of non-voting common stock, and WWH holds 52,429 shares of non-voting common stock. Furthermore, pursuant to an agreement between Dr. Bonita and OPI VI, OPI VI, has sole voting and dispositive power over any shares of common stock held by Dr. Bonita. OrbiMed GP is the general partner of OPI VI, pursuant to the terms of the limited partnership agreement of OPI VI, and OrbiMed Advisors is the managing member of OrbiMed GP, pursuant to the terms of the limited liability company agreement of OrbiMed GP. As a result, OrbiMed Advisors and OrbiMed GP share power to direct the vote and disposition of the shares held by OPI VI and may be deemed directly or indirectly, including by reason of their mutual affiliation, to be the beneficial owners of the shares held by OPI VI. OrbiMed Advisors exercises this investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho, and W. Carter Neild, each of whom disclaims beneficial ownership of the shares held by OPI VI. OrbiMed Genesis GP is the general partner of OrbiMed Genesis, pursuant to the terms of the limited partnership agreement of OrbiMed Genesis, and OrbiMed Advisors is the managing member of OrbiMed Genesis GP, pursuant to the terms of the limited liability company agreement of OrbiMed Genesis GP. As a result, OrbiMed Advisors and OrbiMed Genesis GP share power to direct the vote and disposition of the shares held by OrbiMed Genesis and may be deemed, directly or indirectly, including by reason of their mutual affiliation, to be the beneficial owners of the shares held by OrbiMed Genesis. OrbiMed Advisors exercises this investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho, and W. Carter Neild, each of whom disclaims beneficial ownership of the shares held by OrbiMed Genesis. OrbiMed Capital is the investment advisor of WWH. As a result, OrbiMed Capital has the power to direct the vote and disposition of the shares held by WWH and may be deemed directly or indirectly, including by reason of mutual affiliation, to be the beneficial owner of the shares held by WWH. OrbiMed Capital exercises this investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho, and W. Carter Neild, each of whom disclaims beneficial ownership of the shares held by WWH. OrbiMed Capital is a relying advisor of OrbiMed Advisors. The principal business address of each of these entities and individuals is c/o OrbiMed Advisors LLC, 601 Lexington Avenue 54th Floor, New York, NY 10022.

(7)

Represents (i) 11,169 shares of common stock held by RTW Biotech Opportunities Operating Ltd.; (ii) 142,815 shares of common stock held by RTW Innovation Master Fund, Ltd.; and (iii) 180,461 shares of common stock held by RTW Master Fund, Ltd. RTW Investments, LP (“RTW”), in its capacity as the investment manager of RTW Biotech Opportunities Operating Ltd., RTW Innovation Master Fund, Ltd., and RTW Master Fund, Ltd. (each an “RTW Fund” and together, the “RTW Funds”), has the power to vote and the power to direct the disposition of the shares held by the RTW Funds. Accordingly, RTW may be deemed to be the beneficial owner of such securities. Roderick Wong, M.D., as the Managing Partner of RTW, has the power to direct the vote and disposition of the securities held by RTW. Dr. Wong disclaims beneficial ownership of the shares held by the RTW Funds, except to the extent of his pecuniary interest therein. The address and principal office of RTW Investments, LP is 40 10th Avenue, Floor 7, New York, NY 10014, and the address of Dr. Wong and each of the RTW Funds is c/o RTW Investments, LP, 40 10th Avenue, Floor 7, New York, NY 10014.

Please see the sections titled “Certain Relationships, Related Party and Other Transactions” appearing elsewhere in this prospectus for information regarding material relationships with our selling stockholders within the past two years, which are incorporated herein by reference.

In addition to the disclosures set forth under “Certain Relationships, Related Party and Other Transactions—PIPE Financing,” each of the below selling stockholders participated in the PIPE Financing and are parties to the Registration Rights Agreement.

•	Foresite Capital purchased an aggregate of 468,223 shares of our common stock in the PIPE Financing for an aggregate purchase price of $14,000,000.

•

Entities affiliated with RTW Funds as described in footnote (7) to the selling stockholder table above, purchased an aggregate of 334,445 shares of our common stock for an aggregate purchase price of $10,000,000.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to such charter and bylaws and applicable provisions of the DGCL. Copies of our amended and restated certificate of incorporation and amended and restated bylaws are filed as exhibits to the registration statement of which this prospectus is a part.

General

Our authorized capital stock consists of 150,000,000 shares of our common stock, par value $0.001 per share, including 8,000,000 shares of non-voting common stock, par value $0.001 per share (the “non-voting common stock”), and 10,000,000 shares of undesignated preferred stock, par value $0.001 per share (the “preferred stock”).

Common Stock and Non-Voting Common Stock

The holders of our common stock and our non-voting common stock have identical rights subject to two exceptions. First, except as otherwise expressly provided in our amended and restated certificate of incorporation or as required by applicable law, on any matter that is submitted to a vote by our stockholders, holders of our common stock are entitled to one vote per share of common stock, and holders of our non-voting common stock are not entitled to any votes per share of non-voting common stock, including for the election of directors. Second, holders of our common stock have no conversion rights, while holders of our non-voting common stock shall have the right to convert each share of our non-voting common stock into one share of common stock at such holder’s election, provided that as a result of such conversion, such holder, together with its affiliates and any members of a Schedule 13(d) group with such holder, would not beneficially own in excess of 9.99% of our common stock immediately prior to and following such conversion, unless otherwise expressly provided for in our amended and restated certificate of incorporation. However, this ownership limitation may be increased or decreased to any other percentage designated by such holder of our non-voting common stock upon 61 days’ notice to us.

Holders of our common stock and our non-voting common stock are entitled to receive ratably any dividends declared by our Board out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Common stock and non-voting common stock have no preemptive rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock and our non-voting common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock.

Preferred Stock

Our Board has the authority, from time to time, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the company or other corporate action.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws and Delaware Law

Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board rather than pursue non-negotiated takeover attempts.

Section 203 of the DGCL

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•

at or after the time the stockholder became interested, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

PLAN OF DISTRIBUTION

Each selling stockholder and any of their pledgees, assignees, donees, transferees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock covered hereby on the principal trading market or any other stock exchange, market or trading facility on which our common stock is traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus. Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the shares of common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling stockholders may also sell shares of common stock short and deliver these shares to close out their short positions, or loan or pledge the shares to broker-dealers that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities that require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees, donees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities

Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of the date that the shares (i) have been sold, pursuant to this prospectus or pursuant to Rule 144, or (ii) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, and without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect. The shares of common stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Cooley LLP.

EXPERTS

The financial statements as of December 31, 2025 and 2024 and for the years then ended included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company not generating any revenue from product sales and incurring operating losses and negative cash flows from operations since inception as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC electronically, and the SEC maintains a website that contains our filings as well as reports, proxy and information statements, and other information we file electronically with the SEC at www.sec.gov.

We also makes available free of charge on or through our website at imagenebio.com/investors, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after the Company electronically files such material with or otherwise furnishes it to the SEC. The website addresses for the SEC and us are inactive textual references and except as specifically incorporated by reference into this prospectus, information on, or accessible through, those websites are not part of this prospectus.

If you would like to request documents from the Company, please send a request in writing or by telephone to the following address:

ImageneBio, Inc.

12526 High Bluff Drive

Suite 345

San Diego, CA 92130

(858) 345-6265

Attn: Investor Relations

INDEX TO FINANCIAL STATEMENTS OF

IMAGENE BIOPHARMACEUTICALS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of ImageneBio, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ImageneBio, Inc. and its subsidiaries (the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive loss, of redeemable convertible preferred shares and stockholders’ equity (deficit) and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

As discussed in Note 1 to the consolidated financial statements, the Company has not generated any revenue from product sales and has incurred operating losses and negative cash flows from operations since inception. Management’s evaluation of the events and conditions and management’s plans to mitigate these matters are also described in Note 1.

/s/ PricewaterhouseCoopers LLP

San Diego, California

March 10, 2026

We have served as the Company’s auditor since 2024.

IMAGENEBIO, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	2025	2024
Assets
Current assets:
Cash and cash equivalents	$94,532	$12,118
Marketable securities	40,817	—
Prepaid expenses and other current assets (1)	4,939	350

Total current assets	140,288	12,468
Non-current assets:
Operating lease right-of-use assets, net	790	547
Promissory note receivable from related party (Note 10)	7,020	—
Other non-current assets	4,878	1,019
Deferred offering costs	—	1,888

Total assets	$152,976	$15,922

Liabilities, Redeemable Convertible Preferred Shares and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,439	$5,290
Accrued expenses and other current liabilities	7,533	3,460
Deferred revenue, current	—	650
Lease liabilities, current	2,262	309
Term loan	—	7,500

Total current liabilities	$11,234	17,209
Non-current liabilities:
Lease liabilities, non-current	713	239
CVR liability due to related party (Note 10)	7,020
Other non-current liabilities	870	—

Total liabilities	$19,837	17,448

Commitments and contingencies (Note 14)
Redeemable convertible preferred shares:
Redeemable convertible preferred shares - $0.00005 par value; no shares and 2,905,696 shares authorized as of December 31, 2025 and December 31, 2024, respectively; no shares and 2,163,434 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively; aggregate liquidation preference of $0 and $163,575 as of December 31, 2025 and December 31, 2024, respectively	—	159,039

Total redeemable convertible preferred shares	—	159,039

Stockholders’ equity (deficit):
Series A convertible preferred shares - $0.00005 par value; no shares authorized as of December 31, 2025 and 994,869 shares authorized, issued and outstanding as of December 31, 2024	—	18,967
Preferred Stock - $0.001 par value, 10,000,000 shares authorized as of December 31, 2025 and none authorized as of December 31, 2024, respectively; no shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	—	—

	2025	2024
Voting Common stock - $0.001 par value, 142,000,000 and 57,119,423 shares authorized as of December 31, 2025 and December 31, 2024, respectively; 10,650,925 and 1,409,884 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	11	1
Non-Voting Common Stock - $0.001 par value, 8,000,000 shares authorized as of December 31, 2025 and none authorized as of December 31, 2024, respectively; 530,714 shares and no shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	—	—
Additional paid-in capital	363,094	2,158
Accumulated deficit	(230,053)	(179,900)
Accumulated other comprehensive income (loss)	87	(1,791)

Total stockholders’ equity (deficit)	133,139	(160,565)

Total liabilities, redeemable convertible preferred shares and stockholders’ equity (deficit)	$152,976	$15,922

The accompanying notes are an integral part of these consolidated financial statements

(1)	Includes related party amount of $0.7 million and zero at December 31, 2025 and December 31, 2024, respectively.

IMAGENEBIO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2025	2024
License revenue	$800	$3,500
Operating expenses:
Research and development (1)	28,525	32,109
General and administrative (2)	20,726	8,391

Total operating expenses	49,251	40,500

Loss from operations	(48,451)	(37,000)
Other income (expense):
Interest income, net	2,035	374
Other income, net	717	71

Total other income, net	2,752	445

Loss before income taxes	(45,699)	(36,555)
Income tax benefit (provision)	350	(13)

Net loss	$(45,349)	$(36,568)
Accretion of redeemable convertible preferred shares	7,046	11,816

Net loss attributable to common stockholders	$(52,395)	$(48,384)

Loss per share – basic and diluted:
Common stock	$(9.64)	$(22.10)

Series A convertible preferred shares	$(9.64)	$(22.10)

Weighted average shares used to compute basic and diluted loss per share:
Common stock	4,870,906	1,194,172

Series A convertible preferred shares	561,487	994,869

Comprehensive loss:
Net loss	$(45,349)	$(36,568)
Other comprehensive loss:
Unrealized gain on marketable securities	87	—
Foreign currency translation adjustment	(29)	(38)

Total comprehensive loss	$(45,291)	$(36,606)

The accompanying notes are an integral part of these consolidated financial statements

(1)	Includes total related party amount of $(0.6) million for the year ended December 31, 2025, and zero for the year ended December 31, 2024, respectively. See Note 10 for additional information.
(2)	Includes total related party amount of $0.1 million for the year ended December 31, 2025, and zero for the year ended December 31, 2024, respectively. See Note 10 for additional information.

IMAGENEBIO, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED SHARES AND

STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands, except share data)

	Redeemable Convertible Preferred Shares		Series A Convertible Preferred Shares		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2023	2,163,434	$147,223	994,869	$18,967	980,802	$1	$9	$(143,332)	$(1,753)	$(126,108)
Issuance of common stock pursuant to Hutchmed Agreement	—	—	—	—	429,082	—	13,965	—	—	13,965
Accretion of Redeemable Convertible Preferred Shares to redemption value	—	11,816	—	—	—	—	(11,816)	—	—	(11,816)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(38)	(38)
Net loss	—	—	—	—	—	—	—	(36,568)	—	(36,568)

Balance at December 31, 2024	2,163,434	$159,039	994,869	$18,967	1,409,884	$1	$2,158	$(179,900)	$(1,791)	$(160,565)
Stock based compensation	—	—	—	—	—	—	15,391	—	—	15,391
Accretion of Redeemable Convertible Preferred Shares to redemption value	—	7,046	—	—	—	—	(2,242)	(4,804)	—	(7,046)
Exchange of redeemable convertible preferred shares and convertible preferred shares into common stock upon the closing of the reverse recapitalization	(2,163,434)	(166,085)	(994,869)	(18,967)	3,158,303	3	185,049	—	—	166,085
Issuance costs in connection with reverse recapitalization	—	—	—	—	—	—	(9,260)	—	—	(9,260)
Issuance of common stock to former Ikena stockholders for reverse recapitalization	—	—	—	—	4,071,927	4	83,030	—	—	83,034
Issuance of common stock in PIPE Financing, net of issuance costs of $3.9 million	—	—	—	—	2,508,337	3	71,127	—	—	71,130
Forgiveness of term loan in connection with reverse recapitalization	—	—	—	—	—	—	22,989	—	—	22,989
Issuance of restricted stock units in connection with the reverse recapitalization	—	—	—	—	31,425	—	—	—	—	—
Distribution of Legacy Inmagene CVR to Legacy Inmagene Stockholders	—	—	—	—	—	—	(6,720)	—	—	(6,720)
Non-OX40 Divestiture	—	—	—	—	—	—	1,527	—	1,820	3,347
Issuance of common stock upon exercise of stock options	—	—	—	—	1,763	—	45	—	—	45
Unrealized gain on marketable securities	—	—	—	—	—	—	—	—	87	87
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(29)	(29)
Net loss	—	—	—	—	—	—	—	(45,349)	—	(45,349)

Balance at December 31, 2025	—	$—	—	$—	11,181,639	$11	$363,094	$(230,053)	$87	$133,139

The accompanying notes are an integral part of these consolidated financial statements

IMAGENEBIO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(45,349)	$(36,568)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	399	1,137
Non-cash interest expense	489	—
Stock-based compensation expense	15,391	—
Accretion/amortization of premium/discount of available-for-sale securities	(71)	—
Amortization of right of use-assets	634	389
Gain on early extinguishment of lease liability	(149)	—
Loss on disposal of property and equipment	—	1,274
Non-cash research and development expenses for the common stock issuable pursuant to Hutchmed Agreement	—	13,965
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(3,957)	(77)
Other non-current assets	(1,205)	54
Accounts payable	(2,820)	(523)
Accrued expenses and other current liabilities	(9,097)	(1,055)
Deferred revenue	(650)	510
Operating lease liabilities	(1,238)	(425)
Other long-term liabilities	(221)	—

Net cash used in operating activities	$(47,844)	$(21,319)

Cash flows from investing activities:
Cash divested in Non-OX40 divestiture	(5,215)	—
Proceeds from disposal of property and equipment	—	972
Purchases of marketable securities	(10,398)	—
Maturities and sales of marketable securities	9,799	10,151

Net cash (used in) provided by investing activities	$(5,814)	$11,123

Cash flows from financing activities:
Proceeds from term loan	15,000	7,500
Proceeds from exercise of stock options	45	—
Issuance costs in connection with reverse recapitalization	(5,338)	(594)
Cash acquired in connection with reverse recapitalization	54,631	—
Proceeds from common stock issued in PIPE Financing, net of issuance costs	71,130	—

Net cash provided by financing activities	135,468	6,906

Effects of exchange rates on cash and cash equivalents	604	87
Net increase (decrease) in cash and cash equivalents	$82,414	$(3,203)
Cash and cash equivalents, beginning of year	$12,118	$15,321

Cash and cash equivalents, end of year	$94,532	$12,118

Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$23	$221

7

	Year Ended December 31,
	2025	2024
Supplemental disclosure of non-cash investing and financing information:
Accretion of redeemable convertible preferred shares	$7,046	$11,816

Deferred offering costs in accrued expenses and other current liabilities	$—	$1,294

Exchange of preferred shares into common stock upon closing of reverse recapitalization	$185,049	$—

Forgiveness of term loan upon closing of reverse recapitalization	$22,989	$—

Reverse recapitalization issuance costs in accrued expenses	$3,279	$—

Issuance of promissory note in connection with divesture	$6,720	$—

Net assets derecognized in connection with Non-OX40 Divestiture	$5,193	$—

Unrealized gain on marketable securities	$87	$—

Right-of-use assets acquired by assuming operating lease liability	$74	$—

The accompanying notes are an integral part of these consolidated financial statements

IMAGENEBIO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization

Description of Business

ImageneBio, Inc. (collectively, with its consolidated subsidiaries, the “Company”) is a clinical-stage biopharmaceutical company developing therapeutics for patients with immunological, autoimmune and inflammatory diseases. The Company’s program IMG-007 is a non-depleting anti-OX40 monoclonal antibody (“mAb”) which binds specifically to OX40 receptor on activated T cells to block their binding to OX40 ligand (“OX40L”).

The Merger

On July 25, 2025 (the “Closing Date”), the Delaware corporation formerly known as “Ikena Oncology, Inc.” (“Ikena”) completed its previously announced merger with Inmagene Biopharmaceuticals, a privately held exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (“Legacy Inmagene”). The transaction was completed in accordance with the terms of the Agreement and Plan of Merger, dated as of December 23, 2024 ( the “Merger Agreement”), by and among Ikena, Insight Merger Sub I, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and a direct, wholly owned subsidiary of Ikena (“Merger Sub I”), Insight Merger Sub II, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and a direct, wholly owned subsidiary of Ikena (“Merger Sub II”), and Legacy Inmagene, providing for the merger of Merger Sub I with and into Legacy Inmagene, with Legacy Inmagene surviving as a wholly owned subsidiary of Ikena (such transaction, the “First Merger”), and the subsequent merger of the surviving entity of the First Merger with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of Ikena (the “Second Merger” and, together with the First Merger, the “Merger”). In addition, on July 25, 2025, Ikena changed its name from “Ikena Oncology, Inc.” to “ImageneBio, Inc.”

Prior to the effective time of the First Merger (the “First Effective Time”), Ikena effected a 1-for-12 reverse stock split (the “Reverse Stock Split”) of its issued common stock (“Ikena Common Stock”). At the First Effective Time, (i) each ordinary share and preferred share of Legacy Inmagene (each such share, a “Legacy Inmagene Share”) held as treasury shares immediately prior to the First Effective Time were canceled and ceased to exist, and no consideration was delivered in exchange therefor, (ii) each then-outstanding Legacy Inmagene Share was converted into the right to receive 0.0030510 shares of Ikena Common Stock (such ratio, the “Exchange Ratio”) and (iii) each then-outstanding option to purchase Legacy Inmagene Shares was converted into an option to purchase Ikena Common Stock, subject to adjustment as set forth in the Merger Agreement.

All references to common stock, options to purchase common stock, common stock share data, per share data, preferred shares and related information contained in the consolidated financial statements have been retrospectively adjusted to reflect the effect of the Exchange Ratio for all periods presented, including the change from ordinary shares to common stock, unless otherwise specifically indicated or the context otherwise requires.

The Merger was accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The Company determined that Legacy Inmagene was the accounting acquirer and Ikena was the accounting acquiree of the Merger in accordance ASC Topic 805. Management concluded that Legacy Inmagene was the accounting acquirer primarily due to: (i) the Legacy Inmagene stockholders receiving the largest portion of the voting rights in the Company following the First Merger, (ii) Legacy Inmagene’s largest shareholder retained the largest interest in the Company, (iii) Legacy Inmagene designated three of the six members to the Company’s Board of Directors on the closing of the Merger, and (iv) certain members of Legacy Inmagene’s executive management team became the management of the Company. The consolidated financial statements of the Company reflect the historical operations of

Legacy Inmagene for accounting purposes together with the issuance of shares to the former stockholders of Ikena, the legal acquirer, and a recapitalization of the equity of Legacy Inmagene, the accounting acquirer.

Unless otherwise stated or the context otherwise requires, the references in this prospectus to the “Company,” “we,” “our,” or “us” refer to Legacy Inmagene together with its consolidated subsidiaries for periods prior to the Merger and to ImageneBio, Inc. together with its consolidated subsidiaries for periods following the Merger; references to “Ikena” refer to Ikena Oncology, Inc. for periods prior to the Merger; references to “Legacy Inmagene” refer to Inmagene Biopharmaceuticals together with its consolidated subsidiaries for periods prior to the Merger; and references to “common stock” include the Company’s voting common stock (unless specific reference is made to “non-voting” common stock or the context otherwise requires) for periods following the Merger and to Legacy Inmagene’s ordinary shares for periods prior to the Merger.

PIPE Financing

Concurrently with the execution of the Merger Agreement, Ikena entered into subscription agreements with certain accredited investors (the “PIPE Investors”), pursuant to which, immediately following the closing of the Second Merger, the PIPE Investors subscribed for and purchased, and Ikena issued and sold, an aggregate of 2,508,337 shares of Ikena Common Stock in a private placement at a price of approximately $29.90 per share for aggregate gross proceeds of approximately $75.0 million (the “PIPE Financing”).

CVR Agreements

Immediately prior to the First Effective Time, Ikena and the designated rights agent entered into a Contingent Value Rights Agreement (the “Ikena CVR Agreement”), pursuant to which Ikena stockholders of record as of the close of business on July 24, 2025 received one contingent value right (each, an “Ikena CVR”) for each outstanding share of Ikena Common Stock held by such stockholder on such date.

Pursuant to the Ikena CVR Agreement, each Ikena CVR holder will be entitled to certain rights to receive (i) 100% of the net proceeds, if any, received by the Company as a result of contingent payments (“Ikena CVR Payments”) made to the Company, such as milestone, royalty or earnout payments, received under any disposition agreements related to Ikena’s pre-Merger assets, including but not limited to IK-595 (the “Ikena CVR Assets”), including pursuant to any out-license agreements, entered into prior to the Closing Date and (ii) 90% of the net proceeds, if any, received by the Company as a result of Ikena CVR Payments received under any disposition agreements related to the Ikena CVR Assets entered into after the Closing Date and prior to the first anniversary of the Closing Date (the “Disposition Period”). Such proceeds are subject to certain permitted deductions, including for applicable tax payments, certain expenses incurred by the Company or its affiliates, and losses incurred or reasonably expected to be incurred by the Company or its affiliates due to a third-party proceeding in connection with a disposition and certain wind-down costs. The Company has not entered into any transactions subject to the Ikena CVR Agreement. No estimated value has been attributed to the agreement as of and for the period ended December 31, 2025.

Immediately prior to the First Effective Time, Ikena, Legacy Inmagene and the designated rights agent entered into a Contingent Value Rights Agreement (the “Legacy Inmagene CVR Agreement”), pursuant to which Legacy Inmagene’s shareholders of record as of immediately prior to the First Effective Time received one contingent value right (each, a “Legacy Inmagene CVR”) for each outstanding Legacy Inmagene Share held by such shareholder on such date. Pursuant to the Legacy Inmagene CVR Agreement, each Legacy Inmagene CVR holder will be entitled to certain rights to receive (i) 100% of the net proceeds, if any, received by the Company as a result of contingent payments (“Legacy Inmagene CVR Payments”) made to the Company under any disposition agreement related to the programs and projects controlled by Legacy Inmagene any time prior to the Closing Date (other than its anti-OX40 monoclonal antibody asset, IMG-007) (the “Legacy Inmagene CVR Assets”), which agreement is entered into prior to the Closing Date and (ii) 90% of the net proceeds, if any, received by the Company as a result of Legacy Inmagene CVR Payments received under any disposition agreement related to the Legacy Inmagene CVR Assets entered into during the Disposition Period. Such proceeds are subject to certain permitted deductions, including for applicable tax payments, certain expenses incurred by the Company or its affiliates, and losses incurred or reasonably expected to be incurred by the Company or its affiliates due to a third-party proceeding in connection with a disposition.

Non-OX40 Divestiture

On July 25, 2025, immediately prior to consummation of the Merger, Legacy Inmagene completed the divestiture of the non-IMG-007 business related assets, business and operations (the “Non-OX40 Business”) controlled by Legacy Inmagene immediately prior to the Merger (the “Non-OX40 Divestiture”). Specifically, Legacy Inmagene sold and transferred (including via sublicense) all of the Non-OX40 Business to Miragene Inc, a newly formed private company and wholly owned subsidiary of Legacy Inmagene (“Miragene”).

As part of the Non-OX40 Divestiture, Miragene Co, a newly formed private company (“BuyCo”), held by the holders of Legacy Inmagene’s outstanding shares prior to the Merger, purchased from Legacy Inmagene all of the outstanding share capital of Miragene (holding the Non-OX40 Business) in exchange for a promissory note in the amount of $8.9 million issued by BuyCo to Legacy Inmagene (the “Promissory Note”). BuyCo has been identified as a related party to the Company as there are shareholders in common and the Miragene CEO is a member of our board of directors.

As a result of the Non-OX40 Divestiture, IMG-007, a non-depleting anti-OX40 monoclonal antibody, for the treatment of atopic dermatitis and other potential indications, became the only product candidate of the Company in clinical development.

The Non-OX40 Divestiture resulted in Legacy Inmagene’s recognition of $1.5 million within additional paid-in capital, consisting of $5.2 million in cash transferred to BuyCo for outstanding liabilities associated with the Non-OX40 Business and other insignificant operating assets and liabilities, offset by the initial fair value of the promissory note of $6.7 million, for the period ended December 31, 2025. The Non-OX40 Divestiture represents a transaction between entities with a high degree of common ownership, and therefore, was accounted for like a common control transaction. Accordingly, the assets and liabilities transferred were derecognized at their historical carrying values, and the estimated fair value of promissory note receivable was recognized, with any difference recorded in equity. No gain or loss was recognized in the combined statement of operations in connection with this transaction. In addition, the initial estimated fair value of the corresponding Legacy Inmagene CVR liability was recorded as a dividend to the Legacy Inmagene shareholders within equity, with the related payable recorded on our consolidated balance sheet.

Transition Services Agreement

In connection with the Non-OX40 Divestiture, the Company entered into a Transition Services Agreement (the “Transition Services Agreement”) with Miragene for the provision by Miragene of certain transitional services related to the ongoing operations of the Company’s business with respect to the IMG-007 program, which may include services related to chemistry, manufacturing and controls, regulatory affairs, clinical trial support and operations, translational science research and support, bioanalysis, pharmacovigilance (collectively, the “Miragene Services”).

The initial term of the Transition Services Agreement is six months (the “Initial Term”), which shall be automatically extended for an additional six months unless during the first three months of the Initial Term, the Company provides written notice to terminate the Transition Services Agreement. In addition, the Company may extend the Initial Term with respect to any or all of the Miragene Services for up to an additional 12 months upon 60 days’ prior written notice prior to the end of the Initial Term.

Upon the closing of the Merger, the Company paid Miragene $1.25 million as pre-payment for the Miragene Services to be provided during the Initial Term, of which $1.0 million has been recognized as operating expense for the period ended December 31, 2025. An additional $1.25 million may be payable if the Initial Term is automatically extended for the Miragene Services to be provided during such period.

The Transition Services Agreement may be terminated after the Initial Term by either party upon 60 days’ prior written notice or by Miragene after the completion by the Company of the sale or other disposition of any portion of the Company’s business, assets or properties constituting all or a majority of the IMG-007 Business (as defined in the Transition Services Agreement).

On October 23, 2025, the Company provided written notice to Miragene of its election to (i) not have the Transition Services Agreement automatically renew and (ii) extend the term for an additional six months following the end of the initial term for a subset of the Miragene Services, including services related to chemistry, manufacturing and controls, transnational sciences research and support, for total service fees payable of $0.2 million.

Liquidity and Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company expects to continue to incur losses as it invests in research and development activities to advance its existing and potential future research programs and incurs ongoing costs associated with operating as a public company. Since inception, the Company has devoted substantially all of its resources to advancing the development of its portfolio of programs, organizing and staffing the Company, business planning, raising capital, and providing general and administrative support for these operations. Current and future programs will require significant research and development efforts, including preclinical and clinical trials, and regulatory approvals for commercialization. These efforts require significant amounts of additional capital, adequate personnel, and infrastructure. Even if the Company’s development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales. If the Company obtains regulatory approval for its product candidate or any future product candidates and starts to generate revenue, it expects to incur significant expenses related to developing its internal commercialization capability to support product sales, marketing, and distribution.

The Company has not generated any revenue from product sales and has incurred significant operating losses and negative cash flows from operations since inception. The Company has incurred a net loss of $45.3 million and $36.6 million for the year ended December 31, 2025 and 2024, respectively. For the year ended December 31, 2025, the Company used net cash of $47.8 million for its operating activities. As of December 31, 2025, the Company had cash, cash equivalents, and marketable securities of $135.3 million.

The Company will need substantial additional funding to support its operating activities as it advances its product candidate or any future product candidates through development, seeks regulatory approval and prepares for and, if its product candidate or any future product candidates are approved, proceeds to commercialization. Until such time as the Company can generate significant revenue from product sales, if ever, the Company expects to finance its operating activities through a combination of equity offerings, government or private party grants, debt financings and license and collaboration agreements. Adequate funding may not be available to the Company on acceptable terms, or at all.

The Company believes its existing cash, cash equivalents and marketable securities of $135.3 million as of December 31, 2025 are sufficient to support operations through at least the next 12 months from the date of issuance of these consolidated financial statements.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and as amended by Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

The consolidated financial statements include the accounts of ImageneBio, Inc. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, accrued research and development expenses, stock-based compensation, the fair value of common stock prior to the Merger and redeemable convertible preferred shares, the fair value of Promissory Note receivable and related CVR liability, and the amount and timing of revenue recognition. The Company bases its estimates on historical experience, known trends and other factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates as there are changes in facts, circumstances, and experience. Changes in estimates are recorded in the period in which they become known. Actual results may differ from those estimates or assumptions.

Fair Value of Financial Instruments

Certain assets and liabilities are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The Company’s cash equivalents, marketable securities, Promissory Note receivable and related CVR liability are carried at fair value, determined according to the fair value hierarchy described above (see Note 4 - Fair Value Measurements). The carrying amounts of the Company’s accounts payable and accrued expenses approximate their fair values due to the short-term nature of these liabilities. The Company recognizes transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer.

Marketable Securities

The Company invests its excess cash balances in marketable securities and classifies its investments as available-for-sale based on facts and circumstances present at the time it purchased the securities. At each balance sheet date presented, the Company classified all of its investments in marketable securities as available-for-sale within current assets as they represent the investment of funds available for current operations. The Company reports available-for-sale securities at fair value at each balance sheet date and includes any unrealized holding gains and losses (the adjustment to fair value) in accumulated other comprehensive loss, a component of stockholders’ equity. Realized gains and losses are determined using the specific identification method and are included in other income (expense). If any adjustment to fair value reflects a decline in the value of the marketable securities, the Company considers all available evidence to evaluate if an impairment loss exists, and if so, adjusts the investment to market value through a charge to its consolidated statements of operations and comprehensive loss.

Any premium arising at purchase is amortized to the earliest call date and any discount arising at purchase is accreted to maturity. Accretion of discounts are recorded in interest income in the consolidated statements of operations and comprehensive loss.

Foreign Currency

Generally, the functional currency of the Company’s international subsidiaries is the local currency. The Company translates the financial statements of these subsidiaries to U.S. dollars using month-end rates of exchange for assets and liabilities, and average rates of exchange for revenue and expenses. Translation gains and losses are recorded in accumulated other comprehensive loss as a component of stockholders’ deficit.

Gains and losses resulting from foreign currency transactions, which are denominated in currencies other than the functional currency, are included in other income (expense), net, in the consolidated statements of operations and comprehensive loss. Foreign exchange gains and losses were insignificant for the years ended December 31, 2025 and 2024.

Cash and Cash Equivalents

The Company considers all time deposits, money market accounts and highly liquid investments with original maturity of three months or less from the date of purchase to be cash and cash equivalents. Cash and cash equivalents are recorded at cost, which approximates fair value.

Concentrations of Credit Risk

The Company has no significant off-balance sheet risk such as foreign exchange contracts, option contracts, or other foreign hedging arrangements. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents. The Company maintains deposits in federally insured financial institutions, which, at times, may exceed federally insured limits. The Company is exposed to credit risk in the event of a default by the financial institutions holding its cash to the extent recorded on the consolidated balance sheets.

Impairment of Long-Lived Assets

The carrying value of long-lived assets, including property and equipment and operating lease right-of-use assets, are reviewed for impairment whenever events or changes in circumstances indicate that the asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable when the total of estimated future undiscounted cash flows, expected to result from the use of the asset and its eventual disposition, are less than the asset’s carrying amount. Impairment, if any, would be assessed using discounted cash flows or other appropriate measures of fair value. The Company has not recognized any impairment losses for the years ended December 31, 2025 and 2024.

Leases

At contract inception, the Company determines if an arrangement is or contains a lease in accordance with ASC 842, Leases (“ASC 842”). A lease conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Once determined to be a lease, the Company determines whether the lease is an operating or finance lease at lease commencement. For each lease, the Company records a right-of-use (“ROU”) asset and lease liability, which are recognized at commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, an incremental borrowing rate (“IBR”) based on the information available at commencement date is used in determining the present value of lease payments. The Company’s lease terms may include options to extend or terminate the lease when it’s reasonably certain that the option will be exercised. Lease expense for operating lease payments is recognized on a straight-line basis over the lease term.

The Company has elected, as an accounting policy, to account for each lease component and non-lease components as a single lease component. This will result in the initial and subsequent measurement of the balances of the ROU asset and lease liability being greater than if the policy election was not applied.

Variable lease payments associated with the Company’s leases are recognized when the event, activity, or circumstance in the lease agreement on which those payments are assessed occurs. Variable lease payments are presented in the Company’s consolidated statements of operations and comprehensive loss in the same line item as the expense arising from fixed lease payments for operating leases.

The Company has elected, as an accounting policy, to recognize lease payments on a straight-line basis over the lease term and expense variable lease payments as incurred for leases with an initial term of twelve months or less. Leases with an initial term of 12 months or less are not recorded on the balance sheet. The Company evaluates classification of operating or finance lease at inception based on certain tests. The tests include whether; (1) the lease transfers ownership of the underlying asset to the lessee by the end of the term; (2) the lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise; (3) the lease term is for a major part of the remaining economic life of the underlying asset; (4) the present value of the sum of the lease payments and any residual value guaranteed by the lessee, that is not already included in the lease payments equals or exceeds substantially all of the fair value of the underlying asset; or (5) the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. In order to be classified as a finance lease, any one of the above criteria must be met. If no criteria are met, the lease shall be classified as an operating lease.

Deferred Offering Costs

The Company capitalizes certain legal, professional, accounting, and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After the consummation of an equity financing, these costs are recorded as a reduction of the proceeds from the offering, either as a reduction of the carrying value of the preferred stock or in stockholders’ deficit as a reduction of additional paid-in capital generated as a result of the offering. Should the in-process equity financing be abandoned, the deferred offering costs would be expensed immediately as a charge to operating expenses in the consolidated statement of operations and comprehensive loss. Deferred offering costs are recorded in other non-current assets in the consolidated balance sheet. There were zero and $1.9 million of deferred offering costs as of December 31, 2025 and 2024, respectively.

Equity Securities

Prior to Divestiture, the Company held equity securities of Celexor, as defined in Note 15. The equity securities, recorded within other non-current assets on the consolidated balance sheets, did not have a readily determinable fair value and therefore the fair value measurement alternative was elected to measure the securities at cost less impairment, if any. The Company determined that it did not have significant influence over Celexor. The equity securities of Celexor were divested in July 2025 as part of the Divestiture. During the years ended December 31, 2025 and 2024, the Company did not recognize any impairment losses on equity securities.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”), which applies to all contracts with customers, except for elements of certain contracts that are within the scope of other standards, such as collaboration arrangements.

Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. A customer is a party that has contracted with an entity to obtain goods or services that are an output of the entity’s ordinary activities in exchange for consideration. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following five steps:

(i)	Identify the contract(s) with a customer;

(ii)	Identify the performance obligations in the contract, including whether they are distinct;

(iii)	Determine the transaction price, including the constraint on variable consideration;

(iv)	Allocate the transaction price to the performance obligations in the contract; and

(v)	Recognize revenue when (or as) the Company satisfies each performance obligation.

The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. A performance obligation is a promise in an agreement to transfer a distinct good or service to the customer. If a promised good or service is not distinct, it is combined with other promised goods or services into a performance obligation.

The total consideration which the Company expects to collect in exchange for the Company’s goods or services is an estimate and may be fixed or variable. The Company constrains the estimated variable consideration when it assesses it is probable that a significant reversal in the amount of cumulative revenue recognized may occur in future periods. The transaction price is re-evaluated, including the estimated variable consideration included in the transaction price and all constrained amounts, in each reporting period and as uncertain events are resolved or other changes in circumstances occur. Revenue is recognized when performance obligations in the contracts are satisfied, in the amount reflecting the expected consideration to be received from the goods or services transferred to the customers. Consideration received in advance is recorded as deferred revenue and is recognized when or as the related performance obligation is satisfied.

The principal activities from which the Company generates revenue include licensing agreements and collaboration agreements. License revenue primarily represents amounts earned under agreements that license the Company’s intellectual property to other companies. Consideration under these contracts generally includes a nonrefundable upfront payment, development, regulatory and commercial milestones and royalties based on net sales of approved products. Collaboration revenue primarily represents amounts earned under strategic collaboration arrangements with third parties for research and other licenses, development, and commercialization of certain product candidates. Under such arrangements, consideration typically includes fixed consideration in the form of an upfront payment and variable consideration in the form of potential development, regulatory, and commercial milestone payments, license fees, funding of research and development services and preclinical and clinical material, and royalties on net sales of licensed products. See Note 15, “Collaborative Arrangements and Licensing Agreements” for further detail.

Licenses of Intellectual Property

If the Company determines the license to intellectual property is distinct from the other performance obligations identified in the agreement and the licensee can use and benefit from the license, the Company recognizes revenue from the estimated transaction price that is allocated to the license. Licensing arrangements are analyzed to determine whether the promised goods or services, which may include licenses, transfer of know-how, transfer of materials, research and development services and governance committee services, are distinct or whether they must be accounted for as part of a combined performance obligation. If the license is considered not to be distinct, the license would then be combined with other promised goods or services as a combined performance obligation. If the Company is involved in a governance committee, it assesses whether its involvement constitutes a separate performance obligation. When governance committee services are determined to be separate performance obligations, the Company determines the fair value to be allocated to this promised service.

Collaboration Arrangements

At contract inception, the Company analyzes the collaboration arrangements to assess whether such arrangements involve joint operating activities performed by parties that are both active participants in the activities and exposed to significant risks and rewards dependent on the commercial success of such activities and therefore within the scope of ASC 808, Collaborative Arrangements (“ASC 808”). ASC 808 does not address the recognition and measurement of collaborative arrangements and instead refers companies to use other authoritative accounting literature. For collaboration arrangements within the scope of ASC 808 that contain multiple elements, the Company first determines if any element of the collaboration reflects a vendor-customer relationship and is therefore within the scope of ASC 606.

Milestone Payments

At the inception of each agreement that includes milestone payments, the Company evaluates whether the milestones are considered probable of being achieved and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the value of the associated milestone is included in the transaction price. For milestones that the Company does not deem to be probable of being achieved, the associated milestone payments are fully constrained, and the value of the milestone is excluded from the transaction price with no revenue being recognized. For example, milestone payments that are not within the Company’s or a collaboration partner’s control, such as regulatory-related accomplishments, are not considered probable of being achieved until those accomplishments have been communicated by the relevant regulatory authority. Once the assessment of probability of achievement becomes probable, the Company recognizes revenue for the milestone payment. At each reporting date, the Company assesses the probability of achievement of each milestone under the current license and collaboration agreements. The Company has not recognized any revenue for milestone payments for the years ended December 31, 2025 and 2024, as the achievement of each milestone under the current license and collaboration agreements was not considered probable as of the reporting date.

Royalties

For agreements with sales-based royalties, including milestone payments based on the level of sales, where the license is deemed to be the predominant item to which the royalties relate, the Company recognizes revenue at the later of (a) when the related sales occur, or (b) when the performance obligation, to which some or all of the royalty has been allocated, has been satisfied (or partially satisfied). The Company has not recognized any sales-based royalty revenue for the years ended December 31, 2025 and 2024, as there are no license agreements with related sales outstanding.

Research and Development

All research and development costs, including internal and contract research costs, are expensed as incurred. Research and development costs consist of costs incurred in performing discovery and development activities, including clinical trial costs, manufacturing of clinical material, costs associated with preclinical studies, personnel costs, stock-based compensation, depreciation and allocated facility costs, license fees and funding of outside contracted research. All costs associated with the initial research term and with the research and development program prior to regulatory approval will be expensed as research and development costs as they are incurred. Once the Company has achieved regulatory approval for commercialization, all payments associated with the acquisition of the license shall be assessed for possible capitalization. Future milestone payments related to the license shall be recorded when the underlying targets have been met.

General and Administrative

General and administrative expenses consist primarily of salaries and employee-related costs, including benefits and stock-based compensation, for personnel in the Company’s executive and administrative functions. Additional general and administrative costs include professional fees for legal, accounting, auditing, tax, and consulting services, as well as allocated facility and office expenses. General and administrative costs are expensed as incurred.

Term Loan

The Term Loan Advances were initially recorded as the proceeds were received by the Company. There were no debt issuance costs or discounts being amortized to interest expense. The Company’s Term Loan and related accrued interest was forgiven upon completion of the reverse recapitalization (Note 9, Term Loan Advances).

Patent Costs

All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed as incurred due to the uncertainty about the recoverability of the expenditure. Amounts incurred are classified as general and administrative expenses in the consolidated statements of operations and comprehensive loss.

Stock-Based Compensation

The Company measures stock-based compensation expense for all stock-based awards with service-based and performance-based vesting conditions at the grant date based on the fair value measurement of the award. Compensation expense for those awards is recognized over the requisite service period, which is generally the vesting period of the respective award. For performance-based stock options, the Company will assess the probability of performance conditions being achieved at each reporting date and will record a cumulative catch-up adjustment to stock-based compensation in the period that the performance condition becomes probable of being achieved. Any remaining unrecognized stock-based compensation expense would be recognized using the graded-vesting method over the remaining requisite service period. The amount of stock-based compensation expense recognized in any one period related to performance-based stock options can vary based on the achievement or anticipated achievement of the performance conditions. The Company uses the straight-line method to record the expense of awards with service-based vesting conditions. The Company uses the graded-vesting method to record the expense of awards with both service-based and performance-based vesting conditions, commencing when achievement of the performance condition becomes probable. Expense is adjusted for actual forfeitures of unvested awards as they occur. The Company calculates the fair value measurement of stock options using the Black-Scholes-Merton option-pricing valuation model (“Black-Scholes model”). The Black-Scholes model requires the use of subjective and complex assumptions, which determine the fair value of stock-based awards, including the option’s expected term, underlying share price, and the price volatility of the underlying shares. The Company calculates the fair value of options granted by using the Black-Scholes model with assumptions below.

•	Fair value of common stock: Because Legacy Inmagene’s common stock was not publicly traded prior to the Merger, the fair value of the Company’s common stock prior to the Merger was determined on a periodic basis, as determined by the Legacy Inmagene board of directors, with the assistance of an independent third-party valuation expert. These valuations were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Technical Practice Aid (Valuation of Privately-Held-Company Equity Securities Issued as Compensation). The assumptions underlying these valuations represented management’s best estimates, which involved inherent uncertainties and the application of significant levels of management judgment. Management considered, among other things, the Company’s business, financial condition and results of operations, including related industry trends affecting the Company’s operations; the likelihood of achieving a liquidity event, such as an initial public offering, or sale, given prevailing market conditions; the lack of marketability of the Company’s common stock; the market performance of comparable publicly traded companies; and U.S. and global economic and capital market conditions. Subsequent to the Merger, the Company’s common stock is publicly traded and the fair value of the common stock is readily determinable based on the closing price on respective date of the grant.

•

Risk-free interest rate: The Company bases the risk-free interest rate assumption on the U.S. Treasury’s rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued.

•

Expected volatility: The expected volatility assumption is based on volatilities of a peer group of similar companies whose share prices are publicly available. The peer group was developed based on companies in the clinical stage biopharmaceutical industry.

•

Expected term: The expected term represents the period of time that options are expected to be outstanding. Because the Company does not have historical exercise behavior, it estimates the expected term assumption considering various factors, including the contractual term of the option and its vesting period.

•	Expected dividend yield: The Company bases the expected dividend yield assumption on the fact that it has never paid cash dividends and has no present intention to pay cash dividends.

Interest Income

Interest income consists of interest earned on cash, cash equivalents and marketable securities.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes (“ASC 740”), under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Deferred tax assets are recognized to the extent that the Company believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that it would be able to realize deferred tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (i) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (ii) for those tax positions that meet the more-

likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

Interest and penalties related to unrecognized tax benefits are recognized on the income tax expense line in the consolidated statements of operations and comprehensive loss. As of December 31, 2025 and 2024, accrued interest or penalties were not material and included in the consolidated balance sheets.

Defined Contribution Plan

The Company has a 401(k)-retirement plan for its employees, which is designed to be qualified under Section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plan within statutory and 401(k) plan limits. The Company made an insignificant amount of matching contributions during the years ended December 31, 2025 and 2024.

Comprehensive Loss

Comprehensive loss is comprised of net loss and foreign currency translation adjustment.

Net Loss Per Share

Prior to consummation of the Merger, Legacy Inmagene applied the two-class method to compute basic and diluted net loss per share attributable to common stockholders when it had issued shares that meet the definition of participating securities. The two-class method determined net loss per share for each class of common stock and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires loss available to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to share in the earnings as if all loss for the period had been distributed. Legacy Inmagene’s redeemable convertible preferred shares were eligible to participate in any dividends declared by Legacy Inmagene and were therefore considered to be participating securities. The participating securities were not required to participate in the losses of Legacy Inmagene, and therefore during periods of loss there was no allocation required under the two-class method.

Prior to the consummation of the Merger, Legacy Inmagene had two classes of ordinary shares outstanding - ordinary shares and Series A convertible preferred shares. Basic net loss per share attributable to ordinary shareholders was computed by allocating the undistributed earnings for each period to each class on a proportionate basis. Net loss per share was computed by dividing the net loss attributable to each class of ordinary share by the weighted average number of ordinary shares of each class outstanding for the period. The two-class method was expected to yield the same basic loss per share for ordinary share and Series A convertible preferred shares as there were no differences in dividend rights between the two classes. Diluted net loss attributable to ordinary shareholders was computed by adjusting net loss per share attributable to ordinary shareholders based on the potential impact of dilutive securities. Diluted net loss per share attributable to ordinary shareholders was computed by dividing the diluted net loss attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding for the period, including potential dilutive ordinary shares.

Legacy Inmagene’s ordinary shares, Series A convertible preferred shares, and redeemable convertible preferred shares were exchanged for shares of the Company’s common stock at the consummation of the Merger. Subsequent to the close of the Merger, the Company has two classes of common stock outstanding, voting common stock and non-voting common stock. The rights of the holders of voting and non-voting common stock are identical, except with respect to voting. Each share of non-voting common stock is convertible into one share of voting common stock at the option of the holder upon written notice. The Company allocates undistributed income (losses) attributable to common stock between the common stock classes on a one-to-one basis when computing net income (loss) per share. As a result, basic and diluted net income (loss) per share of voting and non-voting common stock are equivalent. Basic per share data is computed by dividing net income or loss applicable to common stockholders by the weighted average number of common stock outstanding during the period. Diluted per share data is computed by dividing net income or loss applicable to common stockholders by the weighted average number of common stock outstanding during the period increased to include, if dilutive, the number of additional shares of common stock that would have been outstanding.

The Company generated a net loss in all periods presented, and therefore the basic and diluted net loss per share attributable to common stockholders is the same as the inclusion of the potentially dilutive securities would be anti-dilutive.

Recently Adopted Accounting Pronouncements

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740)—Improvements to Income Tax Disclosures (“ASU 2023-09”), which is intended to enhance the transparency and decision usefulness of income tax disclosures. The amendments in ASU 2023-09 provide for enhanced income tax information primarily through providing disclosure of specific categories in the effective tax rate reconciliation and disclosure of income taxes paid disaggregated by jurisdiction. ASU 2023-09 is effective for the Company for annual periods beginning after December 15, 2024. Early adoption is permitted. The Company prospectively adopted the guidance in its Form 10-K for the fiscal year ended December 31, 2025 and additional disclosures are included in Note 18 to the consolidated financial statements, which did not have a material impact on the consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU No. 2024-03 Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40) and provided a clarifying update in January 2025. The amendments increase disclosure requirements primarily through enhanced disclosures about types of expenses (including purchases of inventory, employee compensation, depreciation, and amortization) in commonly presented expense captions. The ASU is effective for fiscal years beginning after December 15, 2026, and interim periods beginning after December 15, 2027, and is required to be applied prospectively with the option for retrospective application. Early adoption is permitted. The Company is currently evaluating the impact that this guidance will have on the disclosures on its consolidated financial statements.

On July 30, 2025, the FASB issued ASU No. 2025-05, Measurement of Credit Losses for Accounts Receivable and Contract Assets, which provides guidance for estimating credit losses under the current expected credit losses (CECL) model for current accounts receivable and current contract assets arising from transactions accounted for under ASC 606. The guidance is effective for periods beginning after December 15, 2025 and is required to be adopted prospectively. Early adoption is permitted. The Company plans to adopt ASU No. 2025-05 during the first quarter of 2026 and does not believe the adoption will have a material impact on its consolidated financial statements.

3. Reverse Recapitalization

As discussed in Note 1 - Organization, the Merger was accounted for as a reverse recapitalization in accordance with U.S. GAAP.

At the effective time of the Merger, the assets of Ikena primarily consisted of cash and cash equivalents, marketable securities, as well as other nominal assets, including prepaid expenses and other current assets, operating lease right-of-use assets, and other non-current assets. Ikena did not have significant operating activities immediately prior to the closing of the Merger. Under such reverse recapitalization accounting, the assets and liabilities of Ikena were recorded at their fair value in the Company’s financial statements at the effective time of the reverse recapitalization, which approximated carrying value. No goodwill or intangible assets were recognized as a result of the reverse recapitalization.

On July 25, 2025, Legacy Inmagene acquired the assets and assumed the liabilities listed below as part of the reverse recapitalization (in thousands):

Cash and cash equivalents	$54,631
Marketable securities	40,060
Prepaid expenses and other current assets	2,875
Operating lease right-of-use assets, net	2,428
Other non-current assets	2,666
Accounts payable	(1,808)
Accrued expenses and other current liabilities	(11,367)
Lease liabilities, current	(3,701)
Lease liabilities, non-current	(1,658)
Other non-current liabilities	(1,092)

Net assets acquired	$83,034

Legacy Inmagene incurred transaction costs related to the reverse recapitalization of $9.3 million. This amount was recorded as a reduction to additional paid-in capital in the consolidated statements of redeemable convertible preferred shares and stockholders’ equity (deficit) for the year ended December 31, 2025.

4. Fair Value Measurements

The following tables present information about the Company’s financial assets and liabilities measured or disclosed at fair value by level within the fair value hierarchy (in thousands) as of December 31, 2025. There were no assets or liabilities measured at fair value as of December 31, 2024.

	Fair Value Measurements as of December 31, 2025
	Fair Value	Level 1	Level 2	Level 3
Assets
Money market (cash equivalents)	$34,968	$34,968	$—	$—
Corporate debt securities (marketable securities)	$40,817	$—	$40,817	$—
Promissory note	$7,020	$—	$—	$7,020

Total assets at fair value	$82,805	$34,968	$40,817	$7,020

Liabilities
CVR liability	$7,020	$—	$—	$7,020

Total liabilities at fair value	$7,020	$—	$—	$7,020

Corporate debt securities are valued using a market approach based on prices and other relevant information generated by market transactions involving similar instruments. Valuations are obtained from third-party pricing services, which use observable inputs including benchmark yields, reported trades, broker quotes, benchmark securities, and other market-related data. As the valuations are based on observable market inputs for similar instruments, rather than quoted prices for identical instruments in active markets, these securities are classified as Level 2 within the fair value hierarchy.

The Company elected the fair value option and accordingly recorded the Promissory Note receivable at fair value at inception date and each period end, with changes recorded within other income (expense) on the statement of operations and comprehensive income (loss). The Company’s Promissory Note receivable is valued on a recurring basis using a probability weighted expected future payout discounted by applicable market yield of 15% and 15.2% as of July 25, 2025 (inception date) and December 31, 2025, respectively, which are Level 3 inputs.

The Company recorded a corresponding CVR liability in connection with the Promissory Note receivable, with the carrying amount equal to the fair value at inception and each period end, with changes recorded within other income (expense) on the statement of operations and comprehensive income (loss). The CVR liability and the Promissory Note have offsetting adjustments resulting from the change of their respective fair values as any payments received by the Company under the Promissory Note from BuyCo will be distributed to Legacy Inmagene CVR holders as Legacy Inmagene CVR Payments. No cash payments were made for the Promissory Note receivable or the corresponding CVR liability for the periods presented.

The following table presents the balances of the Promissory Note receivable and the corresponding CVR liability during the year ended December 31, 2025 (in thousands):

	Promissory Note Receivable	CVR Liability
Beginning Balance - January 1, 2025	$—	$—
Issuance - July 25, 2025	6,720	(6,720)
Change in fair value	300	(300)

Ending Balance - December 31, 2025	$7,020	$(7,020)

During the year ended December 31, 2025, there were no transfers into or out of Level 3.

5. Marketable Securities

The following table summarizes the Company’s available-for-sale securities as of December 31, 2025 (in thousands). There were no available-for-sale securities as of December 31, 2024.

	December 31, 2025
	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
Short-term Investments
Corporate debt securities	$40,730	$88	$(1)	$40,817

Total available-for-sale securities	$40,730	$88	$(1)	$40,817

Estimated Fair Value
Due in one year or less	$26,411
Due after one year	14,406

Total available-for-sale securities	$40,817

6. Balance Sheet Components

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets as of December 31, 2025 and 2024, consisted of the following (in thousands):

	December 31, 2025	December 31, 2024
Prepaid research and development costs	$2,135	$57
Prepaid other	1,508	129
Other receivables	1,296	83
Prepaid foreign consumption tax	—	81

Prepaid expenses and other current assets	$4,939	$350

Other Non-Current Assets

Other non-current assets as of December 31, 2025 and 2024, consisted of the following (in thousands):

	December 31, 2025	December 31, 2024
Non-current deposits	$4,878	$69
Property and equipment, net	—	8
Investment in Celexor	—	942

Other non-current assets	$4,878	$1,019

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities as of December 31, 2025 and 2024, consisted of the following (in thousands):

	December 31, 2025	December 31, 2024
Accrued research and development costs	$280	$654
Accrued compensation	2,888	931
Accrued professional fees	875	485
Accrued financing cost	3,326	1,294
Accrued other	164	96

Accrued expenses and other current liabilities	$7,533	$3,460

7. Property and Equipment, Net

Property and equipment, net, included in other long-term assets as of December 31, 2024, consisted of the following (in thousands):

	As of December 31,
	2025	2024
Computer equipment	—	53
Furniture and fixtures	—	61
Leasehold improvements	—	227
	—	341
Less: accumulated depreciation and amortization	—	(333)

Property and equipment, net	$—	$8

Depreciation and amortization expense was $0.4 million and $1.1 million for the years ended December 31, 2025 and 2024, respectively.

8. Leases

As of December 31, 2025, the Company had two existing leases for office facilities in the United States. These leases are classified as operating lease agreements that expire at various dates from May 2026 through April 2027. The Company’s lease agreements do not include options to terminate prior to the expiration date. The lease agreements contain scheduled rent increases over the lease term. Under the terms of the lease agreements, the Company is responsible for certain property management fees, taxes, and common area maintenance expenses.

As the rate implicit in the lease was not readily determinable, the Company elected to develop and utilize the appropriate IBR as the discount rate to determine lease liabilities. The Company determined the rate used by estimating the approximate interest rate based on similar terms and payments, and in an economic environment where the leased assets are located.

As of December 31, 2025 and 2024, the weighted-average remaining lease term and discount rate related to the operating lease ROU assets and related lease liabilities were as follows:

	As of December 31,
	2025	2024
Weighted-average remaining lease term — operating leases (in years)	0.9	1.8
Weighted-average discount rate — operating leases	8.56%	10.58%

Operating lease cost was $1.5 million and $0.5 million for the years ended December 31, 2025 and 2024, respectively. Variable lease cost and short-term lease costs were insignificant for the years ended December 31, 2025 and 2024.

Supplemental cash flow information related to the operating leases was as follows (in thousands):

	As of December 31,
	2025	2024
Cash paid for operating leases	$1,248	$513

The following table sets forth the remaining maturities of operating lease liabilities as of December 31, 2025 (in thousands):

2026	$2,416
2027	719

Total future minimum lease payments	3,135

Less: amount of lease payments representing interest	160

Total lease liabilities	2,975

Less: lease liabilities, current	2,262

Lease liabilities, non-current	$713

9. Term Loan Advances

Concurrent with the execution of the Merger Agreement, Legacy Inmagene and Ikena entered into a Loan and Security Agreement (the “Loan Agreement”), pursuant to which Ikena agreed to loan the Company up to $22.5 million in term loans of at least $7.5 million (collectively, the “Term Loan Advances”), with the first Term Loan Advance occurring within three days of the execution of the Loan Agreement. Legacy Inmagene received the second Term Loan Advance of $7.5 million in April 2025 and the third $7.5 million Term Loan Advance in May 2025. The Term Loan Advances bore interest, on the outstanding daily balance thereof, at a rate of 6.0% per annum, and could have been prepaid at any time without a premium or a penalty. The Term Loan Advances were secured by all assets held or owned by Legacy Inmagene in respect of the anti-OX40 monoclonal antibody asset, IMG-007. The Term Loan Advances, including interest accrued therewith, was added to Ikena’s net cash for purposes of the Merger Agreement, including the calculation of the Exchange Ratio and the closing conditions.

Upon the consummation of the Merger on July 25, 2025, the outstanding principal balance from the Term Loan Advances of $22.5 million and the corresponding accrued interest of $0.5 million were forgiven.

10. Related Party Transactions

Promissory Note Receivable and CVR Liability

As discussed in Note 1, as part of the Non-OX40 Divestiture in 2025, BuyCo issued a Promissory Note to Legacy Inmagene in the amount of $8.9 million. The Promissory Note accrues interest at an annual rate of 4.61%, with interest payments due monthly in arrears, unless BuyCo elects to capitalize the interest through payment-in-kind (PIK) treatment during the term of the Promissory Note. No interest was received pursuant to the Promissory Note Receivable through December 31, 2025. The Promissory Note matures on the earlier of (i) the year 2035 or (ii) the date on which Legacy Inmagene declares the Promissory Note due and payable on or after the occurrence of an event of default. Additionally, in the event that BuyCo receives certain specified milestone or license payments, after the second anniversary of the Promissory Note, 50% of such proceeds must be used to prepay the outstanding balance of the Promissory Note. Any payments received by the Company under the Promissory Note from BuyCo will be distributed to Legacy Inmagene CVR holders as Legacy Inmagene CVR Payments.

As discussed in Note 4, the Promissory Note receivable is recorded at fair value at each period end. As of December 31, 2025, the Promissory Note receivable and related CVR liability were valued at $7.0 million.

Reimbursement of Research and Development Expenses

From July through December 2025, the Company received reimbursement of expenses incurred for agreed upon research and development activities from a related party, where one of the Company’s board members is a partner. The Company recognized $1.5 million as an offset to research and development expenses during the year ended December 31, 2025 in the consolidated statement of operations and comprehensive loss, of which $1.0 million had been received by the Company and $0.5 million was due to the Company as of December 31, 2025.

Transition Services Agreement

As described in more detail in Note 1, in connection with the Non-OX40 Divestiture, the Company entered into the Transition Services Agreement with Miragene for the provision by Miragene of certain transitional services related to the ongoing operations of the Company’s business with respect to the IMG-007 program.

11. Preferred Shares

Legacy Inmagene previously issued convertible preferred shares and redeemable convertible preferred shares. All outstanding shares of the preferred shares of Legacy Inmagene were exchanged for the Company’s common stock upon consummation of the Merger on July 25, 2025. As a result, 3,158,303 shares of common stock of the Company were issued in connection with exchange of the preferred shares.

As of December 31, 2024, convertible preferred shares and redeemable convertible preferred shares consisted of the following (in thousands, except share and per share amounts):

	As of December 31, 2024
	Shares Authorized	Shares Issued and Outstanding	Issuance price per share	Carrying Value	Liquidation Preference
Convertible preferred shares
Series A	994,869	994,869	$19.1085	$18,967	$—

Total convertible preferred shares	994,869	994,869		$18,967	$—

	As of December 31, 2024
	Shares Authorized	Shares Issued and Outstanding	Issuance price per share	Carrying Value	Liquidation Preference
Redeemable convertible preferred shares
Series Seed	217,923	217,923	$2.2943	$919	$1,000
Series B	729,661	729,661	28.7119	28,966	29,943
Series C-1	885,407	825,708	73.4186	81,714	83,507
Series C-2	1,072,705	390,142	93.2153	47,440	49,125

Total redeemable convertible preferred shares	2,905,696	2,163,434		$159,039	$163,575

12. Common Stock

The Company’s Amended and Restated Certificate of Incorporation, as amended, authorizes the Company to issue 150,000,000 shares of common stock, par value $0.001 per share, consisting of 142,000,000 shares of voting common stock and 8,000,000 shares of non-voting common stock, par value $0.001 per share. As of December 31, 2025, 10,650,925 shares of common stock and 530,714 shares of non-voting shares of common stock were issued and outstanding. Each share of voting common stock entitles the holder to one vote on all matters submitted to the stockholders for a vote. The holders of voting and non-voting common stock are entitled to receive dividends, if any, as may be declared by the Company’s Board of Directors.

As of December 31, 2025, the Company had reserved common stock for future issuances as follows:

December 31, 2025
Outstanding common stock options (Note 13)	1,122,320
Unvested restricted stock units (Note 13)	418,805
Shares available for grant under the 2025 Plan (Note 13)	649,648
Shares available for grant under the Inducement Plan (Note 13)	1,000,000
Shares available for issuance under the 2025 ESPP (Note 13)	111,816

Total	3,302,589

13. Stock-Based Compensation

The Company adopted the 2025 Equity Incentive Plan (the “2025 Plan”) in connection with the Merger, which was approved by Ikena’s stockholders at its annual meeting of its stockholders on July 15, 2025 and became effective on the date immediately following the consummation of the Merger. As of the effective time of the 2025 Plan, there were 1,118,167 shares of common stock available for grant under the 2025 Plan. In addition, the number of shares reserved and available for issuance under the 2025 Plan will automatically increase on January 1 of each year for a period of 10 years, commencing on January 1, 2026 and ending on January 1, 2035, in an amount equal to 5% of the total number of shares of the Company’s capital stock outstanding on the last day of the calendar month before the date of each automatic increase, or a lesser number of shares determined by the Company’s Board of Directors. The 2025 Plan is a successor to and continuation of Ikena’s 2021 Stock Option and Incentive Plan, as amended from time to time (the “2021 Plan”).

As of December 31, 2025, the Company granted stock options to purchase 269,235 shares of common stock and restricted stock unit awards (“RSUs”) for 265,300 shares of common stock pursuant to the 2025 Plan. Additionally, there were 649,648 shares available for future grant under the 2025 Plan as of December 31, 2025.

In addition, the Company assumed, effective as of the closing of the Merger, the Legacy Inmagene 2019 Stock Incentive Plan (the “2019 Plan”), as well as the outstanding awards granted thereunder, the award agreements evidencing the grants of such awards and the remaining shares available under the 2019 Plan, in each case subject to applicable adjustments in the manner set forth in the Merger Agreement to such awards.

As of December 31, 2025, the Company has stock options to purchase 417,005 shares of common stock outstanding under the 2019 Plan. Upon adoption of the 2025 Plan, no further grants will be made under the 2021 Plan or the 2019 Plan.

The Company adopted the 2025 Employee Stock Purchase Plan (the “2025 ESPP”) in connection with the Merger, which was approved by Ikena’s stockholders at its annual meeting of its stockholders on July 15, 2025 and became effective on the date immediately following the consummation of the Merger. As of the effective time of the 2025 ESPP, there were 111,816 shares of common stock available for issuance under the 2025 ESPP. In addition, the number of shares of common stock reserved for issuance under the 2025 ESPP will automatically increase on January 1 of each year for a period of 10 years, beginning on January 1, 2026 and continuing through and including January 1, 2035, by an amount equal to the lesser of (i) 1% of the total number of shares of the Company’s capital stock outstanding on the last day of the calendar month before the date of the automatic increase, and (ii) 227,944 shares; provided that before the date of any such increase, the Company’s Board of Directors may determine that such increase will be less than the amount set forth in clauses (i) and (ii).

As of December 31, 2025, no offering periods under the 2025 ESPP have been initiated.

In July 2025, the Company’s Board of Directors adopted and approved the 2025 Inducement Plan (the “Inducement Plan”) to reserve 589,585 shares of common stock to be used exclusively for grants of equity awards to individuals that were not previously employees or directors of the Company (or who are returning to employment following a bona fide period of non-employment), as an inducement material to the individual’s entry into employment with the Company, pursuant to Nasdaq Listing Rule 5635(c)(4). The Inducement Plan was adopted and approved without stockholder approval pursuant to Nasdaq Listing Rule 5635(c)(4). On December 18, 2025, the Board approved an amendment to the Inducement Plan to increase the maximum aggregate number of shares of common stock issuable thereunder to 1,589,585 shares of common stock.

As of December 31, 2025, the Company granted stock options to purchase 436,080 shares of common stock under the Inducement Plan and RSUs for 153,505 shares of common stock under the Inducement Plan. There were 1,000,000 shares available for future grant under Inducement Plan as of December 31, 2025.

Stock option valuation

The fair value of each award granted is estimated on the date of grant using the Black-Scholes-Merton option-pricing valuation model (the “Black-Scholes model”). In determining the fair value of stock options granted, the following weighted average assumptions were used for year ended December 31, 2025 and 2024:

	Year Ended
	December 31, 2025	December 31, 2024
Expected dividend yield	0.00%	0.00%
Expected volatility	102.80%	99.92%
Risk-free interest rate	3.97%	3.95%
Expected term (in years)	6.02	6.02

Summary of stock options

Legacy Inmagene granted stock options where vesting was subject to service and performance-based criteria, which were assumed by the Company upon the closing of the Merger. The service condition was typically a four-year service vesting period, and the exercise of the stock options was contingent upon consummation of certain transactions of Legacy Inmagene such as a change in control, corporate transaction, or initial public offering. A corporate transaction included specific events in which Legacy Inmagene underwent a merger or reverse merger (including the Merger), the sale of substantially all assets, a liquidation or dissolution, or an acquisition, resulting in either a change of control or the loss of majority voting power by its shareholders. Legacy Inmagene also granted certain stock options with vesting that is determined based on the achievement of certain corporate and individual milestones, which were assumed by the Company. The recognition of expense for these stock options was further dependent upon the achievement of certain milestones.

The Company grants stock based awards under the 2025 Plan that generally vest over a four-year service period, with a term of ten years. In addition, the 2025 Plan allows for the acceleration of vesting of certain awards to the extent approved by the administrator of the 2025 Plan. The Company issues new shares upon exercise of stock options and vesting of restricted stock units. The Company accounts forfeitures as they occur.

The Company’s stock option activity for the year ended December 31, 2025 is summarized as follows:

	Shares	Weighted Average Exercise Price (per share)	Weighted Average Remaining Contractual Life (in Years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2024	485,555	$5.08
Granted	704,544	13.12
Exercised	(1,763)	22.68		13
Cancelled/forfeited	(66,016)	4.66

Outstanding as of December 31, 2025	1,122,320	$10.15	7.91	$2,186

Vested and expected to vest as of December 31, 2025	1,122,320	$10.15	7.91	$2,186

Exercisable as of December 31, 2025	380,086	$4.44	4.62	$2,032

The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common stock as of December 31, 2025.

The weighted average grant-date fair value of stock options granted during the year ended December 31, 2025 was $10.75 per share.

Summary of RSUs

The following table summarizes RSU activity for the year ended December 31, 2025:

	Number of Shares	Weighted Average Grant Date Fair Value (per share)
Unvested, beginning of period	—	$—
Granted	450,230	9.54
Vested	(31,425)	32.55
Forfeited	—	—

Unvested, end of period	418,805	$—

The aggregate intrinsic value of RSUs vested during the year ended December 31, 2025 was approximately $0.5 million.

On April 8, 2025, Legacy Inmagene’s Board of Directors granted RSU to employees. Prior to April 8, 2025, Legacy Inmagene had not granted any RSUs to employees. The RSUs contain service-based and performance-

based vesting conditions. The performance-based vesting condition was the successful closing of the Merger. The service-based requirement was satisfied subject to the employee remaining in continuous service through the closing of the Merger. The holders of RSUs were not entitled to dividends or dividend equivalents. The fair value of the RSUs granted was based on the estimated fair value of the underlying shares at the date of grant.

Stock-based compensation expense for stock based awards

On July 25, 2025, upon consummation of the Merger, the performance condition of exercisability and vesting of the then outstanding stock-based awards were met where applicable. Consequently, the Company recorded $14.0 million of stock-based compensation expense on the Closing Date.

Stock-based compensation expense for the year ended December 31, 2025 and 2024 was recorded as follows (in thousands):

	Year Ended December 31,
	2025	2024
Research and development	$10,370	$—
General and administrative	5,021	—

Total	$15,391	$—

As of December 31, 2025, unrecognized stock-based compensation expense for stock option awards was $10.9 million estimated to be recognized over a period of 3.4 years.

During the year ended December 31, 2024, the Company recorded $14.0 million in research and development expense related to the issuance of common stock on the consolidated statement of operations and comprehensive loss, respectively. See Note 15 for detail on the issuance of common stock related to the Hutchmed Agreement.

14. Commitments and Contingencies

In connection with the merger, two actions were filed against the Company and its board of directors in the Supreme Court for the State of New York, County of New York, captioned Smith v. Ikena Oncology, Inc., et al., No. 653576/2025 (filed June 12, 2025) and Kent v. Ikena Oncology, Inc., et al., No. 653588/2025 (filed June 13, 2025) (collectively, the “Complaints”). The Complaints allege that the defendants filed or caused to be filed a materially incomplete and misleading registration statement with the SEC and asserts claims under New York common law for negligent misrepresentation and concealment and negligence. In addition, the Company and its board of directors have received five additional demands from purported stockholders seeking additional disclosures in the registration statement (collectively, the “Demands”). On February 27, 2026, the Complaints were voluntarily dismissed and the Company has received no additional outreach from the purported stockholders who sent the Demands.

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated.

Regardless of outcome, litigation can have an adverse impact on our business, financial condition, results of operations and prospects because of defense and settlement costs, diversion of management resources and other factors.

The Company enters into contracts in the normal course of business with third-party contract organizations for clinical trials, preclinical studies, manufacturing and other services and products for operating purposes. These contracts generally provide for termination following a certain period after notice and therefore the Company believes that its non-cancelable obligations under these agreements are not material.

15. Collaborative Arrangements and Licensing Agreements

Licensing Agreements

Hutchmed Limited

On January 5, 2021, Legacy Inmagene entered into a Collaboration, Option and License Agreement (the “Hutchmed Agreement”) with Hutchmed Limited (“Hutchmed”), formerly known as Hutchison MediPharma Limited. Legacy Inmagene entered into the Hutchmed Agreement as a strategic partnership to further develop four novel preclinical drug candidates discovered by Hutchmed for the potential treatment of multiple immunological diseases – OX40 (CD134) antagonistic monoclonal antibody (anti-OX40 mAb), BTK (Bruton tyrosine kinase) inhibiter (BTK HMPL-727), RIPK1 HMPL-662, and CSF-1R HMPL-958.

Under the terms of the Hutchmed Agreement, Legacy Inmagene received an exclusive, royalty-free, worldwide license to perform research and development and for use in regulatory filings related to the licensed compounds (the “Licensed Compounds”). Further, on a Licensed Compound-by-Licensed Compound basis, Hutchmed granted Legacy Inmagene the exclusive option to the worldwide license with the right to sublicense to develop, manufacture and commercialize the licensed compound, with Hutchmed retaining first right to co-commercialization in mainland China (each a “License Option”).

Upon exercise of each License Option, Legacy Inmagene acquires an exclusive, worldwide, royalty-bearing license with the right to sublicense through multiple tiers, under certain patents and know-how controlled by Hutchmed and Hutchmed’s right, title and interest in the joint intellectual property to develop, manufacture and commercialize any product that contains, incorporates, or otherwise includes the Licensed Compound (the “Licensed Products”) and is required pay a $20.0 million fee per licensed compound, or, if exercise and payment is made within three years of execution of the Hutchmed Agreement, Legacy Inmagene may elect to pay the option exercise fee in common stock pursuant to a share subscription agreement at a price to be agreed to by both parties. Following Legacy Inmagene’s decision to exercise the License Option, Hutchmed is eligible to receive up to $92.5 million for each Licensed Product upon the achievement of various development and regulatory milestones. Additionally, Hutchmed is eligible to receive up to $135.0 million for each Licensed Compound upon the achievement of various worldwide aggregate cumulative net sales milestones for the Licensed Products that contain such Licensed Compound and tiered royalty rates in the high-single-digit to low-tens percentages on a Licensed Compound-by-Licensed Compound basis for net sales of such Licensed Compounds worldwide, subject to reduction in certain circumstances. None of the payments under the Hutchmed Agreement are refundable.

In April 2023, Legacy Inmagene entered into an amendment to the Hutchmed Agreement which terminated portions of the Hutchmed Agreement related to the RIPK1 HMPL-662 compound, and extended Legacy Inmagene’s deadline for License Option exercise by an additional year to allow time for additional research to be performed on two of the remaining targets.

On October 16, 2023, Legacy Inmagene exercised the License Option for (a) anti-OX40 mAb, and (b) the BTK (Bruton tyrosine kinase) inhibiter. Legacy Inmagene elected to pay Hutchmed the option exercise fee in the form of common stock pursuant to the Hutchmed Agreement. In February 2024, Legacy Inmagene and Hutchmed entered into a share subscription agreement whereby Legacy Inmagene agreed to issue 429,082 shares of common stock for satisfaction of the option exercise fees for the two licensed compounds. In the first quarter of 2024, Legacy Inmagene recorded $14.0 million in research and development expenses on the consolidated statements of operations and comprehensive loss.

The License Option rights to CSF-1R HMPL-958 were not exercised and have expired under the terms of the Hutchmed Agreement.

In connection with the Non-OX40 Divestiture, the BTK inhibiter program was sold to the BuyCo (Note 1). The Company became the successor of the Hutchmed Agreement upon consummation of the Merger, and continues to actively develop the anti-OX40 mAb program.

Legacy Collaborative Arrangements

Below is a summary of collaboration agreements and programs that have been divested in connection with the Non-OX40 Divestiture.

IMG-013 and IMG-008 Agreements

On July 12, 2024, Legacy Inmagene entered into separate exclusive license and collaboration agreements to license Legacy Inmagene’s anti-IL-7Ra antibody (the “IMG-013 Agreement”) and anti-IL-36R antibody (the “IMG-008 Agreement”) to a third party. Legacy Inmagene determined that the IMG-008 Agreement and IMG-013 Agreement should be accounted for as separate contracts with a customer in accordance with ASC 606.

IMG-013 Agreement

Under the IMG-013 Agreement, Legacy Inmagene agreed to grant to a third party an exclusive royalty-bearing worldwide license to exploit patents, patent applications, and Legacy Inmagene know-how which would address immune disorders where Legacy Inmagene’s anti-IL-7Ra antibody (IMG-013) is involved. The license term commenced upon receipt of the upfront payment and would continue until such time as there are no remaining payment obligations due to Legacy Inmagene.

Under the IMG-013 Agreement as amended by the settlement agreement and mutual general release pertaining to the IMG-008 Agreement, Legacy Inmagene was entitled to receive a $3.5 million non-refundable upfront cash payment, which Legacy Inmagene received in the third quarter of 2024. Legacy Inmagene was eligible to receive additional payments under the IMG-013 Agreement based on development and regulatory milestones achievement, and based on sales-based milestones. Legacy Inmagene may also receive additional payments based on mid-single-digit sales-based royalties. None of the payments under the IMG-013 Agreement are refundable.

In order to determine the transaction price, Legacy Inmagene evaluated all the payments to be received during the duration of the contract. Fixed consideration exists in the form of the $3.5 million upfront payment. Development, regulatory, and sales-based milestones and royalties were considered contingent variable consideration. Legacy Inmagene determined that the initial transaction price consisted of the upfront payment which is allocated to the one performance obligation. The transaction price allocated to the one performance obligation was recognized upon grant of license and transfer of technology in the third quarter of 2024.

IMG-008 Agreement

Under the IMG-008 Agreement, Legacy Inmagene agreed to grant to a third party an exclusive royalty-bearing worldwide license to exploit patents, patent applications, and Legacy Inmagene know-how which would address immune disorders where Legacy Inmagene’s anti-IL-36R antibody (IMG-008) is involved. The license term would have commenced upon receipt of the upfront payment and would continue until such time as there are no remaining payment obligations due to Legacy Inmagene.

Under the IMG-008 Agreement, Legacy Inmagene was initially entitled to receive a $6.5 million non-refundable upfront cash payment from IMG-008 no later than September 9, 2024. Legacy Inmagene was also eligible to receive additional payments based on achievement of development and regulatory milestones and sales-based milestones. Legacy Inmagene was also entitled to receive additional payments based on mid-single-digit sales-based royalties.

Legacy Inmagene and the third party entered into an amendment of the IMG-008 Agreement in the third quarter of 2024, whereby Legacy Inmagene extended the payment period for the upfront payment in exchange for a non-refundable $0.7 million deposit. The $0.7 million deposit was received by Legacy Inmagene in the third quarter of 2024 and was reflected as deferred revenue on the consolidated balance sheet as of December 31, 2024.

During the first quarter of 2025, Legacy Inmagene and the third party entered into a settlement agreement and mutual general release pertaining to the IMG-008 Agreement, whereby Legacy Inmagene agreed to dismiss all claims against the third party related to the IMG-008 Agreement in exchange for (1) re-affirmation of full release by the third party of the $0.7 million of funds previously deposited by the third party; (2) payment of a one-time settlement amount of $0.1 million by the third party to Legacy Inmagene; and (3) amendment of the above noted IMG-013 Agreement to increase the development and regulatory milestone fees. Except as so amended, the IMG-013 Agreement remains in full force and effect in accordance with its terms, whereas the IMG-008 Agreement is effectively terminated. During the first quarter of 2025, Legacy Inmagene recognized $0.8 million of license revenue in the consolidated statement of operations and comprehensive loss.

Celexor

On September 28, 2023, Legacy Inmagene entered into an exclusive license and collaboration agreement (the “Celexor Agreement”) with Celexor Bio, Inc. (“Celexor”). Legacy Inmagene granted Celexor an exclusive royalty-bearing license to develop, manufacture, and commercialize any and all products and associated products utilizing Legacy Inmagene’s IMG-018, a monoclonal antibody targeting immunoglobulin-like transcript 7. The license term commenced upon the execution of the Celexor Agreement and will continue until such time as there are no remaining payment obligations due to Legacy Inmagene.

Under the Celexor Agreement, Legacy Inmagene received an upfront payment of $7.0 million and 1,223,300 shares of Series Seed-2 Preferred Shares of Celexor valued at $0.9 million from Celexor. Legacy Inmagene was eligible to receive additional payments upon achievement of development and regulatory milestones and based on sales-based milestones. Legacy Inmagene could also receive additional payments based on mid-single-digit sales-based royalties. None of the payments under the Celexor Agreement were refundable. Legacy Inmagene determined the Celexor Agreement should be accounted for as a contract with a customer under ASC 606.

Legacy Inmagene concluded that the promises included the license of intellectual property and technology transfer, and these promises should be combined into a single performance obligation.

In order to determine the transaction price, Legacy Inmagene evaluated all of the payments to be received over the duration of the contract. Fixed consideration exists in the form of the upfront payment and Series Seed-2 Preferred Shares of Celexor received. Development, regulatory, and sales-based milestones and royalties were considered contingent variable consideration. Legacy Inmagene determined that the initial transaction price consisted of the upfront payment of $7.0 million and the receipt of Series Seed-2 Preferred Shares of Celexor which were valued at $0.9 million, which was allocated to the single performance obligation. The transaction price allocated to the single performance obligation was recognized upon grant of license and transfer of technology which occurred in 2023.

As of December 31, 2024, the Series Seed-2 Preferred Shares of Celexor were recorded within other non-current assets in the consolidated balance sheets. The Celexor shares were included in the Non-OX40 divestiture and are no longer recorded within other non-current assets in the consolidated balance sheet as of December 31, 2025.

Affibody

On April 29, 2020, Legacy Inmagene entered into a license and collaboration agreement (the “Affibody Agreement”) with Affibody AB (“Affibody”), under which Legacy Inmagene received an exclusive license to develop and commercialize any and all products and associated products utilizing ABY-035 in mainland China, Hong Kong, Taiwan, Macau, and South Korea (“Legacy Inmagene Territory”), a non-exclusive license to Affibody’s proprietary platform that is necessary or useful to develop and commercialize the licensed products in the Legacy Imagene Territory and development activities in the Asia Pacific region, excluding Japan.

On January 9, 2025, Legacy Inmagene entered into an agreement with Affibody to terminate the Affibody Agreement effective as of January 10, 2025. In accordance with the terms of the Affibody Agreement, all corresponding licenses or sublicenses were terminated, and Legacy Inmagene agreed to wind down any ongoing studies for any compounds subject to the Affibody Agreement.

16. Net Loss per Share

The Company recast its basic and diluted earnings per share computations for the effect of the exchange ratio of 0.0030510 on its outstanding common stock and Series A preferred shares during the year ended December 31, 2024, resulting from the close of the Merger which occurred on July 25, 2025.

Basic and diluted net loss per share attributable to common stockholders was calculated as follows (in thousands, except share and per share amounts):

	Year Ended December 31,
	2025	2024
Numerator:
Net loss	$(45,349)	$(36,568)
Less: accretion of redeemable convertible preferred shares	$(7,046)	$(11,816)

Net loss attributable to common stockholders -basic and diluted	$(52,395)	$(48,384)

Denominator:
Weighted-average common stock outstanding	4,870,906	1,194,172

Weighted-average Series A convertible preferred shares outstanding	561,487	994,869

Net loss per share attributable to common stockholders - basic and diluted	$(9.64)	$(22.10)

Net loss per share attributable to Series A convertible preferred shareholders - basic and diluted	$(9.64)	$(22.10)

The Company’s potentially dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common stock outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded potentially dilutive securities from the computation of diluted net loss per share attributable to common stockholders for the period presented because including them would have had an anti-dilutive effect:

	As of December 31,
	2025	2024
Stock options to purchase common stock	1,122,320	485,555
Unvested restricted stock units	418,805	—
Series B redeemable convertible preferred shares (as converted to common stock)	—	729,661
Series C redeemable convertible preferred shares (as converted to common stock)	—	1,215,850
Series Seed redeemable convertible preferred shares (as converted to common stock)	—	217,923

Total	1,541,125	2,648,989

17. Segment Information

The Company operates and manages its business as a single operating and reportable segment for the purpose of assessing performance and making operating decisions. The Company’s chief executive officer, who is the CODM, reviews the Company’s financial information on an aggregated basis for purposes of evaluating financial performance and allocating resources. The CODM assesses operating performance as compared to planned activities for the operating segment and decides how to allocate resources based on net loss that also is reported on the consolidated statement of operations and comprehensive loss. The Company derives license revenue primarily in the United States from research and development collaborations and manages the business activities on a consolidated basis. In addition, all segment assets are held in the United States.

In addition, the CODM is regularly provided the following significant segment financial information to assist in segment performance evaluation, resource allocation, and decision-making (in thousands):

	Year Ended December 31,
	2025	2024
License Revenue	$800	$3,500
Research and Development
Clinical research and outside services	$13,752	$12,666
Compensation and related	4,403	4,001
Other research and development expenses(a)	—	15,442
Stock-based compensation expense	10,370	—

Total research and development expense	$28,525	$32,109

General and Administrative
Compensation and related	5,182	2,645
Consulting and professional services	6,335	3,152
Other general and administrative expenses(b)	4,188	2,594
Stock-based compensation expense	5,021	—

Total general and administrative expense	$20,726	$8,391

(a)

Other research and development expenses include non-cash research and development expense for issuance of ordinary shares related to the Hutchmed Agreement of $14.0 million for the year ended December 31, 2024, and certain departmental expenses.

(b)	Other general and administrative expenses include depreciation expense, amortization expense, and certain departmental expenses.

18. Income Taxes

The Company is subject to taxation in the United States and various foreign tax jurisdictions. Loss before income taxes was as follows (in thousands):

	Year Ended December 31,
	2025	2024
U.S. operations (domestic)	$34,633	$7,941
Non-U.S. operations (foreign)	11,066	28,614

Loss before provision for income taxes	$45,699	$36,555

The significant components of income tax benefits/provision are as follows:

	Year Ended December 31,
	2025	2024
Current expense:
Federal	$(383)	$—
State	33	13
Foreign	—	—

Total current expense:	$(350)	13
Deferred expense:
Federal	—	—
State	—	—
Foreign	—	—
Total deferred expense:	—	—

Total income tax provision:	$(350)	$13

The Company adopted ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures on a prospective basis. As a result, the rate reconciliation for the year ended December 31, 2025 is presented in accordance with the new disclosure requirements, while the reconciliation for the year ended December 31, 2024 continue to be presented under disclosure requirements in effect for that period.

A reconciliation of the income tax benefits and provision for income taxes to the amount computed by applying the statutory federal income tax rate to the net loss is summarized as follows (in thousands):

	Year ended December 31, 2025
U.S. Federal statutory tax rate	$(9,597)	21.0%
State and local income tax, net of federal income tax effect (1)	37	(0.1)%
Foreign tax effects:
China
Foreign Rate Differential	710	(1.6)%
Change in Valuation Allowance	(25,302)	55.4%
Effects of entity disposition	25,298	(55.4)%
Cayman
Foreign Rate Differential	1,551	(3.4)%
Other foreign jurisdictions	67	(0.1)%
Tax credits
R&D Tax Credit	(564)	1.2%
Change in valuation allowance	2,000	(4.4)%
Nontaxable or nondeductible items
Stock Compensation	2,618	(5.7)%
IP Distribution	2,555	(5.6)%
Other	3	0.0%
Changes in unrecognized tax benefits	(212)	0.5%
Other	486	(1.1)%

	$(350)	0.7%

(1)	State taxes in California for 2025 made up the majority (greater than 50%) of the tax effect in this category.

Year ended December 31, 2024
Domestic statutory rate	21%
Foreign rate differential	(9)%
Nondeductible expenses	(1)%
Tax credits	1%
Change in valuation allowance	(12)%

Total	—%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and operating losses and tax credit carryforwards. The Company has established a valuation allowance against net deferred tax assets due to the uncertainty that such assets will be realized. The Company periodically evaluates the recoverability of the deferred tax assets. At such time as it is determined that it is more likely than not that the deferred tax asset will be realized, the valuation allowance will be reduced.

	Year Ended December 31,
	2025	2024
Deferred tax assets:
Net operating losses	$60,906	$26,214
Intellectual property sale	—	3,405
Capitalized R&D	27,389	4,185
Stock compensation	934
Other	2,547	908

Total deferred tax assets	91,776	34,712
Less: valuation allowance	(91,556)	(34,573)
Total net deferred tax assets	220	139
Deferred tax liabilities:
Operating lease right-of-use assets	(221)	(139)
Other	1	—

Total deferred tax liabilities	(220)	(139)

Total net deferred taxes	$—	$—

The valuation allowance increased by $57.0 million and by $10.0 million for the years ended December 31, 2025 and 2024, respectively, primarily due to the net operating losses carryforwards, research and development credits and capitalized research expenditures.

The following table summarizes the Company’s net operating losses and tax credit carryforwards by jurisdiction (in thousands):

	Amount at December 31, 2025	Year expiration begins
Net operating losses:
U.S. federal	$267,027	Indefinite
U.S. state	$81,521	2037
Tax credits:
U.S. federal	$1,140	2043
U.S. state	$402	Indefinite

The NOL carryforwards and the research tax credit carryforwards are subject to an annual limitation under Section 382 and 383 of the Internal Revenue Code of 1986, and similar state provisions due to ownership change limitations that have occurred which will limit the amount of NOL and tax credit carryforwards that can be utilized to offset future taxable income and tax, respectively. In general, an ownership change, as defined by Section 382 and 383, results from transactions increasing ownership of certain stockholders or public groups in the stock of the corporation by more than 50 percentage points over a three-year period. The Company has not completed an IRC Section 382/383 analysis regarding the limitation of net operating loss and research and development credit carryforwards. If a change in ownership were to have occurred, NOL and tax credit carryforwards could be eliminated or restricted. If eliminated, the related asset would be removed from the deferred tax asset schedule with a corresponding reduction in the valuation allowance. Due to the existence of the full valuation allowance, limitations created by future ownership changes, if any, related to the Company’s operations in the United States will not impact the Company’s effective tax rate.

The Company recognizes a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits, and uncertain income tax positions must meet a more likely than not recognition threshold to be recognized. The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the consolidated statement of operations and comprehensive loss. As of December 31, 2025, and December 31, 2024, the Company accrued no material interest and penalties.

The following table summarizes the changes to the Company’s gross unrecognized tax benefits (in thousands):

Unrecognized tax benefit	Amount
Balance at December 31, 2023	$238
Additions based on tax positions related to the current year	75
Additions based on tax positions of prior years	—
Reductions for tax positions of prior years	—
Settlements	—

Balance at December 31, 2024	$313
Additions based on tax positions related to the current year	48
Additions based on tax positions of prior years	715
Reductions for tax positions of prior years	(13)
Reductions for lapse in statute of limitations	(162)

Balance at December 31, 2025	$901

The Company is subject to income tax examination by tax authorities since inception. As of December 31, 2025, the Company is not currently under examination by any federal, state, or foreign taxing authorities.

On July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was enacted in the U.S. The OBBBA includes significant provisions, such as the permanent extension of certain expiring provisions of the Tax Cuts and Jobs Act, modifications to the international tax framework and the restoration of favorable tax treatment for certain business provisions, most notably Section 174 capitalization of domestic research and development costs. The legislation has multiple effective dates, with certain provisions effective in 2025 and others implemented through 2027. There was not a significant impact on the Company’s tax expense or effective tax rate for year ended December 31, 2025 associated with the OBBBA.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all expenses to be paid by the Registrant, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates.

SEC registration fee		$5,089
Printing and engraving		*
Legal fees and expenses		$200,000
Accounting fees and expenses		$185,000
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws limit or eliminate the personal liability of its directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to the Registrant or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

•

In addition, the Registrant’s amended and restated bylaws provide that the Registrant will indemnify its directors, officers and, in the discretion of the Registrant’s board of directors (“Board”), certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•

The Registrant will advance expenses, including attorneys’ fees, to its directors and, in the discretion of its Board, to its officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of the Registrant, subject to limited exceptions.

The Registrant has entered into indemnification agreements, and intends to continue to enter, into separate indemnification agreements with its directors and executive officers. These agreements provide that the Registrant will indemnify each of the directors and executive officers to the fullest extent permitted by Delaware law. The Registrant will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director or executive officer in connection with any proceeding in which indemnification is available and the Registrant will indemnify its directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of the Registrant or in furtherance of the Registrant’s rights. Additionally, certain of the Registrant’s directors may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s services as a director referenced herein. Nonetheless, the Registrant has agreed in the indemnification agreements that its obligations to those same directors are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

The Registrant also maintains general liability insurance which covers certain liabilities of the Registrant’s directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act. The limitation of liability and indemnification provisions in the Registrant’s charter and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Registrant and its stockholders. A stockholder’s investment may be harmed to the extent the Registrant pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

The Registrant has sold the securities described below within the past three years which were not registered under the Securities Act. All of the sales listed below were made pursuant to an exemption from registration afforded by Section 4(a)(2) of the Securities Act.

PIPE Shares

Concurrently with the execution of the Merger Agreement, Ikena entered into a Subscription Agreement with the PIPE Investors, pursuant to which, following the closing of the Merger, the PIPE Investors subscribed for and purchased an aggregate of 2,508,337 shares of Ikena Common Stock, after giving effect to the Reverse Stock Split, at a price of approximately $29.90 per share for aggregate gross proceeds of approximately $75.0 million.

Plan-Related Issuances

On July 28, 2025, the Registrant granted (i) inducement stock options to purchase 436,080 shares of common stock to Kristin Yarema, Ph.D. pursuant to the Registrant’s 2025 Inducement Plan and (ii) an option to purchase 24,435 shares of the Registrant’s common stock pursuant to the Registrant’s 2025 Plan.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

Exhibit Number	Description

2.1+	Agreement and Plan of Merger, dated December 23, 2024, by and among the Registrant, Insight Merger Sub I, Insight Merger Sub II, and Inmagene Biopharmaceuticals (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40287) filed with the SEC on December 23, 2024).

3.1	Fifth Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40287) filed with the SEC on March 30, 2021).

3.2	Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of the Registrant, dated July 25, 2025 (Stock Split Amendment) (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40287) filed with the SEC on July 29, 2025).

3.3	Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of the Registrant, dated July 25, 2025 (Name Change Amendment) (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-40287) filed with the SEC on July 29, 2025).

3.4	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-40287) filed with the SEC on March 30, 2021).

3.5	Certificate of Designations of Series A Non-Voting Convertible Preferred Stock of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40287) filed with the SEC on August 7, 2023).

4.1	Fourth Amended and Restated Investors’ Rights Agreement by and among the Registrant and certain of its stockholders, dated as of December 18, 2020 (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-253919) filed with the SEC on March 5, 2021).

4.2	Registration Rights Agreement by and among the Registrant and the parties thereto, dated July 25, 2025 (incorporated by reference to Exhibit 10.8 to the Registrant’s Current Report on Form 8-K (File No. 001-40287) filed with the SEC on July 29, 2025).

4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K (File No. 001-40287) filed with the SEC on March 10, 2026).

5.1	Opinion of Cooley LLP (incorporated by reference to Exhibit 5.1 to the Registrant’s Registration Statement on Form S-1 (File No.333-290108) filed with the SEC on September 8, 2025).

10.1#	The Registrant’s 2019 Stock Incentive Plan, and form of stock option notice, and award agreement and restricted stock unit award agreement thereunder (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-4 (File No. 333-285881) filed with the SEC on March 18, 2025).

10.2#	The Registrant’s 2025 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-290108) filed with the SEC on September 8, 2025).

Exhibit Number	Description

10.3#	Forms of Option Award Notice, Option Agreement and Notice of Exercise under the Registrant’s 2025 Equity Incentive Plan (incorporated by reference to Exhibit 10.21 to the Registrant’s Current Report on Form 8-K (File No. 001-40287) filed with the SEC on July 29, 2025).

10.4#	Forms of Restricted Stock Unit Grant Notice and Unit Award Agreement under the Registrant’s 2025 Equity Incentive Plan (incorporated by reference to Exhibit 10.22 to the Registrant’s Current Report on Form 8-K (File No. 001-40287) filed with the SEC on July 29, 2025).

10.5#	The Registrant’s 2025 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-290108) filed with the SEC on September 8, 2025).

10.6#	The Registrant’s 2025 Equity Inducement Plan and Forms of Stock Option Grant Notice, Option Agreement, and Notice of Exercise and Forms of RSU Grant Notice and RSU Agreement thereunder (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40287) filed with the SEC on August 1, 2025).

10.7#	2016 Stock Incentive Plan of the Registrant, and form of award agreements thereunder (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-253919) filed with the SEC on March 5, 2021).

10.8‡	Subscription Agreement dated as of December 23, 2024, by and among the Registrant and certain parties thereto (incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K (File No. 001-40287) filed with the SEC on December 23, 2024).

10.9#	Form of Indemnification Agreement by and between the Registrant and each of its directors and executive officers (incorporated by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form S-1 (File No. 333-290108) filed with the SEC on September 8, 2025).

10.10	Contingent Value Rights Agreement by and between the Registrant and Computershare Trust Company, N.A., as rights agent, dated July 25, 2025 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 001-40287) filed with the SEC on July 29, 2025).

10.11	Contingent Value Rights Agreement by and among the Registrant, Inmagene Biopharmaceuticals and Computershare Trust Company, N.A., as rights agent, dated July 25, 2025 (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File No. 001-40287) filed with the SEC on July 29, 2025).

10.12‡†	Collaboration, Option and License Agreement by and between the Registrant and HUTCHMED Limited (formerly known as Hutchinson MediPharma Limited), dated January 5, 2021, as amended on April 21, 2023 and December 15, 2023 (incorporated by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form S-4 (File No. 333-285881) filed with the SEC on March 18, 2025).

10.13‡†	Cell Line License Agreement by and between the Registrant and WuXi Biologics (Hong Kong) Limited, dated February 26, 2021 (incorporated by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form S-4/A (File No. 333-285881) filed with the SEC on April 21, 2025).

10.14#	Offer Letter by and between the Registrant and Kristin Yarema, Ph.D., dated July 23, 2025 (incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K (File No. 001-40287) filed with the SEC on July 29, 2025).

10.15#	Non-employee Director Compensation Policy (incorporated by reference to Exhibit 10.17 to the Registrant’s Annual Report on Form 10-K (File No. 001-40287) filed with the SEC on March 10, 2026).

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K (File No. 001-40287) filed with the SEC on March 10, 2026).

Exhibit Number	Description

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP (included in Exhibit 5.1 and incorporated by reference to Exhibit 5.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-290108) filed with the SEC on September 8, 2025).

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to the Registrant’s Registration Statement on Form S-1 (File No.333-290108) filed with the SEC on September 8, 2025).

24.2	Power of Attorney (included on signature page).

107	Filing Fee Table (incorporated by reference to Exhibit 107 to the Registrant’s Registration Statement on Form S-1 (File No. 333-290108) filed with the SEC on September 8, 2025).

101.INS	Inline XBRL Instance Document-the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.CAL	Inline XBRL Taxonomy Calculation Linkbase Document.

101.DEF	Inline XBRL Taxonomy Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).

#	Indicates management contract or compensatory plan, contract or arrangement.
+

The annexes, schedules, and certain exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

‡	Portions of the exhibit were omitted pursuant to Regulation S-K Item 601(a)(5) and 601(a)(6). The Registrant agrees to furnish to the SEC a copy of any omitted portions of the exhibit upon request.
†	Certain portions of this exhibit (indicated by asterisks) have been omitted because they are not material and are the type of information that the Company treats as private or confidential.

(b) Financial Statement Schedules. All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

ITEM 17. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on April 2, 2026.

ImageneBio, Inc.

By:	/s/ Kristin Yarema
Kristin Yarema, Ph.D.
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kristin Yarema, Ph.D., as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Kristin Yarema Kristin Yarema, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer and interim Principal Financial Officer)	April 2, 2026

/s/ Robert Lally Robert Lally	Senior Vice President, Finance and Operations (Principal Accounting Officer)	April 2, 2026

* Jonathan Jian Wang, Ph.D., MBA	Chair of the Board	April 2, 2026

* David P. Bonita, M.D.	Lead Independent Director	April 2, 2026

/s/ Joseph P. Slattery Joseph P. Slattery	Director	April 2, 2026

* Otello Stampacchia, Ph.D.	Director	April 2, 2026

* Weiguo Su, Ph.D.	Director	April 2, 2026

*By:	/s/ Kristin Yarema, Ph.D.
Kristin Yarema, Ph.D., Attorney-in-Fact